As filed with the Securities and Exchange Commission on February 12, 2025.

Registration No. 333-284788

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTERACTIVE STRENGTH INC.

(Exact name of registrant as specified in its charter)

Delaware	3600	82-1432916
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1005 Congress Avenue

Suite 925

Austin, Texas 78701

(512) 885-0035

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Trent A. Ward

Chief Executive Officer

Interactive Strength Inc.

1005 Congress Avenue

Suite 925

Austin, Texas 78701

(512) 885-0035

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph M. Lucosky, Esq. Steven A. Lipstein, Esq. Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, NJ 08830 (732) 395-4400

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment, which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 12, 2024

PRELIMINARY PROSPECTUS

Interactive Strength Inc.

3,778,008 Shares of Common Stock

This prospectus relates to the offering and resale by TR Opportunities I LLC (the “Selling Stockholder”) of 3,778,008 shares of common stock, $0.0001 par value (“Common Stock”) of Interactive Strength Inc. (the “Company”), consisting of: (a) 3,103,734 shares of Common Stock issuable pursuant to a senior secured convertible note issued by the Company (the “Note”) in the aggregate principal amount of $3,250,000 (based on two times the quotient of the conversion amount of $4,862,000, which includes interest and conversion premium, and the conversion price of $3.13) and (b) 674,274 shares of Common Stock issuable pursuant to warrants (the “Warrants”) (out of a total 8,973,030 warrant shares issuable pursuant to the Warrants).

The Selling Stockholder may from time to time sell, transfer or otherwise dispose of any or all of the securities in a number of different ways and at varying prices. See “Plan of Distribution” beginning on page 174 of this prospectus for more information.

We are not selling any shares of Common Stock in this offering, and we will not receive any proceeds from the sale of shares by the Selling Stockholder. We would, however, receive proceeds if the Warrant is exercised, through the payment of the exercise price in cash, in a maximum amount of up to approximately $3,250,000.

Unless otherwise indicated, all share numbers and per share totals have been adjusted to reflect (a) the 1-for-40 reverse stock split that was effective on June 14, 2024 and (b) the 1-for-100 reverse stock split that was effective on November 11, 2024.

Our Common Stock is currently quoted on the Nasdaq Capital Market under the symbol “TRNR.” On February 11, 2025, the closing price as reported on the Nasdaq Capital Market was $1.32 per share.

The Selling Stockholder may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

This prospectus provides a general description of the securities being offered. You should this prospectus and the registration statement of which it forms a part before you invest in any securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 17 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February [●], 2025.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Common Stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Common Stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus is correct as of any time after its date.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance or results of current and anticipated products, sales efforts, expenses, and the outcome of contingencies such as legal proceedings and financial results.

Examples of forward-looking statements in this prospectus include, but are not limited to, our expectations regarding our business strategy, business prospects, operating results, operating expenses, working capital, liquidity and capital expenditure requirements. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the cost, terms and availability of components, pricing levels, the timing and cost of capital expenditures, competitive conditions and general economic conditions. These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.

Important factors that could cause actual results to differ materially from the results and events anticipated or implied by such forward-looking statements include, but are not limited to:

●	changes in the market acceptance of our products;

●	increased levels of competition;

●	changes in political, economic or regulatory conditions generally and in the markets in which we operate;

●	our relationships with our key customers;

●	our ability to retain and attract senior management and other key employees;

●	our ability to quickly and effectively respond to new technological developments;

●

our ability to protect our trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the Company; and

●	other risks, including those described in the “Risk Factors” discussion of this prospectus.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this prospectus are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise.

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be important information about us, you should carefully read this entire prospectus before investing in our Common Stock and warrants, especially the risks and other information we discuss under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes included herein. Our fiscal year end is December 31 and our fiscal years ended December 31, 2022 and 2023 are sometimes referred to herein as fiscal years 2022 and 2023, respectively. Some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements”. Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our”, the “Company,” “our Company,” “CLMBR” and “FORME,” refer to Interactive Strength Inc., a Delaware corporation, and unless the context indicates otherwise, also includes our wholly-owned subsidiaries.

Overview

Interactive Strength Inc. is the parent company of two leading brands serving the commercial and at-home markets with specialty fitness equipment and virtual training: CLMBR and FORME. CLMBR manufactures vertical climbing equipment and provides a unique digital and on-demand training platform. FORME is a hardware manufacturer and digital fitness service provider that combines award-winning smart gyms with live 1:1 personal training (from real humans) to deliver an immersive experience. The combination of technology with expert training leads to better outcomes for both consumers and trainers alike. CLMBR and FORME offer unique fitness solutions for both the commercial and at-home markets.

Key milestones in our growth history include:

•
May 2017 – Interactive Strength Inc. founded
•
July 2021 – Commenced commercial delivery of FORME Studio (fitness mirror), our first connected fitness hardware product
•
July 2022 – Live 1:1 personal training service launched
•
August 2022 – Commenced commercial delivery of FORME Studio Lift (fitness mirror and cable-based digital resistance)
•
April 2023 – Interactive Strength went public on NASDAQ with ticker TRNR
•
February 2024 – Acquired substantially all of the assets of CLMBR, Inc.

Our revenue is primarily generated from the sale of our connected fitness hardware products and associated recurring membership revenue. As we launched our first connected fitness hardware product in July 2021, we began generating revenue from sales of our products starting in the second half of 2021.

During the three and nine months ended September 30, 2024 and 2023, we generated total revenue of $2.0 million and $0.3 million and $3.0 million and $0.8 million, respectively, and incurred net losses of $(7.1) million and $(10.4) million and $(29.2) million and $(40.0) million, respectively. As we generated recurring net losses and negative operating cash flow during the research and development stage of the FORME Studio and FORME Studio Lift products, we have funded our operations primarily with gross proceeds from the sales of our redeemable convertible preferred stock, the sale of our SAFE notes, the issuance of convertible notes, and the issuance of common stock.

Business Model and Growth Strategy

Acquire complementary businesses that generate attractive synergies

We acquired CLMBR in February 2024 and believe that there are other compelling businesses to be acquired. We expect that we will be able to acquire revenue-generating businesses, which would generate higher earnings and cashflow through synergies with our existing business. Our team has significant experience in M&A and we are one of the few companies in our industry with a public currency, which we believe makes us an attractive acquiror.

Leverage well established equipment distributors to scale in commercial channels

We have high value partnerships with distributors, including Woodway, to sell CLMBR and FORME products into a variety of commercial environments. These relationships allow us to leverage the sales knowledge, relationships and specialization of third parties to accelerate our sales initiatives. Importantly, this construct allows us to make the vast majority of our sales related expenses variable, as we typically pay commissions only when units are sold.

Expand into new geographies

We intend to expand the international reach of our product and service offerings. With more than 180 million people belonging to gyms globally in 2019, according to IHRSA, we believe there is significant opportunity to grow internationally. For example, we are currently evaluating potential international expansion in the United Kingdom and Canada, although we have not yet made any definitive plans regarding such expansion or the potential timing thereof. We plan to continue to pursue disciplined international expansion by targeting countries with high fitness penetration and spend, as well as the presence of boutique fitness, and where we believe both CLMBR and FORME’s value propositions will resonate.

Increase uptake of add-on services through compelling member experience

We intend to increase uptake of our add-on memberships and services by providing a compelling member experience focused on introducing our members to the variety of services available on our platform and specifically, the value-added benefits of our coaching and personal training offering. We believe our ability to provide service offerings at a number of price points will serve as a valuable lever for growth by increasing overall service revenues over time.

Reduce the cost of personal training and expand addressable market without sacrificing quality

We intend to continue to explore ways to leverage our products, technology, and proprietary trainer education platform to bring the cost of coaching down incrementally, while maintaining an unwavering focus on the quality of the coaching experience we deliver to our members. This strategy is key to our medium- to long-term objectives, as we believe we can expand the addressable market for coaching services by reducing the per session cost and increasing accessibility of expert coaching services through our hardware and mobile experiences.

Build out partnership ecosystem

We intend to continue to build our strategic partner ecosystem with a focus on relationships that enable us to extend our platform to new audiences. We are pursuing opportunities in a number of attractive verticals, including sports, physical therapy and rehabilitation, and telemedicine. We are continuously identifying and evaluating opportunities to apply our coaching know-how in new and innovative ways to expand our reach and impact.

Expand corporate wellness

We intend to expand our recently launched corporate wellness initiative. Historically, corporate wellness programs were generally one-size-fits-all solutions for employees, such as corporate gyms. The rise of the hybrid workforce has made robust corporate wellness both an imperative and a challenge for many companies. We believe our comprehensive product portfolio makes us a better fit for modern corporate wellness programs than many existing alternatives. Our solution enables corporations to provide all of their employees with a coaching platform regardless of whether they work from home, in the office, or both. Our multi-pronged service offering also provides a new level of customization that can be adapted to employees at virtually all levels of tenure.

Target Sport Specific Markets

We intend to reach sport specific markets, specifically golf, tennis and pickleball, which have historically been underserved by the fitness market. Golf is one of the fastest growing sports in the United States. According to the National Golf Foundation, golf participation grew 10% year-over-year surpassing 41.1 million in 2022. In 2023, on-course golfers rose for the fifth consecutive year. Similarly for tennis, according to data from the USTA and the Tennis Industry Association Participation and Engagement Study, in 2022 there were 23.6 million players, a 33% increase since the beginning of 2020. Pickleball has solidified its status as America's fastest-growing sport for the third consecutive year. According to the 2023 Sports & Fitness Industry Association's (SFIA) Topline Participation Report, participation in pickleball almost doubled in 2022, showing an 85.7 percent increase year-over-year and a staggering 158.6 percent increase over the past three years. Each of these sports, as well as others, benefit greatly from high quality strength and conditioning as well as the style of training that can be provided by both a cable-based system and vertical climbing. Providing greater access to quality training to support place is a high value service in both commercial and direct to consumer markets.

Factors Affecting Our Performance

Our financial condition and results of operations have been, and will continue to be, affected by a number of factors, including the following:

•
We have a limited operating history; and our past financial results may not be a reliable indicator of our ability to successfully establish our product and service offerings in the marketplace, or of our future performance, and our revenue growth rate is likely to slow as our business matures.
•
We derive a significant majority of our revenue from sales of our CLMBR vertical climbing machine, FORME Studio and FORME Studio Lift equipment and if sales of our CLMBR vertical climbing machine, FORME Studio and FORME Studio Lift equipment decline, it would materially and negatively affect our future revenue and results of operations.
•
Our membership revenue is largely dependent on our ability to sell our CLMBR vertical climbing machine, FORME Studio equipment and if sales of our FORME Studio equipment decline, our membership revenue would decline, and it would materially and negatively affect our future revenue and results of operations. Similarly, we may be unable to attract and retain members, which could have an adverse effect on our business and rate of growth.
•
If we fail to compete successfully against existing and future competitors, we may fail to obtain a meaningful market share, which in turn would harm our business, financial condition, and results of operations.
•
Increases in component and equipment costs, long lead times, supply shortages, and supply changes could disrupt our supply chain and negatively impact our business, financial condition, and results of operations.
•
The sufficiency of our liquidity and capital resources, and our ability to obtain additional funding as needed for our operations and to execute on our strategy.
•
Our ability to execute or realize the anticipated benefits of any strategic acquisition or transaction.

We have experienced, and expect to continue to experience, some disruptions to parts of our supply chain, including procuring necessary components or parts in a timely fashion, with suppliers increasing lead times or placing products on allocation and raising prices. In addition, disruptions to commercial transportation infrastructure have increased delivery times for materials and components or parts of our fitness equipment, and has impacted, and could in the future impact, our ability to timely deliver our products to customers. These supply chain disruptions have not materially affected our business outlook and goals or our operating results, including our sales, revenue, or liquidity or capital resources, and we have not implemented any mitigation efforts to date as a result. However, we cannot predict the impact to us of any future or prolonged supply chain disruptions or any mitigation efforts we may take going forward. For example, as a result of these supply chain disruptions, we may be required to increase customer order lead times and place some products on allocation. In addition, we may consider additional or alternative third-party manufacturing and logistics providers or suppliers. Such mitigation efforts may result in cost increases and any attempts to offset such increases with price increases may result in reduced sales, increased customer dissatisfaction, or otherwise harm our reputation. Further, if we were to elect to transition or add manufacturing or logistics providers or suppliers, it may result in temporary or additional delays in product delivery or risks related to consistent product quality or reliability. This in turn may limit our ability to fulfill customer orders and we may be unable to satisfy all of the demand for our products. We may in the future also purchase components further in advance, which in return can result in less capital being allocated to other activities such as marketing and other business needs. We cannot quantify the impact of such disruptions at this time or predict the impact of any mitigation efforts we may take in response to supply chain disruptions on our business, financial condition, and results of operations.

In addition, customer demand for our products may be impacted by weak economic conditions, inflation, weak growth, recession, equity market volatility, or other negative economic factors in the United States or other nations. The United States has recently experienced historically high levels of inflation. If the inflation rate continues to increase, it will likely affect our expenses, including, but not limited to, employee compensation expenses, increased manufacturing and supplier costs, and increasing market prices of certain components, parts, supplies, and commodity raw materials, which are incorporated into our products or used by our suppliers to manufacture our products. These components, parts, supplies, and commodities may from time to time become restricted, or general market factors and conditions may affect pricing of such components, parts, supplies and commodities, such as inflation or supply chain constraints. Given our limited operating history, we cannot predict how ongoing or increasing recessionary or inflationary pressures may impact our business, financial condition, and results of operations in the future.

Reverse Stock Split

On November 8, 2024, the Company filed a Certificate of Amendment (the “Charter Amendment”) to the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to effect a reverse stock split of the Company’s common stock, $0.0001 par value per share (“Common Stock”), at a rate of 1-for-100 (the “Reverse Stock Split”), effective as of 9:00 a.m. Eastern Time on November 11, 2024.

Convertible Note Financing

On January 28, 2025, Interactive Strength Inc. (the “Company”) entered into that certain securities purchase agreement (the “Purchase Agreement”) with an accredited investor (the “Investor”). Pursuant to the Purchase Agreement, the Company has agreed to sell, and the Investor has agreed to purchase, for approximately $2,925,000, (a) a senior secured convertible note issued by the Company (the “Note”) in the aggregate principal amount of $3,250,000, which is convertible into shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), (b) warrants (the “Warrants”) to purchase up to an aggregate of 8,973,030 shares of Common Stock, (c) Class A incremental warrants (the “Class A Incremental Warrants”) to purchase senior secured convertible notes (the “Class A Incremental Notes”) in the aggregate principal amount of $13,000,000 and warrants to purchase an aggregate of 2,697,097 shares of Common Stock (the “Class A Incremental Common Warrants”) and (d) Class B incremental warrants (the “Class B Incremental Warrants”) to purchase senior secured convertible notes (the “Class B Incremental Notes”) in the aggregate principal amount of $20,000,000 and warrants to purchase an aggregate of 4,149,380 shares of Common Stock (the “Class B Incremental Common Warrants”) (the “Convertible Note Financing”).

In connection with the Convertible Note Financing, the Company also entered into the following agreements: (i) Registration Rights Agreement, (ii) Guaranty, and (iii) Security and Pledge Agreement.

The Convertible Note Financing closed on January 29, 2025. The gross proceeds to the Company from the Convertible Note Financing, prior to the payment of transaction expenses, was $2,925,000. The Company intends to use the net proceeds for working capital and general corporate purposes.

The Purchase Agreement contains customary representations, warranties, and covenants of the Company and the Investor.

Description of the Note

The Note has an original issue discount of 10.0% and accrues interest at a rate of 12% per annum, subject to adjustment from time to time as set forth in the Note (the “Interest Rate”). The maturity date of the Note is January 24, 2028 (the “Maturity Date”).

The Note is convertible (in whole or in part) at any time prior to the Maturity Date into the number of shares of Common Stock equal to (x) 110% of the sum of (i) the portion of the principal amount of the Note to be converted or redeemed, (ii) accrued and unpaid Interest with respect to such principal amount of the Note, (iii) the Make-Whole Amount (as defined in the Note), (iv) accrued and unpaid Late Charges (as defined in the Note) with respect to such principal amount of the Note, Make-Whole Amount and Interest, and (v) any other unpaid amounts pursuant to the Transaction Documents, if any, divided by (y) a conversion price of $3.133 per share, subject to adjustment as provided in the Note (such shares, the “Note Conversion Shares”).

The Note sets forth certain standard events of default (each such event, an “Event of Default”), upon the occurrence of which the Company is required to deliver written notice to the Investor within one business day (an “Event of Default Notice”). At any time after the earlier of (a) the Investor’s receipt of an Event of Default Notice, and (b) the Investor becoming aware of an Event of Default, the Investor may require the Company to redeem all or any portion of the Note. Upon an Event of Default, the Note shall bear interest at a rate of the sum of (x) the applicable Interest Rate in effect for such determination and (y) 8.0% per annum.

Description of the Warrants

The Warrants are exercisable for shares of Common Stock (the “Warrant Shares,” and collectively with the Note Conversion Shares, the “Note Conversion Securities”) at a price of $4.82 per share (the “Warrant Exercise Price”). The Warrants may be exercised during the period commencing January 28, 2025 and ending January 28, 2032. The Warrant Exercise Price is subject to customary adjustments for stock dividends, stock splits, issuances of additional shares of Common Stock and the like.

Pursuant to the terms of the Note and the Warrants, the Company shall not effect the conversion of any portion of the Note or exercise of the Warrants, to the extent that after giving effect to such conversion or exercise, as applicable, the Investor would beneficially own in excess of 4.99% (or, at the option of the Investor, 9.99%) of the shares of Common Stock outstanding immediately after giving effect to such conversion. Additionally, pursuant to the terms of the transaction documents, the Company is prohibited from issuing or selling shares of Common Stock to the Investor in excess of the 19.99% Exchange Cap (as defined in the Purchase Agreement), unless the Company obtains stockholder approval to do so, or unless sales of Common Stock are made at a price equal to or greater than the minimum price required by The Nasdaq Stock Market, such that the Exchange Cap limitation would not apply under applicable rules of The Nasdaq Stock Market.

Description of the Incremental Warrants

The Class A Incremental Warrants are exercisable for (i) Class A Incremental Notes in the aggregate principal amount of $13,000,000, convertible into shares of Common Stock (the converted shares of Common Stock, the “Class A Incremental Conversion Shares”) and (ii) Class A Incremental Common Warrants to purchase up to an aggregate of 2,697,097 shares of Common Stock (the “Class A Incremental Common Warrant Shares”).

The Class B Incremental Warrants are exercisable for (i) Class B Incremental Notes in the aggregate principal amount of $20,000,000, convertible into shares of Common Stock (the converted shares of Common Stock, the “Class B Incremental Conversion Shares”) and (ii) Class B Incremental Common Warrants to purchase up to an aggregate of 4,149,380 shares of Common Stock (the “Class B Incremental Common Warrant Shares”, and collectively with the Note Conversion Securities, the Class A Incremental Conversion Shares, the Class A Incremental Common Warrant Shares and the Class B Incremental Conversion Shares, the “Registrable Securities”). The Class A Incremental Warrants and the Class B Incremental Warrants are hereinafter collectively referred to as the “Incremental Warrants”. The Class A Incremental Notes and the Class B Incremental Notes are hereinafter collectively referred to as the “Incremental Notes”.

The Incremental Warrants are exercisable during the period commencing January 28, 2025 and ending on the two year anniversary of the effectiveness of the Registration Statement (as defined below) at an exercise price of equal to 90%

of the principal amount of the Incremental Notes issued to such purchaser, subject to customary adjustments for stock dividends, stock splits, issuances of additional shares of Common Stock and the like.

Under the terms of the Class A Incremental Warrants, the Company has a call option to cancel the Class A Incremental Warrants if, no earlier than 60 trading days following the Effective Date (as defined below), (i) the VWAP of the Common Stock (as defined in the Note) for each of 60 trading days is greater than the quotient of (x) the conversion price of Class A Incremental Warrants then in effect divided by (y) 130% (subject to adjustment as provided in the Class A Incremental Warrants), (ii) the average trading volume of the Common Stock for such 60-trading-day period exceeds $860,000, (iii) the Class A Incremental Conversion Shares are registered for resale pursuant to an effective registration statement, (iv) there has not been an Equity Conditions Failure (as defined in the Note), (v) the Irrevocable Transfer Agent Instructions (as defined in the Purchase Agreement) is sufficient to reserve the Current Reserve Amount (as defined in the Purchase Agreement) and (vi) the Stockholder Approval (as defined in the Purchase Agreement) has been obtained.

Under the terms of the Class B Incremental Warrants, the Company has a call option to cancel the Class B Incremental Warrants if, no earlier than 90 trading days following the most recent exercise or cancellation of a Class B Incremental Warrant, (i) the VWAP of the Common Stock for each of 90 trading days is greater than the quotient of (x) the conversion price of Class B Incremental Warrants then in effect divided by (y) 130% (subject to adjustment as provided in the Class B Incremental Warrants), (ii) the average trading volume of the Common Stock for such 90-trading-day period exceeds $2,000,000, (iii) the Class B Incremental Conversion Shares are registered for resale pursuant to an effective registration statement, (iv) there has not been an Equity Conditions Failure (as defined in the Note), (v) the Irrevocable Transfer Agent Instructions (as defined in the Purchase Agreement) is sufficient to reserve the Current Reserve Amount (as defined in the Purchase Agreement), (vi) the Stockholder Approval (as defined in the Purchase Agreement) has been obtained and (vii) the aggregate principal value of the outstanding Notes is less than or equal to $1,000,000.

Description of Registration Rights Agreement

In connection with the Convertible Note Financing, the Company entered into that certain registration rights agreement, dated January 28, 2025, with the Investor (the “Registration Rights Agreement”). Under the Registration Rights Agreement, the Company agreed to file an initial registration statement (the “Registration Statement”) covering the resale of the Registrable Securities with the Securities and Exchange Commission (the “SEC”) within 30 calendar days after the Closing of the Convertible Note Financing, and to use commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as possible after the filing thereof, but in any event no later than April 28, 2025 (the “Effectiveness Date”); provided, however, that in the event the Company is notified by the SEC that the Registration Statement will not be reviewed or is no longer subject to further review, the Effectiveness Date will be the second trading day following the date on which the Company is so notified if such date precedes the dates otherwise required above. Under certain circumstances, if the Company fails to meet its obligations under the Registration Rights Agreement, it may require the Company to pay certain liquidated damages to the Investor. The registration statement of which this prospectus forms a part is being filed in connection with the Company’s obligations pursuant to the Registration Rights Agreement.

Description of Guaranty

The obligations under the Transaction Documents will be guaranteed by all of the Company’s direct and indirect subsidiaries, pursuant to a guaranty by and between the Company’s subsidiaries and the Investor (the “Guaranty”).

Description of Security and Pledge Agreement

Pursuant to the Security and Pledge Agreement (the “Security and Pledge Agreement”), the obligations under the Transaction Documents will be secured by a lien on all of the Company’s present and future tangible and intangible property and assets.

Entry into the Convertible Note Financing described herein, and the related agreements and documents, was approved by the Company’s board of directors on January 23, 2025.

Exchange Agreement

As previously disclosed, from 2019 to 2021, the Company entered into the following five promissory notes (collectively, the “Former Principal Stockholder Notes”) with a then-principal stockholder (the "Former Principal Stockholder”) of the Company:

•
On May 17, 2019, a $2.0 million note with interest at the rate of 2.5% per annum and maturity date of May 17, 2021 (“Note 1”).
•
On August 28, 2019, a $1.0 million note with interest at the rate of 5.0% per annum and a maturity date of August 28, 2021 (“Note 2”).
•
On November 28, 2019, a $0.3 million note with interest at the rate of 5.0% per annum and a maturity date of August 28, 2021 (“Note 3”).
•
On March 20, 2020, a $0.3 million note with interest at the rate of 5.0% per annum and a maturity date of March 20, 2022 (“Note 4”).
•
On February 12, 2021, a $0.6 million note with interest at the rate of 5.0% per annum and a maturity date of June 12, 2022 (“Note 5”).

As previously disclosed, the Former Principal Stockholder Notes were not paid upon maturity, and on August 4, 2023, the Company received a notice of default from the Former Principal Stockholder. On October 30, 2023, the Company entered into an agreement with the Former Principal Stockholder, which was thereafter restated on November 17, 2023, regarding the settlement of disputes relating to the Former Principal Stockholder Notes.

On January 29, 2025, the Former Principal Stockholder assigned the Former Principal Stockholder Notes to an accredited investor that is managed by an ATW Partners related entity(the “Exchange Agreement Investor”). The Selling Stockholder is also managed by an ATW Partners related entity.

On February 4, 2025, the Company and the Exchange Agreement Investor entered into an Exchange Agreement (the “Exchange Agreement”), pursuant to which the Company and the Exchange Agreement Investor exchanged the Former Principal Stockholder Notes for five new secured promissory notes of the Company secured by the Company’s assets (the “Exchange Notes”). Note 1 was exchanged for “Exchange Note 1”, Note 2 was exchanged for “Exchange Note 2”, Note 3 was exchanged for “Exchange Note 3”, Note 4 was exchanged for “Exchange Note 4”, and Note 5 was exchanged for “Exchange Note 5”. The Exchange Notes were offered, sold, and issued by the Company to the Exchange Agreement Investor pursuant to the exemption provided in Section 3(a)(9) under the Securities Act.

The principal amounts of the Exchange Notes are as follows: Exchange Note 1 principal amount: $2,819,830, Exchange Note 2 principal amount: $1,552,067, Exchange Note 3 principal amount: $274,281, Exchange Note 4 principal amount: $371,813, and Exchange Note 5 principal amount: $362,350.

The Exchange Notes accrue interest at a rate of 5% per annum, subject to adjustment from time to time as set forth in the Exchange Notes. The maturity date of Exchange Note 1 and Exchange Note 3 is May 5, 2025. The maturity date of Exchange Note 2, Exchange Note 4 and Exchange Note 5 is April 4, 2025.

The Exchange Notes are convertible (in whole or in part) at any time prior to the maturity date into the number of shares of Common Stock equal to (x) the sum of (A) the portion of the principal of the Exchange Note to be converted, redeemed or otherwise with respect to which this determination is being made, (B) accrued and unpaid interest with respect to the principal of the Exchange Note, (C) accrued and unpaid late charges with respect to the principal of the Exchange Note and interest, and (D) any other unpaid amounts pursuant to the Exchange Agreement, if any, divided by (y) a conversion price of $2.04 per share, subject to adjustment as provided in the Exchange Notes (such shares, the “Exchange Agreement Note Conversion Shares”). Up to 2,637,422 Exchange Agreement Note Conversion Shares are issuable to the Exchange Agreement Investor if the entire principal amount is converted into shares of Common Stock at a $2.04 conversion price per share.

The Exchange Notes set forth certain standard events of default (each such event, an “Event of Default”), upon the occurrence of which the Company is required to deliver written notice to the Exchange Agreement Investor within one business day (an “Event of Default Notice”). At any time after the earlier of (a) the Exchange Agreement Investor’s receipt of an Event of Default Notice, and (b) the Exchange Agreement Investor becoming aware of an Event of Default, the Exchange Agreement Investor may require the Company to redeem all or any portion of the Note. Upon an Event of Default, the Note shall bear interest at a rate of the sum of (x) the applicable interest rate in effect for such determination and (y) 5.0% per annum.

Risk Factor Summary

Before you invest in our common stock, you should carefully consider all of the information in this prospectus, including matters set forth under “Risk Factors.” These risks include, but are not limited to, the following:

•
We have incurred operating losses in the past, expect to incur operating losses in the future, and may not achieve profitability, or, if we achieve profitability, be able to maintain it in the future.
•
Our past financial results may not be a reliable indicator of our ability to successfully establish our product and service offerings in the marketplace, or of our future performance, and our revenue growth rate is likely to slow as our business matures.
•
We have a limited operating history with which to evaluate and predict the profitability of our subscription model, and any new revenue models we may introduce in the future may be unsuccessful.
•
Our negative cash flows from operations, history of losses, and significant accumulated deficit raise substantial doubt about our ability to continue as a “going concern.”
•
If we fail to compete successfully, we may fail to obtain a meaningful market share, which in turn would harm our business, financial condition, and results of operations.
•
Our results of operations and other financial and non-financial business metrics may fluctuate from period to period due to a variety factors, and as a result, our results from any prior periods, or any historical trends reflected in such results, should not be viewed as indicative of our future financial or operating performance.
•
We derive a significant majority of our revenue from sales of our CLMBR vertical climbing machine and FORME Studio equipment and if sales of our CLMBR vertical climbing machine and FORME Studio equipment decline, it would materially and negatively affect our future revenue and results of operations.
•
Our membership revenue is largely dependent on our ability to sell our CLMBR vertical climbing machine and FORME Studio equipment.
•
Our results of operations could be adversely affected if we are unable to accurately forecast consumer demand for our products and services and adequately manage our inventory.
•
If we are unable to sustain competitive pricing levels for our premium connected fitness hardware products and memberships to the CLMBR and FORME platform, our business could be adversely affected.
•
Changes in how we market our products and services could adversely affect our marketing expenses and membership levels.
•
The market for our products and services is still in the early stages of growth and if the market does not continue to grow, grows more slowly than we expect, or fails to grow as large as we expect, or if our products and services do not gain market acceptance, our business, financial condition, and results of operations may be adversely affected.
•
Our revenue could decline if customers are no longer able to finance their purchases of our products due to changes in credit markets and decisions made by credit providers.
•
We may be unable to attract and retain members, which could have an adverse effect on our business and rate of growth.

•
If we are unable to attract or otherwise retain health coaches and personal trainers, as well as fitness instructors, including to produce and provide fitness content on our platform, our business, financial condition, and results of operations could be harmed.
•
If we fail to cost-effectively attract new members, provide high-quality member support, or increase utilization of the CLMBR and FORME platform by existing members, our business, financial condition, and results of operations could be harmed.
•
Changes to our pricing methodologies or business model could adversely affect our ability to attract or retain members as well as qualified personal trainers, health coaches, and fitness instructors.
•
If we are unable to anticipate consumer preferences and successfully develop and introduce new, innovative, and updated products and services in a timely manner or effectively manage the introduction of new or enhanced products and services, our business may be adversely affected.
•
If we fail to successfully expand our commercial and corporate wellness business, it could negatively impact our ability to grow our business and gain market share.
•
If we are unable to manage our growth effectively, our brand, company culture, and financial performance may suffer.
•
If our marketing efforts are not effective, our ability to grow our business and maintain or expand our market share could suffer.
•
Design, manufacturing, and other defects in our products, or technical or performance issues related to our products or services, or similar events may result in claims against us and may cause us to incur significant additional expense to address these issues, and our liability insurance may not be adequate to cover any or all such costs.
•
The failure or inability of our contract manufacturers to comply with the specifications and requirements of our products could result in a product recall, which could adversely affect our reputation and subject us to significant liability should the use of any of our products cause or be claimed to cause physical harm.
•
If we are unable to access or use production studios or if we are unable to attract and retain high-quality and innovative fitness instructors or other content production providers, we may not be able to generate interesting and attractive content for our platform.
•
If we fail to establish and expand our strategic partnerships within the fitness and wellness industries or across the hospitality, fashion, sports and design industries, our ability to increase market share and grow our business may suffer.
•
We face risks, such as unforeseen costs and potential liability, in connection with content we acquire, produce, license, or distribute through our service.
•
We face certain risks related to the interaction of our members, trainers, and fitness instructors.
•
Our directors and officers and certain holders beneficially own a significant percentage of the Common Stock, will be able to exert significant influence over matters subject to stockholder approval and may have interests that conflict with those of our other stockholders.
•
We rely on a limited number of suppliers, manufacturers, and logistics partners for our CLMBR vertical climbing machine and FORME Studio equipment and are subject to risks related to increases in component and equipment costs, long lead times, supply shortages, and supply changes.
•
Our payments system depends on third-party providers and is subject to evolving laws and regulations.
•
Any major disruption or failure of our information technology systems or websites, or our failure to successfully implement upgrades and new technologies effectively, could adversely affect our business and operations.
•
Any disruption of our use of these third-party services, including those we use for computing, storage, processing, and similar services, could have an adverse effect on our business, financial condition, and results of operations.

•
If we experience any adverse change to, loss of, or claim that we do not hold necessary licenses to the music content included in our fitness content or otherwise accessible on our platform, it may have an adverse effect on our business, financial condition, and results of operations.
•
Our member engagement on mobile devices depends upon effective operation with mobile operating systems, networks, and standards that we do not control.
•
We rely on third parties to drive traffic to our website, and these providers may change their algorithms or pricing in ways that could damage our business, operations, financial condition, and prospects.
•
We may not be able to accurately predict our future capital needs and may incur significant expenditures, and we may not be able to obtain additional financing to fund our operations.
•
If we do not remediate the material weaknesses identified in our internal control over financial reporting, or if we fail to establish and maintain effective internal control, we may not be able to accurately report our financial results or file our periodic reports in a timely manner, which may cause investors to lose confidence in our reported financial information and may lead to a decline in the market price of the Common Stock.
•
We face risks related to intellectual property, privacy, cybersecurity, infrastructure, tax, and accounting matters, as well as risks related to our international operations and other regulatory matters, including contractor classification, export control, anti-corruption, environmental, ESG, and climate change.
•
Resale of the shares covered by this prospectus may be at prices below the current market price for the Common Stock and the issuances of the shares or any future issuances of the Common Stock or securities convertible into Common Stock will result in further dilution and could adversely affect the price of the Common Stock.
•
We face risks related to being a public company, including delisting of the Common Stock from Nasdaq if we fail to meet continued listing requirements, as well as general risks, including those related to economic conditions, dependence on key personnel, acquisition-related matters, and litigation, among others.

Corporate Information

We were incorporated in Delaware on May 8, 2017. Our principal executive offices are located at 1005 Congress Avenue, Suite 925, Austin, Texas 78701 and our phone number is (512) 885-0035. Our principal website is www.interactivestrength.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus or the registration statement of which it forms a part. The inclusion of our website address in this prospectus is an inactive textual reference only. Investors should not rely on any such information in deciding whether to purchase the securities offered hereby.

Channels for Disclosure of Information

We announce material information to the public through filings with the SEC, the investor relations page on our website (www.interactivestrength.com), press releases, public conference calls, and public webcasts. We encourage investors, the media and others to follow the channels listed above and to review the information disclosed through such channels. Any updates to the list of disclosure channels through which we will announce information will be posted on the investor relations page on our website. The inclusion of our website address in this prospectus is an inactive textual reference only.

THE OFFERING

This prospectus relates to the offer and sale from time to time of up to 3,778,008 shares of Common Stock by the Selling Stockholder consisting of: (a) 3,103,734 shares of Common Stock issuable pursuant to a senior secured convertible note issued by the Company (the “Note”) in the aggregate principal amount of $3,250,000 (based on two times the quotient of the conversion amount of $4,862,000, which includes interest and conversion premium, and the conversion price of $3.13) and (b) 674,274 shares of Common Stock issuable pursuant to warrants (the “Warrants”) (out of a total 8,973,030 warrant shares issuable pursuant to the Warrants).

Common Stock offered by the Selling Stockholder:	Up to 3,778,008 shares of Common Stock.

Common Stock outstanding prior to this offering (1)	1,500,212 shares of Common Stock.

Common stock to be outstanding after the offering (1)	5,180,134 shares of Common Stock.

Use of proceeds

We will not receive any proceeds from the sale of common stock by the Selling Stockholder. All of the net proceeds from the sale of our common stock will go to the Selling Stockholder as described below in the sections entitled “Selling Stockholder” and “Plan of Distribution”. We have agreed to bear the expenses relating to the registration of the common stock for the Selling Stockholder. We would, however, receive proceeds if the Warrant is exercised, through the payment of the exercise price in cash, in a maximum amount of up to approximately $3,250,000.

Risk factors

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 17 before deciding to invest in our securities.

Trading symbol	Our common stock is currently quoted on the Nasdaq Capital Market under the trading symbol “TRNR”.

(1)

The number of shares of our Common Stock outstanding prior to and to be outstanding immediately after this offering, as set forth in the table above, is based on 1,500,212 shares outstanding as of February 10, 2025 and excludes:

•
796 shares of our common stock issuable upon the exercise of stock options outstanding as of December 31, 2024, at a weighted average exercise price of $10,154.03 per share;

•
70,106 shares of our common stock reserved for future issuance under our 2023 Stock Incentive Plan (the “2023 Plan”) as of December 31, 2024, as well as automatic increases in the number of shares of our common stock reserved for future issuance pursuant to this plan, plus (x) any shares of our common stock underlying outstanding awards under the 2020 Equity Incentive Plan (the “2020 Plan”) that are subsequently forfeited or terminated before being exercised or becoming vested, not issued because an award is settled in cash, or withheld or reacquired to satisfy the applicable exercise, or purchase price, or a tax withholding obligation, and (y) the number of shares of our common stock which, but for the termination of the 2020 Plan immediately prior to the effective date of the 2023 Plan, were reserved and available for issuance under the 2020 Plan but not at such time issued or subject to outstanding awards under the 2020 Plan; and

•
14,137 shares of our common stock reserved for issuance under our Employee Stock Purchase Plan (the “ESPP”), as well as any automatic increases in the number of shares of our common stock reserved for future issuance pursuant to this plan.
•
61,342 shares of our common stock issuable upon exercise of warrants outstanding as of December 31, 2024, at a weighted average exercise price of $244.02 per share; and
•
12,421,782 shares of our common stock reserved for issuance pursuant to the conversion of preferred stock outstanding as of December 31, 2024.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The summary consolidated statements of operations for the years ended December 31, 2023 and 2022 are derived from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of results that may be expected in the future. You should read the following summary consolidated financial and other data together with our consolidated financial statements and related notes included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The summary consolidated financial data included in this section are not intended to replace the consolidated financial statements and related notes and are qualified in their entirety by our consolidated financial statements and related notes included elsewhere in this prospectus.

INTERACTIVE STRENGTH INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Year Ended December 31,
	2023	2022
Revenue:
Fitness product revenue	$574	$530
Membership revenue	142	74
Training revenue	246	77
Total revenue	962	681
Cost of revenue:
Cost of fitness product revenue	(2,287)	(2,402)
Cost of membership	(3,807)	(5,693)
Cost of training	(396)	(1,454)
Total cost of revenue	(6,490)	(9,549)
Gross loss	(5,528)	(8,868)
Operating expenses:
Research and development	10,044	19,960
Sales and marketing	1,631	6,219
General and administrative	37,277	19,298
Total operating expenses	48,952	45,477
Loss from operations	(54,480)	(54,345)
Other income (expense), net:
Other income (expense), net	1	(4,036)
Interest (expense)	(1,588)	(952)
Gain upon debt forgiveness	2,595	523
Change in fair value of convertible notes and bridge notes	(306)	107
Change in fair value of warrants	2,405	478
Total other income (expense), net	3,107	(3,880)
Loss before provision for income taxes	(51,373)	(58,225)
Income tax expense	—	—
Net loss attributable to common stockholders	$(51,373)	$(58,225)
Net loss per share - basic and diluted	(4.15)	(119.49)
Weighted average common stock outstanding—basic and diluted	12,367,974	487,276

Pro forma net loss per share - basic and diluted (unaudited) (1)	$(16,614.85)	$(477,963.21)

Pro forma weighted average common stock outstanding—basic and diluted (1)	3,092	122

(1)
The unaudited pro forma basic and diluted weighted-average shares of common stock outstanding used in the calculation of unaudited pro forma basic and diluted net loss per share for the year ended December 31, 2023 and 2022 has been prepared to give effect to 1 for 40 reverse stock split effective June 14, 2023 and 1 for 100 reverse stock split effective November 11, 2024.

The unaudited condensed consolidated balance sheets as of September 30, 2024 and December 31, 2023 and condensed consolidated statements of operations for the nine months ended September 30, 2024 and 2023 were derived from our consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of results that may be expected in the future. You should read the following summary consolidated financial and other data together with our consolidated financial statements and related notes included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The summary consolidated financial data included in this section are not intended to replace the consolidated financial statements and related notes and are qualified in their entirety by our consolidated financial statements and related notes included elsewhere in this prospectus

INTERACTIVE STRENGTH INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(In thousands, except share and per share amounts)

	Nine Months Ended September 30,
	2024	2023
Revenue:
Fitness product revenue	$1,927	$502
Membership revenue	586	94
Training revenue	484	183
Total revenue	2,997	779
Cost of revenue:
Cost of fitness product revenue	(2,075)	(1,529)
Cost of membership	(2,768)	(2,861)
Cost of training	(522)	(300)
Total cost of revenue	(5,365)	(4,690)
Gross loss	(2,368)	(3,911)
Operating expenses:
Research and development	6,708	7,796
Sales and marketing	562	1,473
General and administrative	15,438	30,043
Total operating expenses	22,708	39,312
Loss from operations	(25,076)	(43,223)
Other income (expense), net:
Other income (expense), net	(506)	25
Interest expense	(6,750)	(1,382)
Gain upon debt forgiveness	—	2,595
Loss on issuance of warrants	(5,551)	—
Gain (loss) upon extinguishment of debt and accounts payable	(1,622)	—
Change in fair value of convertible notes	(316)	(252)
Change in fair value of earnout	1,300	—
Change in fair value of derivatives	201	—
Change in fair value of warrants	9,148	2,266
Total other income (expense), net	(4,096)	3,252
Loss before provision for income taxes	(29,172)	(39,971)
Income tax expense	—	—
Net loss attributable to common stockholders	$(29,172)	$(39,971)
Net loss per share - basic and diluted	$(15.22)	$(136.06)
Weighted average common stock outstanding—basic and diluted	1,916,375	293,773

Pro forma net loss per share - basic and diluted (unaudited) (1)	$(1,522.25)	$(13,606.10)

Pro forma weighted average common stock outstanding—basic and diluted (1)	19,164	2,938

(1)
The unaudited pro forma basic and diluted weighted-average shares of common stock outstanding used in the calculation of unaudited pro forma basic and diluted net loss per share for the nine months ended September 30, 2024 and 2023 has been prepared to give effect to 1 for 40 reverse stock split effective June 14, 2023 and 1 for 100 reverse stock split effective November 11, 2024.

INTERACTIVE STRENGTH INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(In thousands, except share and per share amounts)

	September 30,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$2,269	$—
Accounts receivable, net of allowances	519	1
Inventories, net	4,773	2,607
Derivatives	19	—
Vendor deposits	1,976	1,815
Prepaid expenses and other current assets	684	933
Total current assets	10,240	5,356
Property and equipment, net	164	444
Right-of-use-assets	492	283
Intangible assets, net	7,184	2,254
Long-term inventories, net	3,198	2,908
Vendor deposits long term	310	309
Goodwill	13,519	—
Other assets	2,646	5,248
Total Assets	$37,753	$16,802
Liabilities, preferred stock and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$12,880	$10,562
Accrued expenses and other current liabilities	3,174	906
Operating lease liability, current portion	302	54
Deferred revenue	104	77
Loan payable current portion	5,298	5,806
Senior secured notes	—	3,096
Income tax payable	7	7
Derivatives	—	122
Convertible note payable	4,784	904
Total current liabilities	26,549	21,534
Operating lease liability, net of current portion	210	229
Other long term liabilities	1,050	—
Warrant liabilities	156	591
Loan payable noncurrent	3,996	—
Total liabilities	$31,961	$22,354
Commitments and contingencies (Note 14)
Stockholders' equity (deficit)
Series A preferred stock, par value $0.0001; 10,000,000 and 0 shares authorized as of September 30, 2024 and December 31, 2023, respectively; 5,368,865 and 0 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively.	1	—
Series B preferred stock, par value $0.0001; 1,500,000 and 0 shares authorized as of September 30, 2024 and December 31, 2023, respectively; 1,500,000 and 0 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively.	—	—
Series C preferred stock, par value $0.0001; 5,000,000 and 0 shares authorized as of September 30, 2024 and December 31, 2023, respectively; 2,861,128 and 0 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively.	—	—
Common stock, par value $0.0001; 900,000,000 shares authorized as of September 30, 2024 and December 31, 2023, respectively; 171,704 and 3,548 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively.	8	7
Additional paid-in capital	202,509	161,252
Accumulated other comprehensive (loss) income	(105)	100
Accumulated deficit	(196,621)	(166,911)
Total stockholders' equity (deficit)	5,792	(5,552)
Total liabilities, preferred stock and stockholders' equity (deficit)	$37,753	$16,802

RISK FACTORS

Investing in our securities involves a great deal of risk. Careful consideration should be made of the following factors as well as other information included in this prospectus before deciding to purchase our securities. There are many risks that affect our business and results of operations, some of which are beyond our control. Our business, financial condition or operating results could be materially harmed by any of these risks. This could cause the trading price of our securities to decline, and you may lose all or part of your investment. Additional risks that we do not yet know of or that we currently think are immaterial may also affect our business and results of operations.

Risks Related to Our Business and Industry

We have incurred operating losses in the past, expect to incur operating losses in the future, and may not achieve profitability, or, if we achieve profitability, be able to maintain it in the future.

We have incurred operating losses each year since our inception, including net loss of $29.2 million for the nine months ended September 30, 2024, and expect to continue to incur net losses for the foreseeable future. We had an accumulated deficit of $196.6 million at September 30, 2024. We expect our operating expenses to increase in the future as we increase our sales and marketing efforts, continue to invest in technology and engineering, expand our operating and retail infrastructure, add training and fitness programs, classes, content, and software features to our streaming platform, expand into new geographies, and invest in new or complementary products, equipment, accessories, content, and services for our immersive, customizable, and digital fitness platform, which include the CLMBR vertical climbing machine, FORME Studio, FORME Studio Lift, accompanying accessories, and our coaching services which we collectively refer to as the “FORME platform.” Further, as a public company, we have incurred, and will continue to incur substantial additional legal, accounting, and other expenses that we did not incur as a private company. These efforts and additional expenses may be more costly than we expect, and we may not be able to increase our revenue to offset any increase in our expenses. If our revenue does not grow at a greater rate than our operating expenses, we will not be able to achieve or maintain profitability.

We have a limited operating history; and our past financial results may not be a reliable indicator of our ability to successfully establish our product and service offerings in the marketplace, or of our future performance, and our revenue growth rate is likely to slow as our business matures.

We commenced operations in May 2017, launched our first retail stores in late 2020, commenced delivery of our first FORME Studio in July 2021, commenced delivery our first FORME Studio Lift in August 2022, conducted our first live personal training session in July 2022 and completed our acquisition of CLMBR's assets in February 2024. We have a limited history of generating revenue. As a result of our brief operating history, we have limited financial data that can be used to evaluate our current business, including our ability to successfully establish our product and service offerings in the marketplace. Furthermore, while our business has grown and much of that growth has occurred in recent periods, the smart home gym and connected fitness industry, including the market for connected fitness hardware, may not develop or continue to develop in a manner that we expect or that otherwise would be favorable to our business. As a result of our limited operating history and ongoing changes in our new and evolving industry, our historical revenue growth should not be considered indicative of our future performance, and estimates of future revenue growth are subject to many risks and uncertainties and our future revenue may differ materially from our projections. Our revenue growth, if any, may slow or our revenue may decline for a number of other reasons, including reduced demand for our products and services, the impacts to our business from inflation and rising interest rates, which in turn could, among other things, increase financing costs and thus reduce sales of our products, a decrease in the growth or reduction in size of our overall market, a reduction in discretionary spending by consumers, or if we cannot capitalize on growth opportunities. We have encountered, and will continue to encounter, risks and difficulties frequently experienced by emerging companies in rapidly changing industries, including market acceptance of our products and services, attracting and retaining members, and increasing competition and expenses as we expand our business. We cannot be sure that we will be successful in addressing these and other challenges we may face in the future, and our business may be adversely affected if we do not manage these risks successfully. In addition, we may not achieve sufficient revenue to attain or maintain positive cash flows from operations or profitability in any given period, or at all.

Our business, financial condition, and results of operations are subject to risks associated with rising interest rates, which could negatively impact our customers’ ability to finance their purchases of our products or to make timely payments and our ability to obtain additional financing.

We face risks associated with rising interest rates, which could, among other things, negatively impact sales of, and demand for, our products, the ability of customers to make timely payments, and our ability to obtain debt financing on terms acceptable to us, if at all. Historically, a significant percentage of our members have financed their purchase of our CLMBR vertical climbing machine and FORME Studio equipment through third-party credit providers with whom we have existing relationships. If our third-party credit providers were to increase interest rates, it could negatively impact potential customers’ ability to finance purchases of our products, which in turn would negatively impact our revenue. In addition, general reductions in consumer lending and the availability of consumer credit as a result of higher interest rates could limit the number of customers with the financial means to purchase our products and could reduce demand for our products and services. Higher interest rates could also increase our costs or the monthly payments for our products financed through other sources of consumer financing, or negatively impact the ability of our customers to make timely payments for our products and services. Third-party financing providers may not continue to provide consumers with access to credit or may reduce available credit limits. Restrictions or reductions in the availability of consumer credit, the loss or deterioration of our relationships with our current financing partners or changes in the terms such entities may provide to our potential customers could have an adverse effect on our business, financial condition, and results of operations. In addition, we will need to raise additional financing to support our operations, which could include equity or debt financing, in the immediate and near term. Rising interest rates would negatively impact our ability to obtain such financing on commercially reasonable terms or at all. Further, to the extent we are required to obtain financing at higher borrowing costs to support our operations, we may be unable to offset such costs through price increases, other cost control measures, or other means. Any attempts to offset cost increases with price increases may result in reduced sales, increased customer dissatisfaction, or otherwise harm our reputation.

We have a limited operating history with which to evaluate and predict the profitability of our recurring revenue model and any new revenue models we may introduce in the future may be unsuccessful.

We began selling memberships to our VOD platform in 2021 with the delivery of our first FORME Studio, and launched our Live 1:1 personal training service in July 2022. In addition, we began selling the CLMBR vertical climbing machine in February 2024. Accordingly, we have a limited operating history with which to evaluate our subscription model. For example, all of our members are on month-to-month membership terms and may cancel their memberships at any time. We have limited historical data with respect to rates of membership renewals, so we may be unable to accurately predict member renewal or retention rates. We measure our membership retention rate by the number of members as of the beginning of the month who have a paid membership with a successful credit card billing of at least three months. Additionally, prior renewal rates may not accurately predict future member renewal rates for a variety of reasons, such as members’ dissatisfaction with our offerings and the cost of our memberships, macroeconomic conditions, or new offering introductions by us or our competitors. If our members do not renew their memberships, our revenue may decline and our business will suffer.

In the future, we may offer new membership products, services, or pricing models, implement promotions, or replace or modify current membership pricing models, any of which could result in additional costs. For example, we recently launched our Custom Training service, which is currently charged as a monthly membership for $149/month. We cannot predict member reaction to, or the success of, any new or modified products, services, or pricing models, or whether the costs or logistics of implementing these changes, including any new or updated pricing models, will adversely impact our business. If the adoption of new revenue models adversely impacts our member relationships, then member growth, member engagement, and our business, financial condition, and results of operations could be harmed.

Our negative cash flows from operations, history of losses, and significant accumulated deficit raise substantial doubt about our ability to continue as a “going concern.”

As an emerging growth company, the Company is subject to certain inherent risks and uncertainties associated with the development of an enterprise. In this regard, since the Company’s inception, substantially all of management’s efforts have been devoted to making investments in research and development including the development of revenue generating products and services and the development of a commercial organization, all at the expense of short-term profitability.

As of the date our Quarterly Report on Form 10-Q for the three months ended September 30, 2024 filed with the SEC on November 14, 2024, (the “issuance date”), management evaluated the following adverse conditions and events present at the Company in accordance with ASU 205-40:

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Since its inception, the Company has incurred significant operating losses and used net cashflows in its operations. For the nine months ended September 30, 2024, the Company incurred a net operating loss of $25.1 million and used net cash in its operations of $8.9 million. As of September 30, 2024, the Company had an accumulated deficit of $196.6 million. Management expects the Company will continue to incur significant operating losses and use net cash in its operations for the foreseeable future.
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As of the issuance date, the Company had approximately $1.0 million of cash or cash equivalents available to fund its operations and no available sources of financing or capital to sustain its operations for a period of 12 months beyond the issuance date.
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The Company expects to incur substantial expenditures to invest in its operations and growth for the foreseeable future. In order to fund these investments, the Company will need to secure additional sources of credit from lenders or capital investment from public and private investors (collectively “outside capital”). While the Company is actively seeking to secure additional outside capital (and has historically been able to successfully secure such capital) to fund its operations, no additional outside capital has been secured or was deemed probable of being secured as of the issuance date. In addition, management can provide no assurance the Company will be able to secure additional outside capital or on acceptable terms. Absent an ability to secure additional outside capital in the very near term, the Company will be unable to meet fund its operations over the next 12 months beyond the issuance date.
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As of September 30, 2024, the Company had total outstanding debt of approximately $14.1 million, all of which was classified as current in the accompanying condensed consolidated balance sheet. Approximately $5.2 million of this debt pertains to personal loans from certain individual related parties disclosed in Note 20. Several of these loans matured prior to September 30, 2024, but their repayment has been temporarily waived. While the Company is actively seeking to secure additional outside capital (and has historically been able to successfully secure such capital) to repay these outstanding borrowings, no additional outside capital has been secured or was deemed probable of being secured as of the issuance date. In addition, management can provide no assurance the Company will be able to secure additional outside capital or on acceptable terms. In the event the Company is unable to secure additional outside capital and/or secure amendments or waivers from its lenders to defer or modify the repayment terms of the Company’s outstanding indebtedness, management will be required to seek other strategic alternatives, which may include, among others, a significant curtailment of the Company’s operations, a sale of certain of the Company’s assets, a sale of the entire Company to strategic or financial investors, and/or allowing the Company to become insolvent by filing for bankruptcy protection under the provisions of the U.S. Bankruptcy Code.

These uncertainties raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements in our Quarterly Report on Form 10-Q for the three months ended September 30, 2024 filed with the SEC on November14, 2024 (the “Q324 10-Q”) have been prepared on the basis that the Company will continue to operate as a going concern, which contemplates that the Company will be able to realize assets and settle liabilities and commitments in the normal course of business for the foreseeable future. Accordingly, the consolidated financial statements in the Q324 10-Q do not include any adjustments that may result from the outcome of these uncertainties.

If we fail to compete successfully against existing and future competitors, we may fail to obtain a meaningful market share, which in turn would harm our business, financial condition, and results of operations.

We operate in a highly competitive market. We face significant competition from multiple industries and exercise verticals, including at-home fitness equipment and content, fitness clubs, in-studio fitness classes, in-person personal training, and health and wellness apps. In addition, we compete with other virtual or smart home gym providers such as Peloton Interactive, Inc., Echelon Fitness Multimedia LLC, and Tonal Systems, Inc., among others. We expect the competition in our market to intensify in the future as new and existing competitors introduce new or enhanced products and services that compete with ours.

Our competitors may develop, or have already developed, products, features, content, services, or technologies that are similar to ours or that achieve greater acceptance, may offer products at lower price points due to other revenue sources available within such competitors that are unavailable to us, may have better brand recognition, may undertake more successful product development efforts, create more compelling employment opportunities, or marketing campaigns, may be willing to offer products at price points with which we cannot compete, or may adopt more aggressive pricing policies. Our competitors may develop or acquire, or have already developed or acquired, intellectual property rights that significantly limit or prevent our ability to compete effectively. In addition, our competitors may have significantly greater resources than us, allowing them to identify and capitalize more efficiently upon opportunities in new markets and consumer preferences and trends, quickly transition and adapt their products and services, devote greater resources to marketing and advertising, or be better positioned to withstand substantial price competition. Current and future competitors have established or may establish financial and strategic relationships among themselves or with our existing or potential customers or other third parties in our industry, such as manufacturing and logistics providers. Additionally, any of the foregoing may enable our current and future competitors to better withstand adverse economic or market conditions, now or in the future, and significantly reduce their pricing so as to compete against us. If we are not able to compete effectively against our competitors, they may acquire and engage customers or generate revenue at the expense of our efforts, which could have an adverse effect on our business, financial condition, and results of operations.

Our business may be affected by seasonality.

Although we do not have sufficient history with our product sales to assess the potential impact of seasonality, we expect that our business may be influenced by seasonal trends consistent with traditional retail selling periods. Accordingly, fluctuations in revenue during months of high demand could have a disproportionate effect on our results of operations for the entire year. In addition, we may experience quarterly fluctuations caused by seasonality and other factors, and thus comparisons of our results of operations across different fiscal quarters may not be accurate indicators of our future performance. Annual or quarterly comparisons of our results of operations may not be useful and our results in any particular period will not necessarily be indicative of the results to be expected for any future period. Seasonality in our business can also be affected by introductions of new or enhanced products and services, including the costs associated with such introductions.

Our results of operations and other financial and non-financial business metrics may fluctuate from period to period due to a variety factors, many of which are beyond our control, and as a result, our results from any prior periods, or any historical trends reflected in such results, should not be viewed as indicative of our future financial or operating performance.

Our revenue and results of operations have fluctuated in the past and may fluctuate from period to period in the future due to a variety of factors, many of which are beyond our control. Factors relating to our business that may contribute to these fluctuations include the following factors, as well as other factors described elsewhere in this prospectus:

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our ability to raise additional capital sufficient to fund our operations, meet our obligations as they become due, and execute our growth strategy;
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our ability to maintain and attract new members;
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membership cancellation and renewal rates;
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product returns;
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changes in our recurring revenue model or pricing methodologies, or our adoption of any new membership, pricing, or revenue models;

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the receipt, reduction or cancellation of, or changes in the forecasts or timing of, memberships by members;
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changes in our mix of products and services, such as changes in demand for certain accessories or bundles or our Live 1:1 personal training and health coaching services, fitness programs and classes, or other streaming fitness content on our platform;
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the diversification and growth of our revenue sources, including our ability to successfully expand our commercial and corporate wellness channels;
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our ability to maintain gross margins and operating margins;
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inaccurate forecasting of the demand for our products and services, which could lead to lower revenue or increased costs, or both;
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the timing and amount of research, development, and new product expenditures, including resources allocated to the development of new equipment and accessories, programs, classes, and other content, and innovative features and technologies, as well as the continued development and upgrading of our proprietary technology platform;
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increases in marketing, sales, and other operating expenses that we may incur to grow and expand our operations and to remain competitive;
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changes in our relationship with our third-party financing partner who provides financing assistance to our members for the purchase of our CLMBR vertical climbing machine and FORME Studio equipment;
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constraints on the availability of consumer financing or increased down payment requirements to finance purchases of our CLMBR vertical climbing machine and FORME Studio equipment;
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the continued maintenance and expansion of our delivery, installation, and maintenance services and network for our CLMBR vertical climbing machine and FORME Studio equipment;
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supply chain disruptions, delays, shortages, and capacity limitations;
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increases or other changes in our product development and manufacturing costs, or the timing and extent thereof, and our ability to achieve cost reductions in a timely or predictable manner;
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changes in market and customer acceptance of and demand for our products, content, and services, including cyclicality and seasonal fluctuations in memberships and usage of the CLMBR vertical climbing machine and FORME platform by our members, each of which may change as our products and services evolve or mature, or as our business grows;
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the continued market acceptance of, and the growth of the smart home gym and connected fitness market;
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the emergence of new industry expectations and product obsolescence;
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the timing and success of new product, content, and service introductions by us or our competitors;
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the competitive landscape and pricing pressure as a result of competition or otherwise;
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costs and expenses associated with any potential acquisitions or strategic partnerships or initiatives;
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the ability to open new retail locations and studio showrooms;
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successful expansion into international markets;
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significant warranty claims;
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loss of key personnel or the inability to attract qualified personnel, including personal trainers and fitness instructors;
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geopolitical events, such as war, regional conflicts, other outbreaks of hostilities, or the escalation or expansion of the same (such as the Russian invasion of Ukraine and the Israel-Hamas war), threat of war or terrorist actions, or the occurrence of pandemics, epidemics, or other outbreaks of disease, or natural disasters, and the impact of these events on the factors set forth above;

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changes in business or macroeconomic conditions, including inflation, interest rates, lower consumer confidence, recessionary conditions, increased unemployment rates, or stagnant or declining wages;
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system failures or breaches of security or privacy;
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adverse litigation judgments, settlements, or other litigation-related costs;
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changes in the legislative or regulatory environment, including with respect to cybersecurity, climate change, privacy, consumer product safety, advertising, and employment matters, or enforcement by government regulators, including fines, orders, or consent decrees;
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fluctuations in currency exchange rates and changes in the proportion of our revenue and expenses denominated in foreign currencies;
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changes in our effective tax rate;
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changes in accounting standards, policies, guidance, interpretations, or principles; and
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changes in business or macroeconomic conditions, including lower consumer confidence, recessionary conditions, increased unemployment rates, or stagnant or declining wages

As a result of these and other factors, our results of operations and revenue may vary significantly from period to period. Accordingly, you should not rely on the results of any prior quarterly or annual periods, or any historical trends reflected in such results, as indications of our future revenue or operating performance.

We derive a significant majority of our revenue from sales of our CLMBR vertical climbing machine and FORME Studio equipment and if sales of our CLMBR vertical climbing machine and FORME Studio equipment decline, it could materially and negatively affect our future revenue and results of operations.

Our CLMBR and FORME Studio equipment is sold in highly competitive markets with limited barriers to entry. Introduction by competitors of comparable products at lower price points, a maturing product lifecycle, a decline in consumer spending, or other factors could result in a decline in our revenue derived from our CLMBR and FORME Studio equipment, which may have a material adverse effect on our business, financial condition, and results of operations. Although we expect sales of our CLMBR equipment to constitute the bulk of our revenues going forward, sales of our FORME Studio equipment accounted for approximately 78% of revenue in 2022, 60% of revenue for the year ended December 31, 2023 and 64% of revenue for the nine months ended September 30, 2024. As a result, any meaningful decline in sales of our FORME Studio equipment, if not offset by sales of our CLMBR equipment, would materially and adversely affect our business, financial condition, and results of operations.

Our membership revenue is largely dependent on our ability to sell our CLMBR vertical climbing machine and FORME Studio equipment.

Our customer acquisition model is generally initiated upon the sale to customers and installation of our CLMBR vertical climbing machine and FORME Studio or FORME Studio Lift, with additional revenue generated from sales of memberships and health coaching services. While members are invited to gain access to our basic VOD membership upon purchase of the CLMBR vertical climbing machine and FORME Studio or FORME Studio Lift through an account creation process, they can cancel their membership at any time. As a result, our membership and health coaching revenue is largely dependent on our ability to sell our CLMBR vertical climbing machine and FORME Studio equipment and to engage and retain members to use our services on an ongoing basis thereafter. If we are unable to expand sales of our CLMBR vertical climbing machine and FORME Studio equipment or to engage new members or to maintain and expand our member base, our business, financial condition, and results of operations may suffer.

Our results of operations could be adversely affected if we are unable to accurately forecast consumer demand for our products and services and adequately manage our inventory.

To ensure adequate inventory supply, we must forecast inventory needs and expenses and place orders sufficiently in advance with our suppliers and manufacturers, based on our estimates of future demand for particular products and services. Failure to accurately forecast our needs, and any concomitant failure to place sufficient orders, may result in manufacturing delays or increased costs. Our ability to accurately forecast demand could be affected by many factors, including changes in consumer demand for our products and services, changes in demand for the products and services of our competitors, unanticipated changes in general market conditions, and the weakening of economic conditions or consumer confidence in future economic conditions. This risk may be exacerbated by the fact that we may not carry a significant amount of inventory and may not be able to satisfy short-term demand increases. If we fail to accurately forecast consumer demand, we may experience excess inventory levels or a shortage of products available for sale.

Inventory levels in excess of consumer demand may result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would cause our gross margins to suffer and could impair the strength and premium nature of our brand. Further, lower than forecasted demand could also result in excess manufacturing capacity or reduced manufacturing efficiencies, which could result in lower margins. Conversely, if we underestimate consumer demand, our suppliers and manufacturers may not be able to deliver products to meet our requirements or we may be subject to higher costs in order to secure the necessary production capacity.

An inability to meet consumer demand and delays in the delivery of our products to our members could result in an increased rate of order cancellations, reputational harm and damaged member relationships and could have an adverse effect on our business, financial condition, and results of operations.

If we are unable to sustain competitive pricing levels for our connected fitness hardware products and memberships to the CLMBR and FORME platform, our business could be adversely affected.

We compete with products and services that are generally sold at lower prices. If we are unable to sustain competitive pricing levels for our connected hardware products, including CLMBR vertical climbing machine, FORME Studio and FORME Studio Lift, and our membership and health coaching services, whether due to consumer sentiment and spending power, competitive pressure or otherwise, our financial results and cash flow could be significantly reduced. Further, our decisions around the development of new products and services are partly based on assumptions about pricing levels. If there is price compression in the market after these decisions are made, it could have a negative effect on our business. In addition, while we believe we offer high-quality, differentiated products and services, our pricing levels may be higher than those of our competitors. Our ability to maintain our pricing levels depends on several factors, including our brand recognition, product design and technology features and quality, innovative content, and public perception of our company. If we are unable to sustain our pricing levels due to these or other factors, our ability to attract new members and our business, financial condition, and results of operations could be harmed.

Changes in how we market our products and services could adversely affect our marketing expenses and membership levels.

We use a broad mix of marketing and other brand-building measures to attract members. We use online advertising, including through native advertising and social media influencers, as well as third-party social media platforms, as marketing tools. As online and social media platforms continue to rapidly evolve or grow more competitive, we must continue to maintain a presence on these platforms and establish a presence on new or emerging popular social media and advertising and marketing platforms. Moreover, as we expand and as competition for customers increases in the industry, we may experience increased marketing expenses. If we cannot cost-effectively use these marketing tools or if we fail to promote our products and services efficiently and effectively, our ability to acquire new members, maintain or increase membership levels and our financial condition may suffer. In addition, an increase in the use of online, social media, or any other marketing channels for product promotion and marketing may increase the burden on us to monitor compliance of such materials and increase the risk that such materials could contain problematic product or marketing claims, or otherwise violate applicable laws or regulations.

The market for our products and services is still in the early stages of growth and if the market does not continue to grow, grows more slowly than we expect, or fails to grow as large as we expect, or if our products and services do not gain market acceptance, our business, financial condition, and results of operations may be adversely affected.

The smart home gym and connected fitness market is relatively new, rapidly growing, largely unproven, and it is uncertain whether this market will achieve or sustain high levels of demand and achieve wide market acceptance. In addition, while we experienced some positive impact on demand for our product, as a result of the COVID-19 pandemic, we cannot predict the potential impact on our business if the pandemic continues to evolve. Our success depends substantially on the willingness of consumers to widely adopt our products and services. To be successful, we will have to make significant investments in the education of consumers about our products and services and provide quality products, content, member experience that is superior to the products, content, and experiences provided by our competitors. Additionally, the fitness and wellness market is heavily saturated, and the demand for and market acceptance of new products and services in the market is uncertain. We cannot assure you that the connected fitness market will continue to develop, that the public’s interest in smart home gym and connected fitness will continue, or that our products and services will be widely adopted.

It is difficult to predict the future growth rates, if any, and size of the smart home gym and connected fitness market, and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. Any forecasts in this prospectus relating to the expected growth in the smart home gym and connected fitness market, including internally developed estimates, may prove to be inaccurate. Even if the market experiences the forecasted growth described in this prospectus, we may not grow our business at a similar rate, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth included in this prospectus should not be taken as indicative of our future growth. If our market does not develop, develops more slowly than expected, or becomes saturated with competitors, or if our products and services do not achieve market acceptance, our business, financial condition, and results of operations could be adversely affected.

Our revenue could decline if members are no longer able to finance their purchases of our products due to changes in credit markets and decisions made by credit providers.

Historically, a significant percentage of our members have financed their purchase of our CLMBR vertical climbing machine and FORME Studio equipment through third-party credit providers with whom we have existing relationships. If we are unable to maintain our relationships with our financing partners, there is no guarantee that we will be able to find replacement partners who will provide our members with financing on similar terms, and our ability to sell our CLMBR vertical climbing machine and FORME Studio equipment may be adversely affected. Further, reductions in consumer lending and the availability of consumer credit could limit the number of customers with the financial means to purchase our products. Higher interest rates could increase our costs or the monthly payments for our products financed through other sources of consumer financing. In the future, we cannot be assured that third-party financing providers will continue to provide consumers with access to credit or that available credit limits will not be reduced. Such restrictions or reductions in the availability of consumer credit, or the loss of our relationship with our current financing partners, could have an adverse effect on our business, financial condition, and results of operations.

We may be unable to attract and retain members, which could have an adverse effect on our business and rate of growth.

Our business and revenue growth is dependent on our ability to continuously attract and retain members, and we cannot be sure that we will be successful in these efforts, or that member retention levels will not materially decline. There are a number of factors that could lead to a decline in member levels or that could prevent us from increasing our member levels, including:

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our failure to introduce new products and services, including related equipment and accessories, programs, content, classes, features and technologies, that members find engaging and compelling;
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our introduction of new products, content, or services, or changes to existing products, content, and services that are not favorably received;
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harm to our brand and reputation;
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pricing and perceived value of our offerings;
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our inability to deliver quality products, content, and services;
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our members engaging with the products and services of our competitors;

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interruptions or disruptions preventing rapid and reliable access to our content and services or otherwise affecting the member experience;
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members being unsatisfied with the delivery, installation, or service of our CLMBR vertical climbing machine and FORME Studio equipment;
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a decline in the public’s interest in home fitness workouts, or other fitness disciplines we invest or decide to invest in; and
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deteriorating general economic conditions or a change in consumer spending preferences or buying trends.

Additionally, further expansion into international markets such as Canada, the United Kingdom, and Europe will create new challenges in attracting and retaining members that we may not successfully address. As a result of these factors, we cannot be sure that our member levels will be adequate to maintain or permit the expansion of our operations. A decline in member levels could have an adverse effect on our business, financial condition, and results of operations.

If we are unable to attract or otherwise access health coaches and personal trainers, and fitness instructors to produce and provide fitness content and services on our platform, our business, financial condition, and results of operations could be harmed.

Our business depends in part on our ability to attract and access qualified trainers and fitness instructors to produce and provide fitness content and services on our platform. In addition, trainers and fitness instructors may become dissatisfied with our brand, products, services, programs, and/or benefits. If we are unable to access trainers and fitness instructors due to these or similar occurrences, or due to competition or other reasons, it would harm our ability to produce and provide fitness content on our platform, which in turn could materially and adversely affect our business, financial condition, and results of operations.

If we fail to cost-effectively attract, recruit, and retain qualified health coaches, personal trainers, and fitness instructors, our business would be materially and adversely affected.

Our business depends in part on our ability to cost-effectively access, attract, recruit, and retain qualified trainers and fitness instructors. Competition for qualified trainers and fitness instructors is intense and may increase due to various factors beyond our control. For example, the easing of COVID restrictions in the past years resulted in more people returning to traditional gyms and in-person fitness, resulting in increased demand for trainers and fitness instructors. As a result, we experienced increased competition for such personnel in the past year. Our competitors may attempt to compete for trainers and fitness instructors on the basis of providing a more compelling platform or more lucrative earning opportunities. In addition, we may experience complaints, negative publicity, strikes, or other work stoppages that could dissuade potential candidates from joining our company.

In addition, most of the fitness instructors who are featured in our On-Demand content, as well as other content production providers with whom we work, are independent contractors and the classification of any of our independent contractors may be subject to challenge. Our use of independent contractors for content production activities fluctuates depending on production volume and schedule. Further, certain jurisdictions may adopt laws and regulations seeking to limit the scope of individuals who may be appropriately classified as independent contractors and instead seek to classify them as employees. If we are required to classify our independent contractors as employees, we would need to adapt our employment model accordingly. We may face specific risks relating to our ability to onboard fitness instructors as employees, our ability to partner with third-party organizations to source trainers and fitness instructors, and our ability to effectively utilize employee trainers and fitness instructors to meet customer demand.

Changes in certain laws and regulations, including immigration, labor and employment laws, occupational licensure regulations or background check requirements, may result in a change in the pool of qualified trainers and fitness instructors, which may result in increased competition for such personnel or higher costs of recruitment, operation and retention. Other factors outside of our control, may also reduce the number of trainers and fitness instructors on the CLMBR and FORME platform or impact our ability to onboard new trainers and fitness instructors. If we fail to attract qualified trainers and fitness instructors on favorable terms, or lose qualified trainers and fitness instructors to our competitors, we may not be able to meet customer demand or maintain competitive pricing for our personal training, health coaching, and fitness programs and classes, and our business, financial condition, and results of operations could be adversely affected.

If we fail to cost-effectively attract new members, or to increase utilization of the CLMBR and FORME platform from existing members, our business, financial condition, and results of operations could be harmed.

Our success depends in part on our ability to cost-effectively attract new members, retain existing members and increase membership rates of the CLMBR and FORME platform. Members have a wide variety of fitness options, including at-home fitness equipment and content, fitness clubs, in-studio fitness classes, in-person personal training, and health and wellness apps. To expand our member base, we must have the ability to appeal to individuals who have historically used other methods of personal fitness and training or who have not previously used personal fitness and training or regularly exercised. Our reputation, brand, and ability to build trust with existing and new members may be adversely affected by complaints and negative publicity about us, our offerings, our pricing and policies, trainers and fitness instructors on the CLMBR and FORME platform, or our competitors, even if factually incorrect or based on isolated incidents. Further, if existing and new members do not perceive the services provided by trainers and fitness instructors on the CLMBR and FORME platform to be helpful, effective, engaging, or affordable, or if we fail to offer compelling offerings, services, content, and features on the FORME platform, we may not be able to attract or retain members or to increase their utilization of the CLMBR and FORME platform. If we fail to continue to grow our member base, retain existing members, or increase the overall utilization of the FORME platform by existing members, our business, financial condition, and results of operations could be adversely affected.

Changes to our pricing methodologies or business model could adversely affect our ability to attract or retain members as well as qualified trainers and fitness instructors.

Many factors, including operating costs, legal, and regulatory requirements or constraints and our current and future competitors’ pricing and marketing strategies, could significantly affect our pricing strategies. Certain of our competitors offer, or may in the future offer, lower-priced or a broader range of offerings. Similarly, certain competitors may use marketing strategies that enable them to attract or retain customers as well as qualified trainers and fitness instructors at a lower cost than us. We may reduce our membership and other pricing for members, increase the compensation we pay to trainers and fitness instructors, increase our marketing and other expenses, or otherwise modify our business model to attract and retain members, as well as qualified trainers and fitness instructors in response to competitive pressures. Furthermore, local regulations may affect our pricing in certain geographic locations, which could amplify these effects. For example, state and local laws and regulations may impose minimum earnings standards for trainers and fitness instructors, which in turn may cause us to revise our pricing methodology in certain markets. We have from time to time modified existing, or implemented new, pricing methodologies and strategies, which may not prove effective. Any of the foregoing actions may not ultimately be successful, and in turn could cause our business, financial condition, and operating results to suffer.

As many of the individuals who develop, provide, or produce content on our platform are independent contractors, any challenge to, or determination that, such individuals should be classified as employees versus independent contractors, could affect our business model and pricing methodologies. We have also launched, and may in the future launch, certain changes to the rates and fee structure for trainers and fitness instructors on the CLMBR and FORME platform, which may not ultimately be successful. Our assessments of the impact of any changes in our pricing methodologies or business model may not be accurate and we could be underpricing or overpricing our offerings. In addition, if the offerings on the CLMBR and FORME platform change, then we may need to revise our pricing methodologies. As we continue to develop and launch new product and service offerings, such as CLMBR vertical climbing machine and FORME Studio Lift, factors such as maintenance, customer financing, and supply chain efficiency may affect our pricing methodologies. Any such changes to our pricing methodologies or our ability to efficiently price our offerings could adversely affect our business, financial condition, and results of operations.

If we are unable to anticipate consumer preferences and successfully develop and introduce new, innovative, and updated products and services in a timely manner or effectively manage the introduction of new or enhanced products and services, our business may be adversely affected.

Our success in maintaining and increasing our member base depends on our ability to identify and originate trends as well as to anticipate and react to changing consumer demands in a timely manner. Our products and services are subject to changing consumer preferences that cannot be predicted with certainty. If we are unable to introduce new or enhanced offerings in a timely manner, our competitors may introduce similar offerings faster than us, which could result in our new or enhanced offerings not being accepted by our members and negatively affect our rate of growth. Moreover, our new offerings may not receive consumer acceptance as preferences could shift rapidly to different types of fitness and wellness offerings or away from these types of offerings altogether, and our future success depends in part on our ability to anticipate and respond to these changes. Failure to anticipate and respond in a timely manner to changing consumer preferences could lead to, among other things, lower membership rates, lower sales, pricing pressure, lower gross margins, discounting of our existing CLMBR vertical climbing machine and FORME Studio equipment, and excess inventory levels. Even if we are successful in anticipating consumer preferences, our ability to adequately react to and address them will partially depend upon our continued ability to develop and introduce innovative, high-quality offerings. Development of new or enhanced products and services may require significant time and financial investment, which could result in increased costs and a reduction in our profit margins. For example, we have historically incurred higher levels of sales and marketing expenses accompanying each product and service introduction.

Moreover, we must successfully manage introductions of new or enhanced products and services, which could adversely impact the sales of our existing products and services. For instance, consumers may decide to purchase new or enhanced products and services instead of our existing products and services, which could lead to excess product inventory and discounting of our existing products and services.

Our success depends on our ability to develop and maintain the value and reputation of the CLMBR and FORME brands.

We believe that developing and maintaining our brand recognition and image is important to attracting and retaining members. Developing and maintaining our brand depends largely on the success of our marketing efforts, ability to provide consistent, high-quality products, services, features, content, and support to our members. We believe that the importance of our brand will increase as competition further intensifies and brand promotion activities may require substantial expenditures. Our brand could be harmed if we fail to achieve these objectives or if our public image were to be tarnished by negative publicity. Unfavorable publicity about us, including our products, services, technologies, customer service, content, personnel, and suppliers, or similar incidents involving our competitors in the smart home gym and smart home gym and connected fitness industry, could diminish confidence in, and the use of, our products and services. Such negative publicity also could have an adverse effect on the size, engagement and loyalty of our member base and result in decreased revenue, which could have an adverse effect on our business, financial condition, and results of operations.

We also sell CLMBR equipment and the FORME platform to commercial and wellness customers, which exposes us to additional business and financial risks. In addition, if we fail to successfully expand our commercial and corporate wellness business, it could negatively impact our ability to grow our business and gain market share.

We also sell CLMBR equipment and the FORME platform to commercial and wellness customers. For example, we are actively installing our products in hotels, resorts, and other commercial environments such as boutique hotels, luxury apartments, and private condominiums, as well businesses with which we establish corporate wellness partnerships for the benefit of their employees. For commercial customers, we typically sell our connected hardware products with a three-year content membership paid up front, plus we offer an extended warranty program. In addition, many of the risks associated with our individual members are often exacerbated or heightened in the commercial or corporate environment. For example, the equipment we install at these locations may be used more frequently and by a larger group of users, which may increase the rate of wear and tear or the risk of product malfunction or injury in connection with the use of our equipment. This in turn could expose us to liability claims, warranty expense, and damage to our brand and reputation, among other risks, any of which could harm our reputation, business, financial condition, and results of operations. If we fail to successfully expand our commercial and corporate wellness business, it could harm our ability to grow our business, gain market share, and expand our brand.

We have limited operating experience at our current scale of operations. If we are unable to manage our growth effectively, our brand, company culture, and financial performance may suffer.

We have expanded our operations rapidly and have limited operating experience at our current scale of operations. For example, we commenced commercial delivery of the FORME Studio in July 2021, launched our Live 1:1 personal training service in July 2022, delivered our FORME Studio Lift in August 2022 and completed the acquisition of CLMBR's assets in February 2024. As we continue our transition from initial product development to mass production and commercial shipment of our products, we have experienced, and may in the future experience, adjustments in our business operations and headcount. For example, as a result of completing development and commencing mass production of the FORME Studio Lift and in response to economic headwinds, we reduced the size of our engineering team in 2022 and expect to continue to reallocate our personnel resources to support our ongoing product development efforts while also increasing our focus on marketing and sales and building our brand. Our headcount reduction in July of 2022 comprised approximately 26% of our full-time employee base at the time of such reduction. We had a subsequent headcount reduction in December of 2022, comprising approximately 50% of our full-time employee base at the time of such reduction. We expect our headcount to fluctuate in the near term but to grow over the longer term as we continue to grow our business and expand our target markets. Further, we expect that our business and operations will become increasingly complex as we grow our business. To effectively manage and capitalize on our growth, we must continue to expand our sales and marketing, focus on innovative product and content development, and upgrade our management information systems and other processes. Our continued growth could strain our existing resources, and we could experience ongoing operating difficulties in managing our business, including difficulties in hiring, training, and managing a diffuse and growing employee base. Failure to scale and preserve our company culture with growth could harm our future success, including our ability to retain and recruit personnel and to effectively focus on and pursue our corporate objectives. Moreover, the vertically integrated nature of our business, where we design and develop our own FORME Studio equipment and accessories, and software, produce original fitness and wellness programming, recruit, train, and educate personal trainers, sell our products exclusively through our own sales teams, retail locations, and e-commerce site, and coordinate the delivery, installation, and service of our FORME Studio equipment with our third-party logistics providers, exposes us to risk and disruption at many points that are critical to successfully operating our business and may make it more difficult for us to scale our business. For example, we utilize both air and ocean shipment for our FORME Studio equipment and our limited history with commercial shipment of our products has in the past, and may in the future, result in delays in delivery and installation. If we do not adapt to meet these evolving challenges, or if our management team does not effectively scale with our growth, we may experience erosion to our brand, the quality of our products and services may suffer, and our company culture may be harmed.

Because we have a limited history operating our business at its current scale, it is difficult to evaluate our current business and future prospects, including our ability to plan for and model future growth. Our limited operating experience at this scale, combined with the rapidly evolving nature of the market in which we sell our products and services, substantial uncertainty concerning how these markets may develop, and other economic factors beyond our control, reduces our ability to accurately forecast quarterly or annual revenue. Failure to manage our future growth effectively could have an adverse effect on our business, financial condition, and results of operations.

If our marketing efforts are not effective, our ability to grow our business and maintain or expand our market share could suffer.

Maintaining and promoting awareness of the CLMBR and FORME platform is important to our ability to retain existing, and to attract new, customers. To facilitate our future growth and profitability, we are investing in our advertising, promotion, public relations, and marketing programs. These brand promotion activities may not yield increased revenue and the efficacy of these activities will depend on a number of factors, including our ability to do the following:

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select the right markets, media, and media vehicles in which to advertise;
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identify the most effective and efficient level of spending in each market, media, and media vehicle; and
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effectively manage marketing costs, including creative and media expenses, to maintain acceptable customer acquisition costs.

We may adjust or re-allocate our advertising spend across channels, product verticals, and geographic markets to optimize the effectiveness of these activities. We expect to increase advertising spend in future periods to continue driving our growth.

Implementing new marketing and advertising strategies also could increase the risk of devoting significant capital and other resources to endeavors that do not prove to be cost effective or provide a meaningful return on investment. We also may incur marketing and advertising expenses significantly in advance of recognizing revenue associated with such expenses and our marketing and advertising expenditures may not generate sufficient levels of brand awareness or result in increased revenue. Even if our marketing and advertising expenses result in increased sales, the increase might not offset our related expenditures. If we are unable to maintain our marketing and advertising channels on cost-effective terms or replace or supplement existing marketing and advertising channels with similarly or more effective channels, our marketing and advertising expenses could increase substantially, our brand, business, financial condition, and results of operations could suffer.

Our products and services may be affected from time to time by design and manufacturing or other defects that could adversely affect our business and result in harm to our reputation.

We offer complex hardware and software products and services that can be affected by design and manufacturing or other defects, errors, and bugs. Sophisticated operating system software and applications, such as those included in our products, often have issues that can unexpectedly interfere with the intended operation of hardware or software products. Defects may also exist in components or parts that we source from third parties. Any such defects could make our products and services unsafe, create a risk of environmental or property damage and personal injury, and subject us to the hazards and uncertainties of product liability claims, regulatory investigations, and related litigation. We have in the past and may in the future experience these defects and similar issues in our products. If any of our products have reliability, quality, or safety problems, we may not be able to successfully correct these problems in a timely manner or at all.

There can be no assurance that we will be able to detect and fix all issues and defects in the products, software, and services we offer. Failure to do so could result in widespread technical and performance issues affecting our products and services, damage our reputation, result in customer warranty or return claims, and deter customers from purchasing our products. In addition, these defects, errors, or bugs could interrupt or delay sales and revenue. If any defects or issues are not discovered until after we have commenced commercial production of a new product, we may incur significant additional development costs and product recall, repair or replacement costs. In addition, from time to time we may experience outages, service slowdowns, or errors that affect our fitness and wellness programming. As a result, our services may not perform as anticipated and may not meet customer expectations. Further, quality problems could adversely affect the experience for users of our products and services, and result in harm to our reputation, loss of competitive advantage, poor market acceptance, reduced demand for our products and services, delay in new product and service introductions, and lost revenue. Any of the foregoing could harm our ability to retain existing members and attract new customers, and could adversely affect our business, financial condition, and results of operations.

Service interruptions, outages, technical or performance issues, or similar events, including those related to, or caused by, defects or similar issues in our products and services, may result in claims against us and may cause us to incur significant additional expense to address these issues, and our liability insurance may not be adequate to cover any or all such costs.

Service interruptions, outages, technical and performance issues, or similar events affecting our products and services, including those related to, or caused by, defects or similar issues in our products and services, may result in claims against us by our members or others. For example, we have received claims in the past, including in the past year, and while such claims have not had a significant impact on our results of operations, we may be subject to future claims, which could have a material and adverse impact on our business, financial condition, and results of operations.

We maintain general liability insurance; however, design and manufacturing defects, and claims related thereto, may subject us to judgments or settlements that result in damages materially in excess of the limits of our insurance coverage. In addition, we may be exposed to recalls, product replacements or modifications, write-offs of inventory, property, plant and equipment, or intangible assets, and significant warranty and other expenses such as litigation costs and regulatory fines. If we cannot successfully defend any large claim, maintain our general liability insurance on acceptable terms, or maintain adequate coverage against potential claims, our financial results could be adversely impacted.

We may be subject to warranty claims that could result in significant direct or indirect costs, or we could experience greater returns than expected, either of which could have an adverse effect on our business, financial condition, and results of operations.

We generally provide a 12-month limited warranty on our CLMBR vertical climbing machine, FORME Studio and FORME Studio Lift. The occurrence of any defects or other warranty claims for which we have a legal obligation could make us liable for damages and warranty claims in excess of our current reserves, which could result in an adverse effect on our business prospects, liquidity, financial condition, and cash flows if warranty claims were to materially exceed anticipated levels. In addition, we could incur significant costs to correct any defects, warranty claims, or other problems, including costs related to product recalls. Any negative publicity related to the perceived quality and safety of our products could affect our brand image, decrease consumer and member confidence and demand, and adversely affect our business, financial condition, and results of operations. Moreover, certain other companies within our industry have in the past, and may in the future, received reports of injuries related to the use of their products and services and issued product recalls. Such activity by other companies within our industry, and the associated negative publicity, may be seen as characteristic of participants in our industry and may therefore harm the reputation of all participants in our industry, including us. Also, warranty claims may result in litigation, the occurrence of which could have an adverse effect on our business, financial condition, and results of operations.

In addition to warranties supplied by us, we also offer the option for members to purchase third-party extended warranty and services contracts and accidental protection coverage. Extended warranties are regulated in the United States on a state level and are treated differently by state. Outside the United States, regulations for extended warranties vary from country to country. In addition, changes in interpretation of the insurance regulations or other laws and regulations concerning warranties, whether limited, full, extended, or implied, on a federal, state, local, or international level may cause us to incur costs or have additional regulatory requirements to meet in the future. Our failure to comply with past, present, and future similar laws regarding warranties on our products, whether express or implied, could result in reduced sales of our products, reputational damage, litigation, penalties, and other sanctions, which could have an adverse effect on our business, financial condition, and results of operations.

The failure or inability of our contract manufacturers to comply with the specifications and requirements of our products could result in a product recall, which could adversely affect our reputation and subject us to significant liability should the use of any of our products cause or be claimed to cause physical harm.

All of our products are manufactured by independent third-party contract manufacturers. We do not have long-term contracts with our third-party contract manufacturers, and instead, order from these manufacturers on a purchase order basis. Under certain circumstances, we may be required to, or may voluntarily, recall or withdraw products.

A widespread recall or withdrawal of any of our products may negatively and significantly impact our sales and profitability for a period of time and could result in significant losses depending on the costs of the recall, destruction of product inventory, reduction in product availability, and reaction of competitors and consumers. We may also be subject to claims or lawsuits, including class actions lawsuits (which could significantly increase any adverse settlements or rulings), resulting in liability for actual or claimed injuries or death. Any of these events could adversely affect our business, financial condition and results of operations. Even if a product liability claim or lawsuit is unsuccessful or is not fully pursued, the negative publicity surrounding any assertion that our products caused physical harm could adversely affect our reputation with existing and potential consumers and its corporate and brand image. Moreover, claims or liabilities of this sort might not be covered by insurance or by any rights of indemnity or contribution that we may have against others. A product liability judgment against us or a product recall could adversely affect our business, financial condition and results of operations.

If we fail to offer high-quality member support, our business and reputation will suffer.

We currently work with third-party logistics providers to handle shipment and delivery of our connected fitness hardware products, including the CLMBR vertical climbing machine, FORME Studio and FORME Studio Lift. Our third-party logistics providers also facilitate white glove installation services of our products. Our in-house field operations team is responsible for training our third-party logistics providers on how to safely and correctly install our products, coordinating shipment and delivery matters, and communicating with our members throughout the entire pre-installation process. We do not have any minimum or long-term binding commitments with our third-party logistics providers and are generally billed upon shipment of the freight and believe alternative third-party logistics services would be available if needed. Our members also rely on our member support services to resolve any issues related to the use of our CLMBR vertical climbing machine and platform and FORME Studio equipment and platform. Providing a high-quality member experience is vital to our success in generating word-of-mouth referrals to drive sales and for retaining existing members. The importance of high-quality support will increase as we expand our business and introduce new products and services. If we do not help our members quickly resolve issues and provide effective ongoing support, our reputation may suffer and our ability to retain and attract members, or to sell additional products and services to existing members, could be harmed.

We rely on access to production studios, crews, and equipment and the creativity of our fitness instructors, third parties, and a network of independent contractors to generate and produce the content on our platform. If we are unable to access these resources or if we are unable to attract and retain high-quality and innovative fitness instructors or other content production providers, we may not be able to generate interesting and attractive content for our platform.

We offer fitness and wellness content on our platform that is produced by our in-house team located in Los Angeles, California, and by contracting seasoned content production and creative professionals. Due to our reliance on a limited number of studios in a concentrated location, any incident involving our studios, or affecting Southern California generally, could render our studios inaccessible or unusable and could inhibit our ability to produce and deliver new fitness and wellness content for our members. Production of the fitness and wellness content on our platform is further reliant on the creativity of our fitness instructors who, with the support of the content production team, plan and record our VOD content. Most of the fitness instructors who provide content for our On-Demand services are independent contractors. In addition, we also bid out our content production work, including lighting, direction, and sound, to a network of independent contractors. Once engaged, these contractors typically work on a day rate basis until the contracted-for content shoot is complete. If we are unable to attract or retain creative and experienced instructors or other content production providers, we may not be able to generate content on a scale or of a quality sufficient to grow our business. If we fail to produce and provide our members with interesting and attractive content led by instructors who they can relate to, then our business, financial condition, and results of operations may be adversely affected.

Our growth will depend in part on our ability to develop and expand our strategic and commercial relationships with companies across the fitness, wellness, hospitality, fashion, sports and design industries.

We have developed, and intend to continue to develop and expand, collaborations with companies across the fitness, wellness, hospitality, fashion, sports, and design industries. Our current and potential partners include international hotel chains, celebrity trainers, interior designers, celebrity stylists, and boutique fitness clubs. These strategic relationships tend to be focused on generating awareness of our brand by accessing audiences and followings and educating them regarding our products and services. If these arrangements do not continue to result in an increase in the number of customers and revenue, our business may be harmed.

The loss of a partnership could harm our results of operations, damage our reputation, increase pricing and promotional pressures from other partners and distribution channels, or increase our marketing costs. If we are not successful in maintaining existing and creating new relationships with any of these third parties, or if we encounter technological, content licensing, or other impediments to our development of these relationships, our ability to grow our business could be adversely impacted.

If we fail to obtain and retain high-profile strategic relationships, or if the reputation of any of these parties is impaired, our business may suffer.

A principal component of our marketing program and employee retention and recruitment has been to develop relationships with highly qualified and high-profile persons to help us extend the reach of our brand. Although we have relationships with well-known individuals in this manner, we may not be able to attract and build relationships with new persons in the future. In addition, if the actions of these parties were to damage their or our reputation, our relationships may be less attractive to our current or prospective customers. Any of these failures by us or these parties could materially and adversely affect our business, financial condition, and results of operations.

We face risks, such as unforeseen costs and potential liability in connection with content we acquire, produce, license and/or distribute through our service.

As a creator and distributor of fitness and wellness content, we face potential liability for negligence, copyright and trademark infringement, or other claims based on the nature and content of materials that we acquire, produce, license and/or distribute. We also may face potential liability for content used in promoting our service, including marketing materials. We are devoting more resources toward the development, production, marketing and distribution of our fitness and wellness content. We believe that original content can help differentiate our service from other offerings, enhance our brand and otherwise attract and retain members. To the extent our fitness and wellness content does not meet our expectations, in particular, in terms of costs, usage, and popularity, our business, including our brand and results of operations may be adversely impacted. As we expand our fitness and wellness content, we continue to be responsible for production costs and other expenses. We also take on risks associated with production, such as completion and key talent risk with respect to our trainers and fitness instructors. We also contract with third parties related to the development, production, marketing and distribution of our fitness and wellness content. We may face potential liability or may suffer significant losses in connection with such arrangements, including, but not limited to, if such third parties violate applicable law, become insolvent or engage in fraudulent behavior. To the extent we license rights of our fitness and wellness content to third parties, we could become subject to product liability, intellectual property or other claims related to such merchandise. We may decide to remove content from our service, not to place licensed or produced content on our service, or discontinue or alter production of our original content if we believe such content might not be well received by our members, or could be damaging to our brand or business. To the extent we, in the future, do not accurately anticipate costs or mitigate risks, including for content that we produce but ultimately does not appear on or is removed from our service, or if we incur liability for content we acquire, produce, license and/or distribute, our business may suffer. Litigation to defend these claims could be costly and the expenses and damages arising from any liability or unforeseen production risks could harm our results of operations. We may not be indemnified against claims or costs of these types and we may not have insurance coverage for these types of claims.

Risks Related to Suppliers, Manufacturers, and Other Ecosystem Partners

We rely on a limited number of suppliers, manufacturers, and logistics partners for our CLMBR and FORME Studio equipment. A loss of any of these partners could negatively affect our business.

We rely on a limited number of suppliers to manufacture, transport, and install our CLMBR and FORME Studio equipment, which exposes us to supply chain and other risks. We have previously experienced, and may experience in the future, production, shipping, or logistical constraints that cause delays. Although we believe we have redundancy and alternatives for the manufacturers and suppliers for the key components of our products, our reliance on a limited number of manufacturers for the components and parts for our CLMBR and FORME Studio equipment and the geographic concentration among our suppliers increase our supply chain risk. In addition, we do not have long-term binding commitments with any of our manufacturers and suppliers and instead operate on a purchase order basis. Therefore, we have no guarantee that they will continue to manufacture or supply products or components for us on an ongoing basis. In the event of interruption from any of our manufacturers, we may not be able to replace or increase capacity from other sources or develop alternate or secondary sources without incurring material additional costs and substantial delays. Furthermore, our manufacturing partners’ primary facilities are located in Taiwan. Thus, our business could be adversely affected if one or more of our suppliers is impacted by a natural disaster or other interruption at a particular location.

Our suppliers and partners have no obligation to continue to accept purchase orders from us, and we may be unable to get them to accept additional orders or engage an alternate manufacturer on terms that are acceptable to us, which may undermine our ability to deliver our products to members in a timely manner. For example, it may take a significant amount of time to identify a manufacturer that has the capability and resources to build our CLMBR and FORME Studio equipment to our specifications in sufficient volume. Identifying suitable suppliers, manufacturers, and logistics partners is an extensive process that requires us to become satisfied with their quality control, technical capabilities, responsiveness and service, financial stability, regulatory compliance, and labor and other ethical practices. Accordingly, a loss of any of our significant suppliers, manufactures, or logistics partners could have an adverse effect on our business, financial condition, and results of operations.

We have limited control over our suppliers, manufacturers, and logistics partners, which may subject us to significant risks, including the potential inability to produce or obtain quality products and services on a timely basis or in sufficient quantity.

We have limited control over our suppliers, manufacturers, and logistics partners, which subjects us to risks, such as the following:

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inability to satisfy demand for our CLMBR and FORME Studio equipment;
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limited control over delivery timing and product reliability;
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limited ability to monitor the manufacturing process and components or parts used in our CLMBR and FORME Studio equipment;
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limited ability to develop comprehensive manufacturing specifications that take into account any materials shortages or substitutions;
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variance in the manufacturing capability of our third-party manufacturers;
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price increases;
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failure of a significant supplier, manufacturer, or logistics provider to perform its obligations to us for technical, market, or other reasons;
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variance in the quality of the delivery and installation services provided by our third-party logistics providers;
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difficulties in establishing additional supplier, manufacturer, or logistics partner relationships if we experience difficulties with our existing suppliers, manufacturers, or logistics providers;
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shortages of materials or components or parts included in our CLMBR and FORME Studio equipment;
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misappropriation of our intellectual property;
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exposure to natural catastrophes, political unrest, terrorism, labor disputes, and economic instability;
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changes in local economic conditions in the jurisdictions where our suppliers, manufacturers, and logistics providers are located;
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the imposition of new laws and regulations, including those relating to labor conditions, quality and safety standards, imports, duties, tariffs, taxes, and other charges on imports, as well as trade restrictions and restrictions on currency exchange or the transfer of funds; and
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insufficient warranties and indemnities on components and parts supplied to or by our manufacturers or in connection with performance by our providers.

In addition, we do not have long-term binding commitments with any manufacturers and suppliers and instead operate on a purchase order basis. We also rely on our logistics partners, including our warehouse and delivery partners, to complete a substantial percentage of our deliveries to members, with the rest of the deliveries handled by our own white glove delivery and installation team. Our primary delivery and installation partner relies on a network of independent contractors to perform delivery and installation services for us in many markets. If any of these independent contractors, or the delivery and installation partner as a whole, do not perform their obligations or meet the expectations of us or our members, our reputation and business could suffer.

The occurrence of any of these risks, especially during periods of peak demand, could cause us to experience a significant disruption in our ability to produce and deliver our products to our members.

Increases in component and equipment costs, long lead times, supply shortages, and supply changes could disrupt our supply chain and negatively impact our business, financial condition, and results of operations.

Our ability to maintain and expand our business depends on our ability to obtain timely and adequate delivery of components and parts for our CLMBR and FORME Studio equipment. The majority of the components and parts that go into the manufacturing of our CLMBR and FORME Studio equipment are sourced from a limited number of third-party suppliers, and some of these components or parts are provided by a single supplier based in Taiwan. In addition, the global semiconductor supply shortage is having wide-ranging effects across multiple industries. We have experienced, and may continue to experience, direct and indirect adverse impacts on our business, including delays in securing certain components, including semiconductors, of our CLMBR and FORME Studio equipment. Our manufacturers generally purchase these components or parts on our behalf, subject to certain approved supplier lists, and we do not have long-term arrangements with most of our component or parts suppliers. We are therefore subject to the risk of shortages and long lead times in the supply of these components or parts and the risk that our suppliers discontinue or modify components or parts used in our CLMBR and FORME Studio equipment. In addition, the lead times associated with certain components or parts are lengthy and preclude rapid changes in design, quantities, and delivery schedules. We may in the future experience component shortages, and the predictability of the availability of these components or parts may be limited. In the event of a component shortage or supply interruption from suppliers of these components or parts, we may not be able to develop alternate sources in a timely manner. While we believe we can obtain alternative sources of supply on commercially reasonable terms if needed, developing alternate sources of supply for these components or parts may be time-consuming, difficult, and costly and there can be no assurance that we will be able to source these components or parts on terms that are acceptable to us, or at all, which may undermine our ability to fill our orders in a timely manner. Any interruption or delay in the supply of any of these components or parts, or the inability to obtain these components or parts from alternate sources at acceptable prices and within a reasonable amount of time, would harm our ability to meet our scheduled deliveries to our members.

Moreover, volatile global economic conditions may make it more likely that our suppliers may be unable to timely deliver supplies, or at all, and there is no guarantee that we will be able to timely locate alternative suppliers of comparable quality at an acceptable price. Several of the components or parts that go into the manufacturing of our CLMBR and FORME Studio equipment are sourced internationally, including from China, where the United States has imposed tariffs on specified products imported therefrom following the U.S. Trade Representative Section 301 Investigation. These tariffs have an impact on our component costs and have the potential to have an even greater impact depending on the outcome of the current trade negotiations, which have been protracted and recently resulted in increases in U.S. tariff rates on specified products from China. Increases in our component costs could have a material effect on our gross margins. The loss of a significant supplier, an increase in component costs, or delays or disruptions in the delivery of components or parts, could adversely impact our ability to generate future revenue and earnings and have an adverse effect on our business, financial condition, and results of operations.

Our ability to maintain a sufficient supply of components and raw materials for our products or to adequately control the costs thereof have been, and may be, negatively impacted by global supply chain constraints, which in turn may be impacted by geopolitical events or other factors beyond our control.

Our products incorporate various components and raw materials, such as semiconductors, and our ability to maintain a sufficient supply of such components has been, and may continue to be, impacted by global supply chain issues. Further, the availability of such components and raw materials at reasonable cost, which is essential to the successful production and sale of our products, is subject to factors beyond our control, such as geopolitical unrest, global health crises, and global economic conditions, among others. For example, Russia’s invasion of Ukraine has resulted in sanctions levied by the United States and other countries against Russia, higher energy prices, and higher prices for certain raw materials and goods and services, which in turn is contributing to higher inflation in the United States and globally, and has caused significant disruption to financial markets. While we do not currently believe our business has been significantly impacted by the Ukraine crisis to date, we could potentially be adversely impacted by any significant disruption to the global economy as a result of the ongoing crisis or any escalation thereof. For example, the conflict between Ukraine and Russia has adversely impacted, and could continue to exacerbate, global supply chain constraints and disrupt our operations or negatively impact the demand for our products and services. Any such disruption could result in an adverse impact to our financial results. Further, military, social, and political instability in a number of countries around the world, including continued hostilities and civil unrest in Ukraine and civil unrest in the Middle East, may have a negative effect on our business, financial condition, and operations as a result of any impact on our customers and manufacturing partners, the global supply chain, the volatility in the prices of components, the global economy, and the financial markets.

Further, as our products incorporate semiconductor components, our manufacturing processes are subject to risks and trends within the semiconductor industry generally, including wafer foundry manufacturing capacity, wafer prices, and production yields, as well as timely delivery of semiconductors from foundries to our manufacturing partners and regulatory and geopolitical developments in various jurisdictions, including Russia, Ukraine, and Asia. If the cost of raw materials increases, or our manufacturing partners experience difficulties in obtaining sufficient components of sufficient quality for incorporation in our products, it could impact our ability to deliver products to our customers in a timely manner and adversely impact our business, financial condition, and results of operations, including our gross margins. For example, as Russia and Ukraine produce a significant portion of certain key raw materials used in semiconductor manufacturing such as neon and palladium, Russia’s invasion of Ukraine could exacerbate the ongoing semiconductor supply chain issues. Although we do not currently expect Russia’s invasion of Ukraine to materially impact us directly, we are unable at this time to predict the ultimate impact this conflict will have on our company, our supply chain, our customers, the global economy, or the financial markets. Further, future global pandemics similar to the COVID-19 pandemic may cause manufacturing and supply constraints that affect our products, and increased tensions between the United States and other countries, such as Russia or China, may negatively impact the supply of certain components incorporated in our products, which in turn could harm our business, financial condition, and results of operations.

We depend on sole source and limited source suppliers for certain components and parts used in the manufacture of our products. If we are unable to source these components on a timely basis, we will not be able to deliver our products to our customers.

We depend on sole source and limited source suppliers for certain components and parts used in the manufacture of our products. Any of the sole source and limited source suppliers upon whom we rely could stop producing our components or parts, cease operations or be acquired by, or enter into exclusive arrangements with, our competitors. We generally do not have long-term supply agreements with our suppliers, and our purchase volumes are currently too low for us to be considered a priority customer by most of our suppliers. As a result, most of these suppliers could stop selling to us at commercially reasonable prices, or at all. Any such interruption or delay may force us to seek similar components or products from alternative sources, which may not be available. Switching suppliers may require that we redesign our products to accommodate new components or parts, which would be costly and time-consuming. Any interruption in the supply of sole source or limited source components for our products would adversely affect our ability to meet scheduled product deliveries to our customers, could result in lost revenue or higher expenses and would harm our business. Although we have not experienced any significant disruption as a result of our reliance on limited or sole source suppliers, we have a limited operating history and cannot assure you that we will not experience disruptions in our supply chain in the future as a result of such reliance or otherwise.

Our manufacturing partners and suppliers are located in Taiwan and China, which exposes us to various risks, including due to tensions between Taiwan and mainland China.

As the primary facilities of our manufacturing partners and the supplier of certain components and parts used in the manufacture of our products are located in Taiwan and China, we face risks associated with geopolitical conditions, natural disasters, and other factors. For example, Taiwan is susceptible to regional natural disasters such as earthquakes, tsunamis, and typhoons, and has experienced an increasing frequency of extreme weather events, including heavier rains and atypical heat waves. In addition, we face risks associated to changes in governmental policies, taxation, inflation, or interest rates in Taiwan and by social instability and diplomatic and social developments in or affecting Taiwan which are outside of our control. For example, since 1949, Taiwan and the Chinese mainland have been separately governed. The government for the People’s Republic of China (the “PRC” which unless the context otherwise requires, refers to mainland China) claims that it is the only legitimate government in China and that Taiwan is part of China. Although significant economic and cultural relations have been established between Taiwan and mainland China in the past few years, relations between Taiwan and mainland China remain strained. For example, the PRC government has refused to renounce the use of military force to gain control over Taiwan and, in March 2005, passed an Anti-Secession Law that authorized non-peaceful means and other necessary measures should Taiwan move to gain independence from the PRC. The PRC government has indicated that it may use military force to gain control over Taiwan if Taiwan “declares independence.” Past developments in relations between Taiwan and mainland China have on occasion depressed the market prices of the securities of companies doing business in Taiwan. If political tensions between mainland China and Taiwan were to increase further, it could negatively impact our business, financial condition, and results of operations given our reliance on manufacturing partners and a sole source supplier in Taiwan. Given the current political and military situation in China and Taiwan, if the relationship between China and the United States worsens further, or if either China or the United States imposes significant new economic sanctions or restrictions on doing business, and we are restricted or precluded from continuing our manufacturing and supplier relationships with entities in Taiwan or the ability of such parties to maintain their relationships with us is disrupted, our costs could increase, and our ability to fulfill customer orders could be significantly harmed. Furthermore, relations between Taiwan and mainland China and other factors affecting military, political, or economic conditions in Taiwan could materially and adversely affect our business, financial condition, and results of operations, as well as the market price of the Common Stock. See “- We depend on sole source and limited source suppliers for certain components and parts used in the manufacture of our products. If we are unable to source these components on a timely basis, we will not be able to deliver our products to our customers.”

Our payments system depends on third-party providers and is subject to evolving laws and regulations.

Our members pay for our products and services, including their monthly membership fees, using a variety of different payment methods, including credit and debit cards, gift cards, and online wallets. We rely on internal systems as well as those of third parties to process payment. Acceptance and processing of these payment methods are subject to certain rules and regulations and require payment of interchange and other fees. To the extent there are disruptions in our payment processing systems, increases in payment processing fees, material changes in the payment ecosystem, such as large re-issuances of payment cards, delays in receiving payments from payment processors, or changes to rules or regulations concerning payment processing, our revenue, operating expenses and results of operation could be adversely impacted. We leverage our third-party payment processors to bill members on our behalf. If these third parties become unwilling or unable to continue processing payments on our behalf, we would have to find alternative methods of collecting payments, which could adversely impact member acquisition and retention. In addition, from time to time, we encounter fraudulent use of payment methods, which could impact our results of operation and if not adequately controlled and managed could create negative consumer perceptions of our services.

We have engaged third-party service providers to perform underlying card processing, currency exchange, identity verification, and fraud analysis services. If these service providers do not perform adequately or if they terminate their relationships with us or refuse to renew their agreements with us on commercially reasonable terms, we will need to find an alternate payment processor and may not be able to secure similar terms or replace such payment processors in an acceptable timeframe. Further, the software and services provided by our third-party payment processors may not meet our expectations, contain errors or vulnerabilities, be compromised, or experience outages. Any of these risks could cause us to lose our ability to accept online payments, or conduct other payment transactions, any of which could make our platform less convenient and attractive and harm our ability to attract and retain customers. In addition, our ability to accept orders could be negatively impacted and our business would be harmed. In addition, if these providers increase the fees they charge us, our operating expenses could increase.

The laws and regulations related to payments are complex and vary across different jurisdictions in the United States and globally. As a result, we are required to spend significant time and effort to comply with those laws and regulations. Any failure or claim of our failure to comply, or any failure by our third-party service providers to comply, could cost us substantial resources, could result in liabilities, or could force us to stop offering certain third-party payment services. As we expand the availability of new payment methods in the future, we may become subject to additional regulations and compliance requirements.

Further, through our agreement with our third-party credit card processor, we are subject to payment card association operating rules and certification requirements, including the Payment Card Industry Data Security Standard. We are also subject to rules governing electronic funds transfers. Any change in these rules and requirements could make it difficult or impossible for us to comply.

Any major disruption or failure of our information technology systems or websites, or our failure to successfully implement upgrades and new technologies effectively, could adversely affect our business and operations.

Certain of our information technology systems are designed and maintained by us and are critical for the efficient functioning of our business, including the manufacture and distribution of our CLMBR and FORME Studio equipment, online sales of our CLMBR and FORME Studio equipment, and the ability of our members to access content on our platform. Our growth has, in certain instances, strained these systems. As we grow, we continue to implement modifications and upgrades to our systems, and these activities subject us to inherent costs and risks associated with replacing and upgrading these systems, including, but not limited to, impairment of our ability to fulfill customer orders and other disruptions in our business operations. Further, our system implementations may not result in productivity improvements at a level that outweighs the costs of implementation, or at all. If we fail to successfully implement modifications and upgrades or expand the functionality of our information technology systems, we could experience increased costs associated with diminished productivity and operating inefficiencies related to the flow of goods through our supply chain.

In addition, any unexpected technological interruptions to our systems or websites would disrupt our operations, including our ability to timely deliver and track product orders, project inventory requirements, manage our supply chain, sell our CLMBR and FORME Studio equipment online, provide services to our members, and otherwise adequately serve our members.

Substantially all of our units have been sold through our commercial website in 2023. The operation of our direct-to-consumer e-commerce business through our website depends on our ability to maintain the efficient and uninterrupted operation of online order-taking and fulfillment operations. Any system interruptions or delays could prevent potential customers from purchasing our CLMBR and FORME Studio equipment.

Moreover, the ability of our members to access the content on our platform could be diminished by a number of factors, including members’ inability to access the internet, the failure of our network or software systems, security breaches, or variability in member traffic for our platform. Platform failures would be most impactful if they occurred during peak platform use periods, which generally occur before and after standard work hours. During these peak periods, there are a significant number of members concurrently accessing our platform and if we are unable to provide uninterrupted access, our members’ perception of our platform’s reliability may be damaged, our revenue could be reduced, our reputation could be harmed, and we may be required to issue credits or refunds, or risk losing members.

In the event we experience significant disruptions, we may be unable to repair our systems in an efficient and timely manner which could have a material adverse effect on our business, financial condition, and results of operations.

We rely heavily on third parties for most of our computing, storage, processing, and similar services. Any disruption of or interference with our use of these third-party services could have an adverse effect on our business, financial condition, and results of operations.

We have outsourced our cloud infrastructure to third-party providers, and we currently use these providers to host and stream our services and content. We are therefore vulnerable to service interruptions experienced by these providers and we expect to experience interruptions, delays, or outages in service availability in the future due to a variety of factors, including infrastructure changes, human, hardware or software errors, hosting disruptions, and capacity constraints. Outages and capacity constraints could arise from a number of causes such as technical failures, natural disasters, fraud, or security attacks. The level of service provided by these providers, or regular or prolonged interruptions in that service, could also affect the use of, and our members’ satisfaction with, our products and services and could harm our business and reputation. In addition, hosting costs will increase as membership engagement grows, which could harm our business if we are unable to grow our revenue faster than the cost of using these services or the services of similar providers.

Furthermore, our providers have broad discretion to change and interpret the terms of service and other policies with respect to us, and those actions may be unfavorable to our business operations. Our providers may also take actions beyond our control that could seriously harm our business, including discontinuing or limiting our access to one or more services, increasing pricing terms, terminating or seeking to terminate our contractual relationship altogether, or altering how we are able to process data in a way that is unfavorable or costly to us. Although we expect that we could obtain similar services from other third parties, if our arrangements with our current providers were terminated, we could experience interruptions on our platform and in our ability to make our content available to members, as well as delays and additional expenses in arranging for alternative cloud infrastructure services.

Any of these factors could further reduce our revenue, subject us to liability, and cause our members to decline to renew their memberships, any of which could have an adverse effect on our business, financial condition, and results of operations.

We face certain risks related to the interaction of our members, trainers, and fitness instructors.

The nature of our services is such that we cannot control all aspects of the interactions of our members, trainers, and fitness instructors. There is a possibility that one or more of our members, trainers, or fitness instructors could be subject to actual or perceived harm following interaction with another one of our members, trainers, or fitness instructors. For example, a verbal interaction between a member and a personal trainer may be perceived by one party as hostile, unwelcome, or causing emotional harm, unintentionally or otherwise. To the extent an unfortunate incident of this nature occurred, our reputation would be harmed and we could be exposed to liability, including through litigation. Litigation to defend these claims could be costly and the expenses and damages arising from any liability could harm our results of operations. We may not be indemnified against claims or costs of these types and we may not have insurance coverage for these types of claims.

If we experience any adverse change to, loss of, or claim that we do not hold necessary licenses to the music content included in our fitness content or otherwise accessible on our platform, it may have an adverse effect on our business, financial condition, and results of operations.

We include music in the fitness content, including our classes and on-demand and Live 1:1 personal training services, that we make available to our members. To secure the rights to use music in our content, we enter into license agreements with and pay royalties to rights holders such as record labels, music publishers, and performing rights organizations.

The process of obtaining licenses involves identifying and negotiating with many rights holders, some of whom are unknown or difficult to identify, and implicates a myriad of complex legal issues. Rights holders also may attempt to take advantage of their market power to seek burdensome financial terms from us. Our relationship with certain rights holders may deteriorate. Artists and/or artist groups may object and may exert public or private pressure on rights holders to discontinue or to modify license terms. Additionally, there is a risk that aspiring rights holders, their agents, or legislative or regulatory bodies will create or attempt to create new rights that could require us to enter into new license agreements with, and pay royalties to, newly defined groups of rights holders, some of which may be difficult or impossible to identify.

Although we expend significant resources in an attempt to comply with our music licenses and to avoid using music for which we do not have all applicable licenses, the fragmented nature of music rights and the lack of reliable data on copyright ownership, particularly with respect to musical compositions, make it nearly impossible to do so with 100% accuracy, so we cannot guarantee that we are not infringing or violating any third-party intellectual property rights, or that we will not do so in the future.

Comprehensive and accurate ownership information for the musical compositions embodied in sound recordings is sometimes unavailable. In some cases, we obtain ownership information directly from music publishers, and in other cases we rely on the assistance of third parties to determine ownership information. If the information provided to us or obtained by such third parties does not comprehensively or accurately identify the ownership of musical compositions, or if we (or our third-party vendor) are unable to determine which musical compositions correspond to specific sound recordings, it becomes difficult or impossible to identify the appropriate rights holders to whom to pay royalties. This may make it difficult to comply with the obligations of any agreements with those rights holders or to secure the appropriate licenses with all necessary parties.

These challenges, and others concerning the licensing of music on our platform, may subject us to liability for copyright infringement, breach of contract, or other claims.

We are a party to many music license agreements that are complex and impose numerous obligations upon us that may make it difficult to operate our business, and a breach of such agreements could adversely affect our business, financial condition, and results of operations.

Our license agreements are complex and impose numerous obligations on us, including obligations to, among other things:

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calculate and make payments based on complex royalty structures, which requires tracking usage of content in our service that may have inaccurate or incomplete metadata necessary for such calculation;
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provide periodic reports on the exploitation of the content in specified formats;
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represent that we will obtain all necessary publishing licenses and consents and pay all associated fees, royalties, and other amounts due for the licensing of musical compositions;
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comply with strict technical and content security-related rules and restrictions;
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comply with certain marketing and advertising restrictions;
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grant the licensor the right to audit our compliance with the terms of such agreements; and
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comply with certain security and technical specifications.

Certain of our license agreements also contain minimum guarantees or require that we make minimum guarantee or advance payments, which are not always tied to our number of members or stream counts for music used in our services. Accordingly, our ability to achieve and sustain profitability and operating leverage in part depends on our ability to increase our revenue through increased sales of memberships on terms that maintain an adequate gross margin. Our license agreements that contain minimum guarantees typically have terms of between one and three years, but our members may cancel their memberships at any time. We rely on estimates to forecast whether such minimum guarantees and advances against royalties could be recouped against our actual content costs incurred over the term of the license agreement. To the extent that our estimates underperform relative to our expectations, and our content costs do not exceed such minimum guarantees and advance payments, our margins may be adversely affected.

Some of our license agreements also include so-called “most-favored nations” provisions, which require that certain terms (including material financial terms) are no less favorable than those provided to any similarly situated licensor. If agreements are amended or new agreements are entered into on more favorable terms, these most-favored nations provisions could cause our payment or other obligations to escalate substantially. Additionally, some of our license agreements restrict our ability to undertake new business initiatives utilizing the licensed content (e.g., alternative distribution models), and without consent or negotiating additional licenses, our ability to undertake new business initiatives may be limited and our competitive position could be impacted.

The license agreements generally have a term of two years, with some arrangements including demonstration periods or pre-launch periods. The minimum guarantees or advances contained in the license agreements range from $20,000 to $150,000 and the royalty rates, after giving effect to “most-favored nations” provisions, are at the greater of 8.33% of gross service revenue or $3.25 per subscriber (or $6.50 per subscriber for an enterprise/commercial offering). In some arrangements, we may deduct a portion of payments (generally ranging from 2.5% to 25%) to performing rights organizations for performance rights.

If we breach any obligations in any of our license agreements, or if we use content in ways that are found to exceed the scope of such agreements, we could be subject to monetary penalties or claims of infringement, and our rights under such agreements could be terminated.

Our member engagement on mobile devices depends upon effective operation with mobile operating systems, networks, and standards that we do not control.

A significant and growing portion of our members access our platform through our CLMBR and FORME Studio apps and there is no guarantee that popular mobile devices will continue to support our CLMBR and FORME Studio apps or that mobile device users will use our CLMBR and FORME Studio apps rather than competing products. We are dependent on the interoperability of our CLMBR and FORME Studio apps with popular mobile operating systems that we do not control, such as Android and iOS devices. Additionally, in order to deliver high-quality mobile content, it is important that our digital offering is designed effectively and works well with a range of mobile technologies, systems, networks, and standards that we do not control. We may not be successful in developing relationships with key participants in the mobile industry or in developing products that operate effectively with these technologies, systems, networks, or standards.

The smaller screen size and reduced functionality associated with some mobile devices may make accessing our Live 1:1 personal training service, and our On-Demand programs, classes, and content more difficult or less appealing to customers. If we are not able to deliver a rewarding experience on mobile devices, our business may suffer. Further, although we strive to provide engaging mobile experiences for members who visit our mobile website using a browser on their mobile device, we depend on members downloading our mobile apps to provide them the optimal mobile experience. As new mobile devices and mobile platforms are released, we may encounter problems in developing or supporting apps for them. In addition, supporting new devices and mobile device operating systems may require substantial time and resources.

The success of our mobile apps could also be harmed by factors outside our control, such as:

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actions taken by providers of mobile operating systems or mobile app download stores;
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unfavorable treatment received by our mobile apps, especially as compared to competing apps, such as the placement of our mobile apps in a mobile app download store;
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increased costs in the distribution and use our mobile apps; or
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changes in mobile operating systems, such as iOS and Android, that degrade the functionality of our mobile website or mobile apps or that give preferential treatment to competitive products.

In the event that it is more difficult for our members to access and use our platform on their mobile devices or members find our mobile offerings do not effectively meet their needs, our competitors develop products and services that are perceived to operate more effectively on mobile devices, or if our members choose not to access or use our platform on their mobile devices or use mobile products that do not offer access to our platform, our member growth and member engagement could be adversely impacted.

We rely on third parties to drive traffic to our website, and these providers may change their algorithms or pricing in ways that could damage our business, operations, financial condition, and prospects.

We rely in part on digital advertising, including search engine marketing, to promote awareness of our brand and business and attract new, and increase engagement with existing members. In particular, we rely on search engines, such as Google, and the major mobile app stores as important marketing channels. Search engine companies change their search algorithms periodically, and our ranking in searches may be adversely impacted by those changes. Search engine companies or app stores may also determine that we are not in compliance with their guidelines and penalize us as a result. If search engines change their algorithms, terms of service, display, or the featuring of search results, determine we are out of compliance with their terms of service, or if competition increases for advertisements, we may be unable to cost-effectively add content and services to our website and apps. Our relationships with our marketing vendors are not long-term in nature and do not require any specific performance commitments. In addition, many of our online advertising vendors provide advertising services to other companies, including companies with whom we may compete. As competition for online advertising has increased, the cost for some of these services has also increased. Our digital advertising initiatives may become increasingly expensive and generating a return on those initiatives may be difficult. Even if we successfully increase revenue as a result of our paid digital advertising efforts, such increase may not offset the additional digital advertising expenses we incur.

Risks Related to Our Intellectual Property

We have in the past, and may in the future, face claims of intellectual property infringement, misappropriation or other violations, which could be time-consuming or costly to defend or settle, result in the loss of significant rights or harm our relationships with our members or reputation in the industry.

Our commercial success depends in part upon our ability, and the ability of our future collaborators, to develop, manufacture, market and sell our proprietary technologies without infringing, misappropriating or otherwise violating the intellectual property of third parties. Companies in the fitness industry, including the smart home gym and connected fitness sector, may vigorously pursue, protect and enforce their intellectual property rights. Further, companies in the fitness industry are frequently subject to litigation based on allegations of infringement or other violations of intellectual property rights. Our competitors, as well as a number of other entities and individuals, including so-called non-practicing entities, may own or claim to own intellectual property relating to our product offering. We may be unaware of the intellectual property rights that others may claim cover some or all of our technologies. Because patent applications can take years to issue and are often afforded confidentiality for some period of time, there may currently be pending applications, unknown to us, that later result in issued patents that could cover one or more aspects of our technology and there is also a risk that we could adopt a technology without knowledge of a pending patent application, which technology would infringe a third-party patent once that patent is issued. From time to time, third parties have in the past and may in the future assert against us and our members their patent and other intellectual property rights to technologies that are important to our business.

We have in the past, and may in the future, particularly as a public company with an increased profile and visibility, receive communications from others alleging our infringement, misappropriation or other violation of patents, trade secrets, or other intellectual property rights. In addition, in the event that we recruit employees from other technology companies, including certain potential competitors, and these employees are involved in the development of products that are similar to the products they assisted in developing for their former employers, we may become subject to claims that such employees have improperly used or disclosed trade secrets or other proprietary information. We may also in the future be subject to claims by our suppliers, employees, consultants, or contractors asserting an ownership right in our patents or patent applications, or other intellectual property as a result of the work they performed on our behalf.

Claims that our products or technologies infringe, misappropriate or otherwise violate third-party intellectual property rights, regardless of their merit or resolution, could be time-consuming or costly to defend or settle and could divert the efforts and attention of our management and technical personnel. Many potential litigants, including some of our competitors and patent holding companies, have the ability to dedicate substantial resources to enforcing their intellectual property rights. If such parties were to assert their intellectual property rights against us, even if we believe we would have defenses against any such assertion, there can be no assurance that any such defenses will be successful. For example, in a patent infringement claim against us, we may assert, as a defense, that we do not infringe the relevant patent claims, that the patent is invalid or both. The strength of our defenses will depend on the patents asserted, the interpretation of these patents, and our ability to invalidate the asserted patents. We may be unsuccessful in advancing non-infringement and/or invalidity arguments in our defense. In the United States, issued patents enjoy a presumption of validity, and the party challenging the validity of a patent claim must present clear and convincing evidence of invalidity, which is a high burden of proof. Conversely, the patent owner need only prove infringement by a preponderance of the evidence, which is a lower burden of proof. Further, any litigation may also involve non-practicing entities or other adverse patent owners that have no relevant solution revenue, and therefore, our patent portfolio may provide little or no deterrence as we would not be able to assert our patents against such entities or other adverse patent owners. Infringement claims also could harm our relationships with our members and might deter future customers from doing business with us. We do not know whether we will prevail in these proceedings given the complex technical issues and inherent uncertainties in intellectual property litigation. If any pending or future proceedings result in an adverse outcome, we could be required to:

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cease the manufacture, use, sale, or importation of the infringing products, content, services, or technologies;
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pay substantial damages for infringement, misappropriation or other violation, which could include treble damages and attorneys’ fees if we are found to willfully infringe a third party’s intellectual property rights;
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expend significant time, expense, and resources to develop, acquire, or license alternative non-infringing products, content, services, or technologies, which may not be successful;
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license technology from the third-party claiming infringement, which license may not be available on commercially reasonable terms, or at all;
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cross-license our intellectual property rights to a competitor to resolve an infringement claim, which could weaken our ability to compete with that competitor; or
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pay substantial damages to our members or end-users to discontinue their use of or to replace infringing technology sold to them with non-infringing technology, if available.

Additionally, even if successful in such proceedings, our intellectual property rights in our products, services, content, or technologies may be invalidated or narrowed. Moreover, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of the Common Stock. Any of the foregoing results could have a material adverse effect on our business, financial condition, and results of operations.

In addition, certain contracts with our suppliers or customers may contain provisions whereby we indemnify, subject to certain limitations, the counterparty for damages suffered as a result of claims related to intellectual property infringement. Claims made under these provisions, even those without merit, could adversely affect our relationship with that third party as well as with new and existing customers, could be expensive to litigate and could result in significant payments. Even if we were to prevail in such a dispute, any litigation regarding our intellectual property could be costly and time-consuming and divert the attention of our management and key personnel from our business operations.

We use a significant amount of intellectual property in our business. Monitoring unauthorized use of our intellectual property can be difficult and costly and if we are unable to obtain, maintain, and protect our intellectual property, our business, financial condition, and results of operations could be adversely affected.

Our success depends in part upon our ability to obtain and maintain intellectual property rights with respect to our products and the technologies we develop. To accomplish this, we rely on a combination of intellectual property rights, including patents, copyrights, trade areas, domain name, and trademarks in the United States and in selected foreign countries where we believe filing for such protection is appropriate. We also rely on trade secret laws, as well as confidentiality and non-disclosure, licensing, and other contractual protections, to protect our intellectual property rights. Some of our products and technologies are not covered by any patent or patent application, as we do not believe patent protection of these products and technologies is critical to our business strategy at this time.

However, our efforts to protect our intellectual property rights may not be sufficient or effective, and any of our intellectual property rights may be challenged, which could result in them being narrowed in scope or declared invalid or unenforceable. There can be no assurance that our intellectual property rights will be sufficient to protect against others offering products, services, or technologies that are substantially similar to ours and that compete with our business. Certain unauthorized use of our intellectual property may go undetected, or we may face legal or practical barriers to enforcing our legal rights even where unauthorized use is detected.

Effective protection of patents, trademarks, such as our rights to use the “FORME Life” mark, and domain names is expensive and difficult to maintain, both in terms of application and registration costs as well as the costs of defending and enforcing those rights. As we have grown, we have sought patent and trademark rights in a limited number of countries outside of the United States, a process that can be expensive and may not always be successful. For example, the U.S. Patent and Trademark Office and various foreign governmental patent agencies require compliance with a number of procedural requirements to complete the patent application process and to maintain issued patents, and noncompliance or non-payment could result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in a relevant jurisdiction. Further, intellectual property protection may not be available to us in every country in which our products and services are available. For example, some foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, many countries limit the enforceability of patents against certain third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit. Further, the laws of some countries in which we operate or intend to operate do not protect proprietary rights and intellectual property to the same extent as the laws of the United States, and mechanisms for protection and enforcement of intellectual property rights in some foreign countries may be inadequate. To the extent we expand our international activities, our exposure to unauthorized copying and use of our products and technologies may increase. Further, competitors, foreign governments, foreign government-backed actors, criminals, or other third parties may gain unauthorized access to our proprietary information and technology. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our technology and intellectual property.

Patents and Other Registered Intellectual Property

Our patent and patent application portfolio primarily relates to various hardware and software inventions that may or may not be embodied in our current or future products. The United States patents in the portfolio and issued as of December 31, 2023 are expected to expire between 2036 and 2040, without taking potential patent term extensions or adjustments into account. We cannot assure you that any patents from any pending or future patent applications will be issued, and even if our pending patent applications are granted, the scope of the rights granted to us may not be meaningful, may not provide us with a commercial advantage and may be subject to reinterpretation after issuance. The patent prosecution process is expensive, time-consuming, and complex, and we may not be able to file, prosecute, maintain, enforce, or license all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output in time to obtain patent protection. Failure to timely seek patent protection on products or technologies generally precludes us from seeking future patent protection on these products or technologies. Even if we do timely seek patent protection, the coverage claimed in a patent application can be significantly reduced before a patent is issued, and its scope can be reinterpreted after issuance.

We also rely on our trademarks to build name recognition and our brand in the markets in which we do business. Our registered or unregistered trademarks or trade names in the United States and in international jurisdictions may be challenged, infringed, circumvented, declared generic, lapsed, or determined to be infringing on or dilutive of other marks, and our current and future trademark applications may not be allowed or may subsequently be opposed. We may not be able to protect our rights in these trademarks and trade names, which we need in order to build name recognition with potential customers. At times, competitors may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. As a means to enforce our trademark rights and prevent infringement, we may be required to file trademark claims against third parties or initiate trademark opposition proceedings. This can be expensive and time-consuming, and we may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential partners or customers in our markets of interest. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected.

We cannot guarantee that:

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any of our present or future patents or patent claims will not lapse or be invalidated, narrowed, circumvented, opposed or otherwise challenged, or abandoned;
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our intellectual property rights will provide competitive advantages to us;
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our ability to assert our intellectual property rights against others (including potential competitors) or to settle current or future disputes will not be limited by our agreements with third parties;
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any of our pending or future patent applications will be issued or have the coverage originally sought;
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our intellectual property rights will be enforced in jurisdictions where competition may be intense or where legal protections may be weak;
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all inventors or contributors to intellectual property have executed appropriate and effective invention assignment agreements assigning their inventions and contributions to us;
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any of the trademarks, copyrights, trade secrets, or other intellectual property rights that we presently employ in our business will not lapse or be invalidated, narrowed, circumvented, challenged, abandoned or otherwise diminished or eliminated; or
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we will not lose the ability to assert our intellectual property rights against or to license our technologies to others and collect royalties or other payments.

In addition, our competitors or others may infringe on our trademarks or patents, independently develop similar offerings, duplicate our offerings, or design around our patents or other intellectual property rights. Further legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights are constantly developing, uncertain, and may be applied or interpreted in ways that limit our ability to protect and enforce our rights.

Effective intellectual property protection may be unavailable or more limited in foreign jurisdictions relative to those protections available in the United States. Further, intellectual property protection may not be applied for in one or more relevant jurisdictions. Even if foreign patents are granted, effective enforcement in foreign countries may not be available. The failure of our patents to adequately protect our technologies might make it easier for our competitors to offer similar products or technologies, and our business, financial condition, and results of operations could be adversely affected.

Trade Secrets and Other Unregistered Intellectual Property

In addition to patent protection, we also rely on other proprietary rights, including protection of trade secrets and other proprietary information that is not patentable or that we elect not to patent. We rely on contractual protections with our members, suppliers, employees, consultants, and contractors, and we implement security measures designed to protect our intellectual property, and proprietary technology. For example, all employees and consultants are generally required to execute confidentiality agreements in connection with their employment and consulting relationships with us. We also require them to agree to disclose and assign to us all inventions conceived or made in connection with the employment or consulting relationship. However, we cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary technologies. Further, these agreements do not prevent our competitors or others from independently developing products or technologies that are substantially equivalent or superior to ours. The confidentiality agreements on which we rely to protect our intellectual property may be breached, may not be adequate to protect our confidential information, trade secrets, and proprietary technologies, and may not provide an adequate remedy in the event of unauthorized use or disclosure of our confidential information, trade secrets, or proprietary technologies.

Our trade secrets, know-how, and other proprietary information may be stolen, disclosed to our competitors, used in an unauthorized manner, or compromised through a direct intrusion by private parties or foreign actors, including those affiliated with or controlled by state actors, through cyber intrusions into our computer systems, physical theft through corporate espionage, or other means, or through more indirect routes, including by licensees that do not honor the terms of the license or other parties reverse engineering our products or technologies. Others may independently develop substantially equivalent products or technologies or otherwise gain access to our trade secrets. Unauthorized copying or other misappropriation of our trade secrets and other intellectual property could enable third parties to benefit from our technologies without paying us for doing so, which could harm our business. We cannot assure you that our contractual protections and security measures have not been or will not be breached or that we will have adequate remedies for any such breach. Accordingly, we cannot guarantee that we have secured, or will be able to secure, effective protections for all of our trade secrets or other proprietary information that we use or claim rights to. We rely in part on the laws of the United States and international laws to protect our intellectual property. Intellectual property such as trade secrets are difficult to protect, and some courts inside and outside of the United States are less willing or unwilling to protect intellectual property, including trade secrets.

Monitoring Unauthorized Use of Intellectual Property

Monitoring unauthorized use of our intellectual property is difficult and costly. Although we are not aware of any material misappropriation of our intellectual property to date, unauthorized use of our intellectual property may have occurred or may occur in the future. Although we have taken steps to minimize the risk of this occurring, any such failure to identify unauthorized use and otherwise adequately protect our intellectual property would adversely affect our business. When we become aware of companies infringing on our intellectual property rights, we seek to enforce our rights through appropriate actions. From time to time, we may need to commence litigation or other legal proceedings in order to:

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assert claims of infringement of our intellectual property rights;
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defend our products from piracy;
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protect our trade secrets or know-how; or
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determine the enforceability, scope, and validity of the propriety rights of others.

Lawsuits or other proceedings that we initiate to protect or enforce our patents or other intellectual property rights could be expensive, time consuming, and unsuccessful. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us alleging that we infringe their intellectual property or alleging that our intellectual property is invalid or unenforceable. Moreover, if we are required to commence litigation, whether as a plaintiff or defendant, we would also be forced to divert our attention and the efforts of our employees, which could, in turn, result in lower revenue and higher expenses. If we pursue litigation to assert our intellectual property rights, an adverse decision in any of these legal actions could limit our ability to assert our intellectual property rights, limit the value of our technologies or otherwise negatively impact our business, financial condition, and results of operations. Legal fees related to such litigation will increase our operating expenses and may reduce our net income.

Protection and pursuit of intellectual property rights and positions often results in protracted and expensive litigation for many companies. In the ordinary course of our business, we may become party to disputes involving intellectual property rights. We have in the past received, and we may in the future receive, communications alleging liability for damages or challenging the validity of our intellectual property or proprietary rights. We also have in the past, and may in the future receive claims of infringement or inquiries regarding possible infringement of the intellectual property rights of others, demands seeking royalty payments or other remedies, or cease and desist letters. Depending on the situations, we may defend our position, seek to negotiate a license, or engage in other acceptable resolution that is appropriate to our business.

If we encounter disputes or other issues related to the intellectual property we license from or that we develop with third parties, it could narrow or restrict our ability to use such intellectual property and adversely impact our ability to develop and market our current or new products and services.

Many of our products and services include intellectual property licensed from third parties, and we are party to a number of third-party intellectual property license agreements. Some of these license agreements require us to make one-time payments or ongoing royalty payments. We cannot guarantee that the technologies we license will not be licensed to our competitors or others in the fitness and wellness sector, including the smart home gym and connected fitness industry. As a result, we may not be able to prevent competitors from developing and commercializing competitive products in territories included in all of our licenses. In the future, we may need to obtain additional licenses, renew existing license agreements, or otherwise replace existing technologies. We are unable to predict whether these license agreements can be obtained or renewed or whether the technologies can be replaced on acceptable terms, or at all. In that event, we may be required to expend significant time and resources to redesign our technologies, products or the methods for manufacturing them or to develop or license replacement technologies, all of which may not be feasible on a technical or commercial basis. Any disputes with our licensing partners with respect to such agreements could narrow what we believe to be the scope of our rights to the relevant intellectual property, increase our obligations under such agreements, or restrict our ability to develop and market our current or new products and services. Any of these events could negatively impact our business, financial condition, and results of operations.

In addition, from time to time, we enter into agreements with select customers, such as our commercial customers, to customize and otherwise develop technologies and intellectual property, and we expect to enter into new, similar arrangements from time to time in the future. Some of these agreements contain terms that allocate ownership of, and rights to use and enforce, technologies and intellectual property rights. As a result of these agreements, we may be required to limit use of, refrain from using, or co-own certain of such related technologies and intellectual property rights in parts of our business. Determining inventorship and ownership of technologies and intellectual property rights resulting from development activities can be difficult and uncertain. Certain intellectual property rights to which we claim ownership are or may be subject to co-ownership disputes with certain inventors or third parties due to unexecuted assignment agreements. Disputes may arise with customers, vendors, and other third parties regarding ownership of and rights to use and enforce these technologies and intellectual property rights or regarding interpretation of our agreements with these third parties, and these disputes may result in claims against us or claims that intellectual property rights, which we believe we own, are not owned by us, are not enforceable, or are invalid. The cost and effort to resolve these types of disputes, or the loss of intellectual property rights if we lose these types of disputes, could harm our business, financial condition, and results of operations. Further, co-ownership of intellectual property rights may allow the other owners to freely use such intellectual property rights, or license or transfer such intellectual property rights to others including our competitors. Any of these could negatively impact our business, financial condition, and results of operations.

We may be involved in lawsuits to protect or enforce our patents or our other intellectual property rights, which could be expensive, time consuming and unsuccessful.

Competitors may infringe, misappropriate or otherwise violate our patents or our other intellectual property rights. To counter infringement, misappropriation, or other violations, we may be required to file legal claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing. Litigation or other legal proceedings relating to intellectual property claims, with or without merit, are unpredictable and, even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our scientific and management personnel from their normal responsibilities. Any such litigation or proceedings also could substantially increase our operating losses and reduce the resources available for development activities or future sales, marketing, or distribution activities.

The initiation of a claim against a third party may also cause the third party to bring counter claims against us such as claims asserting that our patents are invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, non-enablement, or lack of statutory subject matter. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant material information from the United States Patent and Trademark Office, (the “USPTO”), or made a materially misleading statement, during prosecution. Third parties also may raise similar validity claims against our patents before the USPTO in post-grant proceedings such as ex parte reexaminations, inter partes review, or post-grant review, or oppositions or similar proceedings outside the United States, in parallel with litigation or even outside the context of litigation. The outcome following legal assertions of invalidity and unenforceability is unpredictable. We cannot be certain that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. For the patents and patent applications that we have licensed, we may have limited or no right to participate in the defense of any licensed patents against challenge by a third party. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of any future patent protection on our current or future proprietary technologies. Such a loss of patent protection could harm our business.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have an adverse effect on the price of the Common Stock. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors or other third parties may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Our use of third-party open source software may pose particular risks to our proprietary software, technologies, products, and services in a manner that could harm our business.

Certain of our software, as well as that of our vendors, may use or be derived from “open source” software that is generally made available to the public by its authors and/or other third parties. Some open software is made available under license terms that may impose certain obligations on us in the event we were to distribute derivative works of the open source software. These obligations may require us to make source code for the derivative works available to the public and/or license such derivative works under a particular type of license, rather than the forms of license we customarily use to protect our intellectual property. Additionally, some open source software licenses also require those who distribute or make available across a network software and services that include open source software which may include valuable proprietary code.

While we may take steps to monitor the use of all open source software in our products and technologies, and try to ensure that no open source software is used in such a way as to require us to disclose the source code to the related product or technology when we do not wish to do so, we have not conducted a complete open source license review and such use could inadvertently occur. Additionally, if a third-party software provider has incorporated certain types of open source software into software we license from such third party for our products and technologies, we could, under certain circumstances, be required to disclose the source code to our products and technologies. This could harm our intellectual property position and have a material adverse effect on our business, financial condition, and results of operations.

Further, although some open source vendors provide warranty and support agreements, it is common for such software to be available “as-is” with no warranty, indemnity, or support.

Furthermore, there is an increasing number of open-source software license types, almost none of which have been tested in a court of law, resulting in a dearth of guidance regarding the proper legal interpretation of such licenses. Additionally, we could face claims from third parties claiming ownership of, or demanding release of, the open source software or derivative works that we developed using such software, which could include our proprietary source code, or otherwise seeking to enforce the terms of the applicable open source license. These claims could result in litigation and could require us to make our software source code freely available, purchase a costly license, or cease offering the implicated products or services unless and until we can re-engineer them to avoid infringement. This re-engineering process could require us to expend significant additional research and development resources, and we cannot guarantee that we will be successful.

Additionally, the use of certain open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the functionality or origins of software. There is typically no support available for open source software, and we cannot ensure that the authors of such open source software will implement or push updates to address security risks or will not abandon further development and maintenance. Many of the risks associated with the use of open source software, such as the lack of warranties or assurances of title or performance, cannot be eliminated, and could, if not properly addressed, negatively affect our business. Use of open source software may also present additional security risks because the public availability of such software may make it easier for hackers and other third parties to determine how to compromise our platform. We cannot be sure that all open source software is identified, reviewed, or submitted for approval prior to use in our products and services. Any of these risks could be difficult to eliminate or manage, and, if not addressed, could have an adverse effect on our business, financial condition, and results of operations.

Risks Related to Privacy, Cybersecurity, and Infrastructure

We collect, store, process, and use personal information and other member data, which subjects us to legal obligations and laws and regulations related to security and privacy, and any actual or perceived failure to meet those obligations could harm our business.

In the ordinary course of our business, we may collect, process, transmit, disclose, store, and use a wide variety of data from current and prospective members, including personal information or personal data, such as home addresses and geolocation. Federal, state, and international laws and regulations governing privacy, data protection, and e-commerce transactions require us to safeguard our members’ personal information. Although we have established security procedures to protect member information, we may rely upon third-party service providers and technologies to operate critical business systems that process confidential and personal information in a variety of contexts, including, without limitation, third-party providers of cloud-based infrastructure, security technology, employee email, content delivery to members, and other functions. Our ability to monitor these third parties’ information security practices is limited, and these third parties may not have adequate information security measures in place. We may share or receive sensitive data with or from third parties. Further, advances in computer capabilities, new discoveries in the field of cryptography, inadequate facility security, or other developments may result in a compromise or breach of the technology we use to protect member data. Any compromise of our security, the security of our third-party service providers, or any other breach of our members’ privacy could harm our reputation or financial condition and, therefore, our business.

Cyberattacks, malicious internet-based activity, and online and offline fraud are prevalent and continue to increase. These threats are becoming increasingly difficult to detect. These threats come from a variety of sources. In addition to traditional computer “hackers,” threat actors, personnel (such as through theft or misuse), sophisticated nation-states, and nation-state-supported actors now engage in attacks. We and the third parties upon which we rely may be subject to a variety of these evolving threats, including but not limited to social-engineering attacks (including through phishing attacks), malicious code (such as viruses and worms), malware (including as a result of advanced persistent threat intrusions), denial-of-service attacks (such as credential stuffing), personnel misconduct or error, ransomware attacks, supply-chain attacks, software bugs, server malfunctions, software or hardware failures, loss of data or other information technology assets, adware, telecommunications failures, earthquakes, fires, floods, and other similar threats.

Any of the previously identified or similar threats could cause a security incident or other interruption. A security incident or other interruption could result in unauthorized, unlawful, or accidental acquisition, modification, destruction, loss, alteration, encryption, disclosure of, or access to data. A security incident or other interruption could disrupt our ability (and that of third parties upon whom we rely) to provide our services. We may expend significant resources or modify our business activities in an effort to protect against security incidents.

Depending on the nature of the information compromised, in the event of a data breach or other unauthorized access to our member data, we may also have obligations to notify members, along with administrative bodies, about the incident. We may also need to provide some form of remedy, such as a membership to a credit monitoring service, for the individuals affected by the incident. A growing number of legislative and regulatory bodies have adopted consumer notification requirements in the event of unauthorized access to or acquisition of certain types of personal data. Such breach notification laws continue to evolve and may be inconsistent from one jurisdiction to another. Complying with these obligations could cause us to incur substantial costs and could increase negative publicity surrounding any incident that compromises member data.

Furthermore, we may be required to disclose personal data pursuant to demands from individuals, privacy advocates, regulators, government agencies, and law enforcement agencies in various jurisdictions with conflicting privacy and security laws. This disclosure or refusal to disclose personal data may result in a breach of privacy and data protection policies, notices, laws, rules, court orders, and regulations and could result in proceedings or actions against us in the same or other jurisdictions, damage to our reputation and brand, and inability to provide our products and services to consumers in certain jurisdictions.

Finally, we are subject to laws and regulations that govern our collection, use, and transfer of member data. In some jurisdictions, we are subject to affirmative requirements to meet certain data privacy rights afforded to the residents of that jurisdiction (e.g., access rights, data portability rights, sales opt-out rights). These laws are numerous and complex and if we, or our third-party service provider, are accused of noncompliance, we could face penalties. Moreover, these laws and rules are changing and could therefore impose additional requirements with respect to the retention and security of member data, raise our internal compliance costs, limit our marketing activities, and/or otherwise adversely affect our business, financial condition, and results of operations.

Cybersecurity risks could adversely affect our business and disrupt our operations.

We face various cybersecurity threats, including threats to our information technology infrastructure, denial-of-service attacks, zero day attacks, phishing and spoofing attempts, fraudulent requests for money transfers, attempts to compromise proprietary information, and ransomware attacks. In addition, we face cybersecurity threats from entities that may seek to target us by exploiting our relationships with our members, vendors, subcontractors, employees, independent contractors, and other third parties with whom we do business. While the cyber threat landscape is ever-changing, the current risks may be heightened by ongoing tensions with various nation state threat actors.

Threats to our information technology assets, network, and data stored therein, are increasingly diverse and sophisticated. Despite our efforts and processes to prevent breaches, the commercial products we use, our servers, and other assets, along with those of our third party service providers, are vulnerable to cybersecurity threats, including zero day attacks, malware, phishing and spoofing exploits, denial-of-service attacks, compromise of physical assets, insider theft or misuse or mistake, and similar disruptions.

Despite our efforts to create security barriers to such threats, we may not be able to successfully guard against every threat or mitigate the resulting risks. A successful cyber-attack could lead to interruptions, delays, loss of critical data, unauthorized access to member data, and require large expenditure to investigate and remediate. This could, in turn, adversely affect consumer confidence, our business, our financial condition, and damage our reputation.

Our contracts may not contain limitations of liability, and even where they do, there can be no assurance that limitations of liability in our contracts are sufficient to protect us from liabilities, damages, or claims related to our data privacy and security obligations. Also, we cannot be sure that our insurance coverage will be adequate or sufficient to protect us from or to mitigate liabilities arising out of our privacy and security practices, that such coverage will continue to be available on commercially reasonable terms or at all, or that such coverage will pay future claims.

A breach of our information technology systems or physical security systems, or any actual or perceived violation of privacy or data protection laws, could harm our reputation, business, financial condition, and results of operations.

We rely on our information technology systems to process, transmit, and store electronic information (including sensitive data such as confidential business information, financial information, and personally identifiable information relating to employees, members, and other business partners), and to manage or support a variety of critical business processes and activities, as well as physical security systems to protect our facilities and employees. We can provide no assurance that our current information technology or physical security systems, or those of the third parties upon which we rely, are fully protected.

Although we have not experienced any known cyber or physical security events which have materially impacted our business, financial condition, operations, liquidity, or reputation to date, it is possible that we (and/or our members, vendors, partners, or others) have faced a cyber or physical security compromise that is not (yet) known. Further, future threats could, among other consequences: cause harm to our business and our reputation; disrupt our operations; cost significant resources to address; expose us to potential liability, regulatory actions, and the loss of business; and impact our results of operations materially. Due to the evolving nature of these security threats, we cannot predict the potential impact of any future incident.

Applicable data privacy and security obligations may require us to notify relevant stakeholders of security incidents. Such disclosures are costly, and the disclosures or the failure to comply with such requirements could lead to adverse consequences. If we (or a third party upon whom we rely) experience a security incident or are perceived to have experienced a security incident, we may experience adverse consequences. These consequences may include: government enforcement actions (for example, investigations, fines, penalties, audits, and inspections); additional reporting requirements and/or oversight; restrictions on processing data (including personal data); litigation (including class claims); indemnification obligations; negative publicity; reputational harm; monetary fund diversions; interruptions in our operations (including availability of data); financial loss; and other similar harms. Security incidents and attendant consequences may negatively impact our ability to grow and operate our business.

While we take measures to protect the security of, and prevent unauthorized access to, our systems, facilities, and personal and proprietary information, the security controls for our systems and facilities, as well as other security practices we follow, may not prevent unauthorized access or damage to our systems and facilities, or prevent the disablement or encryption of, use or misuse of, disclosure of, modification of, destruction of or loss of our data or the data of others (including personally identifiable information and proprietary information). Any actual or perceived security incident could harm our business and results of operations and could result in, among other things, unfavorable publicity, governmental inquiry, oversight, and sanction, difficulty in marketing our services, allegations by our members or partners that we have not performed our contractual obligations, litigation by affected parties including our members and possible financial obligations for damages related to the theft or misuse of such information or inventory, any of which could negatively impact our business, financial condition, and results of operations.

Data privacy and security are subject to frequently changing rules and regulations, and failure to comply with these rules and regulations could materially and adversely harm our reputation, business, financial condition, and results of operations.

We are, or could become, subject to a variety of local, state, national and international laws, directives, and regulations that apply to the collection, use, retention, protection, disclosure, transfer, and other processing of personal data in the different jurisdictions, and which sometimes conflict among the various jurisdictions and countries in which we operate. If and as we expand our business internationally, we expect to become subject to data privacy and security laws in additional jurisdictions. Data privacy laws and regulations, including, but not limited to, the California Consumer Privacy Act of 2018 (the “CCPA”) and the California Privacy Rights Act of 2020 (“CPRA”), as well as the European Union’s General Data Protection Regulation (“GDPR”) and its equivalent in the United Kingdom (to which we may become subject if we expand into those jurisdictions), pose increasingly complex compliance challenges, which may increase compliance costs. Any failure to comply with data privacy laws and regulations could result in significant penalties.

The CCPA requires, among other things, that covered companies provide disclosures to California consumers and affords such consumers with certain rights, including the ability to opt out of certain sales of their personal information. The CCPA prohibits discrimination against individuals who exercise their privacy rights and provides for civil penalties for violations, as well as a private right of action in certain circumstances. Additionally, the CPRA, which became effective in most material respects starting on January 1, 2023, further expands the CCPA with additional compliance requirements that may impact our business and establishes a regulatory agency dedicated to enforcing the CCPA and CPRA. Aspects of the interpretation and enforcement of the CCPA and CPRA remain uncertain and will impose additional compliance requirements that may impact our business. In addition, we may be subject to other new data privacy laws, such as the Virginia Consumer Data Protection Act, the Colorado Privacy Act, the Connecticut Data Privacy Act and the Utah Consumer Privacy Act in the United States (all of which go into effect in 2023) as well as the European Union Regulation on Privacy and Electronic Communications (or ePrivacy Regulation). Further, in the United States, emerging state data privacy laws may encourage other states and the federal government to pass comparable legislation, introducing the possibility of greater penalties and more rigorous compliance requirements.

The GDPR regulates the collection, control, sharing, disclosure, use, and other processing of data that can directly or indirectly identify a living individual that is a resident of the European Union and imposes stringent data protection requirements with significant penalties and the risk of civil litigation, for noncompliance. Moreover, following the UK’s exit from the European Union, the GDPR was transposed into UK law (the “UK GDPR”). However, a risk of divergent parallel regimes (and related uncertainty) exist. We cannot predict how the GDPR, the UK GDPR, or other UK or international data protection laws or regulations may develop or impact our business if and when we become subject to such laws and regulations, nor can we predict the effects of divergent laws and related guidance.

Compliance with U.S. and international data protection laws and regulations could cause us to incur substantial costs or require us to change our business practices and compliance procedures in a manner adverse to our business. Any inability to adequately address data privacy or data protection, or other information security-related concerns, even if unfounded, or to successfully negotiate privacy, data protection or information security-related contractual terms with members, or to comply with applicable laws, regulations and policies relating to privacy, data protection and information security, could result in additional cost and liability to us, harm our reputation and brand, and could negatively impact our business, financial condition, and results of operations.

Risks Related to Financial, Accounting, and Tax Matters

We may not be able to accurately predict our future capital needs, and we may not be able to obtain additional financing to fund our operations.

We will need to raise additional funds in the future, including in the short term and long term, to fund our operations and meet our obligations. See “Note 1. Description of Business and Basis of Presentation – Liquidity and Going Concern” to the notes to our audited and consolidated financial statements included elsewhere in this prospectus and “ – Risks Related to Our Business and Industry – Our negative cash flows from operations, history of losses, and significant accumulated deficit raise substantial doubt about our ability to continue as a ‘going concern.’” As we generated recurring net losses and negative operating cash flow during the research and development stage of the FORME Studio and FORME Studio Lift products, we have funded our operations primarily with gross proceeds from sales of our redeemable convertible preferred stock, the sale of SAFE notes, and the issuance of convertible notes, as well as from promissory notes. Certain of our outstanding promissory notes provides for a security interest on our assets. If we were to default on such promissory notes or any other secured debt instrument and such default is not waived, any secured collateral would become subject to liens or risk of forfeiture. In addition, any required additional financing may not be available on terms acceptable to us, or at all. If we raise additional funds by issuing equity securities or convertible debt, investors may experience significant dilution of their ownership interest, and the newly issued securities may have rights senior to those of the holders of the Common Stock. If we raise additional funds by obtaining loans from third parties, the terms of those financing arrangements may include security interests on our assets, negative covenants or other restrictions on our business that could impair our operational flexibility and would also require us to incur additional interest expense. If additional financing is not available when required or is not available on acceptable terms, we may have to scale back our operations, limit our production activities, or implement other cost reduction measures, including personnel costs. For example, partially as a result of economic headwinds, we reduced our headcount in July of 2022 by approximately 26% of our full-time employee base at the time, and in December of 2022, we had a subsequent headcount reduction comprising approximately 50% of our full-time employee base at the time. Further, if we are unable to secure additional financing when needed, we may not be able to expand our business, develop or enhance our products, take advantage of business opportunities, or respond to competitive pressures, which could negatively impact our business, financial condition, and results of operations.

In October 2023, we entered into an asset purchase agreement (as amended and restated on January 22, 2024, the “Asset Purchase Agreement”) with CLMBR, Inc. and CLMBR1, LLC (the “Sellers”) pursuant to which we assumed additional indebtedness and issued additional equity consideration. Further, in December 2023, we entered into the 3i Note Transaction pursuant to which we may issue up to 312,012 shares of common stock upon the conversion of the Note and exercise of the Warrant, as applicable, and the Equity Line Purchase Agreement, pursuant to which we may sell up to $20.0 million in aggregate of newly issued common stock, in each case subject to certain beneficial ownership limitations and share issuance caps and in accordance with their respective resale registration rights agreements. To the extent we issue additional equity for the CLMBR acquisition or pursuant to the Equity Line Transaction or upon the conversion of the Note or the exercise of the Warrant, there will be further dilution. See “-Risks Related to Our Common Stock – Substantial future sales of the Common Stock could cause the market price of the Common Stock to decline.” If we were to default on the Note and such default is not waived, the Note shall bear interest at a rate of 14.0% per annum, and the Note Investor may require us to redeem all or any portion of the Note. The Note also imposes certain restrictions on us and our subsidiaries. These restrictions limit us and our subsidiaries’ ability, among other things, to incur or guarantee certain additional indebtedness, engage in transactions with affiliates, sell certain assets, and create liens, and they place restrictions on the ability of us to make dividends and our subsidiaries to pay dividends. If we fail to maintain compliance with the restrictions and covenants under the Purchase Agreement and the Note, we would be subject to events of default which in turn would materially and adversely affect our business, financial condition, and results of operations and our liquidity

We have identified material weaknesses in our internal control over financial reporting, and in the future, we may identify additional material weaknesses or fail to maintain an effective system of controls. If we do not remediate the material weaknesses in our internal control over financial reporting, or if we fail to establish and maintain effective internal control, we may not be able to accurately report our financial results or file our periodic reports in a timely manner, which may cause investors to lose confidence in our reported financial information and may lead to a decline in the market price of the Common Stock.

Effective internal control over financial reporting is necessary for us to provide reliable financial reports in a timely manner. In preparing our financial statements as of and for the three months ended September 30, 2024 and year ended December 31, 2024, management identified material weaknesses in our internal control over financial reporting. The material weaknesses we identified related to (1) the lack of a sufficient number of trained professionals with the expertise to design, implement, and execute a formal risk assessment process and formal accounting policies, procedures, and controls over accounting and financial reporting to ensure the timely and accurate recording of financial transactions while maintaining a segregation of duties; (2) certain system limitations in our accounting software and the overall control environment (3) the lack of a sufficient number of trained professionals with the appropriate U.S. GAAP technical expertise to identify, evaluate, and account for complex transactions and review valuation reports prepared by external specialists and (4) the lack of sufficient processes and precise review and procedures to ensure the proper accounting for stock based compensation expenses, and the recording of those expenses completely and accurately in the appropriate period.

We are planning on implementing measures designed to improve our internal control over financial reporting to remediate these material weaknesses, including formalizing our processes and internal control documentation and strengthening supervisory reviews by our financial management; hiring additional qualified accounting and finance personnel and engaging financial consultants to enable the implementation of internal control over financial reporting and segregating duties amongst accounting and finance personnel.

While we are implementing these measures, we cannot assure you that these efforts will remediate our material weaknesses and significant deficiencies in a timely manner, or at all, or prevent restatements of our financial statements in the future. In particular, our material weakness related to our accounting software was not fully remediated as of September 30, 2024, as we expect to implement new software in 2025. If we are unable to successfully remediate our material weaknesses, or identify any future significant deficiencies or material weaknesses, the accuracy and timing of our financial reporting may be adversely affected, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports, and the market price of our common stock may decline as a result.

Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. We expect to incur additional costs to remediate these control deficiencies, though there can be no assurance that our efforts will be successful or avoid potential future material weaknesses. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. If we are unable to successfully remediate our existing or any future material weaknesses in our internal control over financial reporting, or if we identify any additional material weaknesses, the accuracy and timing of our financial reporting may be adversely affected, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting, and our stock price may decline as a result. We also could become subject to investigations by Nasdaq, the SEC, or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets. In addition, investors’ perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements on a timely basis may harm our stock price and make it more difficult for us to effectively market and sell our products to new and existing customers.

We may need to incur significant expenditures to address the additional operational and control requirements of our growth, either of which could harm our business, financial condition, and results of operations.

To effectively manage our growth, we must continue to expand our operational, engineering and financial systems, procedures and controls and to improve our accounting and other internal management systems. This may require substantial managerial and financial resources, and our efforts in this regard may not be successful. Our current systems, procedures, and controls may not be adequate to support our future operations. In addition, in connection with operating as a public company, we have incurred, and expect to continue to incur, additional significant legal, accounting, and other expenses that we did not incur as a private company. If our revenue does not increase to offset these increases in our expenses, we may not achieve or maintain profitability in future periods. Any failure to successfully implement systems enhancements and improvements will likely have a negative impact on our ability to manage our expected growth as well as our ability to ensure uninterrupted operation of key business systems and compliance with the rules and regulations applicable to public companies.

Our members’ ability to obtain financing on commercially reasonable terms and our ability to receive timely payments from our members, could adversely affect our results of operations.

Many of our members seek third-party financing, including through Affirm Holdings, Inc. (“Affirm”), our financing partner, to purchase our CLMBR vertical climbing machine and FORME Studio equipment. Our members’ ability to obtain such financing, the ability of Affirm or other consumer financing providers to provide financing to our members, and our ability to receive timely payments from our members could adversely impact our revenue and results of operations. We regularly review the collectability and creditworthiness of our members to determine an appropriate allowance for doubtful accounts. Based on our review of our members, we had no reserve for doubtful accounts as of September 30, 2024 and December 31, 2023. If our doubtful accounts were to exceed our current or future allowance for doubtful accounts, our business, financial condition, and results of operations would be adversely affected.

Our ability to use our net operating loss to offset future taxable income may be subject to certain limitations.

As of December 31, 2023, we had U.S. federal net operating loss carryforwards (“NOLs”) and state NOLs of approximately $103 million and $92 million, respectively, due to prior period losses which if not utilized will begin to expire for federal and state tax purposes beginning in 2037 and 2038, respectively. Realization of these NOLs depends on future income, and there is a risk that our existing NOLs could expire unused and be unavailable to offset future income tax liabilities, which could adversely affect our results of operations.

In general, under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its NOLs to offset future taxable income. Our initial public offering, as well as future changes in our stock ownership, the causes of which may be outside of our control, could result in an additional ownership change under Section 382 of the Code. Our NOLs may also be impaired under state laws. In addition, under 2017 legislation commonly referred to as the Tax Cuts and Jobs Act, NOLs generated in taxable years beginning after December 31, 2017 may be utilized to offset no more than 80% of taxable income annually. This change may require us to pay federal income taxes in future years despite generating a cumulative loss for federal income tax purposes. There is also a risk that due to regulatory changes, such as suspensions on the use of NOLs, or other unforeseen reasons, our existing NOLs could expire or otherwise be unavailable to offset future income tax liabilities. For these reasons, we may not be able to realize a tax benefit from the use of our NOLs, whether or not we attain profitability.

Fluctuations in exchange rates between and among the currencies of the countries in which we do business could adversely affect our business, financial condition, and results of operations.

Our sales have been historically and primarily denominated in U.S. dollars. An increase in the value of the U.S. dollar relative to the currencies of the countries in which our members operate could impair the ability of our members to cost-effectively purchase or integrate our products into their product offerings, which may materially affect the demand for our products and cause these members to reduce their orders, which in turn would adversely affect our business, financial condition, and results of operations. If we increase operations in other currencies in the future, we may experience further foreign exchange gains or losses due to the volatility of other currencies compared to the U.S. dollar. Our results of operations are denominated in U.S. dollars, and the difference in exchange rates in one period compared to another may directly impact period-to-period comparisons of our results of operations. Furthermore, currency exchange rates have been especially volatile in the recent past, and these currency fluctuations may make it difficult for us to predict our results of operations.

We have not implemented any hedging strategies to mitigate risks related to the impact of fluctuations in currency exchange rates. Even if we were to implement hedging strategies, not every exposure can be hedged and, where hedges are put in place based on expected foreign exchange exposure, they are based on forecasts which may vary or which may later prove to have been inaccurate. Failure to hedge successfully or anticipate currency risks accurately could adversely affect our business, financial condition, and results of operations.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the applicable listing standards of Nasdaq. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming and costly and place significant strain on our personnel, systems and resources. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized, and reported within the applicable time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting.

In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight. Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. In addition, changes in accounting principles or interpretations could also challenge our internal controls and require that we establish new business processes, systems and controls to accommodate such changes. We have limited experience with implementing the systems and controls necessary to operate as a public company, as well as adopting changes in accounting principles or interpretations mandated by the relevant regulatory bodies. Additionally, if these new systems, controls or standards and the associated process changes do not give rise to the benefits that we expect or do not operate as intended, it could adversely affect our financial reporting systems and processes, our ability to produce timely and accurate financial reports, or the effectiveness of internal control over financial reporting. Moreover, our business may be harmed if we experience problems with any new systems and controls that result in delays in their implementation or increased costs to correct any post-implementation issues that may arise.

Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our business or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of the Common Stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq.

We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we are required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10-K. Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until our first annual report filed with the SEC where we are an accelerated filer or a large accelerated filer, which will not occur until at least our second annual report on Form 10-K. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could harm our business, financial condition, and results of operations and could cause a decline in the trading price of the Common Stock.

In preparing our consolidated financial statements, we make good faith estimates and judgments that may change or turn out to be erroneous, which could adversely affect our results of operations for the periods in which we revise our estimates or judgments.

In preparing our consolidated financial statements in conformity with GAAP, we must make estimates and judgments in applying our most critical accounting policies. Those estimates and judgments have a significant impact on the results we report in our consolidated financial statements. The most difficult estimates and subjective judgments that we make relate to fair value measurements, revenue recognition, inventories, internal use software, capitalized studio content, convertible notes, stock-based compensation, and income taxes. We base our estimates on historical experience, input from outside experts and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, revenue, and expenses that are not readily apparent from other sources. We also have other key accounting policies that are not as subjective, and therefore, their application would not require us to make estimates or judgments that are as difficult, but which nevertheless could significantly affect our financial reporting. Actual results may differ materially from these estimates. If these estimates, judgments, or their related assumptions change, our results of operations for the periods in which we revise our estimates, judgments, or assumptions could be adversely and perhaps materially affected and may fall below the expectations of securities analysts and investors, resulting in a decline in the market price of the Common Stock.

Changes to financial accounting standards may affect our results of operations and could cause us to change our business practices.

We prepare our consolidated financial statements in accordance with GAAP. These accounting principles are subject to interpretation by the Financial Accounting Standards Board, the SEC, and various bodies formed to interpret and create accounting rules and regulations. Changes in accounting rules can have a significant effect on our reported financial results and may affect our reporting of transactions completed before a change is announced. Changes to those rules or the questioning of current practices may adversely affect our financial results or the way we conduct our business. The issuance of new accounting standards or future interpretations of existing accounting standards, or resulting changes in our business practices or estimates, could result in future changes in our revenue recognition or other accounting policies that could have a material adverse effect on our business, financial condition, and results of operations.

We or our members may be subject to sales and other taxes, and taxing authorities may successfully assert that we should have collected or in the future should collect sales and use, gross receipts, value added or similar taxes and may successfully impose additional obligations on us, and any such assessments or obligations could adversely affect our business, financial condition, and results of operations.

The application of indirect taxes, such as sales and use tax, value-added tax, goods and services tax, business tax, and gross receipts tax, to businesses like ours and to our members is a complex and evolving issue. Many of the fundamental statutes and regulations that impose these taxes were established before the adoption and growth of the Internet and e-commerce. Significant judgment is required on an ongoing basis to evaluate applicable tax obligations and as a result amounts recorded are estimates and are subject to adjustments. In many cases, the ultimate tax determination is uncertain because it is not clear how new and existing statutes might apply to our business or to trainers and fitness instructors’ businesses generally. In addition, local governments are increasingly looking for ways to increase revenue, which has resulted in discussions about tax reform and other legislative action to increase tax revenue, including through indirect taxes.

We are subject to indirect taxes in the United States and various foreign jurisdictions, and we may face indirect tax audits in various U.S. and foreign jurisdictions. In certain jurisdictions, we collect and remit indirect taxes. However, tax authorities have raised and may continue to raise questions about or challenge or disagree with our calculation, reporting or collection of taxes and may require us to collect taxes in jurisdictions in which we do not currently do so or to remit additional taxes and interest, and could impose associated penalties and fees. A successful assertion by one or more tax authorities requiring us to collect taxes in jurisdictions in which we do not currently do so or to collect additional taxes in a jurisdiction in which we currently collect taxes, could result in substantial tax liabilities, including taxes on past sales, as well as penalties and interest, or could otherwise harm our business, financial condition, and results of operations. Although we have reserved for potential payments of possible past tax liabilities in our financial statements, if these liabilities exceed such reserves, our financial condition could be harmed.

Additionally, one or more states, the federal government, other localities or other taxing jurisdictions may seek to impose additional reporting, record-keeping or indirect tax collection obligations on businesses like ours. For example, taxing authorities in the United States and other countries have identified e-commerce as a means to calculate, collect and remit indirect taxes for transactions taking place over the Internet, and are considering related legislation. After the U.S. Supreme Court decision in South Dakota v. Wayfair Inc., certain states have enacted laws that would require tax reporting, collection or tax remittance on items sold online. This new legislation could require us or trainers and fitness instructors to incur substantial costs in order to comply, including costs associated with tax calculation, collection, and remittance and audit requirements, which could make our offerings less attractive and could adversely affect our business, financial condition, and results of operations.

As a result of these and other factors, the ultimate amount of tax obligations owed may differ from the amounts recorded in our financial statements and any such difference may adversely impact our results of operations in future periods in which we change our estimates of our tax obligations or in which the ultimate tax outcome is determined.

Changes in our tax rates or exposure to additional tax liabilities or assessments could affect our profitability, and audits by tax authorities could result in additional tax payments.

We are affected by various taxes imposed in different jurisdictions, including direct and indirect taxes imposed on our global activities. Significant judgment is required in determining our provisions for taxes, and there are many transactions and calculations where the ultimate tax determination is uncertain. The amount of income tax we pay is subject to ongoing audits by tax authorities. If audits result in payments or assessments, our future results may include unfavorable adjustments to our tax liabilities, and we could be adversely affected. Any significant changes to the tax system in the jurisdictions where we operate could adversely affect our business, financial condition, and results of operations.

New or future changes to U.S. and non-U.S. tax laws could materially adversely affect us.

New or future changes in tax laws, regulations, and treaties, or the interpretation thereof, in addition to tax regulations adopted but not in effect, tax policy initiatives and reforms under consideration in the United States or in international jurisdictions, and other initiatives could have an adverse effect on the taxation of international businesses. Furthermore, countries where we are subject to taxes, including the United States, are independently evaluating their tax policy and we may see significant changes in legislation and regulations concerning taxation. Certain countries may enact tax legislation which could affect international businesses, and other countries have become more aggressive in their approach to audits and enforcement of their applicable tax laws. We are unable to predict what future tax changes may be proposed or enacted or the potential impact any such changes would have on our business, but any changes, to the extent they are brought into tax legislation, regulations, policies, or practices, could increase our effective tax rates in the United States, as well as in countries in the event we expand our international operations, and have an adverse effect on our overall tax rate, along with increasing the complexity, burden, and cost of tax compliance, all of which could impact our business, financial condition, and results of operations.

Tax regulatory authorities may disagree with our positions and conclusions regarding certain tax positions resulting in unanticipated costs or non-realization of expected benefits.

A tax authority may disagree with tax positions that we have taken. For example, a tax authority may take the position that material income tax liabilities, interest, and penalties are payable by us, in which case, we expect that we might contest such assessment. Contesting such an assessment may be lengthy and costly and if we were unsuccessful in disputing the assessment, the implications could be materially adverse to us and affect our anticipated effective tax rate or operating income, and we could be required to pay substantial penalties and interest where applicable.

Risks Related to Our International Operations

Our business, financial condition, and results of operations could be adversely affected by worldwide economic conditions, as well as political and economic conditions in the countries in which we conduct business.

Our business, financial condition, and results of operations are impacted by worldwide economic conditions. Uncertainty about current global economic conditions may cause businesses to postpone spending in response to tighter credit, unemployment or negative financial news. This in turn could have a material adverse effect on the demand for our products or the systems into which our products are incorporated. Multiple factors relating to our international operations and to particular countries in which we operate, or plan to operate, could negatively impact our business, financial condition, and results of operations. These factors include:

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difficulty establishing and managing international operations and the increased operations, travel, infrastructure, including establishment of local delivery service and customer service operations, and legal compliance costs associated with locations in different countries or regions;
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the need to vary pricing and margins to effectively compete in international markets;
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the need to adapt and localize products and services for specific countries, including obtaining rights to third-party intellectual property, including music, used in each country;
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increased competition from local providers of similar products and services;
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the need to offer content and customer support in various languages;

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compliance with anti-bribery laws, such as the U.S. Foreign Corrupt Practices Act (“FCPA”), and the U.K. Bribery Act 2010 (“U.K. Bribery Act”), by us, our employees, and our business partners;
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complexity and other risks associated with current and future legal requirements in other countries, including legal requirements related to consumer protection, consumer product safety, and data privacy frameworks, such as the E.U. General Data Protection Regulation;
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varying levels of internet technology adoption and infrastructure, and increased or varying network and hosting service provider costs;
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fluctuations in currency exchange rates and the requirements of currency control regulations, which might restrict or prohibit conversion of other currencies into U.S. dollars; and compliance with local laws and regulations, such as content rules, and unanticipated changes in local laws and regulations, including tax laws and regulations;
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reduced protection of intellectual property rights and heightened exposure to intellectual property theft;
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trade and foreign exchange restrictions and higher tariffs, including any trade tensions between the United States and foreign countries that may result in higher tariffs on our products or components or parts of our products;
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timing and availability of import and export licenses and other governmental approvals, permits and licenses, including export classification requirements;
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restrictions imposed by the U.S. government or foreign governments on our ability to do business with certain companies or in certain countries as a result of international political conflicts, and the complexity of complying with those restrictions;
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transportation delays and other consequences of limited local infrastructure, and disruptions, such as large scale outages or interruptions of service from utilities or telecommunications providers;
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the effects of adverse economic conditions in the markets in which we sell our products, including inflationary pressures, which has or may result in increased interest rates, fuel prices, wages, and other costs;
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difficulties in staffing international operations;
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changes in immigration policies which may impact our ability to hire personnel;
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local business and cultural factors that differ from our normal standards and practices;
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differing employment practices and labor relations;
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heightened risk of terrorist acts, civil disturbances or political instability;
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regional health issues and the impact of public health epidemics on employees and the global economy;
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power outages and natural disasters;
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changes in political, regulatory, legal, or economic conditions;
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disruptions of capital and trading markets; and
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difficulty in obtaining distribution and support.

These risks could harm our international operations, delay new product releases, increase our operating costs and hinder our ability to grow our operations and business and, consequently, our business, financial condition, and results of operations could suffer.

We have limited experience with international regulatory environments and market practices and may not be able to penetrate or successfully operate in the markets we choose to enter. In addition, we may incur significant expenses as a result of our international expansion, and we may not be successful. We may face limited brand recognition in certain parts of the world that could lead to non-acceptance or delayed acceptance of our products and services by consumers in new markets. We may also face challenges to acceptance of our fitness and wellness content in new markets. Our failure to successfully manage these risks could harm our international operations and have an adverse effect on our business, financial condition, and results of operations.

Expansion of our business internationally exposes us to numerous legal and regulatory requirements and failure to comply with such requirements, including unexpected changes to such requirements, could adversely affect our results of operations.

We intend to expand our business internationally and as a result, we will be increasingly subject to numerous, and sometimes conflicting, legal regimes of the United States and foreign national, state and provincial authorities on matters as diverse as anti-corruption, trade restrictions, tariffs, taxation, sanctions, immigration, internal and disclosure control obligations, securities regulation, anti-competition, data security, privacy, labor relations, wages and severance, and health care requirements. For example, our operations in the United States are, and our operations outside of the United States may also be, subject to U.S. laws on these diverse matters. U.S. laws may be different in significant respects from the laws of jurisdictions where we seek to expand, such as Canada and the United Kingdom. We also may seek to expand operations in emerging market jurisdictions where legal systems are less developed or familiar to us. Our exposure for potential violations of international legal and regulatory requirements will increase to the extent we expand our international operations.

In addition, there can be no assurance that the laws or administrative practices relating to taxation (including the current position as to income and withholding taxes), foreign exchange, export controls, economic sanctions, or otherwise in the jurisdictions where we have operations will not change. Changes in tax laws in some jurisdictions may also have a retroactive effect and we may be found to have paid less tax than required in such regions. Compliance with diverse legal requirements is costly, time consuming, and requires significant resources. Violations of one or more of these regulations in the conduct of our business could result in significant fines, criminal sanctions against us or our officers, prohibitions on doing business, and damage to our reputation. Violations of these regulations in connection with the performance of our obligations to our members also could result in liability for significant monetary damages, fines or criminal prosecution, unfavorable publicity and other reputational damage, and allegations by our members that we have not performed our contractual obligations. Due to the varying degrees of development of the legal systems of the countries in which we operate, local laws might be insufficient to protect our rights. New legislation or regulation, the application of laws from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the fitness and wellness industry generally could result in significant additional compliance costs and responsibilities for our business.

Risks Related to Regulatory Matters

Our business is subject to a wide range of laws and regulations, many of which are evolving, and failure to comply with such laws and regulations could harm our business, financial condition, and results of operations.

We are subject to a wide variety of laws, regulations, and standards in the United States and other jurisdictions governing issues such as worker classification, labor and employment, anti-discrimination, automatically renewing subscription payments, gift cards, whistleblowing and worker confidentiality obligations, product liability, warranties, product defects, maintenance, and repairs, personal injury, membership services, intellectual property, consumer protection, taxation, privacy, data security, competition, terms of service, mobile application accessibility, insurance, payment processing, environmental, health. And safety, background checks, public health, anti-corruption, anti-bribery, import and export restrictions, trade and economic sanctions, foreign ownership and investment, foreign exchange controls, and delivery and installation of goods are often complex and subject to varying interpretations, in many cases due to their lack of specificity. As a result, their application in practice may change or develop over time through judicial decisions or as new guidance or interpretations are provided by regulatory and governing bodies, such as federal, state, and local administrative agencies.

Fitness equipment sold for home use, such as our CLMBR vertical climbing machine, FORME Studio and FORME Studio Lift, is regulated in the United States by the Consumer Product Safety Commission (“CPSC”) under the Consumer Product Safety Act (“CPSA”). Safety-related information that we learn about our CLMBR vertical climbing machine, FORME Studio and FORME Studio Lift from any source-including, but not limited to, internal testing, third-party testing, our customer service channels, our social media accounts, customer reviews, investigative and news reports, and direct notices from the CPSC may trigger reporting obligations under the CPSA that could lead to product safety investigations, corrective actions including consumer-level recalls, enforcement actions, and civil or criminal penalties. The outcome of any such actions mandated by or entered into voluntarily with CPSC may have adverse business, financial, legal, reputational, and other consequences to our business.

The smart home gym and connected fitness industry and our business model are relatively nascent and rapidly evolving. New laws and regulations and changes to existing laws and regulations continue to be adopted, implemented and interpreted in response to our industry and related technologies. As we expand our business into new markets or introduce new offerings into existing markets, regulatory bodies or courts may claim that we or users on the CLMBR and FORME platforms are subject to additional requirements, or that we are prohibited from conducting our business in certain jurisdictions, or that users on the CLMBR and FORME platforms are prohibited from using the FORME platform, either generally or with respect to certain offerings.

Recent financial, political, and other events have increased the level of regulatory scrutiny on larger companies, technology companies in general and companies engaged in dealings with independent contractors. Regulatory bodies may enact new laws or promulgate new regulations that are adverse to our business, or, due to changes in our operations and structure or partner relationships as a result of changes in the market or otherwise, they may view matters or interpret laws and regulations differently than they have in the past or in a manner adverse to our business. See “- Challenges to independent contractor classification of certain personnel, including content production personnel, may have adverse business, financial, tax, legal, and other consequences to our business.” Such regulatory scrutiny or action may create different or conflicting obligations from one jurisdiction to another, and may have a negative outcome that could adversely affect our business, operations, financial condition, and results of operations. Additionally, we have invested and from time to time we will continue to invest resources in an attempt to influence or challenge legislation and other regulatory matters pertinent to our operations. These activities may not be successful, and any negative outcomes could adversely affect our business, operations, financial condition, and results of operations.

Challenges to independent contractor classification of certain personnel, including content production personnel, may have adverse business, financial, tax, legal, and other consequences to our business.

We may become subject to claims, lawsuits, arbitration proceedings, administrative actions, government investigations, and other legal and regulatory proceedings at the federal, state and municipal levels challenging the classification of our fitness instructors or other content production providers with whom we work as independent contractors. Our use of independent contractors for content production activities fluctuates depending on production volume and schedule. The tests governing whether an individual is an independent contractor or an employee vary by governing law and are typically highly fact sensitive. Laws and regulations that govern the status and misclassification of independent contractors are subject to changes and divergent interpretations by various authorities which can create uncertainty and unpredictability for us. For example, Assembly Bill 5 (as codified in part at Cal. Labor Code sec. 2750.3) codified and extended an employment classification test in Dynamex Operations West, Inc. v. Superior Court, which established a new standard for determining employee or independent contractor status. A determination that classifies our independent contractors as “employees,” could harm our business, financial condition, and results of operations, including as a result of:

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monetary exposure arising from or relating to failure to withhold and remit taxes, unpaid wages and wage and hour laws and requirements (such as those pertaining to failure to pay minimum wage and overtime, or to provide required breaks and wage statements), expense reimbursement, statutory and punitive damages, penalties, including related to the California Private Attorneys General Act, and government fines;
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injunctions prohibiting continuance of existing business practices;
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claims for employee benefits, social security, workers’ compensation, and unemployment;
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claims of discrimination, harassment, and retaliation under civil rights laws;
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claims under new or existing laws pertaining to unionizing, collective bargaining, and other concerted activity;

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other claims, charges, or other proceedings under laws and regulations applicable to employers and employees, including risks relating to allegations of joint employer liability or agency liability; and
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harm to our reputation and brand.

In addition to the harms listed above, a determination in, or settlement of, any legal proceeding that classifies an independent contractor as an employee may require us to alter our existing business model or operations, which may increase our costs and may negatively impact our ability to add qualified fitness instructors and other content production personnel and grow our business. This in turn would likely have a material adverse effect on our business, financial condition, and results of operations and our ability to achieve or maintain profitability in the future.

We are subject to economic sanctions, export control, and similar laws. Non-compliance with such laws can subject us to criminal or civil liability and harm our business, financial condition, and results of operations.

The United States and various foreign governments have imposed controls, export license requirements, restrictions on the import or export of certain technologies, and economic sanctions measures administered by the U.S. Treasury Department’s Office of Foreign Assets Control (OFAC) and other agencies. Our products are subject to U.S. export controls, which may require submission of a product classification request and submission of periodic reports. Compliance with applicable regulatory requirements regarding the export of our products and services may create delays in the introduction of our products and services in international markets, prevent our international members from accessing our products and services, and, in some cases, prevent the export of our products and services to some countries altogether. As a U.S. company, we are subject to U.S. sanctions restrictions in our U.S. and foreign activities.

Furthermore, U.S. export control laws and economic sanctions prohibit the provision of products and services to countries, governments, and persons targeted by U.S. sanctions. We are in the process of implementing policies and procedures to prevent transacting with or allowing our products to be provided to targets of U.S. sanctions, our products and services, including our firmware updates, could be inadvertently provided to those targets or to prohibited or blocked persons. Any such provision or prohibited transactions could have negative consequences for us, including government investigations, penalties, and reputational harm. Our failure to obtain required import or export approval for our products could harm our international and domestic sales and adversely affect our revenue. In addition, we could be subject to future enforcement action with respect to compliance with governmental export and import controls and economic sanctions laws that result in penalties, costs, and restrictions on export privileges that could have an adverse effect on our business, financial condition, and results of operations.

In addition, various countries regulate the import and export of certain encryption and other technology, including import and export permitting and licensing requirements. While we do not currently incorporate any encryption technology in our products and services and currently sell our products and services only the United States, if and when such laws become applicable to us, it could limit our ability to distribute our products or could limit our users’ ability to access our products in those countries. Further, if changes in our products and services result in such laws becoming applicable to us (for example, if we were to incorporate encryption technology into our products and services), future changes in the export and import control regulations of the United States or other countries may prevent members from utilizing our products globally or, in some cases, prevent the export or import of our products to certain countries, governments, or persons altogether.

Any future change in export or import regulations, economic sanctions, or related legislation, or change in the countries, governments, persons, or technologies targeted by such regulations, could also result in decreased use of our products by, or in our decreased ability to export or sell products to, existing or potential users. Any decreased use of our products or limitation on our ability to export or sell our products would likely adversely affect our business, financial condition, and results of operations. Additionally, supply chain and ethical sourcing rules in the United States, such as the Uyghur Forced Labor Prevention Act, and similar rules in other countries may impact outsourcing, manufacturing, sales, and ability to import or export our products and services.

We cannot predict whether any material suits, claims, or investigations relating to these laws may arise in the future. Regardless of the outcome of any future actions, claims, or investigations, we may incur substantial defense costs and such actions may cause a diversion of management time and attention. Also, it is possible that we may be required to pay substantial damages or settlement costs which could have a material adverse effect on our business, financial condition, and results of operations.

We could be adversely affected by violations of applicable anti-corruption laws or violations of our internal policies designed to ensure ethical business practices.

We are subject to the risk that we, our U.S. employees or our employees located in other jurisdictions or any third parties that we engage to do work on our behalf in foreign countries may take action determined to be in violation of anti-corruption laws in any jurisdiction in which we conduct business, including the FCPA and the U.K. Bribery Act, as well as other similar anti-bribery and anti-kickback laws and regulations. These laws prohibit companies and their employees and third-party intermediaries from corruptly promising, authorizing, offering, or providing, directly or indirectly, improper payments or anything of value to government officials, political parties, public international organizations, and private-sector recipients for the purpose of obtaining or retaining business, directing business to any person, or securing any improper advantage. In addition, U.S. public companies are required to maintain records that accurately and fairly represent their transactions and accounts and have an adequate system of internal accounting controls. In many foreign countries, including countries in which we may conduct business, it may be a local custom that businesses engage in practices that are prohibited by the FCPA or other applicable laws and regulations. We face significant risks if we or any of our directors, officers, employees, agents or other partners or representatives fail to comply with these laws.

We have begun to implement an anti-corruption compliance program, including policies and procedures designed to foster compliance with these laws. However, despite such precautions, our employees, contractors, agents, and companies to which we outsource certain of our business operations may take actions in violation of our policies or applicable law. Any such violation could have an adverse effect on our reputation, business, financial condition, results of operations, and prospects.

Any violation of the FCPA, other applicable anti-corruption laws, or anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, loss of export privileges, substantial fines, sanctions, civil penalties, criminal penalties, and curtailment of operations in certain jurisdictions and, in the case of the FCPA, suspension or debarment from U.S. government contracts, any of which could have a materially adverse effect on our reputation, business, financial condition, results of operations, and prospects. In addition, responding to any enforcement action may result in a significant diversion of management’s attention and resources and significant defense costs and other professional fees.

Changes to U.S. or foreign trade policy, tariff, or similar regulations may have a material adverse effect on our business, financial condition, and results of operations.

Changes in U.S. or foreign international, social, political, regulatory, and economic conditions or in laws and policies governing foreign trade, supply chain sourcing and transparency, manufacturing, development, and investment in the territories or countries where we currently sell our products or conduct our business have in the past and could in the future adversely affect our business. Although we do not currently expect Russia’s invasion of Ukraine or the related current or future export and other business sanctions on Russia and Belarus to materially impact us directly due to our limited sales to Russia, we are unable at this time to predict the ultimate impact this conflict will have on our company, the global economy or the stock markets.

Successive U.S. presidential administrations and Congress have instituted or proposed changes in trade policies that included the negotiation or termination of trade agreements, the imposition of higher tariffs on imports into the U.S., economic sanctions on individuals, corporations or countries, and other government regulations affecting trade between the U.S. and other countries where we conduct our business. Any new tariffs and other changes in U.S. trade policy could trigger retaliatory actions by affected countries, and certain foreign governments have instituted or are considering imposing trade sanctions on certain U.S. goods. U.S. presidential administrations and Congress also have focused on policy reforms that discouraged corporations from outsourcing manufacturing and production activities to foreign jurisdictions, including through tariffs or penalties on goods manufactured outside the United States, which have required us to change the way we conduct business. The current U.S. presidential administration has continued certain import tariffs and export restrictions against certain foreign manufacturers initiated by prior administrations.

Political changes and trends such as populism, protectionism, economic nationalism, and sentiment toward multinational companies and resulting changes to trade, tax or other laws and policies may be disruptive to our businesses. These changes in U.S. and foreign laws and policies have the potential to adversely impact the U.S. economy or certain sectors thereof, our industry, and the global demand for our products, and as a result, could have a material adverse effect on our business, financial condition, and results of operations.

Changes in legislation in U.S. and foreign taxation of international business activities or the adoption of other tax reform policies, as well as the application of such laws, could adversely impact our financial position and results of operations.

Recent or future changes to U.S., U.K. and other tax laws could impact the tax treatment of our foreign earnings. We generally conduct our international operations through wholly owned subsidiaries, branches, or representative offices and report our taxable income in various jurisdictions worldwide based upon our business operations in those jurisdictions. Further, we are in the process of implementing an international structure that aligns with our financial and operational objectives as evaluated based on our international markets, expansion plans, and operational needs for headcount and physical infrastructure outside the United States. The intercompany relationships between our legal entities are subject to complex transfer pricing regulations administered by taxing authorities in various jurisdictions. Although we believe we are compliant with applicable transfer pricing and other tax laws in the United States, the United Kingdom, and other relevant countries, due to changes in such laws and rules, we may have to modify our international structure in the future, which will incur costs, may increase our worldwide effective tax rate, and may adversely affect our financial position and results of operations. In addition, significant judgment is required in evaluating our tax positions and determining our provision for income taxes.

During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. For example, our effective tax rates could be adversely affected by earnings being lower than anticipated in countries where we have lower statutory rates and higher than anticipated in countries where we have higher statutory rates, by changes in foreign currency exchange rates, or by changes in the relevant tax, accounting, and other laws, regulations, principles, and interpretations. As we operate in numerous taxing jurisdictions, the application of tax laws can be subject to diverging and sometimes conflicting interpretations by tax authorities of these jurisdictions. It is not uncommon for taxing authorities in different countries to have conflicting views with respect to, among other things, the manner in which the arm’s-length standard is applied for transfer pricing purposes, or with respect to the valuation of intellectual property.

If U.S., U.K., or other tax laws further change, if our current or future structures and arrangements are challenged by a taxing authority, or if we are unable to appropriately adapt the manner in which we operate our business, we may have to undertake further costly modifications to our international structure and our tax liabilities and results of operations may be adversely affected.

We and our third-party manufacturers and suppliers are, or could become, subject to environmental, health, and safety laws, which could increase our costs, restrict our operations and require expenditures that could have a material adverse effect on our business, financial condition, and results of operations.

We and our third-party manufacturers and suppliers are, and could become, subject to a wide range of international, federal, state, provincial, and local governmental regulations directed at preventing or mitigating environmental harm, as well as to the storage, discharge, handling, generation, disposal and labeling of toxic or other hazardous substances. Although we outsource our manufacturing, the manufacturing of our products by our third-party manufacturers and suppliers require the use of hazardous materials that similarly subject these third parties, and therefore our business, to such environmental laws and regulations. Our failure or the failure of these third parties to comply with these laws or regulations can result in regulatory, civil, or criminal penalties, fines, and legal liabilities, suspension of production, alteration of manufacturing processes, including for our products, reputational damage, and negative impact on our operations or sales of our products and services. Failure to comply with environmental regulations could also subject us or our third-party manufacturing partners to property damage or personal injury claims. Compliance with current or future environmental laws and regulations could restrict our ability to expand our business or require us or our third-party manufacturing partners to incur other substantial expenses, which could harm our business. Increased compliance costs by our third-party manufacturing partners may also result in increased costs to our business. Our business and operations are also subject to health and safety laws and regulations adopted by government agencies such as the Occupational Safety and Health Administration (“OSHA”). Although we believe we are in material compliance with applicable law concerning matters relating to health, safety, and the environment, the risk of liability relating to these matters cannot be eliminated completely.

Risks Related to Being a Public Company

We have incurred increased costs and become subject to additional regulations and requirements as a result of being a public company, which could have a material adverse effect on our business, financial condition, and results of operations, and make it more difficult to run our business or divert management’s attention from our business.

As a public company, we are required to commit significant resources and management time and attention to the requirements of being a public company, which have caused us to incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting requirements. We also incur costs associated with the Sarbanes-Oxley Act and related rules implemented by the SEC and Nasdaq, and compliance with these requirements place significant demands on our legal, accounting and finance staff and on our accounting, financial and information systems. In addition, we might not be successful in implementing these requirements. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees, or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of the Common Stock, fines, sanctions and other regulatory action and potentially civil litigation, any of which could have a material adverse effect on our business, financial condition, and results of operations.

We intend to hire additional accounting and finance personnel with system implementation experience and expertise regarding compliance with the Sarbanes-Oxley Act. We may be unable to locate and hire qualified professionals with requisite technical and public company experience when and as needed. In addition, new employees will require time and training to learn our business and operating processes and procedures. If we are unable to recruit and retain additional finance personnel or if our finance and accounting team is unable for any reason to respond adequately to the increased demands that will result from being a public company, the quality and timeliness of our financial reporting may suffer, which could result in the identification of material weaknesses in our internal controls. Any consequences resulting from inaccuracies or delays in our reported financial statements could cause our stock price to decline and could harm our business, financial condition, and results of operations.

We are an emerging growth company and a smaller reporting company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies and smaller reporting companies could make the Common Stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including:

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not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;
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reduced disclosure obligations regarding executive compensation in our periodic reports and annual report on Form 10-K; and
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exemptions from the requirements of holding non-binding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We could be an emerging growth company through 2028. Our status as an emerging growth company will end as soon as any of the following takes place:

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the last day of the fiscal year in which we have more than $1.235 billion in annual revenue (subject to adjustment for inflation from time to time, pursuant to SEC rules);

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the date we qualify as a “large accelerated filer,” with at least $700.0 million of equity securities held by non-affiliates;
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the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or
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December 31, 2028 (the last day of the fiscal year ending after the fifth anniversary of the completion of our initial public offering).

We currently intend to take advantage of the available exemptions described above.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this provision of the JOBS Act. As a result, we will not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies. Therefore, our consolidated financial statements may not be comparable to those of companies that comply with new or revised accounting pronouncements as of public company effective dates. In addition, for as long as we are an “emerging growth company” under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. Even if our management concludes that our internal controls over financial reporting are effective, however, our independent registered public accounting firm may still issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us.

Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements including exemption from compliance with the auditor attestation requirements of Section 404 and reduced disclosure obligations regarding executive compensation in our annual report on Form 10-K and our periodic reports and proxy statements.

We cannot predict if investors will find the Common Stock less attractive if we choose to rely on any of the exemptions afforded emerging growth companies or smaller reporting companies. If some investors find the Common Stock less attractive because we rely on any of these exemptions, there may be a less active trading market for the Common Stock and the market price of the Common Stock may be more volatile.

Our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition, and results of operations.

Risks Related to Our Common Stock

Sales of our currently issued and outstanding stock may become freely tradable pursuant to Rule 144 and may dilute the market for your shares and have a depressive effect on the price of the shares of our common stock.

A substantial minority of our outstanding shares of common stock are “restricted securities” within the meaning of Rule 144 under the Securities Act. In addition, we have issued notes that are convertible into shares of our common stock in connection with financing transactions and certain employment, director and consultant agreements, which shares of common stock, upon conversion, would also be considered “restricted securities.” As restricted securities, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. Rule 144 provides in essence that an Affiliate (as such term is defined in Rule 144(a)(1)) of an issuer who has held restricted securities for a period of at least six months may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1% of a company’s outstanding shares of common stock or the average weekly trading volume during the four calendar weeks prior to the sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by a person who is not an Affiliate of the company and who has satisfied a one-year holding period. The resale of significant amounts of our common stock under Rule 144 or under any other exemption from the registration requirements of the Securities Act, if available, or pursuant to subsequent registrations of our shares of common stock, could cause the market price of our shares of common stock to decline significantly.

An active trading market for the Common Stock may not develop or be sustained and stockholders may not be able to sell their shares at or above the price paid for such shares, or at all.

There was no public market for the Common Stock prior to our initial public offering. Although the Common Stock is currently listed on Nasdaq, an active market for the Common Stock may not develop or, if it does develop, it may not be sustainable or liquid enough for stockholders to sell their shares at or above the purchase price paid for such shares, or at all.

Our share price and trading volume have been, and are likely to continue to be, volatile and an active trading market for the Common Stock may not develop or be sustained and stockholders may not be able to sell their shares at or above the price paid for such shares, or at all.

Although the Common Stock is currently listed on Nasdaq, an active market in the Common Stock may not develop or, if it does develop, it may not be sustainable or liquid enough for stockholders to sell their shares at or above the purchase price paid for such shares, or at all. Our common stock is currently trading well below the initial public offering price per share.

The trading price and volume of the Common Stock has been, and will likely continue to be, volatile and has fluctuated, and will likely continue to fluctuate, significantly in response to numerous factors, many of which are beyond our control, including but not limited to:

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actual or anticipated fluctuations in our results of operations and financial and non-financial metrics due to, among other things, changes in customer demand, product life cycles, pricing, ordering patterns, and unforeseen operating costs;
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the financial projections we may provide to the public, any changes in these projections, our practice of providing projections, if any, or our failure to meet these projections;
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our ability to raise additional capital sufficient to fund our operations and to execute our growth strategy;
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failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates or ratings by any securities analysts who follow us, or our failure to meet these estimates or the expectations of investors;
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announcements related to key management, founders, key management, directors, or key investors;
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announcements by us of changes to our product offerings, business plans, or strategies;
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announcements by us or our competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;
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changes in operating performance and stock market valuations of companies in our industry or our target markets;
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negative publicity related to problems in our manufacturing or the real or perceived quality of our products, as well as the failure to timely launch new products or services that gain market acceptance;
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rumors and market speculation involving us or other companies in our industry;

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developments or disputes concerning our or other parties’ products, services, or intellectual property rights;
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timing and seasonality of the end-market demand;
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cyclical fluctuations, trends, and changes in the economic conditions in our industry or target markets;
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price and volume fluctuations in the overall stock market from time to time, including as a result of trends in the economy as a whole;
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actual or anticipated developments in our business or our competitors’ businesses or the competitive landscape generally;
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new laws or regulations or new interpretations of existing laws, or regulations applicable to our business;
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changes in our management;
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lawsuits or investigations threatened, filed, or initiated against us;
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the expiration of contractual lock-up or market standoff agreements;
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sales of shares of the Common Stock by us or our stockholders, or the perception that such sales may occur; and
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other events or factors, including those resulting from macroeconomic conditions, geopolitical crises, outbreak of hostilities or acts of war such as the Russian invasion of Ukraine, and the Israel-Hamas war, incidents of terrorism, global pandemics such as the COVID-19 pandemic, and similar events, as well as responses to these or similar events.

The stock markets in general have experienced extreme price and volume fluctuations. Stock prices of many companies, including companies in the fitness and wellness industry, have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business and adversely affect our business, financial condition, and results of operations.

Moreover, because of these fluctuations, comparing our results of operations on a period-to-period basis may not be meaningful. You should not rely on our past results as an indication of our future performance. This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our net revenue or results of operations fall below the expectations of analysts or investors or below any forecasts we may provide to the market, or if the forecasts we provide to the market are below the expectations of analysts or investors, the price of the Common Stock could decline substantially. Such a share price decline could occur even when we have met any previously publicly stated net revenue or earnings forecasts that we may provide.

Our focus on delivering a high-quality and engaging member experience may not maximize short-term financial results, which may yield results that conflict with the market’s expectations and could result in our stock price being negatively affected.

We focus on driving long-term member engagement through innovation, frictionless, cost-effective and immersive programs, classes and content, technologically advanced and customizable connected fitness hardware products, and community support, which may not necessarily maximize short-term financial results. We may make business decisions that may reduce our short-term financial results if we believe that the decisions are consistent with our goals to improve the member experience, which we believe will improve our financial results over the long term. For example, our decision to use real, human trainers to deliver our coaching offering may increase operating expenses, but we believe these decisions will drive higher member satisfaction, retention, profit, and ultimately lifetime value. These decisions may not be consistent with the short-term expectations of our stockholders and may not produce the long-term benefits that we expect, in which case our membership growth and member engagement, business, financial condition, and results of operations could be harmed.

If we fail to meet the continued listing requirements of Nasdaq, it could result in a de-listing of the Common Stock.

Our common stock is currently listed on Nasdaq under the symbol “TRNR.” Although the Company is not currently in violation of any of Nasdaq’s continued listing requirements, the Company was at certain points in 2023 and 2024, as previously disclosed, in violation of certain continued listing requirements.

There can be no assurance that we will be able to maintain compliance with Nasdaq’s listing requirements. If we fail to satisfy the continued listing requirements of Nasdaq, such as the corporate governance requirements, the minimum stockholders’ equity requirement, or the minimum closing bid price requirement, Nasdaq may take steps to de-list the Common Stock. Such a de-listing would likely have a negative effect on the price of the Common Stock and would impair your ability to sell or purchase the Common Stock when you wish to do so. In the event of a de-listing, we would take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action taken by us would allow the Common Stock to become listed again, stabilize the market price or improve the liquidity of the Common Stock, prevent the Common Stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

If our shares are delisted from Nasdaq and become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The price of the Common Stock has been volatile and has declined significantly since our initial public offering and has traded at prices as high as $8.50 per share to as low as $0.18 per share. If we do retain a listing on Nasdaq and if the price of the Common Stock is less than $5.00, the Common Stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for the Common Stock, and therefore stockholders may have difficulty selling their shares.

Substantial future sales of the Common Stock could cause the market price of the Common Stock to decline.

The market price of the Common Stock could decline as a result of the substantial sales of the Common Stock by the Selling Shareholder.

From June 2024 to December 2024, we issued 648,700 shares of common stock pursuant to an At The Market Offering Agreement with H.C. Wainwright & Co., LLC, dated as of May 17, 2024 with a value of $8.4 million.

As previously disclosed, from November 2024 through December 2024 in the aggregate, the holders of shares of the Company’s Series A Convertible Preferred Stock (“Series A”) converted 919,794 shares of Series A into 262,051 shares of Common Stock (the “Series A Conversion Shares"), certain debt holders converted $2.4 million of the principal amount into a total of 235,161 shares of Common Stock.

As previously disclosed, the Company effected a reverse stock split of the Common Stock at a rate of 1-for-100 (the “Reverse Stock Split”), effective as of 9:00 a.m. Eastern Time on November 11, 2024. As previously disclosed, the Reverse Stock Split decreased the number of shares of Common Stock issued and outstanding but such reduction was subject to adjustment for the rounding up of fractional shares. In November 2024, due to the rounding up of fractional shares, a total of 217,396 shares of Common Stock were issued to certain shareholders who owed shares of Common Stock on November 11th, 2024.

If securities analysts or industry analysts downgrade the Common Stock, publish negative research or reports, or fail to publish reports about our business, our ordinary share price and trading volume could decline.

The market price and trading market for the Common Stock will be influenced by the research and reports that industry or securities analysts publish about us, our business and our market. If one or more analysts adversely change their recommendation regarding our shares or change their recommendation about our competitors’ shares, our share price would likely decline. If one or more analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets which in turn could cause our share price or trading volume to decline. In addition, if our results of operations fail to meet the expectations created by securities analysts’ reports, our share price could decline.

Our actual results of operations may not meet our guidance and investor expectations, which would likely cause our share price to decline.

From time to time, we may release guidance in our earnings releases, earnings conference calls, or otherwise, regarding our future performance that represent our management’s estimates as of the date of release. If given, this guidance, which will include forward-looking statements, will be based on projections prepared by our management. Projections are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control. The principal reason that we expect to release guidance is to provide a basis for our management to discuss our business outlook with analysts and investors. With or without our guidance, analysts and investors may publish expectations regarding our business, financial condition, and results of operations. We do not accept any responsibility for any projections or reports published by any such third parties. Guidance is necessarily speculative in nature, and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results. If our actual performance does not meet or exceed our guidance or investor expectations, the trading price of the Common Stock is likely to decline.

We do not expect to declare or pay any dividends on the Common Stock for the foreseeable future.

We do not intend to pay cash dividends on the Common Stock for the foreseeable future. Consequently, investors must rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking dividends should not purchase the Common Stock. Any future determination to pay dividends will be at the discretion of our board of directors and subject to, among other things, our compliance with applicable law, and depending on, among other things, our business prospects, financial condition, results of operations, cash requirements and availability, capital expenditure needs, the terms of any preference equity securities we may issue in the future, covenants in the agreements governing any current or future indebtedness, other contractual restrictions, industry trends, and any other factors or considerations our board of directors may regard as relevant.

Certain provisions in our charter documents and under Delaware law could make an acquisition of our company more difficult, limit attempts by our stockholders to replace or remove our current management, and limit the market price of the Common Stock.

Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. Our amended and restated certificate of incorporation and bylaws include provisions that:

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authorize our board of directors to issue, without further action by the stockholders, shares of undesignated preferred stock with terms, rights, and preferences determined by our board of directors that may be senior to the Common Stock, which could be used by our board of directors to implement a stockholder rights plan;
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require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

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specify that special meetings of our stockholders can be called only by our board of directors, the Chairperson of our board of directors (“Chairperson”), or our Chief Executive Officer and eliminating the ability of our stockholders to call special meetings of stockholders;
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establish an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors;
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establish that our board of directors is divided into three classes, with each class serving three-year staggered terms;
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prohibit cumulative voting in the election of directors;
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provide that our directors may be removed “for cause” and only with the approval of at least 66 2/3% of our stockholders;
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provide that vacancies on our board of directors may be filled by a majority of directors then in office, even if less than a quorum;
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permit our board of directors to establish the number of directors and fill any vacancies and newly created directorships;
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provide that our board of directors is expressly authorized to make, alter, or repeal our bylaws; and
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require the approval of our board of directors or the holders of at least 66 2/3% of our outstanding shares of capital stock to amend our bylaws and certain provisions of our certificate of incorporation.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in a broad range of business combinations with any interested stockholder for a period of three years following the date on which such stockholder became an interested stockholder. See “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities..” Any delay or prevention of a change of control transaction or changes in our management could cause our stock price to decline or could prevent or deter a transaction that you might support.

Our amended and restated certificate of incorporation and amended and restated bylaws designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, and provides that federal district courts will be the sole and exclusive forum for Securities Act claims, which could limit our stockholders’ ability to obtain what they believe to be a favorable judicial forum for disputes with us or our directors, officers, or other employees.

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware (or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees to us or our stockholders, (c) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or our bylaws, or (d) any action asserting a claim against us governed by the internal affairs doctrine (collectively, the “Delaware Forum Provision”). Our amended and restated certificate of incorporation and our amended and restated bylaws further provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts are the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act (the “Federal Forum Provision”).

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the enforceability of this provision is uncertain, and a court may determine that such provision will not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction. Further, compliance with the federal securities laws and the rules and regulations thereunder cannot be waived by investors in the Common Stock.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Accordingly, the Delaware Forum Provision does not designate the Court of Chancery as the exclusive forum for any derivative action arising under the Exchange Act, as there is exclusive federal jurisdiction in such instances.

Any person or entity purchasing or otherwise acquiring any interest in our capital stock shall be deemed to have notice of and consented to the Delaware Forum Provision and the Federal Forum Provision of our bylaws described above. These choice of forum provisions may impose additional litigation costs on stockholders in pursuing any such claims. Additionally, these choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, or other employees. Alternatively, if a court were to find these provisions of our bylaws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition, and results of operations and result in a diversion of the time and resources of our management and board of directors.

In addition, while the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court are “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce our Federal Forum Provision. If the Federal Forum Provision is found to be unenforceable, we may incur additional costs associated with resolving such matters. The Federal Forum Provision may also impose additional litigation costs on stockholders who assert that the provision is not enforceable or invalid. The Court of Chancery of the State of Delaware and the federal district courts of the United States may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.

General Risk Factors

We face risks related to recession, inflation, weak growth, and other economic conditions.

Customer demand for our products may be impacted by weak economic conditions, inflation, weak growth, recession, equity market volatility, or other negative economic factors in the United States or other nations. For example, under these conditions, potential customers may delay or cancel purchases of our products. Further, in the event of a recession our manufacturing partners, suppliers, and other third-party partners, as well as our commercial and corporate wellness customers, may suffer their own financial and economic challenges and as a result they may demand pricing accommodations, delay payment, or become insolvent, which could harm our ability to meet our customer demands or collect revenue or otherwise could harm our business, financial condition, and results of operations. Similarly, disruptions in financial and credit markets may impact our ability to manage normal commercial relationships with our customers, suppliers, and lenders and might cause us to not be able to access sources of liquidity, and our borrowing costs could increase. If general macroeconomic conditions deteriorate, our business, financial condition, and results of operations could be materially and adversely affected.

In addition, we are also subject to risk from inflation and increasing market prices of certain components, parts, supplies, and commodity raw materials, which are incorporated into our products or used by our suppliers to manufacture our products. These components, parts, supplies, and commodities may from time to time become restricted, or general market factors and conditions may affect pricing of such components, parts, supplies and commodities, such as inflation or supply chain constraints.

The ongoing inflationary pressures in the United States could increase our operating costs as well as our manufacturing and component costs, among others, which in turn could negatively affect our business, financial condition, and results of operations.

The United States has recently experienced high levels of inflation. If the inflation rate continues to increase, it will likely affect our expenses, including, but not limited to, employee compensation expenses, increased manufacturing and supplier costs, and increasing market prices of certain components, parts, supplies, and commodity raw materials, which are incorporated into our products or used by our suppliers to manufacture our products. As a result of inflationary pressures, we have experienced general price increases in the cost of components and parts used in our products and in our manufacturing and logistical costs, which in turn has increased our overall operating costs. We have not taken any specific measures to mitigate inflationary pressures to date; however, we may in the future consider or implement such measures, including price increases for our products and services, changes to our pricing model, or reducing other operating and personnel costs. We cannot predict the impact of any actions we may take in response to such pressures on our business, financial condition, and results of operations. Any attempts to offset cost increases with price increases may result in reduced sales, increased customer dissatisfaction, or otherwise harm our reputation. Moreover, to the extent inflation results in rising interest rates, reduces discretionary spending, and has other adverse effects on the market, it may adversely affect our business, financial condition and results of operations. Given our limited operating history, we cannot predict how ongoing recessionary or inflationary pressures may impact our business, financial condition, and results of operations in the future, including with respect to our manufacturing and logistics costs, our pricing models, and our customers’ ability to obtain financing for the purchase of our products. If our costs become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition, and operating results. See “- Risks Related to Suppliers, Manufacturers, and Other Ecosystem Partners - Our manufacturing partners and our sole supplier are located in Taiwan, which exposes us to various risks, including due to tensions between Taiwan and mainland China.”

An economic downturn or economic uncertainty may adversely affect consumer discretionary spending and demand for our products and services.

Our products and services may be considered discretionary items for consumers. Factors affecting the level of consumer spending for such discretionary items include general economic conditions, including inflation, and other factors, such as consumer confidence in future economic conditions, fears of recession, the availability and cost of consumer credit, levels of unemployment, and tax rates. In recent years, the United States and other significant economic markets have experienced cyclical downturns and worldwide economic conditions remain uncertain. As global economic conditions continue to be volatile or economic uncertainty remains, trends in consumer discretionary spending also remain unpredictable and subject to reductions and fluctuations. Due in part to our limited operating history, we cannot predict the extent to which we may be affected by recessionary conditions. Unfavorable economic conditions may lead consumers to delay or reduce purchases of our products and services and consumer demand for our products and services may not grow as we expect. As we have a very limited history selling our connected fitness hardware products, we do not have sufficient basis with which to assess the impact of the current uncertain economic conditions on the sales of our products and services. However, we expect that ongoing economic uncertainty may result in reduced consumer demand for our connected fitness products and services in the future. Our sensitivity to economic cycles and any related fluctuation in consumer demand for our products and services could have an adverse effect on our business, financial condition, and results of operations.

Adverse developments affecting the financial services industry, including events or concerns involving liquidity, defaults or non-performance by financial institutions, could adversely affect our business, financial condition or results of operations.

Events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, could adversely affect our liquidity. The failure of financial institutions may increase the possibility of a sustained deterioration of financial market liquidity, or illiquidity at clearing, cash management and/or custodial financial institutions. The distress or failure of one or more banks with which we have a commercial relationship could adversely affect, among other things, our ability to pursue key strategic initiatives, our ability to access funds, or our ability to borrow from financial institutions on favorable terms. In addition, our deposits will be at risk to the extent they exceed available FDIC insurance limits. If a bank with which we have a commercial relationship has failed or is otherwise distressed (including for example, as a result of large scale depositor withdrawals), or if market activity leads to threat of distress resulting in regulator control, the loss or restriction of access to our cash and liquidity resources could, among other things, adversely impact our ability to meet our operating expenses and financial obligations, or fulfill other obligations, and result in breaches of our contractual obligations or violations of federal or state wage and hour laws. Our ability to spread banking relationships among multiple institutions may be limited by practical considerations or our lender’s suitability requirements for deposit and custodial account institutions. Any of these effects could have a material adverse effect on our financial condition and results of operations.

Increasing scrutiny and evolving expectations from customers, partners, regulators, investors, and other stakeholders with respect to our environmental, social and governance practices may impose additional costs on us, expose us to new or additional risks, or harm our reputation.

Companies are facing increasing scrutiny from customers, partners, regulators, investors, and other stakeholders related to their environmental, social, and governance (“ESG”) practices and disclosure. In March 2024, the SEC adopted rules requiring public companies, such as the Company, to provide climate-related disclosures in their annual reports and registration statements, starting in 2027. Investor advocacy groups, investment funds, and influential investors are also increasingly focused on these practices, especially as they relate to the environment, health and safety, diversity, labor conditions, and human rights.

For example, an increasing number of investors are also requiring companies to disclose corporate social and environmental policies, practices, and metrics. Legal and regulatory requirements, as well as investor expectations, on corporate social responsibility practices and disclosure, are subject to change, can be unpredictable, and may be difficult and expensive for us to comply with, given the complexity of our supply chain and our significant outsourced manufacturing. Increased ESG related compliance costs could result in increases to our overall operational costs. If we are unable to adapt to or comply, or are unable to cause our suppliers to comply, with such regulatory requirements, policies, or provisions or meet the expectations or standards of our customers, investors, and other stakeholders, a customer may stop purchasing products from us or an investor may sell their shares or take legal action against us, our reputation may suffer, and the price of the Common Stock may decline. Any of the foregoing could harm our reputation, revenue, business, financial condition, and results of operations.

Further, our current ESG disclosures, and any standards we may set for ourselves or a failure to meet these standards, may influence our reputation and the value of our brand. For example, we have elected to share publicly certain information about our ESG initiatives and information, and our commitment to the recruitment, engagement, and retention of a diverse workforce. Our business may face increased scrutiny related to these activities, including from the investment community, and our failure to achieve progress in these areas on a timely basis, or at all, could adversely affect our reputation, business, and financial performance.

Climate change may have an adverse impact on our business.

Risks related to rapid climate change may have an increasingly adverse impact on our business in the longer term. Any of our primary locations and the locations of our members and third-party partners, such as our manufacturing partners, may be vulnerable to the adverse effects of climate change. For example, our California locations have historically experienced, and are projected to continue to experience, climate-related events at an increasing frequency, including drought, water scarcity, heat waves, wildfires and resultant air quality impacts, and power shutoffs associated with wildfire prevention. In addition, some of our employees and our manufacturing partners are located in Taiwan, which is susceptible to regional natural disasters including, for example, earthquakes, tsunamis, and typhoons, and has experienced an increasing frequency of extreme weather events, including heavier rains and atypical heat waves. Changing market dynamics, global policy developments, and the increasing frequency and impact of extreme weather events on critical infrastructure in the U.S. and elsewhere have the potential to disrupt our business and the business of our members and third-party partners, and may cause us to experience higher attrition, losses and additional costs to maintain our operations. Further, the effects of climate change may negatively impact regional and local economic activity, which could lead to an adverse effect on our members and third-party partners and impact the communities in which we operate. Overall, climate change, its effects, and the resulting, unknown impact could have a material adverse effect on our business, financial condition, and results of operations.

If we acquire businesses, enter into licensing arrangements, or make investments in other companies or technologies, it may disrupt our business, create integration issues, impair our results of operations, dilute our stockholders’ ownership, cause us to incur debt, divert management resources, or cause us to incur significant expense.

We may pursue in the future acquisitions of businesses and assets, as well as technology licensing arrangements, that we believe will complement our products or technologies. For example, in October 2023, we entered into the Asset Purchase Agreement with the Sellers to purchase and acquire substantially all of the asset and assume certain liabilities of the Sellers, which was amended and restated on January 22, 2024. See Note 22 to the notes to our audited consolidated financial statements included in this prospectus. We also may pursue strategic alliances that leverage our core technologies and industry experience to expand our product offerings or distribution, or make investments in other companies. Any acquisition involves a number of risks, many of which could harm our business, or materially impact our stock price, including:

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difficulty in integrating the operations, technologies, products, existing contracts, accounting and personnel of the acquired company or business;
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not realizing the anticipated benefits of any acquisition;
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difficulty in transitioning and supporting customers of the acquired company;
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difficulty in transitioning and collaborating with suppliers of the acquired company;
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diversion of financial and management resources from existing operations;
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the risk that the price we pay, costs we incur, or other resources that we devote to the acquisition may exceed the value we realize, or the value we could have realized if we had allocated the purchase price or other resources to another opportunity;
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unanticipated costs and expenses or accounting impacts of an acquisition, licensing arrangement, or other strategic investments;
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potential loss of key employees, customers and strategic alliances from either our current business or the acquired company’s business;
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inability to successfully bring newly acquired products to market or achieve design wins with such products;
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fluctuations in industry trends that change the demand or purchasing volume of newly acquired products;
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assumption of unanticipated problems or latent liabilities, such as problems with the quality of the acquired products or technology;
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inability to generate sufficient revenue to offset acquisition costs;
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market or investor reaction to, or perception of, the anticipated benefits, costs, or other consequences of any proposed or consummated acquisition;
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the incurrence of significant costs and diversion of management resources in connection with any potential acquisition, irrespective of whether an acquisition is successfully completed;
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the dilutive effect on the Common Stock as a result of any acquisitions financed through the issuance of equity;
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inability to successfully complete transactions with a suitable acquisition candidate; and
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in the event of international acquisitions, risks associated with accounting and business practices or regulatory requirements that are different from applicable U.S. practices and requirements.

Acquisitions also frequently result in the recording of goodwill and other intangible assets that are subject to potential impairments, which could harm our financial results. If we fail to properly evaluate acquisitions or investments, it may impair our ability to achieve the anticipated benefits of any such acquisitions or investments, and we may incur costs in excess of what we anticipate. The failure to successfully evaluate and execute acquisitions or investments or otherwise adequately address these risks could materially harm our business, financial condition, and results of operations.

To finance any acquisitions or investments, we may choose to issue equity or equity-linked securities as consideration, which could dilute the ownership of our stockholders, including materially. If the price of the Common Stock is low or volatile, we may not be able to acquire other companies for equity or equity-linked consideration. In addition, newly issued securities may have rights, preferences or privileges senior to those of existing stockholders. If we raise additional funds by obtaining loans from third parties, the terms of those financing arrangements may include negative covenants or other restrictions on our business that could impair our operating flexibility, and would also require us to incur interest expense. Additional funds for acquisitions also may not be available on terms that are favorable to us, or at all.

We depend on our executive officers and other key employees, and the loss of one or more of these employees or an inability to attract or retain highly skilled employees could adversely affect our business.

Our success depends largely upon the continued services of our executive officers and other officers and key personnel, including Trent A. Ward, our co-founder and Chief Executive Officer, who are critical to the development of our business, future vision, and strategic direction. Mr. Ward is our sole executive officer and is expected to continue to hold for the foreseeable future, primary and ultimate responsibility, authority, and operational decision-making functions over the principal operations, business units, and functions of the Company, including all significant policymaking authority. As a result, the loss of Mr. Ward’s services for any reason would likely materially and adversely affect or business. We also heavily rely on the continued service and performance of our senior management team, which provides leadership, contributes to the core areas of our business and helps us to efficiently execute our business. Also imperative to our success are our trainers and fitness instructors, who we rely on to bring new, engaging, and innovative fitness and wellness content to our platform, and who act as brand ambassadors. We also are dependent on the continued service of our existing software engineers because of the complexity of our products and platform capabilities. If the senior management team, including any new hires that we make, fails to work together effectively and to execute our plans and strategies on a timely basis then our business and future growth prospects could be harmed. From time to time, there may be changes in our executive management team or other key personnel, which could disrupt our business. We do not have employment agreements with our executive officers or other key personnel that require them to continue to work for us for any specified period and, therefore, they could terminate their employment with us at any time and with little or no notice. The loss of one or more of our executive officers or other key employees could have an adverse effect on our business, financial condition, and results of operations.

We have not entered into non-competition agreements with our executive officers and other officers and key personnel during the course of their employment with us. As a result, such personnel are not contractually prohibited from working with or for our competitors after leaving our employment or from engaging in other business endeavors which are, may be perceived as, or may become, competitive to our business. The loss of the services of our executive officers and other officers and key personnel to our competitors may harm our reputation, brand, our competitive position, and our business. Furthermore, members of our management team or other personnel may engage in other business endeavors in addition to and outside of their employment with us. As a result, although members of our management team are full-time employees of ours and have been, and are expected to be, fully committed and focused on our business, they are not obligated to commit their time and attention exclusively to our business. Accordingly, their attention to our business may be diverted from time to time or they may encounter conflicts of interest in allocating their time and resources between us and other business endeavors in which they are engaged.

In addition, to execute our growth plan, we must attract and retain highly qualified personnel. Competition for these personnel in Southern California, where we produce much of our On-Demand content, and in other locations where we have a substantial presence, is intense, especially for qualified and highly skilled personnel, including senior management, engineers, producers, designers, product managers, logistics and supply chain personnel, retail managers, trainers, and fitness instructors. In addition, we have not historically conducted background checks on our employees or independent contractors. Although we conduct customary identity verification checks for employees and intend to implement additional background screening, and may conduct additional identify verification processes, for personnel generally as we deem necessary or appropriate, there can be no assurance that such processes will enable us to identify any potential risks or issues or otherwise be sufficient or accurate. The implementation of additional screening processes could make it more difficult for us to hire additional personnel. We have from time to time experienced, and we expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. Many of the companies with which we compete for experienced personnel have greater resources than we have. If we hire employees from competitors or other companies, their former employers may attempt to assert that these employees or we have breached legal obligations, resulting in a diversion of our time and resources. In addition, job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived value of our equity awards declines, it may adversely affect our ability to recruit and retain highly skilled employees. In addition, we may periodically change our equity compensation practices, which may include reducing the number of employees eligible for equity awards or reducing the size of equity awards granted per employee. If we are unable to attract, integrate, or retain the qualified and highly skilled personnel required to fulfill our current or future needs, our business, financial condition, results of operations, and future growth prospects could be adversely affected.

Our officers and directors may encounter conflicts of interest involving us and other entities with which they may be affiliated, including matters that involve corporate opportunities.

Many of our directors are, and any future directors may be, affiliated with other entities, including venture capital or private equity funds or businesses that may be complementary, competitive, or potentially competitive to our company. They may also in the future become affiliated with entities that are engaged in business or other activities similar to our business. Additionally, all of our officers and directors, in the course of their other business activities, may become aware of or involved in investments, business opportunities, or information which may be appropriate for presentation to us as well as to other entities to which they owe a fiduciary duty. As a result, directors and officers may encounter perceived or actual conflicts of interest involving us and other entities with which they are or become affiliated, including matters that involve corporate opportunities. For example, a portfolio company of a director-affiliated venture fund may become a competitor of ours or a potential strategic partner. In addition, in the event we consider potential acquisitions, it is possible an entity affiliated with one of our directors could be an acquisition target or a competitive acquiror. Further, to the extent we engage in transactions with any director-affiliated entity, it could create actual, or the perception of, additional conflicts of interest, including with respect to our ability to negotiate terms equivalent to those that could be obtained in an arms’-length negotiation with an unaffiliated third party. As a result of the foregoing, our directors and officers may have conflicts of interest in determining to which entity particular opportunities or information should be presented. If, as a result of such potential conflicts, we are deprived of investment, business, or information, the execution of our business plan and our ability to effectively compete may be adversely affected. Our directors are also not obligated to commit their time and attention exclusively to our business and accordingly, they may encounter conflicts of interest in allocating their time and resources between us and other entities with which they are affiliated.

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce cash resources.

Our directors and executive officers may be subject to litigation for a variety of claims or disputes. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

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any transaction from which the director derives an improper personal benefit;
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any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
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any unlawful payment of dividends or redemption of shares; or
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any breach of a director’s duty of loyalty to the corporation or its stockholders.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated bylaws will provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law and may indemnify our other employees and agents. Our amended and restated bylaws also provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered into, and intend to enter into, agreements to indemnify our directors and executive officers. With certain exceptions, these agreements provide for indemnification for related expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by any of these individuals in connection with any action, proceeding, or investigation. Such provisions in our amended and restated bylaws and our indemnification agreements may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. Such provisions may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. See “Management-Indemnification and Insurance.”

While we maintain directors’ and officers’ liability insurance, such insurance may not be adequate to cover all liabilities that we may incur, which may reduce our available funds to satisfy third-party claims and could harm our business, results of operations, and financial condition. Further, a stockholder’s investment may be harmed to the extent that we pay the costs of settlement and damage awards against our directors and executive officers as required by these indemnification provisions.

Litigation and other legal proceedings may adversely affect our business, financial condition, and results of operations.

From time to time we may become involved in legal proceedings, claims, government investigations, and other proceedings relating to patent and other intellectual property matters, product liability, labor and employment, competition or antitrust, commercial, tort or contract, privacy, consumer protection, tax, federal regulatory investigations, securities (including class action litigation), and other legal proceedings or investigations, which could have an adverse impact on our business, financial condition, and results of operations and divert the attention of our management from the operation of our business. Litigation is inherently unpredictable and can result in excessive or unanticipated verdicts and/or injunctive relief that affect how we operate our business. We could incur judgments or enter into settlements of claims for monetary damages or for agreements to change the way we operate our business, or both. There may be an increase in the scope of these matters or there may be additional lawsuits, claims, proceedings or investigations in the future, which could have a material adverse effect on our business, financial condition, and results of operations. Adverse publicity about regulatory or legal action against us could damage our reputation and brand image, undermine our members’ confidence and reduce long-term demand for our products, even if the regulatory or legal action is unfounded or not material to our operations.

Catastrophic events may disrupt our business.

We and our manufacturing partners have operations located in areas that are in active earthquake zones or are subject to wildfires, floods, hurricanes, and other natural disasters. For example, we engage in content production activities in Southern California and our manufacturing partners are located in Taiwan. In addition, man-made actions or other events, such as power outages, acts of war, terrorism, or other outbreak of hostilities, malicious computer viruses, and pandemics or other widespread public health crises and disease outbreaks could cause disruptions in our business.

In the event of any such catastrophic event, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in our product development, breaches of data security or loss of critical data, any of which could have an adverse effect on our business, financial condition, and results of operations. For example, a significant natural disaster, such as an earthquake, fire, or flood, could have an adverse effect on our business, financial condition, and results of operations, and our insurance coverage may be insufficient to compensate us for losses that may occur. Acts of terrorism, which may be targeted at metropolitan areas that have higher population density than rural areas, could also cause disruptions in our or our suppliers’ and manufacturers’ businesses or the economy as a whole. We may not have sufficient protection or recovery plans in some circumstances, such as natural disasters affecting locations that store significant inventory of our products, that house our servers, or from which we generate content. As we rely heavily on our computer and communications systems, and the internet to conduct our business and provide high-quality customer service, these disruptions could negatively impact our ability to run our business and either directly or indirectly disrupt suppliers’ and manufacturers’ businesses, which could have an adverse effect on our business, financial condition, and results of operations.

Regulations related to conflict minerals may cause us to incur additional expenses and could limit the supply and increase the costs of certain metals used in the manufacturing of our products.

We are subject to requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which will require us to conduct due diligence on and disclose whether or not our products contain conflict minerals. The implementation of these requirements could adversely affect the sourcing, availability, and pricing of the materials used in the manufacture of components or parts used in our products. In addition, we will incur additional costs to comply with the disclosure requirements, including costs related to conducting diligence procedures to determine the sources of minerals that may be used or necessary to the production of our products and, if applicable, potential changes to products, processes, or sources of supply as a consequence of such due diligence activities. It is also possible that we may face reputational harm if we determine that certain of our products contain minerals not determined to be conflict free or if we are unable to alter our products, processes, or sources of supply to avoid such materials.

Risks Related to This Offering

You will experience immediate and substantial dilution.

Since the price per share of the Common Stock being offered is substantially higher than the net tangible book value per share of the Common Stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. The exercise of our outstanding stock options and warrants could result in further dilution of your investment. See the section titled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering.

Our stockholders may be subject to dilution resulting from future offerings of common stock by us.

We may raise additional funds in the future by issuing common stock or equity-linked securities. Holders of our securities have no preemptive rights in connection with such further issuances. Our board of directors has the discretion to determine if an issuance of our capital stock is warranted, the price at which such issuance is to be effected and the other terms of any future issuance of capital stock. In addition, additional common stock will be issued by us in connection with the exercise of options or grant of other equity awards granted by us. Such additional equity issuances could, depending on the price at which such securities are issued, substantially dilute the interests of the holders of our existing securities.

There are risks, including stock market volatility, inherent in owning the Common Stock.

The market price and volume of the Common Stock have been, and may continue to be, subject to significant fluctuations. These fluctuations may arise from general stock market conditions, the impact of risk factors described herein on our results of operations and financial position, or a change in opinion in the market regarding our business prospects, financial performance and other factors.

The Selling Stockholder may sell their shares of Common Stock in the open market, which may cause our stock price to decline.

The Selling Stockholder may sell their shares of Common Stock being registered in this offering in the public market. That means that up to 3,778,008 shares of Common Stock, the number of shares being registered in this offering for sale by the Selling Stockholder, may be sold in the public market. Such sales will likely cause our stock price to decline.

Sale of our common stock by the Selling Stockholder could encourage short sales by third parties, which could contribute to the further decline of our stock price.

The significant downward pressure on the price of our common stock caused by the sale of material amounts of common stock could encourage short sales by third parties. Such an event could place further downward pressure on the price of our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the Selling Stockholder. All of the net proceeds from the sale of our Common Stock will go to the Selling Stockholder as described below in the sections entitled “Selling Stockholder” and “Plan of Distribution”. We have agreed to bear the expenses relating to the registration of the common stock for the Selling Stockholder. We would, however, receive proceeds if the Warrant is exercised, through the payment of the exercise price in cash, in a maximum amount of up to approximately $3,250,000.

DETERMINATION OF OFFERING PRICE

The Selling Stockholder will offer Common Stock at the prevailing market prices or privately negotiated prices. The offering price of our Common Stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Our Common Stock may not trade at the market prices in excess of the offering prices for Common Stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

MARKET INFORMATION AND DIVIDEND POLICY

Market Information

Our common stock began trading on the Nasdaq Stock Market on April 28, 2023 under the symbol “TRNR.” As of February 10, 2025, there were approximately 408 registered holders of the Common Stock.

Dividend Policy

We have never declared or paid cash dividends on the Common Stock. We do not anticipate declaring or paying any cash dividends on the Common Stock in the foreseeable future. The preferred stock has dividends that may accrue. See “Description of Capital Stock.” We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. Any future determination related to our dividend policy will be made at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects, and other factors our board of directors may deem relevant. The shares of Series A Preferred Stock, are entitled to dividends which will be accrued as set forth in the Series A Certificate. The shares of Series B Preferred Stock are not entitled to dividends. The shares of Series C Preferred Stock, are entitled to dividends which will be accrued as set forth in the Series C Certificate. See “Description of Capital Stock.” Further, the Note and any future debt facilities we may enter into may contain restrictions on our ability to pay dividends or make distributions, and any new credit facilities we may enter into may contain similar restrictions.

DILUTION

If you invest in this offering, you will experience immediate and substantial dilution to the extent of the difference between the offering price per share paid in this offering and the adjusted net tangible book value per share of the Common Stock as of September 30, 2024, as adjusted to give effect to this offering.

Our net tangible book value per share of common stock is determined by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of common stock outstanding. The historical net tangible book value of the Common Stock as of September 30, 2024 was approximately $(14.9) million, or $(86.84) per share, based on 171,705 shares of Common Stock outstanding at September 30, 2024.

After giving effect to (i) the issuance of 262,051 shares of the Common Stock from conversions of 919,794 shares of Series A Convertible Preferred Stock; (ii) the issuance of 222,291 shares of the Common Stock upon conversion of debt in the aggregate amount of approximately $1.8 million; (iii) the Company’s issuance of 528,338 shares of the Common Stock from approximately $4.4 million from ATM (iv) Company’s issuance of 217,717 shares due to rounding up fractional shares from the 1to100 reverse split effective November 11, 2024 and (v) the issuance of 98,086 shares of Common Stock upon conversion of convertible notes. Our pro forma net tangible book value as of September 30, 2024 would have been $(8.5) million, or $(5.69) per share of Common Stock.

After giving effect to the sale of 3,778,008 shares of the Common Stock in this offering at an assumed offering price of $1.50 per share and after deducting estimated offering expenses payable by us and estimated underwriting discounts and commissions, our pro forma as adjusted net tangible book value as of September 30, 2024 would have been approximately $(3.0) million, or $(0.57) per share of common stock. This represents an immediate increase in net tangible book value of $5.12 per share to existing stockholders and immediate dilution of $2.07 per share to investors purchasing securities in this offering at the assumed offering price. The final combined public offering price will be determined between us and the underwriters in the offering and may be at a discount to the current market price. Therefore, the assumed combined public offering price used throughout this prospectus may not be indicative of the final combined public offering price. The following table illustrates this dilution on a per share basis:

Assumed offering price per share		$1.50
Net tangible book value per share as of September 30, 2024	$(86.84)
Increase in pro forma net tangible book value per share of common stock attributable to proforma adjustments	$81.15
Pro forma net tangible book value per share as of September 30, 2024	$(5.69)
Pro forma as adjusted net tangible book value per share of common stock attributable to this offering	$5.12
Pro forma as adjusted net tangible book value per share of common stock after this offering		$(0.57)
Dilution per share of common stock to new investors		$2.07

Each $0.10 increase (decrease) in the assumed public offering price of $1.50 per share of common stock would increase (decrease) the as adjusted net tangible book value by $0.07 per share of common stock and the dilution to new investors by $0.03 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We may also increase or decrease the number of shares we are offering. An increase of 1,000,000 shares in the number of shares of common stock offered by us would increase our as adjusted net tangible book value by approximately $1.5 million, or approximately $0.28 per share of common stock, and decrease the dilution per share to investors in this offering by approximately $0.28 per share after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, a decrease of 1,000,000 shares in the number of shares of common stock offered by us would decrease our as adjusted net tangible book value by approximately $(1.5) million, or approximately $0.28 per share, and increase the dilution per share to investors in this offering by approximately $0.28 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of shares of common stock that we offer in this offering, and other terms of this offering determined at pricing.

The above discussion and table do not take into account further dilution to investors purchasing our securities in this offering that could occur upon the exercise of outstanding options and warrants, or the conversion of convertible securities, having a per share exercise or conversion price less than the public offering price per share in this offering. To the extent that outstanding options or warrants or other shares are issued, investors purchasing our securities in this offering will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe that we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of the Common Stock, including through the sale of securities convertible into or exchangeable or exercisable for Common Stock, the issuance of these securities could result in further dilution to our stockholders, including investors purchasing our securities in this offering.

The table and discussion above are based on 5,278,195 shares of our common stock outstanding as of September 30, 2024, but does not include, as of such date:

•
796 shares of our common stock issuable upon the exercise of stock options outstanding as of December 31, 2024, at a weighted average exercise price of $10,154.03 per share;
•
70,106 shares of our common stock reserved for future issuance under our 2023 Stock Incentive Plan (the “2023 Plan”) as of December 31, 2024, as well as automatic increases in the number of shares of our common stock reserved for future issuance pursuant to this plan, plus (x) any shares of our common stock underlying outstanding awards under the 2020 Equity Incentive Plan (the “2020 Plan”) that are subsequently forfeited or terminated before being exercised or becoming vested, not issued because an award is settled in cash, or withheld or reacquired to satisfy the applicable exercise, or purchase price, or a tax withholding obligation, and (y) the number of shares of our common stock which, but for the termination of the 2020 Plan immediately prior to the effective date of the 2023 Plan, were reserved and available for issuance under the 2020 Plan but not at such time issued or subject to outstanding awards under the 2020 Plan; and
•
14,137 shares of our common stock reserved for issuance under our Employee Stock Purchase Plan (the “ESPP”), as well as any automatic increases in the number of shares of our common stock reserved for future issuance pursuant to this plan.
•
61,342 shares of our common stock issuable upon exercise of warrants outstanding as of December 31, 2024, at a weighted average exercise price of $244.02 per share; and
•
12,421,782 shares of our common stock reserved for issuance pursuant to the conversion of preferred stock outstanding as of December 31, 2024.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

We are providing the following unaudited pro forma condensed combined financial information to aid in the analysis of the financial aspects of the acquisition of CLMBR, Inc which was completed on February 2, 2024.

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Interactive Strength Inc. and CLMBR, Inc., adjusted to give effect to the Acquisition. The unaudited pro forma combined financial information has been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and Article 11 of Regulation S-X.

The unaudited pro forma combined statements of operations for the year ended December 31, 2023 and for the nine months ended September 30, 2024 combine the historical statements of operations of Interactive Strength Inc. and the historical consolidated statements of operations of CLMBR, Inc. for such periods on a pro forma basis as if the Business Combination and related transactions had been consummated on January 1, 2023, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this prospectus:

•
the (a) historical audited financial statements of Interactive Strength Inc. as of and for the year ended December 31, 2023 (b) historical unaudited condensed financial statements of Interactive Strength Inc. for the nine months ended September 30, 2024;
•
the historical audited financial statements of CLMBR, Inc. as of and for the year ended December 31, 2023.

The unaudited pro forma condensed combined financial information should be read together with the section titled “

Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.

The unaudited pro forma combined financial statements do not necessarily reflect what the Company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. The unaudited pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

INTERACTIVE STRENGTH INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2023

(Amounts in thousands, except per share amounts)

	Interactive	CLMBR Inc.	Transaction		Other
	Strength Inc.		Adjustments		Adjustments		Pro Forma
	(Historical)	(Historical)	(Note 6)	Notes	(Note 6)	Notes	Combined
Revenue:
Fitness product revenue	$574	$1,103					1,677
Membership revenue	142	763					905
Training revenue	246	563					809
Total revenue	962	2,429	-		-		3,391
Cost of revenue:
Cost of fitness product revenue	(2,287)	(1,251)	(246)	(AA)			(3,784)
Cost of membership	(3,807)	(2,113)	58	(AA)			(5,862)
Cost of training	(396)	(530)					(926)
Total cost of revenue	(6,490)	(3,894)	(188)		-		(10,572)
Gross loss	(5,528)	(1,465)	(188)		-		(7,181)
Operating expenses:							-
Research and development	10,044	614					10,658
Sales and marketing	1,631	244	666	(AA)			2,541
General and administrative	37,277	8,120					45,397
Loss on property and equipment disposal	-	1,599
Right of use impairment write-off	-	3,440
Total operating expenses	48,952	14,017	666		-		58,596
Loss from operations	(54,480)	(15,482)	(854)		-		(65,777)
Other income (expense), net:
Other income (expense), net	1	341			(248)	(CC)	94
Interest (expense)	(1,588)	(2,255)			(1,357)	(DD)	(5,200)
Gain upon debt forgiveness	2,595	-					2,595
Change in fair value of convertible notes and bridge notes	(306)	-					(306)
Change in fair value of warrants	2,405	-					2,405
Total other income (expense), net	3,107	(1,914)	-		(1,605)		(412)
Loss before provision for income taxes	(51,373)	(17,396)	(854)		(1,605)		(66,189)
Income tax expense	-	-	-		-		-
Net loss attributable to common stockholders	$(51,373)	$(17,396)	$(854)		$(1,605)		$(66,189)
Net loss per share - basic and diluted	(16,614.81)						(18,198.79)
Weighted average common stock outstanding-basic and diluted	3,092		357	(BB)	188	(BB)	3,637

See accompanying notes to the Unaudited Pro Forma Combined Financial Information.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

1.
Description of the Transaction

On October 6, 2023, the Company entered into the Asset Purchase Agreement with the Sellers to purchase and acquire substantially all of the assets and assume certain liabilities of the Sellers. On January 22, 2024, the Company and the Sellers entered into the Amended Agreement. On February 2, 2024, pursuant to the Amended Agreement, the Company completed the acquisition for a total purchase price of approximately $16.1 million, consisting of (i) cash of $30,000, (ii) shares of the Company’s common stock with a fair value of $1.0 million, 357 shares, (iii) shares of the Company’s non-voting Series B preferred stock with a fair value of $3.0 million, 375 shares, (iv) contingent consideration with a fair value of $1.3 million (as further described below), and (v) the retirement of $9.4 million of senior debt and $1.4 million in related fees, such retirement to be in the form of a $1.4 million cash payment to the lender of the senior debt and the issuance of an $8.0 million promissory note to such lender.

The Sellers shall be entitled to receive a Earn-Out Shares in the form of shares of the Company’s common stock calculated in the manner set forth in the Asset Purchase Agreement based on the 2024 Unit Sales (as defined in the Asset Purchase Agreement) and the VWAP for the Company’s common stock based on the 10 consecutive trading days ending on (and including) December 31, 2024, subject to the VWAP Collar. In addition, in the event the total CLMBR sales in 2024 (5,000 units sold in 2024) and at least 2,400 Units sold in the business-to-business channel, the Sellers shall be entitled to an additional number of Earn-Out Shares calculated in the manner set forth in the Asset Purchase Agreement subject to total maximum number of 5,666 Earn-Out Shares.

To fund the acquisition, on February 1, 2024, the Company entered into a Note Purchase Agreement with CLMBR and the Purchaser pursuant to which the

(a)
Company sold, and the Purchaser purchased, the Note in the aggregate principal amount of $6.0 million, which is convertible into shares of the Company’s common stock. On February 1, 2024, the Company and the Purchaser entered into a securities purchase agreement, pursuant to which the Company issued to the Purchaser (i) 188 shares of the Company’s common stock and (ii) warrants to purchase up to an aggregate of 750 shares of the Company’s common stock.

2.
Basis of Presentation

The unaudited pro forma combined financial information has been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and Article 11 of Regulation S-X. The accompanying pro forma financial information is based on the historical consolidated financial statements of Interactive and CLMBR after giving effect to the Acquisition and related transactions.

The unaudited pro forma combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805 with Interactive as the acquirer of CLMBR. Under the acquisition method of accounting, the total estimated purchase price, as described in Note 4, has been preliminarily allocated to the tangible and intangible assets acquired and liabilities assumed of CLMBR based on a preliminary estimate of their fair value. Fair value is defined in ASC 820, Fair Value Measurements and Disclosures(“ASC 820”) as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective, and it is possible the application of reasonable judgment could result in different assumptions resulting in a range of alternative estimates using the same facts and circumstances. The estimated purchase price and preliminary allocation to the assets acquired and liabilities assumed is subject to revision as a more detailed analysis is completed and additional information on the fair value of assets and liabilities become available, including receipt of final appraisals of the net assets acquired. Differences between these preliminary estimates and the final acquisition accounting could occur and these differences could be material.

A change in the fair value of the net assets of CLMBR may change the amount of the purchase price allocable to goodwill and could have a material impact on the accompanying unaudited pro forma combined statements of operations.

Under ASC 805, acquisition-related transaction costs (e.g., advisory, legal, and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred. Total acquisition-related transaction costs incurred by Interactive and CLMBR are estimated to be $0.6 million, out of which $0.4 million were recorded in the historical financial statements for the year ended December 31, 2023. The remaining acquisition related transaction costs in the amount of $0.2 million are reflected as a pro forma adjustment to the unaudited pro forma combined statements of operations for the same periods. In addition, CLMBR incurred $0.6 million in employee related costs in connection with the acquisition and have been reflected as a pro forma adjustment. See Note 6 below.

The unaudited pro forma combined balance sheet as of December 31, 2023 gives pro forma effect to the Acquisition and other transactions as if they had been consummated on December 31, 2023. The unaudited pro forma combined statements of operations for the year ended December 31, 2023 give pro forma effect to the Acquisition and other transactions as if they had been consummated on January 1, 2023.

The unaudited pro forma combined balance sheet as of December 31, 2023 has been prepared using, and should be read in conjunction with, the following:

•
Interactive’s audited consolidated balance sheet as of December 31, 2023 and the related notes as included in this prospectus for the year ended December 31, 2023; and

•
CLMBR’s audited consolidated balance sheet as of December 31, 2023 and the related notes filed included in this prospectus.

The unaudited pro forma combined statement of operations for the year ended December 31, 2023 has been prepared using, and should be read in conjunction with, the following:

•
Interactive’s audited consolidated statement of operations for the year ended December 31, 2023 and the related notes as included in this prospectus for the year ended December 31, 2023; and

•
CLMBR's audited consolidated statement of operations for the year ended December 31, 2023 and the related notes included in this prospectus.

The foregoing historical financial statements have been prepared in accordance with GAAP. The unaudited pro forma combined financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma combined financial information. Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma combined financial information does not give effect to any synergies, operating efficiencies, tax savings or cost savings that may be associated with the Acquisition and other transactions.

Interactive and CLMBR may incur significant costs associated with integrating their operations following closing the Acquisition. The pro forma adjustments reflecting the completion of Acquisition are based on currently available information and assumptions and methodologies that management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Acquisition based on information available to management at the current time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined financial information.

The unaudited pro forma combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Acquisition taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. The unaudited pro forma combined financial information should be read together with Interactive’s historical consolidated financial statements and accompanying notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in this prospectus for the year ended December 31, 2023. The unaudited pro forma combined financial information should be read together with CLMBR’s historical audited consolidated financial statements and accompanying notes for the year ended December 31, 2023 included in this prospectus. These historical CLMBR financial statements have been adjusted to conform to Interactive’s account classification policies, as described in the notes to the pro forma financial information. See Note 3.

To the extent that there are significant changes to the business following closing of the Acquisition, the assumptions and estimates set forth in the unaudited pro forma combined financial information could change significantly. Accordingly, the pro forma adjustments are subject to further adjustments as additional information becomes available and as additional analyses are conducted following the closing of the Acquisition. There can be no assurances that these additional analyses will not result in material changes to the estimates of fair value.

3.
Accounting Policies

As part of preparing the unaudited pro forma combined financial information, Interactive conducted an initial review of the accounting policies and practices of CLMBR to determine if differences in accounting policies and practices require reclassification of results of operations or reclassification of assets or liabilities to conform to Interactive’s accounting policies and practices, and such reclassifications identified are reflected in the unaudited pro forma combined financial information. Interactive will continue its detailed review of CLMBR’s accounting policies and practices following the Acquisition. As a result of that review, Interactive may identify differences between the accounting policies and practices of the companies that, when conformed, could have a material impact on the consolidated financial statements of the combined company.

4.
Preliminary Consideration

Upon the closing of the acquisition of CLMBR, Interactive paid the Sellers estimated consideration of $16.1 million. The purchase consideration is preliminary and subject to additional customary adjustments.

Estimated Consideration (Amounts in thousands):
Cash consideration	$30
Fair value of common stock issued	1,015
Fair value of Series B preferred stock issued	2,954
Payoff of Vertical debt (plus accrued interest)	1,447
Retirement of Vertical debt	9,379
Fair value of contingent earn-out consideration	1,300
Total preliminary estimated consideration	$16,125

The fair value of the 357 shares of common stock issued is calculated based on the closing market value of the Company’s common stock on the closing date February 2, 2024 of $2,840.00 per share. The fair value of the Series B preferred stock issued was determined by an independent third-party valuation specialist using a common stock Back-Solve method.

As part of the Acquisition of CLMBR, Inc., the Sellers shall be entitled to receive a contingent payment in the form of shares of Common Stock (collectively, the “Earn-Out Shares”) calculated in the manner set forth in the Asset Purchase Agreement based on the 2024 Unit Sales (as defined in the Asset Purchase Agreement) and the volume-weighted average price (“VWAP”) for the Company’s common stock based on the 10 consecutive trading days ending on (and including) December 31, 2024, subject to the VWAP Collar. In addition, there were 2 contingent payments

(1) based on total CLMBR sales in 2024 (5,000 units sold in 2024) and (2) based on CLMBR sales through B2B channel in 2024 (2,400 in B2B channel in 2024). Contingent payment (1) was determined at inception to be remote and therefore, $0 was recognized for the earn out as of the acquisition date. Contingent payment (2) was probable and a contingent liability of $1.3 million was recorded based on in the event the 2024 Unit Sales include at least 2,400 Units sold in the business-to-business channel, the Sellers shall be entitled to an additional number of Earn-Out Shares calculated in the manner set forth in the Asset Purchase Agreement subject to total maximum number of 5,666 Earn-Out Shares. The Company assessed the fair value as of September 30, 2024 and it was determined based on current sales that achieving the projection and likelihood of contingent payment (2) was deemed remote and as a result the Company marked the contingent liability to $0. The Company recognized a gain equal to $1.3 million for the nine months ended September 30, 2024 related to change in fair value of the earn out recorded in the condensed consolidated statements of operations in change in fair value of earnout.

5.
Fair Value Estimate of Assets Acquired and Liabilities Assumed

The preliminary estimated purchase price of CLMBR has been allocated to the tangible and intangible assets acquired and liabilities assumed based on a preliminary estimate of the fair values of the tangible and intangible assets and liabilities at the closing date February 2, 2024 as if the Acquisition had been completed on December 31, 2023 as follows:

CLMBR
Preliminary
Estimated Fair value
(Amounts in thousands)
Assets acquired:
Cash and cash equivalents	50
Accounts receivable, net of allowances	134
Inventories, net	3,490
Vendor deposits	61
Prepaid expenses and other current assets	93
Property and equipment, net	139
Right-of-use-assets	412
Intangible assets, net	6,900
Goodwill	13,519
Liabilities assumed:
Accounts payable	(3,692)
Accrued expenses and other current liabilities	(2,437)
Operating lease liability, current portion	(263)
Deferred revenue	(215)
Loan payable	(1,887)
Operating lease liability, net of current portion	(179)
Net assets acquired	16,125

As of the completion of the acquisition, identifiable intangible assets are required to be measured at fair value, and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma combined financial statements and consistent with the ASC 820 requirements for fair value measurements, it is assumed that all acquired assets will be used, and that all acquired assets will be used in a manner that represents the highest and best use of those acquired assets.The Company assessed the potential tax implications of the transaction noting that as the transaction was an asset acquisition, the Company receives a step-up in basis in the assets and liabilities acquired for income tax purposes and thus, any deferred tax assets or liabilities were determined to be minimal and excluded from pro forma presentation.

The preliminary allocation of the estimated purchase price is based upon management’s estimates and is subject to revision as a more detailed analysis is completed and additional information on the fair value of the assets and liabilities become available, including receipt of final appraisals of the net assets acquired. A change in the fair value of the net assets may change the amount of purchase price allocable to the goodwill and could have a material impact on the amount of expense included in the accompanying unaudited pro forma combined statements of operations.

6. Adjustments to unaudited pro forma combined financial information

The following unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma combined financial information has been prepared to illustrate the effect of Interactive's acquisition of CLMBR and other transactions and has been prepared for informational purposes only.

Transaction adjustments to the unaudited pro forma combined statements of operations

The unaudited pro forma combined statement of operations for the year ended December 31, 2023 includes the following adjustments:

(AA) Reflects estimated differences in amortization expense resulting from the allocation of purchase consideration to intangible assets, subject to amortization. The following table reflects the amortization adjustment based on the new estimated fair market values as of the closing date. The amortization expense reflected in the unaudited pro forma combined statement of operations may not be reflective of actual amortization expense on a go-forward basis.

Year Ended
December 31, 2023
(Amounts in thousands)
Amortization expense - developed technology(1)	$246
Amortization expense - customer-relations and trademark/tradename(2)	666
Amortization expense - Content(3)	67
Elimination of CLMBR's historical amortization expense - Content(3)	(125)
Total pro forma adjustment to amortization expense	$854

(1)
Amortization expense recorded to cost of fitness product revenue.
(2)
Amortization expense recorded to sales and marketing.
(3)
Amortization expense recorded to cost of membership.

(BB) The pro forma combined basic and diluted earnings per share have been adjusted to reflect the pro forma net loss for the year ended December 31, 2023. In addition, the number of shares used in calculating the pro forma combined basic and diluted net loss per share has been adjusted to reflect the estimated total number of shares of common stock of the combined company that would be outstanding as of the Acquisition closing date. For the year ended December 31, 2023, the pro forma weighted average shares outstanding are calculated as follows:

Year Ended
December 31, 2023
Interactive weighted average common stock outstanding-basic and diluted	3,092
Shares issued to Sellers	357
Shares issued to Purchaser	188
Pro forma weighted average common stock outstanding-basic and diluted	3,637

Other Adjustment to unaudited pro forma combined statements of operations

(CC) Reflects the transaction costs of $0.2 million in connection with the Acquisition not included in the historical financial statements.

(DD) Reflects the estimated incremental interest expense related to the $6.0 million Note at an interest rate of 2.0% per month and interest expense (including accretion of additional fees) related to the $8.0 million promissory note. The promissory note accrues interest at a rate equal to the rate applicable to the master note of the lender. The adjustment also reflects the elimination of CLMBR’s historical interest expense related to its elimination of its convertible note and retirement of its outstanding loan payable upon acquisition.

Year Ended
December 31, 2023
(Amounts in thousands)
Interest expense - Note	$1,259
Interest expense - promissory note	2,353
Elimination of CLMBR's historical interest expense	(2,255)
Total pro forma adjustment to interest expense	$1,357

INTERACTIVE STRENGTH INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2024

(Amounts in thousands, except per share amounts)

	Interactive Strength Inc.	CLMBR Inc.	Transaction		Other
			Adjustments		Adjustments		Pro Forma
	(Historical)	(Historical)	(Note 1)	Notes	(Note 1)	Notes	Combined
Revenue:
Fitness product revenue	$1,927	$17					1,944
Membership revenue	586	59					645
Training revenue	484	35					519
Total revenue	2,997	111	-		-		3,108
Cost of revenue:
Cost of fitness product revenue	(2,075)	(27)	(21)	(AA)			(2,123)
Cost of membership	(2,768)	(41)	17	(AA)			(2,792)
Cost of training	(522)	(12)					(534)
Total cost of revenue	(5,365)	(80)	(4)		-		(5,449)
Gross loss	(2,368)	31	(4)		-		(2,341)
Operating expenses:							-
Research and development	6,708	-					6,708
Sales and marketing	562	14	56	(AA)			632
General and administrative	15,438	258					15,696
Total operating expenses	22,708	271	56		-		23,035
Loss from operations	(25,076)	(240)	(60)		-		(25,376)
Other income (expense), net:
Other income (expense), net	(506)	(23)			(248)	(CC)	(777)
Interest (expense)	(6,750)	-			(113)	(DD)	(6,863)
Gain upon debt forgiveness	-	-					-
Loss on issuance of warrants	(5,551)	-
Gain (loss) upon extinguishment of debt and accounts payable	(1,622)	-
Change in fair value of convertible notes	(316)	-
Change in fair value of earnout	1,300	-
Change in fair value of derivatives	201	-					201
Change in fair value of warrants	9,148	-					9,148
Total other income (expense), net	(4,096)	(23)	-		(361)		1,709
Loss before provision for income taxes	(29,172)	(263)	(60)		(361)		(23,667)
Income tax expense	-	-	-		-		-
Net loss attributable to common stockholders	$(29,172)	$(263)	$(60)		$(361)		$(23,667)
Net loss per share - basic and diluted	(1,522.25)						(1,200.84)
Weighted average common stock outstanding-basic and diluted	19,164		357	(BB)	188	(BB)	19,709

See accompanying notes to the Unaudited Pro Forma Combined Financial Information.

1. Adjustments to unaudited pro forma combined financial information

The following unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma combined financial information has been prepared to illustrate the effect of Interactive's acquisition of CLMBR and other transactions and has been prepared for informational purposes only.

Transaction adjustments to the unaudited pro forma combined statements of operations

The unaudited pro forma combined statement of operations for the nine months ended September 30, 2024 includes the following adjustments:

(AA) Reflects estimated differences in amortization expense resulting from the allocation of purchase consideration to intangible assets, subject to amortization. The following table reflects the amortization adjustment based on the new estimated fair market values as of the closing date. The amortization expense reflected in the unaudited pro forma combined statement of operations may not be reflective of actual amortization expense on a go-forward basis.

Nine Months Ended
September 30, 2024
(Amounts in thousands)
Amortization expense - developed technology(1)	$21
Amortization expense - customer-relations and trademark/tradename(2)	56
Amortization expense - Content(3)	5
Elimination of CLMBR's historical amortization expense - Content(3)	(22)
Total pro forma adjustment to amortization expense	$60

(4)
Amortization expense recorded to cost of fitness product revenue.
(5)
Amortization expense recorded to sales and marketing.
(6)
Amortization expense recorded to cost of membership.

(BB) The pro forma combined basic and diluted earnings per share have been adjusted to reflect the pro forma net loss for the nine months ended September 30, 2024. In addition, the number of shares used in calculating the pro forma combined basic and diluted net loss per share has been adjusted to reflect the estimated total number of shares of common stock of the combined company that would be outstanding had the acquisition occurred January 1, 2024. For the nine months ended September 30, 2024, the pro forma weighted average shares outstanding are calculated as follows:

Nine Months Ended
September 30, 2024
Interactive weighted average common stock outstanding-basic and diluted	19,164
Shares issued to Sellers	357
Shares issued to Purchaser	188
Pro forma weighted average common stock outstanding-basic and diluted	19,709

Other Adjustment to unaudited pro forma combined statements of operations

(CC) Reflects the transaction costs of $0.2 million in connection with the Acquisition not included in the historical financial statements.

(DD) Reflects the estimated incremental interest expense related to the $6.0 million Note at an interest rate of 2.0% per month and interest expense (including accretion of additional fees) related to the $8.0 million promissory note. The promissory note accrues interest at a rate equal to the rate applicable to the master note of the lender. The adjustment also reflects the elimination of CLMBR’s historical interest expense related to its elimination of its convertible note and retirement of its outstanding loan payable upon acquisition.

Nine Months Ended
September 30, 2024
(Amounts in thousands)
Interest expense - Note	$105
Interest expense - promissory note	196
Elimination of CLMBR's historical interest expense	(188)
Total pro forma adjustment to interest expense	$113

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and the related notes and other information for the year ended December 31, 2022 and 2023 and our unaudited condensed consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. Historic results are not necessarily indicative of future results. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements based upon current plans, expectations and beliefs that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this prospectus, our actual results could differ materially from the results described in or implied by these forward-looking statements. You should carefully read the “Risk Factors” section to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. Please also see “Special Note Regarding Forward-Looking Statements.”

Overview

Interactive Strength Inc. is the parent company of two leading brands serving the commercial and at-home markets with specialty fitness equipment and virtual training: CLMBR and FORME. CLMBR manufactures vertical climbing equipment and provides a unique digital and on-demand training platform. FORME is a hardware manufacturer and digital fitness service provider that combines award-winning smart gyms with live 1:1 personal training (from real humans) to deliver an immersive experience. The combination of technology with expert training leads to better outcomes for both consumers and trainers alike. CLMBR and FORME offer unique fitness solutions for both the commercial and at-home markets.

Key milestones in our growth history include:

•
May 2017 - Interactive Strength Inc. founded
•
July 2021 - Commenced commercial delivery of FORME Studio (fitness mirror), our first connected fitness hardware product
•
July 2022 - Live 1:1 personal training service launched
•
August 2022 - Commenced commercial delivery of FORME Studio Lift (fitness mirror and cable-based digital resistance)
•
April 2023 - Interactive Strength went public on NASDAQ with ticker TRNR
•
February 2024 - Acquired substantially all of the assets of CLMBR, Inc.

Our revenue is primarily generated from the sale of our connected fitness hardware products and associated recurring membership revenue. As we launched our first connected fitness hardware product in July 2021, we began generating revenue from sales of our products starting in the second half of 2021.

During the three and nine months ended September 30, 2024 and 2023, we generated total revenue of $2.0 million and $0.3 million and $3.0 million and $0.8 million, respectively, and incurred net losses of $(7.1) million and $(10.4) million and $(29.2) million and $(40.0) million, respectively. As we generated recurring net losses and negative operating cash flow during the research and development stage of the FORME Studio and FORME Studio Lift products, we have funded our operations primarily with gross proceeds from the sales of our redeemable convertible preferred stock, the sale of our SAFE notes, the issuance of convertible notes, and the issuance of common stock.

Business Model and Growth Strategy

Acquire complementary businesses that generate attractive synergies

We acquired CLMBR in February 2024 and believe that there are other compelling businesses to be acquired. We expect that we will be able to acquire revenue-generating businesses, which would generate higher earnings and cashflow through synergies with our existing business. Our team has significant experience in M&A and we are one of the few companies in our industry with a public currency, which we believe makes us an attractive acquiror.

Leverage well established equipment distributors to scale in commercial channels

We have high value partnerships with distributors, including Woodway, to sell CLMBR and FORME products into a variety of commercial environments. These relationships allow us to leverage the sales knowledge, relationships and specialization of third parties to accelerate our sales initiatives. Importantly, this construct allows us to make the vast majority of our sales related expenses variable, as we typically pay commissions only when units are sold.

Expand into new geographies

We intend to expand the international reach of our product and service offerings. With more than 180 million people belonging to gyms globally in 2019, according to IHRSA, we believe there is significant opportunity to grow internationally. For example, we are currently evaluating potential international expansion in the United Kingdom and Canada, although we have not yet made any definitive plans regarding such expansion or the potential timing thereof. We plan to continue to pursue disciplined international expansion by targeting countries with high fitness penetration and spend, as well as the presence of boutique fitness, and where we believe both CLMBR and FORME’s value propositions will resonate.

Increase uptake of add-on services through compelling member experience

We intend to increase uptake of our add-on memberships and services by providing a compelling member experience focused on introducing our members to the variety of services available on our platform and specifically, the value-added benefits of our coaching and personal training offering. We believe our ability to provide service offerings at a number of price points will serve as a valuable lever for growth by increasing overall service revenues over time.

Reduce the cost of personal training and expand addressable market without sacrificing quality

We intend to continue to explore ways to leverage our products, technology, and proprietary trainer education platform to bring the cost of coaching down incrementally, while maintaining an unwavering focus on the quality of the coaching experience we deliver to our members. This strategy is key to our medium- to long-term objectives, as we believe we can expand the addressable market for coaching services by reducing the per session cost and increasing accessibility of expert coaching services through our hardware and mobile experiences.

Build out partnership ecosystem

We intend to continue to build our strategic partner ecosystem with a focus on relationships that enable us to extend our platform to new audiences. We are pursuing opportunities in a number of attractive verticals, including sports, physical therapy and rehabilitation, and telemedicine. We are continuously identifying and evaluating opportunities to apply our coaching know-how in new and innovative ways to expand our reach and impact.

Expand corporate wellness

We intend to expand our recently launched corporate wellness initiative. Historically, corporate wellness programs were generally one-size-fits-all solutions for employees, such as corporate gyms. The rise of the hybrid workforce has made robust corporate wellness both an imperative and a challenge for many companies. We believe our comprehensive product portfolio makes us a better fit for modern corporate wellness programs than many existing alternatives. Our solution enables corporations to provide all of their employees with a coaching platform regardless of whether they work from home, in the office, or both. Our multi-pronged service offering also provides a new level of customization that can be adapted to employees at virtually all levels of tenure.

Target Sport Specific Markets

We intend to reach sport specific markets, specifically golf, tennis and pickleball, which have historically been underserved by the fitness market. Golf is one of the fastest growing sports in the United States. According to the

National Golf Foundation, golf participation grew 10% year-over-year surpassing 41.1 million in 2022. In 2023, on-course golfers rose for the fifth consecutive year. Similarly for tennis, according to data from the United States Tennis Association, and the Tennis Industry Association Participation and Engagement Study, in 2022 there were 23.6 million players, a 33% increase since the beginning of 2020. Pickleball has solidified its status as America's fastest-growing sport for the third consecutive year. According to the 2023 Sports & Fitness Industry Association's (SFIA) Topline Participation Report, participation in pickleball almost doubled in 2022, showing an 85.7 percent increase year-over-year and a staggering 158.6 percent increase over the past three years. Each of these sports, as well as others, benefit greatly from high quality strength and conditioning as well as the style of training that can be provided by both a cable-based system and vertical climbing. Providing greater access to quality training to support place is a high value service in both commercial and direct to consumer markets.

Factors Affecting Our Performance

Our financial condition and results of operations have been, and will continue to be, affected by a number of factors, including the following:

•
We have a limited operating history; and our past financial results may not be a reliable indicator of our ability to successfully establish our product and service offerings in the marketplace, or of our future performance, and our revenue growth rate is likely to slow as our business matures.
•
We derive a significant majority of our revenue from sales of our CLMBR vertical climbing machine, FORME Studio and FORME Studio Lift equipment and if sales of our CLMBR vertical climbing machine, FORME Studio and FORME Studio Lift equipment decline, it would materially and negatively affect our future revenue and results of operations.
•
Our membership revenue is largely dependent on our ability to sell our CLMBR vertical climbing machine, FORME Studio equipment and if sales of our FORME Studio equipment decline, our membership revenue would decline, and it would materially and negatively affect our future revenue and results of operations. Similarly, we may be unable to attract and retain members, which could have an adverse effect on our business and rate of growth.
•
If we fail to compete successfully against existing and future competitors, we may fail to obtain a meaningful market share, which in turn would harm our business, financial condition, and results of operations.
•
Increases in component and equipment costs, long lead times, supply shortages, and supply changes could disrupt our supply chain and negatively impact our business, financial condition, and results of operations.
•
The sufficiency of our liquidity and capital resources, and our ability to obtain additional funding as needed for our operations and to execute on our strategy.
•
Our ability to execute or realize the anticipated benefits of any strategic acquisition or transaction.

We have experienced, and expect to continue to experience, some disruptions to parts of our supply chain, including procuring necessary components or parts in a timely fashion, with suppliers increasing lead times or placing products on allocation and raising prices. In addition, disruptions to commercial transportation infrastructure have increased delivery times for materials and components or parts of our fitness equipment, and has impacted, and could in the future impact, our ability to timely deliver our products to customers. These supply chain disruptions have not materially affected our business outlook and goals or our operating results, including our sales, revenue, or liquidity or capital resources, and we have not implemented any mitigation efforts to date as a result. However, we cannot predict the impact to us of any future or prolonged supply chain disruptions or any mitigation efforts we may take going forward. For example, as a result of these supply chain disruptions, we may be required to increase customer order lead times and place some products on allocation. In addition, we may consider additional or alternative third-party manufacturing and logistics providers or suppliers. Such mitigation efforts may result in cost increases and any attempts to offset such increases with price increases may result in reduced sales, increased customer dissatisfaction, or otherwise harm our reputation. Further, if we were to elect to transition or add manufacturing or logistics providers or suppliers, it may result in temporary or additional delays in product delivery or risks related to consistent product quality or reliability. This in turn may limit our ability to fulfill customer orders and we may be unable to satisfy all of the demand for our products. We may in the future also purchase components further in advance, which in return can result in less capital being allocated to other activities such as marketing and other business needs. We cannot quantify the impact of such disruptions at this time or predict the impact of any mitigation efforts we may take in response to supply chain disruptions on our business, financial condition, and results of operations.

In addition, customer demand for our products may be impacted by weak economic conditions, inflation, weak growth, recession, equity market volatility, or other negative economic factors in the United States or other nations. The United States has recently experienced historically high levels of inflation. If the inflation rate continues to increase, it will likely affect our expenses, including, but not limited to, employee compensation expenses, increased manufacturing and supplier costs, and increasing market prices of certain components, parts, supplies, and commodity raw materials, which are incorporated into our products or used by our suppliers to manufacture our products. These components, parts, supplies, and commodities may from time to time become restricted, or general market factors and conditions may affect pricing of such components, parts, supplies and commodities, such as inflation or supply chain constraints. Given our limited operating history, we cannot predict how ongoing or increasing recessionary or inflationary pressures may impact our business, financial condition, and results of operations in the future.

Components of Our Operating Results

We generate revenue from sales of our connected fitness products, membership revenue, and personal training revenue. We identify our reportable segment based on the information used by management to monitor performance and make operating decisions. See Note 2. of the notes to our condensed consolidated financial statements included elsewhere in this report for additional information regarding our reportable segment.

Revenue

Connected Fitness Product

Connected Fitness Product revenue consists of sales of our connected fitness products and related accessories, delivery and installation services, and extended warranty agreements offered through a third-party. Fitness Product revenue is recognized at the time of delivery, except for extended warranty revenue which is recognized over the warranty period. For the third-party extended warranty service sold along with the connected fitness products, we do not obtain control of the warranty before transferring it to the customers. Therefore, we account for revenue related to the fees paid to the third-party extended warranty provider on a net basis, by recognizing only the net commission we retain. Connected fitness product revenue represented 80% and 67% and 64% and 64% of total revenue for the three and nine months ended September 30, 2024 and 2023, respectively.

Membership

Membership revenue consists of revenue generated from our monthly Connected Fitness membership. Membership revenue represented 11% and 12% and 20% and 12% of total revenue for the three and nine months ended September 30, 2024 and 2023, respectively.

Training

Training revenue consists of sales of our personal training services delivered through our connected fitness products and third-party mobile devices. Training revenue is recognized at the time of delivery. Training revenue represented 9% and 20% and 16% and 23% of total revenue for the three and nine months ended September 30, 2024 and 2023, respectively.

Cost of Revenue

Connected Fitness Product

Connected Fitness Product cost of revenue consists of Studio and Studio Lift and accessories product costs, including manufacturing costs, duties and other applicable importing costs, shipping and handling costs, packaging, warranty replacement costs, fulfillment costs, warehousing costs, and certain allocated costs related to management and facilities expenses associated with supply chain logistics.

Membership

Membership cost of revenue includes costs associated with personnel related expenses, filming and production costs, hosting fees, music royalties, and amortization of capitalized software development costs.

Training

Training cost of revenue includes costs associated with personnel related expenses.

Operating Expenses

Research and Development

Research and development expense primarily consists of personnel and facilities-related expenses, consulting and contractor expenses, tooling and prototype materials, and software platform expenses. We capitalize certain qualified costs incurred in connection with the development of internal-use software and software to be sold or marketed which may also cause research and development expenses to vary from period to period.

Sales and Marketing

Sales and marketing expense consists of performance marketing media spend, asset creation, and other brand creative, all showroom expenses and related lease payments, payment processing fees incurred in connection with the sale of our connected fitness products, and sales and marketing personnel-related expenses.

General and Administrative

General and administrative expense includes personnel-related expenses and facilities-related costs primarily for our executive, finance, accounting, legal, human resources, and IT functions. General and administrative expense also includes fees for professional services principally comprised of legal, audit, tax and accounting services, and insurance.

We expect to incur additional general and administrative expenses as a result of operating as a public company, including expenses related to compliance and reporting obligations of public companies, and increased costs for insurance, investor relations expenses, and professional services. As a result, we expect that our general and administrative expenses will increase in absolute dollars in future periods and vary from period to period as a percentage of revenue, but we expect to leverage these expenses over time as we grow our revenue and member base.

Other (Expense) Income, Net

Other (expense) income, net consists of unrealized currency gains and losses, loss on exchange of warrants for equity, and fair value of issuance of Loss Restoration Agreement derivative.

Interest Expense

Interest expense consists of interest associated with the related party loans, term loans, convertible notes, senior secured notes and waiver consideration granted to December 2023 Notes and Equity Line of Credit.

Loss on issuance of warrants

Loss on issuance of warrants consists of fair value of issuance of warrants issued in connection with Registered Direct Offering and Best Efforts Offering.

Change in Fair Value of Convertible Notes

The change in fair value of convertible notes consists of the change in the fair value of the outstanding convertible notes since the previous reporting period.

Change in Fair Value of Earn Out

The change in fair value of earn out consists of the change in the fair value of the outstanding contingent considerations since the previous reporting period.

Change in Fair Value of Derivatives

The change in fair value of derivatives consists of the change in the fair value of the outstanding derivatives since the previous reporting period.

Change in Fair Value of Warrants

The change in fair value of warrants consists of the change in the fair value of the outstanding warrants notes since the previous reporting period.

Provision for Income Taxes

The provision for income taxes consists primarily of income taxes related to foreign and state jurisdictions in which we conduct business. We maintain a full valuation allowance on our federal and state deferred tax assets as we have concluded that it is more likely than not that the deferred assets will not be utilized.

Results of Operations

The following tables set forth our condensed consolidated results of operations in dollars and as a percentage of total revenue for the periods presented. The period-to-period comparisons of our historical results are not necessarily indicative of the results that may be expected in the future.

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
	2024	2023	Amount	%	2024	2023	Amount	%
Revenue:	(in thousands)		(in thousands)		(in thousands)		(in thousands)
Fitness product revenue	$1,617	$206	$1,411	685%	$1,927	$502	$1,425	284%
Membership revenue	224	38	186	489%	586	94	492	523%
Training revenue	173	62	111	179%	484	183	301	164%
Total revenue	2,014	306	1,708	558%	2,997	779	2,218	285%
Cost of revenue:
Cost of fitness product revenue (2)	(1,349)	(360)	(989)	275%	(2,075)	(1,529)	(546)	36%
Cost of membership (2)	(768)	(960)	192	(20%)	(2,768)	(2,861)	93	(3%)
Cost of training	(185)	(109)	(76)	70%	(522)	(300)	(222)	74%
Total cost of revenue	(2,302)	(1,429)	(873)	61%	(5,365)	(4,690)	(675)	14%
Gross loss	(288)	(1,123)	835	(74%)	(2,368)	(3,911)	1,543	(39%)
Operating expenses:
Research and development (1)	2,212	2,357	(145)	(6%)	6,708	7,796	(1,088)	(14%)
Sales and marketing (1) (2)	194	282	(88)	(31%)	562	1,473	(911)	(62%)
General and administrative (1) (2)	5,060	6,313	(1,253)	(20%)	15,438	30,043	(14,605)	(49%)
Total operating expenses	7,466	8,952	(1,486)	(17%)	22,708	39,312	(16,604)	(42%)
Loss from operations	(7,754)	(10,075)	2,321	(23%)	(25,076)	(43,223)	18,147	(42%)
Other (expense) income, net:
Other (expense) income, net:	256	(179)	435	(243%)	(506)	25	(531)	(2,124%)
Interest expense	(1,831)	(154)	(1,677)	1,089%	(6,750)	(1,382)	(5,368)	388%
Gain upon debt forgiveness	—	—	—	-	—	2,595	(2,595)	(100%)
Loss on issuance of warrants	(4,780)	—	(4,780)	(100%)	(5,551)	—	(5,551)	(100%)
Gain (loss) upon extinguishment of debt and accounts payable	110	—	110	100%	(1,622)	—	(1,622)	(100%)
Change in fair value of convertible notes	—	—	—	-	(316)	(252)	(64)	25%
Change in fair value of earn out	—	—	—	-	1,300	—	1,300	100%
Change in fair value of derivatives	956	—	956	100%	201	—	201	100%
Change in fair value of warrants	5,902	—	5,902	100%	9,148	2,266	6,882	304%
Total other (expense) income, net	613	(333)	946	(284%)	(4,096)	3,252	(7,348)	(226%)
Loss before provision for income taxes	(7,141)	(10,408)	3,267	(31%)	(29,172)	(39,971)	10,799	(27%)
Income tax benefit (expense)	—	—	—	-	—	—	—	-
Net loss	$(7,141)	$(10,408)	$3,267	(31%)	$(29,172)	$(39,971)	$10,799	(27%)

(1)Includes stock-based compensation expense as follows:

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
	2024	2023	Amount	%	2024	2023	Amount	%
	(in thousands)		(in thousands)		(in thousands)		(in thousands)
Research and development	$1,206	$1,347	$(141)	(10%)	$3,527	$4,803	$(1,276)	(27%)
Sales and marketing	2	87	(85)	(98%)	(5)	407	(412)	(101%)
General and administrative	1,949	3,402	(1,453)	(43%)	5,926	18,563	(12,637)	(68%)
Total stock-based compensation expense	$3,157	$4,836	$(1,679)	(35%)	$9,448	$23,773	$(14,325)	(60%)

For the three and nine months ended September 30, 2024 and 2023, $0.0 million and $0.1 million and $0.2 million and $0.7 million of stock-based compensation was capitalized as software costs, respectively.

In December 2022, the Company enacted a restructuring cost savings initiative which resulted in employee terminations in both December 2022 and January 2023. In association with the January 2023 terminations, the Company accelerated the vesting of a number of individual option awards, resulting in the accelerated vesting of 148 shares on the date of modification. Also in January 2023, the Company repriced 76 option awards. Both the accelerated vesting and repricing were accounted for as an equity award modification under ASC Topic 718 which resulted in adjustment of the award value to reflect the fair value at the modification date and acceleration of the recognition schedule in the case of awards which were modified to have accelerated vesting. The adjustment resulted in additional expense of $0.5 million.

(2)Includes depreciation and amortization expense as follows:

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
	2024	2023	Amount	%	2024	2023	Amount	%
	(in thousands)		(in thousands)		(in thousands)		(in thousands)
Cost of membership	$769	$953	$(184)	(19%)	$2,761	$2,700	$61	2%
Cost of fitness product revenue	62	—	62	100%	164	—	164	100%
General and administrative	422	743	(321)	(43%)	1,811	2,231	(420)	(19%)
Sales and marketing	139	—	139	100%	370	—	370	100%
Total depreciation and amortization expense	$1,392	$1,696	$(304)	(18%)	$5,106	$4,931	$175	4%

Comparison of the three and nine months ended September 30, 2024 and 2023

Revenue

	Three Months Ended September 30,		Change		Nine Months Ended September 30,
	2024	2023	Amount	%	2024	2023	Amount	% Change
Revenue:	(in thousands)				(in thousands)
Fitness product	$1,617	$206	$1,411	685%	$1,927	$502	$1,425	284%
Membership	224	38	186	489%	586	94	492	523%
Training	173	62	111	179%	484	183	301	164%
Total revenue	2,014	306	1,708	558%	2,997	779	2,218	285%
Percentage of revenue
Fitness product	80%	67%			64%	64%
Membership	11%	12%			20%	12%
Training	9%	21%			16%	24%
Total	100%	100%			100%	100%

Three and nine months ended September 30, 2024 and 2023

Fitness product revenue increased $1.4 million or 685% and $1.4 million or 284% for the three and nine months ended September 30, 2024 compared to the three and nine months ended September 30, 2023, respectively. The increase was primarily attributable to the acquisition of CLMBR, Inc.

Membership revenue increased $0.2 million or 489% and $0.5 million or 523% for the three and nine months ended September 30, 2024compared to the three and nine months ended September 30, 2023, respectively. The increase was primarily attributable to the acquisition of CLMBR, Inc.

Training revenue increased $0.1 million or 179% and $0.3 million or 164% for the three and nine months ended September 30, 2024 compared to the three and nine months ended September 30, 2023, respectively. The increase was primarily attributable to the acquisition of CLMBR, Inc.

Cost of Revenue and Gross Loss

	Three Months Ended September 30,		Change		Nine Months Ended September 30,
	2024	2023	Amount	%	2024	2023	Amount	% Change
Cost of Revenue:	(in thousands)				(in thousands)
Fitness product	$1,349	$360	$989	275%	$2,075	$1,529	$546	36%
Membership	768	960	(192)	(20%)	2,768	2,861	(93)	(3%)
Training	185	109	76	70%	522	300	222	74%
Total cost of revenue	2,302	1,429	873	61%	5,365	4,690	675	14%
Gross Loss:
Fitness product	268	(154)	422	(274%)	(148)	(1,027)	879	(86%)
Membership	(544)	(922)	378	(41%)	(2,182)	(2,767)	585	(21%)
Training	(12)	(47)	35	(74%)	(38)	(117)	79	(68%)
Total gross loss	(288)	(1,123)	835	(74%)	(2,368)	(3,911)	1,543	(39%)
Gross Margin:
Fitness product	17%	(75%)			(8%)	(205%)
Membership	(243%)	(2,426%)			(372%)	(2,944%)
Training	(7%)	(76%)			(8%)	(64%)
Total	(14%)	(367%)			(79%)	(502%)

Three and nine months ended September 30, 2024 and 2023

Fitness product cost of revenue increased $1.0 million or 275% and $0.5 million or 36% for the three and nine months ended September 30, 2024 compared to the three and nine months ended September 30, 2023, respectively. The increase is mostly due to the increase in sales related to the acquisition of CLMBR, Inc.

Membership cost of revenue decreased $0.2 million or 20% and $0.1 million or 3% for the three and nine months ended September 30, 2024 compared to the three and nine months ended September 30, 2023, respectively. The decrease is primarily related to the decrease in content amortization and headcount offset by increase in amortization of intangible assets from the acquisition of CLMBR, Inc.

Training cost of revenue increased $0.08 million or 70% and $0.2 million or 74% for the three and nine months ended September 30, 2024 compared to the three and nine months ended September 30, 2023, respectively. The increase is attributable to increase in training personnel from the acquisition of CLMBR, Inc.

Our gross loss decreased by $0.8 million or 74% and $1.5 million or 39% for the three and nine months ended September 30, 2024 compared to the three and nine months ended September 30, 2023, respectively mostly due the increase in fitness product sales from the acquisition of CLMBR, Inc.

Operating Expenses

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
	2024	2023	Amount	%	2024	2023	Amount	%
Operating Expenses:	(in thousands)				(in thousands)
Research and development	$2,212	$2,357	$(145)	(6%)	$6,708	$7,796	$(1,088)	(14%)
Sales and marketing	194	282	(88)	(31%)	562	1,473	(911)	(62%)
General and administrative	5,060	6,313	(1,253)	(20%)	15,438	30,043	(14,605)	(49%)
Total operating expenses	7,466	8,952	$(1,486)	(17%)	$22,708	$39,312	$(16,604)	(42%)
Depreciation and amortization	(422)	(743)	321		(1,811)	(2,231)	420
Stock-based compensation expense	(3,157)	(4,836)	1,679		(9,448)	(4,836)	(4,612)
IPO related expenses	—	—	—		—	(817)	817
Transaction and Integration	(857)	(170)	(687)		(1,831)	(170)	(1,661)
Adjusted total operating expenses	$3,030	$3,203	$(173)		$9,618	$31,258	$(21,640)

Three and nine months ended September 30, 2024 and 2023

Research and Development

Research and development decreased $0.1 million or 6% and decreased $1.1 million and 14% for the three and nine months ended September 30, 2024, as compared to the three and nine months ended September 30, 2023, respectively. The decrease of $0.1 million for the three months ended September 30, 2024 as compared to the three months ended September 30, 2023 was due to a decrease in personnel-related costs of $0.2 million and from a reduction in headcount and a decrease in stock-based compensation expense of $0.1 million offset by an increase of $0.2 million in software and subscriptions related to the acquisition of CLMBR, Inc. The decrease of $1.1 million for the nine months ended September 30, 2024 as compared to the nine months ended September 30, 2023 was primarily due to a decrease in personnel-related expenses from a reduction in headcount of $0.3 million, and a decrease in stock-based compensation expenses of $1.3 million partially offset by an increase of $0.4 million in software and subscriptions related to the acquisition of CLMBR, Inc.

Sales and Marketing

Sales and marketing expense decreased $0.1 million or 31% and $0.9 million or 62% for the three and nine months ended September 30, 2024, as compared to the three and nine months ended September 30, 2023, respectively. The decrease was primarily due to a decrease in personnel-related expenses from a reduction in headcount of $0.03 million and $0.2 million, respectively, a decrease of $0.02 million and $0.2 million in advertising and marketing, respectively, a decrease of $0.01 million and $0.4 million in consulting, respectively, a decrease in stock-based compensation of $0.1 million and $0.4 million, respectively, partially offset by an increase in amortization expense of customer related intangibles from the acquisition of CLMBR, Inc. of $0.1 million and $0.4 million, respectively.

General and Administrative

General and administrative expense decreased $1.3 million or 20% and $14.6 million or 49% for the three and nine months ended September 30, 2024, as compared to the three and nine months ended September 30, 2023, respectively. The decrease was due primarily to decreases of $1.5 million and $12.6 million, respectively in stock-based compensation expenses, decreases of $0.3 million and $2.7 million in consulting, accounting and tax expenses, respectively, and decreases of $0.3 million and $0.4 million in depreciation and amortization, respectively, offset by increase of $0.1 million and $0.5 million in insurance, respectively, with the remaining difference due to change in other miscellaneous expenses.

Other (Expense) Income, net

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
	2024	2023	Amount	%	2024	2023	Amount	%
Other (expense) income, net	(in thousands)				(in thousands)
Other (expense) income, net:	$256	$(179)	$435	(243%)	$(506)	$25	$(531)	(2124%)
Interest expense	(1,831)	(154)	(1,677)	1089%	(6,750)	(1,382)	(5,368)	388%
Gain upon debt forgiveness	—	—	—	0%	—	2,595	(2,595)	(100%)
Loss on issuance of warrants	(4,780)	—	(4,780)	(100%)	(5,551)	—	(5,551)	(100%)
Gain (loss) upon extinguishment of debt and accounts payable	110	—	110	100%	(1,622)	—	(1,622)	(100%)
Change in fair value of convertible notes	—	—	—	0%	(316)	(252)	(64)	25%
Change in fair value of earn out	—	—	—	0%	1,300	—	1,300	100%
Change in fair value of derivatives	956	—	956	100%	201	—	201	100%
Change in fair value of warrants	5,902	—	5,902	100%	9,148	2,266	6,882	304%
Total other (expense) income, net	$613	$(333)	$946	(284%)	$(4,096)	$3,252	$(7,348)	(226%)

Three and nine months ended September 30, 2024 and 2023

Other (Expense) Income, net

Other (expense) income, net consists of unrealized currency gains and losses, loss on exchange of warrants for equity, and fair value of issuance of Loss Restoration Agreement derivative.

Interest Expense

Interest expense increased $1.7 million and $5.4 million for the three and nine months ended September 30, 2024, respectively as compared to the three and nine months ended September 30, 2023 as a result of the December 2023 Note, February 2024 Convertible Notes and Vertical Loan and amortization of the debt discounts.

Loss on issuance of warrants

Loss on issuance of warrants consists of fair value of issuance of warrants issued in connection with Registered Direct Offering and Best Efforts Offering.

Gain on debt forgiveness

Gain on debt extinguishment was a result of forgiveness of debt of $2.6 million related to the third-party content provider for the nine months ended September 30, 2023.

Gain (loss) on extinguishment of debt and accounts payable

Gain (loss) on extinguishment of debt and accounts payable was a result of conversion of promissory loans and senior secured debt into convertible notes resulting in a gain of $0.1 million and loss of $1.6 million for the three and nine months ended September 30, 2024.

Change in Fair Value of Convertible Notes, Change in the Fair Value of Earn out, Change in Fair Value of Derivatives, Change in Fair Value of Warrants

Change in fair value of convertible notes, earn out, derivatives and warrants for the three and nine months ended September 30, 2024 and 2023 were due to change in fair value of these financial instruments. The change in fair value of convertible notes was driven by the conversion of bridge loans to Series A Preferred Stock, change in the fair value of earn out was due to the Company's remote chance of obtaining the 2024 unit sales targets, change in fair value of derivatives was due to the Loss Restoration agreement, and the change in fair value of warrants was attributable to the change in fair value of warrants issued with December 2023 Note, February 2024 Convertible Note and Registered Direct Offering in May 2024 and Best Efforts Offering in July 2024.

Results of Operations for the Years Ended December 31, 2023 and 2022

	Year Ended December 31,
	2023	2022
Revenue:	(in thousands)
Fitness product revenue	$574	$530
Membership revenue	142	74
Training revenue	246	77
Total revenue	962	681
Cost of revenue:
Cost of fitness product revenue	(2,287)	(2,402)
Cost of membership (2)	(3,807)	(5,693)
Cost of training	(396)	(1,454)
Total cost of revenue	(6,490)	(9,549)
Gross loss	(5,528)	(8,868)
Operating expenses:
Research and development (1)	10,044	19,960
Sales and marketing (1)	1,631	6,219
General and administrative (1) (2)	37,277	19,298
Total operating expenses	48,952	45,477
Loss from operations	(54,480)	(54,345)
Other (expense) income, net:
Other (expense) income, net:	1	(4,036)
Interest (expense)	(1,588)	(952)
Gain upon debt extinguishment	2,595	523
Change in fair value of convertible notes and bridge notes	(306)	107
Change in fair value of warrants	2,405	478
Total other income (expense), net	3,107	(3,880)
Loss before provision for income taxes	(51,373)	(58,225)
Income tax benefit (expense)	—	—
Net loss	$(51,373)	$(58,225)

(1)Includes stock-based compensation expense as follows:

	Year Ended December 31,
	2023	2022
	(in thousands)
Research and development	$6,505	$1,765
Sales and marketing	507	286
General and administrative	22,932	4,297
Total stock-based compensation expense	$29,943	$6,348

For the year ended December 31, 2023 and 2022, $0.9 million and $0.0 million of stock-based compensation was capitalized as software costs, respectively.

In December 2022, the Company enacted a restructuring cost savings initiative which resulted in employee terminations in both December 2022 and January 2023. In association with the January 2023 terminations, the Company accelerated the vesting of a number of individual option awards, resulting in the accelerated vesting of 60 shares on the date of modification. Also in January 2023, the Company repriced 3,016 option awards. Both the accelerated vesting and repricing were accounted for as an equity award modifications under ASC Topic 718 which resulted in adjustment of the award value to reflect the fair value at the modification date and acceleration of the recognition schedule in the case of awards which were modified to have accelerated vesting. The adjustment resulted in additional expense of $0.5 million.

(2)Includes depreciation and amortization expense as follows:

	Year Ended December 31,
	2023	2022
	(in thousands)
Cost of membership	$3,644	$3,434
General and administrative	2,883	2,784
Total depreciation and amortization expense	$6,527	$6,218

Revenue

	Year Ended December 31,
	2023	2022	Change	% Change
Revenue:	(in thousands)
Fitness product	$574	$530	$44	8%
Membership	142	74	68	92%
Training	246	77	169	219%
Total revenue	962	681	281	41%
Percentage of revenue
Fitness product	59%	78%
Membership	15%	11%
Training	26%	11%
Total	100%	100%

Fitness product revenue increased $0.0 million, or 8%, for the year ended December 31, 2023 compared to the year ended December 31, 2022. This increase was primarily attributable to an increase in Studio with Lift installations.

Membership revenue increased $0.1 million, or 92%, for the year ended December 31, 2023 compared to the year ended December 31, 2022. The increase was primarily attributable to the year-over-year growth in our memberships and price increase from $39 to $49 effective in August 2022.

Training revenue increased $0.2 million, or 219%, for the year ended December 31, 2023 compared to the year ended December 31, 2022. The increase was primarily attributable to the launch of our Live 1:1 personal training services.

Cost of Revenue and Gross Loss

	Year Ended December 31,
	2023	2022	Change	% Change
Cost of Revenue:	(in thousands)
Fitness product	$2,287	$2,402	$(115)	(5%)
Membership	3,807	5,693	(1,886)	(33%)
Training	396	1,454	(1,058)	(73%)
Total cost of revenue	6,490	9,549	(3,059)	(32%)
Gross Loss:
Fitness product	(1,713)	(1,872)	159	(8%)
Membership	(3,665)	(5,619)	1,954	(35%)
Training	(150)	(1,377)	1,227	(89%)
Total gross loss	(5,528)	(8,868)	3,340	(38%)
Gross Margin:
Fitness product	(298%)	(353%)
Membership	(2,581%)	(7,593%)
Training	(61%)	(1,788%)
Total	(575%)	(1,302%)

Fitness product cost of revenue for the year ended December 31, 2023 decreased $0.1 million, or 5%, compared to the year ended year ended December 31, 2022. The decrease is primarily due to a decrease in the inventory valuation reserve expense in the year ended December 31, 2023 compared to the year ended December 31, 2022.

Membership cost of revenue for the year ended December 31, 2023 decreased $1.9 million, or 33%, compared to the year ended December 31, 2022. The decrease is primarily related to the decrease in personnel-related expenses from a reduction in headcount.

Training cost of revenue for the year ended December 31, 2023 decreased $1.1 million, or 73%, compared to the year ended December 31, 2022. The increase is primarily attributable to the launch of our Live 1:1 personal training services.

Our gross loss decreased by $3.3 million for the year ended December 31, 2023 compared to the year ended December 31, 2022 due to the decrease in personnel-related expenses from reduction in headcount.

Operating Expenses

	Year Ended December 31,
	2023	2022	Change	% Change
Operating Expenses:	(in thousands)
Research and development	$10,044	$19,960	$(9,916)	(50%)
Sales and marketing	1,631	6,219	(4,588)	(74%)
General and administrative	37,277	19,298	17,979	93%
Total operating expenses	48,952	45,477	3,475	8%

Research and Development

Research and development expense decreased $9.9 million, or 50%, for the year ended December 31, 2023, as compared to the year ended December 31, 2022, respectively. The decrease was primarily due to a decrease in personnel-related expenses from a reduction in headcount of $9.7 million, and a decrease in 3rd party engineering services of $5.0 million, partially offset by an increase of $4.8 million in stock-based compensation expenses.

Sales and Marketing

Sales and marketing expense decreased $4.6 million, or 74%, for the year ended December 31, 2023, as compared to the year ended December 31, 2022, respectively. The decrease was primarily due to a decrease in personnel-related expenses from a reduction in headcount of $2.6 million, a decrease of $1.9 million in advertising and marketing, and a decrease of $0.3 million in rent expense due to the closure of retail locations, partially offset by an increase of $0.2 million in stock-based compensation expenses.

General and Administrative

General and administrative expense increased $18.0 million, or 93%, for the year ended December 31, 2023, as compared to the year ended December 31, 2022, respectively. The increase was due primarily to increases of $18.6 million in stock-based compensation expenses due to the issuance of certain fully vested awards and repricing of certain awards, and $0.7 million of insurance expense, offset by a decreases of $0.3 million in accounting and tax expenses, decreases in travel of $0.6 million and deceases in personnel-related expenses from reduction in headcount of $0.4 million.

Other (Expense) Income, net

	Year Ended December 31,
	2023	2022	Change	% Change
Other (expense) income, net	(in thousands)
Other (expense) income, net:	$1	$(4,036)	$4,037	(100%)
Interest (expense)	(1,588)	(952)	(636)	67%
Gain upon debt extinguishment	2,595	523	2,072	396%
Change in fair value of convertible notes	(306)	107	(413)	(386%)
Change in fair value of warrants	2,405	478	1,927	403%
Total other income (expense), net	3,107	(3,880)	6,987	(180%)

Other (Expense) Income, net

The changes in other (expense) income was primarily attributable to a decrease in issuance of warrants of $3.2 million, a decrease in unrealized currency gains of $0.7 million and a decrease in loss on disposal of assets of $0.2 million.

Interest (Expense)

Interest expense increased $0.6 million for the year ended December 31, 2023, as compared to the year ended December 31, 2022. The increase in interest expense was driven by $1.3 million of amortization of debt discount on senior secured notes and $0.1 million of amortization of debt discount on convertible notes offset by reduction in interest expense on related party loans of $0.8 million.

Gain on debt extinguishment

Gain on debt extinguishment was a result of forgiveness of debt of $2.6 million related to the third-party content provider for the year ended December 31, 2023, and forgiveness of PPP loan of $0.5 million for the year ended December 31, 2022.

Change in Fair Value of Convertible Notes, and Change in Fair Value of Warrants

Change in fair value of convertible notes and warrants for the year ended December 31, 2023 and 2022 were due to change in fair value of these financial instruments.

Adjusted EBITDA

We calculate Adjusted EBITDA as net (loss) income adjusted to exclude: other expense (income), net; income tax expense (benefit); depreciation and amortization expense; stock-based compensation expense; impairment expense;

reorganization, severance, exit, disposal and other costs associated with restructuring plans; vendor settlements; transaction related expenses; IPO related expenses; and other adjustment items that arise outside the ordinary course of our business.

We use Adjusted EBITDA as a measure of operating performance and the operating leverage in our business. We believe that these non-GAAP financial measures are useful to investors for period-to-period comparisons of our business and in understanding and evaluating our operating results for the following reasons:

•
Adjusted EBITDA is widely used by investors and securities analysts to measure a company’s operating performance without regard to items such as stock-based compensation expense, depreciation and amortization expense, other expense (income), net, and provision for income taxes that can vary substantially from company to company depending upon their financing, capital structures, and the method by which assets were acquired;
•
Our management uses Adjusted EBITDA in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance; and
•
Adjusted EBITDA provides consistency and comparability with our past financial performance, facilitate period-to-period comparisons of our core operating results, and may also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider this measure in isolation or as substitutes for analysis of our financial results as reported under GAAP. Some of these limitations are, or may in the future be, as follows:

•
Although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•
Adjusted EBITDA excludes stock-based compensation expense, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy;
•
Adjusted EBITDA does not reflect: (1) changes in, or cash requirements for, our working capital needs; (2) interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us; or (3) tax payments that may represent a reduction in cash available to us;
•
Adjusted EBITDA does not reflect impairment charges for fixed assets and capitalized content, and gains (losses) on disposals for fixed assets;
•
Adjusted EBITDA does not reflect gains associated with vendor settlements.
•
Adjusted EBITDA does not reflect non-cash fair value gains (losses) on convertible notes, warrants and unrealized currency gains (losses).
•
Adjusted EBITDA does not reflect IPO readiness costs and expenses that do not qualify as equity issuance costs.
•
Adjusted EBITDA does not reflect reorganization, severance, exit, disposal and other costs associated with restructuring plans;
•
Adjusted EBITDA does not reflect expenses related to the Asset Purchase Agreement and potential acquisition;
•
The expenses and other items that we exclude in our calculation of Adjusted EBITDA may differ from the expenses and other items, if any, that other companies may exclude from Adjusted EBITDA when they report their operating results and we may, in the future, exclude other significant, unusual expenses or other items from these financial measures. Because companies in our industry may calculate such measures differently than we do, their usefulness as comparative measures can be limited. Because of these limitations, Adjusted EBITDA should be considered along with other operating and financial performance measures presented in accordance with GAAP.

Because of these limitations, Adjusted EBITDA should be considered along with other operating and financial performance measures presented in accordance with GAAP.

The following table presents a reconciliation of Adjusted EBITDA to Net loss, the most directly comparable financial measure prepared in accordance with GAAP, for each of the periods indicated:

	Year Ended December 31,
	2023	2022
	(in thousands)
Net Loss	$(51,373)	$(58,225)
Adjusted to exclude the following:
Total other expense (income), net	(512)	4,403
Income tax benefit (expense)	—	—
Depreciation and amortization expense	6,527	6,218
Stock-based compensation expense (1)	29,943	6,348
Gain on extinguishment of debt (2)	—	(523)
Vendor settlements (3)	(2,595)	—
IPO related expenses (4)	817	695
Impairment write off (5)	—	2,275
Transaction related expenses (6)	194	—
Adjusted EBITDA (7)	$(16,999)	$(38,809)

(1)Stock-based compensation of $0.9 million and $0.0 million was capitalized as software costs for the year ended December 31, 2023 and 2022, respectively.

(2)Gain on forgiveness of debt from PPP loan.

(3)Gain on forgiveness of debt of $2.6 million related to the third-party Content Provider.

(4)Adjusts for IPO readiness costs and expenses that do not qualify as equity issuance costs.

(5)Impairment of capitalized content related to the third-party Content Provider.

(6)Transaction costs related to acquisition of CLMBR, Inc.

(7)Please refer to the "Non-GAAP Financial Measures – Adjusted EBITDA" section.

Liquidity and Capital Resources

In accordance with Accounting Standards Update ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Subtopic 205-40), or ASU 205-40, management evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the accompanying condensed consolidated financial statements were issued.

As an emerging growth company, the Company is subject to certain inherent risks and uncertainties associated with the development of an enterprise. In this regard, since the Company’s inception, substantially all of management’s efforts have been devoted to making investments in research and development including the development of revenue generating products and services and the development of a commercial organization, all at the expense of short-term profitability.

As of the date the accompanying condensed consolidated financial statements were issued (the “issuance date”), management evaluated the following adverse conditions and events present at the Company in accordance with ASU 205-40:

•
Since its inception, the Company has incurred significant operating losses and used net cashflows in its operations. For the nine months ended September 30, 2024, the Company incurred a net operating loss of

$25.1 million and used net cash in its operations of $8.9 million. As of September 30, 2024, the Company had an accumulated deficit of $196.6 million. Management expects the Company will continue to incur significant operating losses and use net cash in its operations for the foreseeable future.
•
As of the issuance date, the Company had approximately $1.0 million of cash or cash equivalents available to fund its operations and no available sources of financing or capital to sustain its operations for a period of 12 months beyond the issuance date.
•
The Company expects to incur substantial expenditures to invest in its operations and growth for the foreseeable future. In order to fund these investments, the Company will need to secure additional sources of credit from lenders or capital investment from public and private investors (collectively “outside capital”). While the Company is actively seeking to secure additional outside capital (and has historically been able to successfully secure such capital) to fund its operations, no additional outside capital has been secured or was deemed probable of being secured as of the issuance date. In addition, management can provide no assurance the Company will be able to secure additional outside capital or on acceptable terms. Absent an ability to secure additional outside capital in the very near term, the Company will be unable to meet fund its operations over the next 12 months beyond the issuance date.
•
As of September 30, 2024, the Company had total outstanding debt of approximately $14.1 million, all of which was classified as current in the accompanying condensed consolidated balance sheet. Approximately $5.2 million of this debt pertains to personal loans from certain individual related parties disclosed in Note 20. Several of these loans matured prior to September 30, 2024, but their repayment has been temporarily waived, and the remaining loans are scheduled to mature over the next 12 months beyond the issuance date. Accordingly, as of the issuance date, the Company’s total outstanding debt was approximately $14.1 million, including accrued, but unpaid interest and penalties on delayed interest payments, all of which is currently due or scheduled to mature over the next 12 twelve months beyond the issuance date. While the Company is actively seeking to secure additional outside capital (and has historically been able to successfully secure such capital) to repay these outstanding borrowings, no additional outside capital has been secured or was deemed probable of being secured as of the issuance date. In addition, management can provide no assurance the Company will be able to secure additional outside capital or on acceptable terms. In the event the Company is unable to secure additional outside capital and/or secure amendments or waivers from its lenders to defer or modify the repayment terms of the Company’s outstanding indebtedness, management will be required to seek other strategic alternatives, which may include, among others, a significant curtailment of the Company’s operations, a sale of certain of the Company’s assets, a sale of the entire Company to strategic or financial investors, and/or allowing the Company to become insolvent by filing for bankruptcy protection under the provisions of the U.S. Bankruptcy Code.

These uncertainties raise substantial doubt about our ability to continue as a going concern. The accompanying condensed consolidated financial statements have been prepared on the basis that the Company will continue to operate as a going concern, which contemplates that the Company will be able to realize assets and settle liabilities and commitments in the normal course of business for the foreseeable future. Accordingly, the accompanying condensed consolidated financial statements do not include any adjustments that may result from the outcome of these uncertainties.

Cash Flows

Comparison of the Years Ended December 31, 2023 and 2022

	Year ended December 31,
(in thousands)	2023	2022
Net cash used in operating activities	$(15,427)	$(35,545)
Net cash used in investing activities	(1,421)	(7,607)
Net cash provided by financing activities	17,105	41,772
Effect of exchange rate on cash	(483)	(91)
Net Change In Cash and Cash Equivalents	$(226)	$(1,471)

Comparison of the nine months ended September 30, 2024 and 2023

	Nine months ended September 30,
(in thousands)	2024	2023
Net cash used in operating activities	$(8,909)	$(13,561)
Net cash used in investing activities	(1,407)	(1,146)
Net cash provided by financing activities	12,947	14,656
Effect of exchange rate on cash	(362)	(145)
Net Change In Cash and Cash Equivalents	$2,269	$(196)

Operating Activities

Net cash used in operating activities of $15.4 million for the year ended December 31, 2023, was primarily due to a net loss of $51.4 million offset by depreciation and amortization expense of $6.5 million, stock-based compensation of $29.9 million, amortization of debt discount of $1.4 million, warrants issued to service providers and warrants issuance expense of $0.5 million, inventory valuation loss of $0.8 million, change in fair value of convertible notes of $0.3 million, and increase in operating assets and liabilities of $0.7 million, partially offset by gain on debt forgiveness of $2.6 million and change in the fair value of warrants of $2.4 million. The remaining difference of $0.9 million was related to foreign currency and interest expense.

Net cash used in operating activities of $35.5 million for the year ended December 31, 2022, was primarily due to a net loss of $58.2 million offset by an increase in depreciation and amortization, stock-based compensation, fair value of warrants issued with convertible notes, interest expense, foreign currency, and change in operating assets and liabilities, as well as an impairment write-off of $6.7 million, $6.3 million, $3.5 million, $1.0 million, $0.4 million, $2.5 million, and $2.3 million, respectively.

Net cash used in operating activities of $8.9 million for the nine months ended September 30, 2024, was primarily due to a net loss of $29.2 million offset by depreciation and amortization of $5.1 million, stock-based compensation of $9.4 million, amortization of debt discount and interest of $6.8 million, change in fair value of convertible notes of $0.3 million, loss on extinguishment of debt and accounts payable of $1.6 million, common stock issued to lender in connection with equity line of credit and Best Efforts Offering of $0.7 million, warrants issued to service providers $5.9 million, non cash lease expense of $0.2 million, loss on exchange of warrants for equity of $0.4 million and increase in operating assets and liabilities of $0.2 million, partially offset by change in fair value of derivatives of $0.2 million, change in the fair value of warrants of $9.1 million, change in fair value of earn out of $1.3 million.

Net cash used in operating activities of $13.6 million for the nine months ended September 30, 2023, was primarily due to a net loss of $40.0 million offset by depreciation and amortization expense of $4.9 million, stock-based compensation of $23.8 million, amortization of debt discount $1.3 million, warrants issued to service providers $0.5 million, change in fair value of convertible notes of $0.3 million, and increase in operating assets and liabilities of $0.1 million, partially offset by gain on debt forgiveness of $2.6 million and change in the fair value of warrants of $2.3 million. The remaining difference of $0.5 million was related to foreign currency, inventory valuation loss and interest expense.

Investing Activities

Net cash used in investing activities of $1.4 million for the year ended December 31, 2023 was primarily related to the development of internal-use software, software to be sold and markets and content.

Net cash used in investing activities of $7.6 million for the year ended December, 2022 was primarily related to the development of internal-use software, software to be sold and markets and content, and purchases of property and equipment.

Net cash used in investing activities of $1.4 million for the nine months ended September 30, 2024 related to the acquisition of CLMBR, Inc. net of cash acquired.

Net cash used in investing activities of $1.1 million for the nine months ended September 30, 2023 related to the acquisition of software and content and internal use software.

Financing Activities

Net cash provided by financing activities of $17.1 million for the year ended December 31, 2023 was primarily related to $4.3 million of proceeds from the issuance of common stock in connection with the rights offering completed in February 2023 and $10.8 million net proceeds from issuance of common stock upon IPO, net proceeds from senior secured notes of $2.9 million and proceeds from issuance of convertible notes $2.0 million and net payments of loans of $0.5 million, partially offset by payments of offering costs of $2.4 million.

Net cash provided by financing activities of $41.8 million for the year ended December 31, 2022 was primarily related to proceeds from the issuance of preferred stock – Series A, convertible notes and common stock.

Net cash provided by financing activities of $12.9 million for the nine months ended September 30, 2024 was primarily from the issuance of convertible notes of $4.8 million, proceeds from loans and related party loans of $1.9 million, proceeds from issuance of common stock from equity line of credit $0.4 million, proceeds from common stock offering net of issuance and offering costs of $4.4 million, At the Market Offering proceeds of $4.0 million offset by the payment of loans and related party loans and interest of $2.5 million.

Net cash provided by financing activities of $14.7 million for the nine months ended September 30, 2023 was primarily related to $4.3 million of proceeds from the issuance of common stock in connection with the rights offering completed in February 2023 and $10.8 million net proceeds from issuance of common stock upon IPO, net proceeds from senior secured notes of $1.0 million and net payments of loans of $0.02 million, partially offset by payments of offering costs of $1.5 million.

Contractual Obligations and Other Commitments

Commitments

In May 2021, we entered into two agreements with a third-party content provider (“Content Provider”), a service agreement and a collaboration agreement. Per the service agreement, Forme is to provide content creation services for the Content Provider in which we are to produce workout content using the Content Provider’s trainers and studios. Under the collaboration agreement, both we and the Content Provider agree to jointly market their partnership; in addition, the collaboration agreement provides us with a license to use the Content Provider’s content and marks on our Studio fitness ecosystem (i.e., the “License”). The license issued to us allows us to reproduce, modify, prepare derivative works based upon, distribute, publicly display, publicly perform the content and the modified content, to market, advertise or promote Forme, perform specified activities, and provide our customers access to and use of the Content Provider’s content, throughout the world on our Studio products and in any media, so long as such other media is associated or related to the use of our Studio products.

A liability for total minimum commitment (the license fee) on a quarterly basis was recognized as a liability of $2.3 million as of December 31, 2022. In March 2023, both agreements with the Content Provider were terminated by mutual agreement and no payments remain due or payable thereunder and the liability was recognized as a gain on settlement for the nine months ended September 30, 2023.

Off-Balance Sheet Arrangements

In accordance with ASC 718, when a nonrecourse note is used to fund the exercise of a stock option, the stock option is not considered “exercised” for accounting purposes until the employee repays the loan. Prior to repayment of a nonrecourse loan, the outstanding shares received in exchange for the loan are excluded from the denominator of basic earnings per share. Additionally, the nonrecourse loan itself is not recorded on the Company’s condensed consolidated balance sheet since the arrangement is, in substance, a stock option.

In 2022 and 2021, the sale of the shares of common stock to several employees was completed in the form of issuances of Secured Partial Recourse Promissory Notes (the “Note(s)”) by the respective employee to the Company.

The Notes were in the aggregate amount of $154,875 and 24 shares as of September 30, 2024 and December 31, 2023. The Notes are secured by a pledge of collateral, representing the shares of stock sold. Interest is charged at the mid-term Applicable Federal Rate as of the date of the Note and compounded annually. Per the terms of the Notes, 51% of the initial amounts of the outstanding principal balances plus any accrued and unpaid interest, represent a full recourse note, and 49% of the initial amounts represent a nonrecourse note. The Company analyzed the terms of the Notes and concluded that the recourse portion of the notes are nonrecourse in nature as the Company does not have intention to seek repayment beyond the shares issued despite the recourse legal terms, and thus will be treated the same as the nonrecourse portion of the Notes. All Notes are outstanding as of September 30, 2024, and are not recorded on the condensed consolidated balance sheet.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our condensed consolidated financial statements, which have been prepared in accordance with GAAP. In preparing the condensed consolidated financial statements, we make estimates and judgments that affect the reported amounts of assets, liabilities, stockholders’ equity/deficit, revenue, expenses, and related disclosures. We re-evaluate our estimates on an on-going basis. Our estimates are based on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Because of the uncertainty inherent in these matters, actual results may differ from these estimates and could differ based upon other assumptions or conditions. The critical accounting policies that reflect our more significant judgments and estimates used in the preparation of our condensed consolidated financial statements include those noted below.

Our critical accounting policies are described under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Policies and Estimates” in our Form 10-K and in Note 2. to our consolidated financial statements included in our Form 10-K. As disclosed in Note 2. to our consolidated financial statements included in our Form 10-K, the preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ significantly from those estimates. During the period covered by this Quarterly Report, there were no material changes to our critical accounting policies from those discussed in our Form 10-K other than those disclosed in Note 2. of this Quarterly Report.

Goodwill and Intangible Assets

Goodwill consists of the excess of cost over the fair value of net assets acquired in business combinations. The Company follows the provisions of ASC Topic 350, “Intangibles -Goodwill and Other”, which requires an annual impairment test for goodwill and intangible assets. The Company may first choose to perform a qualitative evaluation of the likelihood of goodwill and intangible assets impairment. For the goodwill that was the result of current year acquisitions, the Company chose to perform a qualitative evaluation. If the Company determined a quantitative evaluation was necessary, the goodwill at the reporting unit was subject to a two-step impairment test. The first step compares the book value of a reporting unit, including goodwill, with its fair value. If the book value of a reporting unit exceeds its fair value, the Company completes the second step in order to determine the amount of goodwill impairment loss that should be recorded. In the second step, the Company determines an implied fair value of the reporting unit’s goodwill by allocating the fair value of the reporting unit to all of the assets and liabilities other than goodwill. As of September 30, 2024 there was no goodwill impairment. For additional information refer to Note 6.-Goodwill and Intangible Assets.

The Company estimates the fair value of intangible assets based on an income approach using the relief-from-royalty method. This methodology assumes that, in lieu of ownership, a third party would be willing to pay a royalty in order to exploit the related benefits of these types of assets. This approach is dependent on a number of factors, including estimates of future growth and trends, royalty rates for this category of intellectual property, discount rates and other variables. The Company bases its fair value estimates on assumptions it believes to be reasonable, but which are unpredictable and inherently uncertain. Actual future results may differ from those estimates. The Company recognizes an impairment loss when the estimated fair value of the intangible asset is less than the carrying value. For the periods presented, the Company did not recognize any impairment of intangible assets as the estimated fair value of its intangible assets exceeded the book value of these reporting units.

Business Combinations

The Company accounts for business combinations under the provisions of ASC 805, Business Combinations, which requires that the acquisition method of accounting be used for all business combinations. Assets acquired and liabilities assumed are recorded at the date of acquisition at their respective fair values. ASC 805 also specifies criteria that intangible assets acquired in a business combination must be recognized and reported apart from goodwill. Goodwill represents the excess purchase price over the fair value of the tangible net assets and intangible assets acquired in a business combination. Acquisition-related expenses are recognized separately from the business combinations and are expensed as incurred. If the business combination provides for contingent consideration, the Company records the contingent consideration at fair value at the acquisition date with changes in the fair value recorded through earnings.

Recent Accounting Pronouncements

See Note 2, Summary of Significant Accounting Policies, of the notes to our condensed consolidated financial statements included elsewhere in this report for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the dates of the statement of financial position included in this report.

Emerging Growth Company and Smaller Reporting Company Status

Under Section 107(b) of the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, an “emerging growth company” can delay the adoption of new or revised accounting standards until such time as those standards would apply to private companies. We have elected this exemption to delay adopting new or revised accounting standards until such time as those standards apply to private companies. Where allowable we have early adopted certain standards as described in Note 2. of our condensed financial statements included elsewhere in this report. As a result, our condensed consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. We will continue to remain an “emerging growth company” until the earliest of the following: (i) the last day of the fiscal year following the fifth anniversary of the date of the completion of our initial public offering; (ii) the last day of the fiscal year in which our total annual gross revenue is equal to or more than $1.235 billion; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates is less than $700.0 million and our annual revenue is less than $100.0 million during the most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250.0 million or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700.0 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

BUSINESS

Our Purpose

We are an innovative specialty fitness equipment company that leverages technology and content to deliver highly engaging and versatile workout experiences. With CLMBR, we provide an unmatched cardio workout that delivers a low-impact, full-body, and effective workout. With FORME, we make strength training and personal coaching accessible to anyone, anywhere, at any time.

We are driven to provide the best in both cardio and strength training. Our products combine industry-leading engineering and design with world-class technology and content.

Who We Are

Interactive Strength Inc. is the parent company of two leading brands serving the commercial and at-home markets with specialty fitness equipment and virtual training: CLMBR and FORME. CLMBR manufactures vertical climbing equipment and provides a unique digital and on-demand training platform. FORME is a hardware manufacturer and digital fitness service provider that combines award-winning smart gyms with live 1:1 personal training (from real humans) to deliver an immersive experience. The combination of technology with expert training leads to better outcomes for both consumers and trainers alike. CLMBR and FORME offer fitness solutions for both the commercial and at-home markets.

Through the CLMBR brand, we offer a vertical climbing machine that delivers a proven fully-body, cardio and strength workout, but with a design and content platform that makes the workout mass appealing and accessible to all fitness levels. A workout that has long been exclusive to celebrities and professional athletes with personal trainers can now be accessed by anyone. The patented open central design and content platform provides a vertical climbing experience that is unlike any other. CLMBR offers two display options: a 21” touch screen and a 10” touch screen – making it suitable for any commercial fitness application, both self-directed to instructor-directed environments, from large health clubs to boutique training studios. With its low impact and ergonomic movement, CLMBR is safe and accessible for most ages and levels of ability and can be found at gyms and fitness studios, hotels, and physical therapy facilities, and residential homes. CLMBR MSRP is $3,995 or less, depending on display option and order quantity.

Connected Hardware Platform: We offer our vertical climbing machine with two touch screen display options, a 21” and a 10” version. The CLMBR MSRP is $3,995 or less, depending on display option and order quantity. The CLMBR is sold with either a Pure or Connected display, although the displays are interchangeable and can be swapped. The CLMBR Connected machine is available to a D2C audience exclusively from CLMBR owned website, CLMBR.com and accounts for the majority of CLMBR sales to date. Both CLMBR Connected and Pure are sold to the commercial fitness market through our exclusive global distribution partner, Woodway. The CLMBR design is patented and has a form-factor that is unlike any other vertical climbing machine. Traditional vertical climbing machines have a central “mono-pole” design that makes it impossible to fit a large, landscape style screen. Furthermore, the design positions the screen only inches away from the user's face, and obstructs any view forward of an in-real-life instructor. The user-friendly CLMBR design, display options, advanced technology, and on-demand content platform allows for placement into any environment with mass adoption. (Something that has not been the case with other vertical climbers over the last 40+ years)

HARDWARE OVERVIEW

Multi-grip handles allow for easy adjustability, proper body alignment, and increased muscle activation.

The central bar grips allow for maximum comfort and adjustability while in the squat position.

Over-sized pedals with easy-to-adjust strap.

Open central design provides unobstructed views and allows for an ergonomic and comfortable body position.

Easy-to-adjust 21” or 10” display ensures an optimal viewing angle that is free of obstruction.

Built-in wheels and compact design allow for the flexibility to fit any space.

07
106
118
245
10" Display
21" Display

Two display options allows for product application in any setting, whether self-directed or instructor-directed.

CLMBR

Digital Services Platform: The CLMBR software provides a digital experience that is among the best in the industry. The CLMBR Connected display provides a feature-rich experience with 100’s of on-demand classes from world-class trainers. There is a variety of content to suit all ability levels, from first-time users to seasoned climbers. The class and collection library offers something for everyone, ranging from glute focused training, to strength and conditioning. Monthly challenges and new weekly content keep users and members engaged, the results keep coming back for more. No matter the user's fitness goal, CLMBR Connected allows for the seamless identification of a program or class that will provide the training needed to achieve the results the user wants. The CLMBR Pure display provides clear and concise metrics and information - exactly what is needed in an instructor/trained led environment. The interface is easy to navigate and users can quickly and easily see the metrics that matter. Both the Connected and Pure display connect to the CLMBR Mobile Companion App, allowing users to create an account, keep track of workouts, progress, and milestones, see new content and challenges, connect with other users, and share their achievements. (Available on the Apple and Google Play app stores)

SOFTWARE OVERVIEW

GOOD AFTERNOON, BRETT LANGE!
516,078'
308
62
48789
94420
84:11:10
350
KEEP YOUR SQUATS LOW AND YOUR STANDARDS HIGH.
INTRODUCING
COMPETITIONS

CLMBR Connected
21" Display
For:
Self-Directed Environments

ON-DEMAND GUIDES

Our world-class Guides will keep you motivated throughout your workouts. More importantly, they will get you properly set up and teach you how to climb properly.

CLASS LIBRARY

We offer workouts for every ability level. You can choose classes based on your favorite Guide, music preference, or fitness goals. From endurance to strength, we have you covered.

COLLECTIONS

CLMBR will help you reach your specific fitness goals with collections. Ranging from glute focused training to core strength and conditioning, there is a collection of classes to help you reach your goals.

LOVELAND BASIN

CHALLENGES

Join the CLMBR community and compete to get on the leaderboard with our monthly challenges. Themes and sponsored challenges are sure to keep you engaged and motivated.

MONDAY MORNING CLIMB
3,231'
86
7
133
100
619
32:22

CLMBR Pure
10" Display
For:
Instructor-Directed Environments

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DYNAMIC METRICS

Engaging real-time visualizations along with tempo, reach, power, distance, and calories. Easily connect your heart rate monitoring device or wireless headphones via bluetooth.

MONDAY MORNING CLIMB
3,231'

WORKOUT SUMMARY

Average performance metrics and totals can be received via text message, allowing users to track and easily share their progress.

WHO'S CLIMBING

USER PROFILE

Using the mobile companion app, users can create an account, view their workout history, join challenges, and track their progress.

3,231'

SOCIAL SHARING

Get a sharable workout summary that you can easily share with your friends via text or social media.

CLMBR

Channels: The CLMBR’s full-body, safe, and easy-to-use design allows for placement into virtually any environment. You can find CLMBR in everything from professional training centers (NBA, UFC, NFL) to thousands of homes across the US.

CLMBR has two hardware configurations that are designed to support specific use cases. The 21” touch screen display is termed the “CLMBR Connected” and is intended for any self-directed environment, such as: health clubs, hotels, multi-family residential gyms, community centers, member clubs, rehabilitation/physical therapy centers, corporate gyms, and private residences. The 10” touch screen version is termed “CLMBR Pure” and is intended for any instructor/trainer-directed environment, such as: boutique training studios, large group fitness, small group fitness, professional/collegiate training facilities, and functional training/Crossfit® gyms.

USE CASES AND TARGET MARKETS

01/ Large Group & Boutique

02/ Small Group & Group X

03/ Health Clubs

04/ Professional & Collegiate Training

05/ Community & Rec Centers

06/ Hospitality & Multi-Family

07/ Rehabilitation & Physical Therapy

08/ Corporate Gyms

09/ Functional Fitness & Crossfit®

10/ Residential

CLMBR

Large Group Fitness: Group climbing is one of the hottest new fitness concepts and is popping up across major markets across the globe. CLMBR is the perfect option for large group climbing concepts, the user-friendly interface and patented open-central design provides a vastly superior experience. CLMBR owns and operates its very own vertical climbing concept (Studio CLMBR) and consults other leading group climbing businesses. Combining CLMBR with weight based strength training provided unmatched workout efficiency and effectiveness.

Small Group & Group X: CLMBR’s small footprint and mobility makes it the perfect option for any small group or group X training environment. Vertical climbing is an excellent complement for virtually any other workout, from weight training to pilates.

Health Clubs: A dominant force in the fitness industry, health clubs are always on the lookout for new workouts that will provide value to their members while adding differentiation to their business. The CLMBR has achieved success with providing health clubs multiple applications. From the cardio floor to underutilized group fitness areas.

Professional & Collegiate Training: Professional and collegiate athletes need to take a specialized approach to their training to ensure that they are ready to perform and most importantly do not get injured during training. CLMBR provides the ultimate high intensity, low impact workout. From the UFC training center to NBA facilities, the CLMBR is trusted among the most elite athletes in the world.

Community & Rec Centers: CLMBR is engineered for everyone and supports the building of community and strong families. Engaging challenges add a level of fun for members as they track their progress on the mobile companion app. The user-friendly, intuitive, low-impact workout is accessible to all abilities levels. The design is both durable and approachable while being easy to maintain. Metric led classes are engaging and drive engagement with the work-out results sent directly to email, allowing members to easily share their milestones and climbs.

Hospitality & Multi-Family: Designed to elevate the guest and resident fitness experience. CLMBR’s modern and sleek design paired with the greatest efficiency full-body workout allows even guests and residents with the tightest schedules to achieve a full-body workout that will leave them energized during their stay. With CLMBR Connected, users can choose climbing classes from an extensive on-demand library based on instructor, music genre, and type of workout, creating a fun and customizable experience. CLMBR’s small footprint and low cost of ownership and maintenance make it an affordable and low space addition to any hotel or multi-family fitness center.

Rehabilitation & Physical Therapy: Climbing has been a staple for rehabilitation for many years; the low impact nature of climbing is easy on the joints and allows for life-long use without negative effects. With CLMBR, the patient is in a partial weight-bearing position that is conducive to successful rehabilitation and exercise of orthopedically and cardiac impaired patients. CLMBR allows for an ergonomic spinal alignment, helping to strengthen your core, improve posture, and help to prevent further injury.

Corporate Gyms: CLMBR provides corporate fitness centers with a solution that is safe, effective, user friendly, and inviting. CLMBR's compact footprint is ideal for even the smallest of spaces, and its low cost and maintenance makes it an affordable addition to your corporate gym. CLMBR allows users to achieve an effective and low-impact workout while tracking your progress with metrics that can be both shared and saved. Fun and engaging challenges provide a perfect way to bring the team together with some friendly and healthy competition!

Functional & Crossfit®: Engineered to go all out. All the time. CLMBR was built for Crossfit ® and functional fitness – mobile, compact and built to last without laborious maintenance. The full-body, low impact nature of climbing is the perfect complement to high-intensity Crossfit® and functional fitness. CLMBR provides members the challenge they are looking for while providing the facility with differentiation and innovation. CLMBR offers a smaller footprint with up to 60% greater efficiency over the typical rower or bike, all while being easily moved by a single person.

Residential: With CLMBR’s sleek and compact design, it is a perfect addition to the home workout experience. The compact design allows for CLMBR to be placed in even the smallest of dwellings. Users will have access to an extensive on-demand library and can participate in live instructor-led climbing classes. CLMBR allows you to be face-to-face with top fitness instructors without leaving the comforts and convenience of home. CLMBR’s high definition large format display and powerful built-in sound system will fully immerse you in a climbing class experience. CLMBR creates a sense of community and helps users stay engaged and motivated from home.

Connected Hardware Platform: Through the FORME brand, we offer two connected hardware products, the FORME Studio (fitness mirror) and the FORME Studio Lift (fitness mirror and cable-based digital resistance). The FORME products are designed to provide a more integrated and immersive experience than similar products currently on the market. The FORME Studio features a 43-inch 4K ultra high definition (“UHD”) touchscreen display, which is among the largest and highest definition screens in the connected fitness equipment market, as well as two front-facing 12 megapixel (“MP”), wide angle cameras designed to facilitate seamless live interaction with a trainer. The FORME Studio Lift is an add-on to the FORME Studio and features two cable-based resistance arms that can provide up to 100 pounds of resistance per arm. Our products ship with a set of premium accessories that are included with purchase. We also offer add-on accessories, including our barre, a unique accessory that attaches to the FORME Studio or FORME Studio Lift and enables members to incorporate a wooden ballet barre into their barre routines. Sales of our connected fitness hardware products have accounted for the substantial portion of our revenue to date.

HARDWARE OVERVIEW

Goblet Squat

FORME LIFT

- Adjustable arms with 28 unique positions
- JustLift mode for self directed training
- 43″ high definition 4K screen
- Live 1:1 training & on-demand class library
- 200 lbs of total resistance
- Commercial grade construction
- Bluetooth audio and Apple watch connectivity
- Stowable storage cabinet

Goblet Squat

FORME STUDIO

- 43″ high definition 4K screen
- Bluetooth audio and Apple watch connectivity
- Live 1:1 training & on-demand class library
- Commercial grade construction

STANDARD HANDLES
SHORT BAR
ANKLE STRAPS
ROPE GRIP
STOWABLE STORAGE CABINET

The FORME Hardware Platform leverages our digital resistance technology and library of hundreds of Video On-Demand (“VOD” or “On-Demand”) classes to facilitate engaging workout experiences in both commercial and at-home settings. FORME's connected fitness hardware products are a marriage of design and technology, combining high level aesthetic quality with robust strength training equipment. For commercial clients, the expertly engineered hardware lends to durability, holding up to a high volume of use. Confidence in the equipment, matched with the design style, leads to greater results and engagement for their residents, members, and employees. All members who purchase the FORME Studio and FORME Studio Lift are able to access the VOD content library through their respective memberships. The cost of membership for class access is included with the commercial purchase. At-home purchases require a monthly $49 membership. Members are able to search the classes by filtering based on length, difficulty level, type, equipment used, and instructor. Core to VOD content, FORME provides both individual classes and multi-week programs spanning a range of modalities, including strength training, yoga, Pilates, mobility, barre and recovery, among others. The multi-week programs offer not only guidance on movements but also progression in challenge. Having goal oriented programming options, sets the FORME product apart from others who focus more on singular workout experiences. By offering a wide variety of workouts, the FORME hardware platform supports a range of user goals and needs, enabling the products to appeal to a broad user base and provide a fitness solution to consumers who may be underserved by traditional free weight options and selectorized machines. Members are able to cancel the membership at any time, after which they could no longer have access to our VOD content or our performance training services.

Digital Services Platform: In addition to the connected hardware products, FORME has developed a proprietary digital services platform through which consumers can access expert performance coaching in different formats, including live and asynchronous as well as 30 and 60 minute durations, which enables our commercial or at-home members to customize their training plans according to their unique needs.

FORME’s digital services platform delivers a consistent, high quality user experience for both the member and coach. Live sessions with performance coaches include value added features like on-screen biometrics, adjustable field of vision for the trainer, and UI elements to provide context as well as motivation to the member during the session. Training packages start at $399 per month for 4 one hour sessions each month. The live 1:1 training program employs a client-centered coaching approach, ensuring the client’s goals and needs are central to the program. The full program includes unlimited asynchronous programming and VOD assignments, supporting the member even when the trainer is not with them. As the program progresses, members are routinely reassessed to track progress toward goals and inform the next phases of the training plan. Additional add-on services are available for nutrition coaching, sleep coaching, and behavior based lifestyle coaching. Currently, the majority of live 1:1 training activity on the platform takes place with at-home customers; however, we see a compelling opportunity for this offering in the commercial market as we provide solutions to a variety of challenges faced by operators of hotels, multifamily buildings, active aging communities and a variety of other commercial settings.

SOFTWARE OVERVIEW

LIVE 1:1 TRAINING

FORME LIFT

FORME STUDIO

FORME MOBILE APP

CLASS CATEGORIES

GOLF

STRENGTH

YOGA

PILATES

BARRE

RECOVERY

MIND

SPECIALTY

FORME Golf: Additionally, as a specialty offering within the digital platform, we offer FORME Golf, a performance training program focused on helping golfers play at their best. Powered by Titleist Performance Institute (TPI) certified coaches, FORME Golf creates a custom program for the member leveraging the TPI movement screen. The resulting program mixes live sessions with custom workouts to address the mechanics of the golf swing as well as develop a greater level of golf fitness.

FORME GOLF

TRAIN LIKE A PRO

PLUG AND PLAY GOLF PERFORMANCE OPTION

The FORME Lift provides country clubs with a comprehensive golf performance offering, encompassing both hardware and expert coaching from Titleist Performance Institute certified trainers.

PURPOSE BUILT HARDWARE

High tech, cable machine with smooth digital resistance is the ideal tool for golf performance training. Custom programming focuses on mobility, strength, stability and power.

CERTIFIED VIRTUAL INSTRUCTION

Provide members with access to FORME's team of Titleist Performance Institute certified trainers for live 1-on-1 personal instruction along with a wide library of on demand fitness content.

FORME’s digital platform is accessible via download or streaming through our connected fitness hardware products or via streaming through our standalone FORME Studio app, which is available through iOS mobile devices, most

iOS tablets, Android mobile devices, and Android tablets. Members can access Custom Training and Live 1:1 personal training services through both the connected hardware products and the FORME Studio app, allowing the member to take their training anywhere they go.

The FORME digital platform is the greatest expression of connected fitness with a live coach leading a truly individualized experience. We believe the combination of our proprietary software and immersive content combined with our premium connected fitness hardware products and expert coaching network creates a compelling value proposition for both our commercial and in-home member base as well as our trainers, and can generate attractive recurring membership revenue.

Channels

USE CASES
AND
TARGET MARKETS

COUNTRY CLUBS

MULTI-FAMILY, OFFICE GYMS AND SENIOR LIVING FACILITIES

HOSPITALITY

WORKSHOP

RESIDENTIAL

BOUTIQUE FITNESS

PERFORMANCE CENTERS

Country Club: FORME offers country clubs a comprehensive golf performance offering through the use of our commercial grade connected fitness hardware, the FORME Studio App, and the FORME Golf offering. Uniquely applicable to golf centric training programs, cable based training with the Studio Lift helps replicate many of the positions and stresses experienced while playing golf, supporting the development of strength and power as well as efficient movement. As a space efficient performance solution, the FORME hardware can be installed within golf instruction bays or separate fitness centers as an all in one training area. This allows golf pros to expand their services during instruction and or connect with FORME TPI Certified Fitness Coaches to create a complete golf performance plan via the FORME Golf Program. Additionally, FORME provides members with a full library of content focused on strength, recovery, mobility, and more. The classes can be taken on their own or as part of a full program, increasing the utility of spaces already dedicated to fitness or instruction. FORME extends beyond the hardware, through the use of the Studio App members can bring their training to the golf course and on the road, supporting consistency, engagement, and prep for a round of play.

Multifamily, Hospitality, Office Gyms, Senior Living Facilities: With a wide range of content types and the versatility of the equipment, FORME is a great fit for residential and commercial buildings. Each resident or employee will be able to utilize the filtering function to find a workout option that fits their unique needs and goals. The flexibility of positioning of the lift arms all the equipment to fit any body type or physical need. An opportunity to maximize space, multipurpose rooms that currently sit unused can find new life as an all-in-one training area by adding a FORME Studio or Studio Lift. Existing resident gyms can offer an elevated experience by adding a lift or studio. Beyond access to VOD classes, residents and employees will be able to engage with personal trainers through live 1:1 sessions or custom built workouts, both of which can be taken with them via the FORME Studio App. In the case where in-house trainers are currently employed, the FORME hardware and digital platforms can extend their reach with a wider range of service types, hours available, and member engagement.

Boutique Fitness and Performance Centers: A welcome solution for boutique fitness studios, FORME provides a unique option for owners to offer new experiences to their members. Studios can utilize FORME connected hardware to create specialized, custom small group training formats leveraging in-house fitness professionals and maximizing revenue per hour. Boutique members can elevate their in-person training experience by completing on-demand or custom designed warm up and cool down classes. Existing personal trainers within boutique fitness locations and performance centers can use the FORME hardware and digital platforms can extend their reach with a wider range of service types (virtual 1:1, custom programming), hours of availability, and member engagement in and out of the studio. Additionally, owners can extend their impact on member’s lives through the Studio App, creating studio-wide custom workouts, recommending VOD classes, and scheduling live 1:1 sessions for new members that can be taken at home or when traveling.

Residential: The perfect marriage of aesthetics and function, the FORME hardware fits seamlessly into homes. A space efficient all-in-one performance option, home owners can add a training space without compromising their living space. By adding a FORME Studio Lift or Studio, they receive all the performance and strength benefits of a full gym in the privacy of their home. Adding access to a variety of class types and FORME personal trainers, home owners can have the group fitness and personalized training experience normally reserved for brick and mortar gym spaces. Beyond the hardware, the FORME digital platform allows the in-home benefits to be taken when traveling or outside of the house.

What Sets Us Apart

Connected fitness hardware products with services to address a large and growing market

Our product offering is a combination of premium connected hardware products and performance training services, which we believe significantly differentiates us in our industry. We currently offer three coaching offerings, Video On Demand, through both CLMBR and FORME, and Custom Training and Live 1:1 personal training through FORME. We offer these three coaching services at different price points to enable accessibility and provide choice to our members. We believe the addition of premium connected hardware products, including the FORME Studio (fitness mirror) and the FORME Studio Lift (fitness mirror with digital weight system), and CLMBR (vertical climbing machine), can drive increased customer lifetime values. Our service can also be accessed through our mobile apps, which are available through iOS and Android mobile devices and most iOS and Android tablets, which increases the opportunity for consumer engagement and flexibility. We have designed our product portfolio to be modular and customizable so that our product and service offerings can be tailored to a broad range of fitness goals, budgets, and needs, thereby accessing a larger addressable market. We also view the fact that we in-source development and management of our trainers and the hardware and software through which they reach our members, as a key differentiator that allows us to deliver a high quality and consistent integrated experience across our offerings.

Focus on high value commercial channel enables efficient customer acquisition

Our products are designed for both at-home and commercial use cases. Over the past 12 months, we have allocated a majority of our resources to sales and marketing efforts focused on commercial environments, including multifamily developments, hotels, country clubs, senior living communities and recreation centers. We believe focusing on commercial channels enables us to take advantage of an attractive and more capital light route to market and to acquire customers more efficiently. We leverage third-party distributors to sell our product into commercial channels, and pay variable commissions on units sold. We believe this translates to a better return on capital than the traditional direct to consumer model that requires heavy paid advertising, much of which is invested in advance of unit sales, and thus is less certain from a return perspective. We are able to sell into commercial environments and deliver a high quality use experience there, as our hardware is designed to withstand high levels of usage in commercial environments - a key differentiator relative to other connected fitness products. In addition to commercial grade hardware, we have developed a comprehensive enterprise software experience to support unique needs of our commercial clients, which we believe is another important differentiator relative to other connected hardware competitors.

Our equipment offers versatility and broader applicability to underserved demographics

The US population struggles to meet targets set by the CDC for both strength and cardiovascular training. For example, 69% of US adults failed to meet the goal of strength training twice a week and 53.1% failed to meet the cardiovascular training guidelines. A total of 46.3% met neither goal.

Percent distribution of adults aged 18 and over who met 2018 Physical Activity Guidelines for Americans for aerobic and muscle-strengthening activities: United States, 2020

We believe that in order to address this dynamic, underserved demographic groups need access to new training options that are versatile enough to meet the needs of a broad user base. Our connected hardware platforms, the FORME Studio, Studio Lift, and CLMBR, are applicable to a wide range of user types and we believe our products are particularly appealing to individuals within the largest segments of the population, baby boomers and gen X, where the benefits of exercise are the greatest. Given this demand, it is increasingly important for commercial environments, such as multifamily residential, hotels, and office space, to have inclusive training options that these individuals feel comfortable using.

SHARE OF US POPULATION BY GENERATION

Silent Generation 5.76%
Baby Boomers 21.16%
Gen Z 20.67%
Millennials 21.75%
Gen X 19.83%

The FORME Studio and Studio Lift offer a wide range of VOD content that can support the most novice to seasoned user. Additionally, with the access to live 1:1 coaching, users in these categories can receive an extremely customized and guided experience. The Studio Lift, being a cable based resistance platform, has arms that are adjustable to 28 unique positions, ensuring every body type and need is addressed during use. Beyond appealing to a wide range of the population for general strength training needs, the Studio Lift is tailor made for very specialized use cases, such as golf fitness, tennis fitness, and rehabilitative services.

The CLMBR is a commercial grade vertical climber suited for every body and any space, delivering one of the safest and most effective full-body cardiovascular workouts. It provides a low impact workout experience while still supporting high intensity output. This novel form of cardiovascular training ensures everyone, regardless of age and ability, can safely and effectively meet their training needs. With adjustable handle settings, users can ensure proper positioning regardless of height and body type.

Having strength and cardiovascular training offerings that provide for increased versatility relative to traditional formats in the market enables commercial environments to appeal to a broader audience. This leads to increased engagement and retention and long term use of the space.

Premium hardware enables immersive training experiences

Our premium connected hardware products were designed in-house. The FORME Studio and FORME Studio Lift have a 43-inch 4K display, which we believe is currently the largest and highest definition reflective screen in the connected fitness equipment industry, a built-in microphone, and two 12 MP cameras with body detection and tracking technology to enable high quality, two-way video communication between client and trainer and to maximize the field of vision for our trainers such that they can see their clients throughout the live coaching session. The FORME Studio Lift provides digital resistance up to 100 pounds per arm and is able to auto-adjust resistance based on the user’s profile and can be adjusted remotely by the trainer during a live session.

The CLMBR is unlike any other vertical climber that has come before it, in both form, function, and technology. It is the first and only vertical climber with an open central “ladder” design, which has been patented by CLMBR. As a result of the design, it is the first and only vertical climber that positions the display at a comfortable view distance. It is the first and only CLMBR to offer a large-format (21”) landscape screen. It is the first and only vertical climber to offer interchangeable screens. It was also the first vertical to ever offer “connected fitness” technology with interactive app ecosystem and on-demand content and still leads the segment by a considerable margin.

Services offer compelling unit economics

By adding services on top of our connected fitness hardware products, we aim to achieve attractive unit economics relative to others in the smart home gym and commercial connected fitness industry. For example, at a 20%-30%

member penetration rate, our performance coaching service offerings increase our average revenue per device by three times relative to VOD content-only membership, and increase gross profit per device by nearly two times. In the commercial sector, access to additional services create an opportunity for increased engagement and penetration of existing and new residents and guests. We believe our service offerings also reduces our reliance on driving volume through brand awareness and product sales, and positions us to achieve attractive levels of annual recurring revenue and profitability.

Engaging VOD content from leading instructors

Our VOD content spans several modalities, including strength, recovery, yoga, pilate, barre, mindfulness and meditation, and other specialty fitness categories. We produce our VOD content both through our highly skilled in-house team and by contracting seasoned content production and creative professionals. Our VOD content features what we believe to be a top fitness instructor talent. Our member services team curates workout programming from our VOD content library for our members, which provides an enhanced experience, an added sense of accountability, and tailored instruction on how to reach their goals.

Additionally, our systems allow us to collect anonymized performance data to understand how our members are engaging with the platform in order to optimize our content development around fitness disciplines, class type, length, music, and other factors. This creates an opportunity to serve our members the content that most directly interests them leading to higher engagement. In the commercial markets, we can create customized content to the specific location as well as meet the unique needs of their residents, guests and employees. The ability to work directly with commercial partners to create and funnel the content that is most impactful for their users, differentiates the FORME platform from others in the industry.

Highly qualified instructors and trainers who continue to advance their skills and expertise through continuing education

We strive to hire highly experienced trainers in the industry to deliver our services. In 2022, we hired approximately 4% of the 1,500 total applicants that we received to be a trainer on our platform. When recruiting our trainers, we seek to ensure that they have a nationally accredited personal training certification (“CPT”) through industry leading organizations, such as NSCA (National Strength and Conditioning Association), ACSM (The American College of Sports Medicine), ACE (American Council on Exercise), NCSF (National Council on Strength and Fitness), and NASM (National Academy of Sports Medicine). In addition to CPT, as of February 10, 2025, we have 32 trainers on board with additional coaching certifications including Precision Nutrition (PN) certifications for nutritional coaching. Once onboard, our trainers go through a proprietary eight-week training curriculum, taught by our team of seasoned fitness industry professionals, prior to being matched with our members. After onboarding and to help retain top talent as our member base grows, we provide our trainers with ongoing education to ensure continued skill advancement in their careers.

Access to multiple, cost-effective customer acquisition channels

We believe our business model positions us to access multiple, cost-effective customer acquisition channels, which in turn presents a compelling value proposition. Our customer acquisition strategy is based on the belief that our technology can be employed to digitize health coaching in other markets. While direct-to-consumer and business-to-business channels can provide the quickest path to initial growth, we have also invested early in developing channels that we believe may yield more cost-effective customer acquisition rates in the future. For example, we anticipate initiating strategic relationships in sport sectors, and expect to continue our expansion into the corporate wellness sector, which we believe can enable us to scale efficiently and reach new target audiences.

Seasoned leadership team of fitness industry professionals

We have assembled a seasoned leadership team that has experience building industry-leading connected fitness and coaching products. Members of our team have extensive expertise in the connected fitness and general health and wellness industries, including previous tenures at highly recognized names in the industry, such as Equinox and Peloton. Our founding team believes deeply that access to high quality on demand content and performance coaching services is key to long lasting fitness outcomes. We believe we have assembled talent with deep experience in both technology and personal training to bring the most advanced virtual health coaching platform to the market.

Our Industry and Opportunity

Industry

We participate in the large and steady growing health and wellness industry. According to the 2021 Global Wellness Institute, total global spending in the wellness industry in 2020 was $4.4 trillion, of which approximately $740 billion was spent on fitness and other categories of wellness, including yoga, barre, and Pilates. Additionally, according to the International Health, Racquet & Sportsclub Association (“IHRSA”), the U.S. gym and health club industry had a total of approximately 64 million gym memberships and generated $35 billion of revenue in 2019, representing compound annual growth rates (CAGR) of 4% and 6%, respectively, since 1997, which we believe signals consistent underlying growth in demand for fitness offerings.

Our current product portfolio, which consists of our FORME Studio, FORME Studio Lift, CLMBR vertical climbing machines and performance coaching services, including our VOD membership, and Live 1:1 personal training, addresses a large consumer base. Leveraging data from the Bureau of Labor Statistics and IHRSA, we estimate that within the U.S. market, approximately 32 million people participate in strength training and over 8 million people participate in personal training services in a given year. Based on information from Fortune Business Insights, we estimate that over $5 billion of fitness equipment was purchased in the United States for in-home use in 2021. For a discussion of the methodology used in estimating participation rates, see “Market, Industry, and Other Data.”

Opportunity

We view our market opportunity in terms of a TAM, which we believe is the market we can reach over the long-term in our current markets with our current and future product and service offerings.

According to our research, we believe our TAM includes nearly 10 million households in the United States. Our TAM consists of households in our current market, the United States, that earn an annual income of $100,000 or greater and have one or more fitness participants in the home. We define a “fitness participant” as someone who engages in some form of fitness training at least once per week.

Compelling Industry and Market Trends

The fitness industry has seen steady growth driven by increased participation in health and wellness activities.

We believe changing generational attitudes towards fitness and increased awareness of the connection between exercise and positive health outcomes are contributing to increased participation, as illustrated below. According to IHRSA, health club industry revenue in the United States grew by approximately 6% annually from 1997 through 2019 (prior to the COVID-19 pandemic), and has demonstrated resilience during times of economic recession, as illustrated below. Since 2019 and reflecting the impact of the COVID-19 pandemic, closures of gyms and health clubs significantly impacted the brick and mortar fitness industry, driving a 57% decrease in overall health club industry revenue from $35 billion in 2019 to $15 billion in 2020, according to IHRSA. Based on data compiled by Piper Sandler, we believe health club revenue has recovered to $28 billion in 2021 as gyms reopened, despite the challenges caused by the COVID-19 pandemic, which we believe indicates the underlying interest in participation in health and wellness remains strong. To this end, industry revenues are expected to reach $35.5B in 2024, reflecting recovery above pre-pandemic levels.

Source: Bureau of Labor Statistics, Sports and Exercise, May 2017 (left), 2021 IHRSA Global Report, compiled by Piper Sandler based on data from other third-parties, including IBISWorld, Morgan Stanley research, and LEK (2021 revenue) (right)

Our products address large and attractive segments within the fitness industry

According to IHRSA’s 2023 U.S. Health & Fitness Consumer Report the two largest segments of the fitness industry in terms of participation rates are strength training and cardiovascular training. Both segments benefit from high levels of awareness amongst the general population and support a growing focus on overall health and well-being as a means of improving longevity - a trend that has accelerated as a result of Covid-19. Within these segments, the FORME and CLMBR products provide a compelling offering, through the combination of hardware and digital services, that is engaging, effective and easy to employ in both a commercial and in-home setting. The FORME and CLMBR hardware is designed to appeal to a broad range of broad user types and experience levels, including demographic segments we believe that are currently underserved by legacy equipment.

While there is broad awareness of the benefits of strength training and cardio, the U.S. population as a whole struggles to meet physical activity targets and maintain a consistent, long term exercise routine. This necessitates a solution that reduces friction and increases participation. According to the Bureau of Labor Statistics, participation in strength training on average is larger than all of cardio equipment combined. Despite high overall participation rates relative to other forms of exercise, strength training under-indexes with two key demographics – women and adults over 55 – where participation rates are 30% and 19%, respectively. We believe there is a significant opportunity to increase participation among these groups by offering more compelling, efficient and customized strength and cardiovascular training equipment options for home and commercial use, particularly when paired with expert coaching and instruction.

2.9%
2.2%
Daily participation rates for adults
Weightlifting
Cardio equipment*

Note: Cardio equipment includes biking (outside and stationery), treadmills, ellipticals, and other cardiovasculer equipment
Source: Bureau of Labor Statistics

Source: Bureau of Labor Statistics, Sports and Exercise, 2015-2021

Similarly, cardiovascular training ranks among the highest utilization by gym goers, as reported by IHRSA, at 62.9% indicating they use cardio training equipment. The cardiovascular training category has expanded beyond the brick and mortar gym space with the inclusion of connected fitness for in-home and commercial use. In 2022, cardiovascular training equipment made up 55.25% of the US fitness equipment market as reported by Fortune Business Insights. The cardio equipment category, both in-home and commercial, includes treadmills, stationary bikes, vertical climbers, ellipticals, and steppers.

While the benefits of cardiovascular training are well understood, fitness consumers are often discouraged from continued participation due to injury, required time commitment and/or physical limitations. To this end, one of the most common forms of cardiovascular training, running, has been shown to have anywhere from a 19.4% to a 79.8% incidence of injury as found in a meta analysis in the British Journal of Sports Medicine. CLMBR provides a low impact, highly effective means of supporting cardiovascular health as it offers the user the ability to train at both high and low intensities without significant stress being placed on the body. The unique benefits of vertical climbing - efficient cardio workout, full body strength, cross crawl patterning, and joint friendly movement - put CLMBR and the vertical climbing modality at an advantage relative to other modalities in category, like stair steppers and ellipticals, that primarily target one element of fitness or can create inefficient movements.

The need for health coaching has grown beyond fitness

Traditional offerings in the fitness industry are often “self-serve” in that individuals utilize equipment and gym memberships but often without the guidance of expert health coaching, contributing to low satisfaction and high attrition. According to IHRSA, nearly 50% of new gym members quit within six months of joining a club. Furthermore, the COVID-19 pandemic has driven consumers to focus more on their overall well-being, and turn to physical exercise as a way to improve mental health and increase longevity. We believe health coaching is the most effective way to drive consistency, engagement, and positive outcomes among consumers and is well-aligned to expanding consumer wellness preferences and goals. We deliver coaching services through FORME’s live training offering and CLMBR’s group fitness and other live instructor led modalities.

Premium offerings attract majority of revenue in the fitness industry

We believe the premium end of the market is the most attractive sector to target with our products and health coaching services, as evidenced by data on consumer behavior and spending habits. For example, in the United States, according to IHRSA, fitness participation tends to be highly correlated with household income, suggesting that increased disposable income is associated with increased time and money spent on fitness, which we believe makes the premium end of the market the most compelling for our products and health coaching services. Further, this dynamic is also reflected in the distribution of consumer spend seen in the gym memberships. According to IHRSA, premium gyms, which are defined as those costing approximately $100 or more per month in membership fees, account for 32% of total gym memberships and generate 73% of overall gym revenue, indicating that most of the spend in the industry is at the premium end.

(1) IHRSA – membership mix across gym tiers assumed to be constant from 2016-2020

Source: Bureau of Labor Statistics, Sports and Exercise, May 2017 (left), 2020 IHRSA Global Report (right)

Wellness services are gaining share and coaching services are just starting to digitize

In fitness, nearly 70% of spending has historically been weighted toward products rather than services, according to McKinsey. However, wellness services and apps are gaining ground. According to McKinsey, in 2022, approximately 45% of consumers intend to spend more on wellness services or app-based wellness services over the next year, while approximately 25% intend to spend more on fitness products.

Health coaching and wellness services often result in optimal fitness outcomes because coaches offer expert guidance, accountability, and motivation. According to the 2023 State of the Wellness Industry report, 78% of consumers say wellness is more important than ever and 64% say wellness is more important than other leisure expenses. We believe that these services have historically been inaccessible to many due to cost and lack of convenience. Digitization can lower the cost of personal training and health coaching, primarily due to lower distribution costs relative to gyms. Further, digitization can increase peak capacity and utilization for service providers, and increase convenience for clients.

Demand for omnichannel fitness options

Household trends, work from home, and the rise of mobile technology make it challenging to balance time between family, work, and personal health and wellness, resulting in increasing demand for convenient omnichannel fitness options. The Les Mills Global Fitness Report found 59% of fitness enthusiasts preferred a 60/40 split of live to digital fitness options. No longer wanting to be tethered to a single location, fitness consumers are looking to engage in wellness activities when and where they want, including at home, at work or when traveling. Digitization increases convenience of fitness options for consumers, removing friction and enabling them to increase flexibility to workout when they have the time to do so. This shift is reflected in the growth of wellness real estate, one of the fastest growing sectors in the wellness economy according to the Global Wellness Institute. Between 2020 and 2022, there was a 26% annual growth rate. This shows in purchase decisions of commercial property owners, who are increasingly dedicating space and resources to providing fitness options to their members, tenants and guests. This trend is also seen in the preference of personal trainers and performance coaches who are increasingly becoming attracted to digital platforms, like FORME’s, as well. Digital platforms reduce the time spent on traveling to clients, while value-added tech tools increase efficiency and effectiveness. According to the Personal Trainer Development Center, nearly 83% of trainers plan to offer virtual services compared to 40% of trainers prior to the COVID-19 pandemic.

Growth strategies

Acquire complementary businesses that generate attractive synergies

We acquired CLMBR in February 2024 and believe that there are other compelling businesses to be acquired. We expect that we will be able to acquire revenue-generating businesses, which would generate higher earnings and cashflow through synergies with our existing business. Our team has significant experience in M&A and we are one of the few companies in our industry with a public currency, which we believe makes us an attractive acquiror.

Leverage well established equipment distributors to scale in commercial channels

We have high value partnerships with distributors, including Woodway, to sell CLMBR and FORME products into a variety of commercial environments. These relationships allow us to leverage the sales knowledge, relationships and specialization of third parties to accelerate our sales initiatives. Importantly, this construct allows us to make the vast majority of our sales related expenses variable, as we typically pay commissions only when units are sold.

Expand into new geographies

We intend to expand the international reach of our product and service offerings. With more than 180 million people belonging to gyms globally in 2019, according to IHRSA, we believe there is significant opportunity to grow internationally. For example, we are currently evaluating potential international expansion with the United Kingdom and Canada, although we have not yet made any definitive plans regarding such expansion or the potential timing thereof. We plan to pursue disciplined international expansion by targeting countries with high fitness penetration and spend, as well as the presence of boutique fitness, and where we believe FORME’s value proposition will resonate.

Increase uptake of add-on services through compelling member experience

We intend to increase uptake of our add-on memberships and services by providing a compelling member experience focused on introducing our members to the variety of services available on our platform and specifically, the value-added benefits of our coaching and personal training offering. We believe our ability to provide service offerings at a number of price points will serve as a valuable lever for growth by increasing overall service revenues over time.

Reduce the cost of personal training and expand addressable market without sacrificing quality

We are exploring ways to leverage our products, technology, and proprietary trainer education platform to bring the cost of coaching down incrementally, while maintaining an unwavering focus on the quality of the coaching experience we deliver to our members. This strategy is key to our medium- to long-term objectives, as we believe we can expand the addressable market for coaching services by reducing the per session cost and increasing accessibility of expert coaching services through our hardware and mobile experiences.

Build out partnership ecosystem

We plan to continue to build our strategic partner ecosystem with a focus on relationships that enable us to extend our platform to new audiences. We are pursuing opportunities in a number of attractive verticals, including sports, physical therapy and rehabilitation, and telemedicine. We are continuously identifying and evaluating opportunities to apply our coaching know-how in new and innovative ways to expand our reach and impact.

Expand corporate wellness

We intend to continue expanding our recently launched corporate wellness initiative. Historically, corporate wellness programs were generally one-size-fits-all solutions for employees, such as corporate gyms. The rise of the hybrid workforce has made robust corporate wellness both an imperative and a challenge for many companies. We believe our comprehensive product portfolio makes us a better fit for modern corporate wellness programs than many existing alternatives. Our solution enables corporations to provide all of their employees with a coaching service regardless of whether they work from home, in the office, or both. Our multi-pronged service offering also provides a new level of customization that can be adapted to employees at virtually all levels of tenure.

Target Sport Specific Markets

We intend to reach sport specific markets, specifically golf, tennis and pickleball, which have historically been underserved by the fitness market. Golf is one of the fastest growing sports in the United States. According to the National Golf Foundation, golf participation grew 10% year-over-year surpassing 41.1 million in 2022. In 2023, on-course golfers rose for the fifth consecutive year. Similarly for tennis, according to data from the USTA and the Tennis Industry Association Participation and Engagement Study, in 2022 there were 23.6 million players, a 33% increase since the beginning of 2020. Pickleball has solidified its status as America's fastest-growing sport for the third consecutive year. According to the 2023 Sports & Fitness Industry Association's (SFIA) Topline Participation Report, participation in pickleball almost doubled in 2022, showing an 85.7 percent increase year-over-year and a staggering 158.6 percent increase over the past three years. Each of these sports, as well as others, benefit greatly from high quality strength and conditioning as well as the style of training that can be provided by both a cable based system and vertical climbing. Providing greater access to quality training to support place is a high value service in both commercial and direct to consumer markets.

Our Compelling Value Proposition

For Members

Engaging On-Demand Content - Both in-home and commercial members benefit from having access to the highest quality on-demand content that offers a wide range of options. FORME and CLMBR offer VOD and pre-built workout content that covers a variety of workout types as well as lengths, difficulty levels, and points of focus. The increased accessibility of the FORME and CLBMR platforms ensures everyone, regardless of experience, goal or interests, is able to find an option that fits their needs. Versatile fitness offerings are essential for commercial environments that service a broad base of users.

High-quality trainers – Members in both commercial and in-home settings have flexible access to a quality of trainer typically reserved for brick and mortar settings. Through the FORME digital platform, users can book live sessions with expert trainers without geographic or temporal limitations, making scheduling easier and more accessible. Our trainer recruitment engine was built by seasoned industry veterans from well-known personal training brands employing a very selective hiring criteria, including screening for abilities to connect virtually with members. We utilize a rigorous methodology to match members with trainers who are the best fit for their goals, needs, and preferences. Care with matching ensures a sticky relationship is built and more frequent training schedules are set. Trainers follow a client-centered coaching model, tracking all data and experiences to the stated goal of the member. Once part of FORME, our trainers are taken through in-house continuing education to further elevate their skills and abilities in delivering a high quality service.

More affordable – We believe, based on industry data, that the pricing of our virtual coaching offerings are on average less expensive than a monthly gym membership or the monthly cost of in-person personal training. The average monthly cost of in-person personal training rates at premium gyms is estimated to be $400 per month, according to Lessons.com. Our Custom Training offering provides a full month of customized workouts created by a real personal trainer, and is currently priced at a fraction of the price of personal training. Our monthly VOD membership is currently $49 per month and is less expensive than most monthly gym memberships and monthly spend at boutique fitness classes, according to IHRSA.

We offer qualified customers in the United States 12-, 18-, and 36-month, 0% APR financing programs through Affirm, our third-party financing partner. Our financing programs have successfully broadened our base of members by attracting consumers from a wider spectrum of ages and income levels. In 2023, approximately 7% of all FORME Studio or FORME Studio Lift units sold were financed.

More convenient – Our coaching offering can be accessed through multiple platforms (hardware and mobile) and devices so customers can remain consistent with workouts at home or on the go. Our VOD content, and Custom Training offering, can be accessed at any time, providing members the flexibility to fit workouts into their lifestyle and schedules.

Commercial Clients

Commercial grade equipment - The FORME and CLMBR hardware are engineered to withstand high levels of usage in a commercial environment. Providing users with a durable fitness option is important for confidence in the fitness environment and continued engagement. Additionally, resistance to wear ensures the aesthetics of each equipment option remains at the highest level.

Versatile Application - Both FORME and CLBMR are designed to meet the needs of a broad user base. The hardware of each is adaptable to different body types and sizes, ensuring the user can create the setting that best meets their needs. Through the digital offering, commercial clients can leverage VOD content to support both novice and expert users as well as create welcoming experiences to reduce intimidation through the 1:1 support and member services. Additionally, target specific communities, like golf and tennis, with tailor made content and instruction.

Customizable experience - Tailor VOD content and workout types to the individual commercial environment based on the needs of the user as well as engagement preferences. Offer different engagement types through the use of VOD, 1:1, asynchronous programming. In settings that do not currently offer performance coaching, expand service offering to create new revenue streams through the use of live 1:1 trainers and asynchronous programming designed by expert fitness professionals.

Highest level of service - Offer truly bespoke fitness options through the 1:1 platform where members and users received the greatest level of care and coaching. Provide all the value of a virtual platform with the benefits of live services detached from the limitations of a traditional, brick and mortar setting.

Trainers and Performance Coaches

More convenient – Our platform provides trainers the opportunity to work from home and eliminate time spent on the road traveling to gyms and clients’ homes. Virtual training also eliminates the inefficiency of “dead times” during the afternoons, when trainers typically do not have clients. Our ability to match trainers across time zones means that coaches can choose to work only in the mornings or in the evenings.
Higher earning potential – Our platform has created new opportunities for trainers to increase their earning potential, driven by increased capacity to take on clients during peak hours. The time saved from commuting can instead be spent with more clients. Additionally, trainers have the ability to expand their service offerings through the FORME platform by offering asynchronous training programs, charging to write training plans that members can do on their own. We believe many trainers also earn more per session with FORME than they typically would in the gym. According to ISSA, on average, gyms take a 40-70% margin on each session, while FORME’s platform is approximately 30% margin for training.

Continuing education – Trainers and instructors on both the FORME and CLMBR platforms have the opportunity to continue their development through our proprietary education program. Upon joining, trainers must complete a mandatory eight-week program focused on honing their virtual training skillset. After onboarding, trainers and instructors are encouraged to participate in continuing education facilitated by our training team in order to advance their skills on our platform, which in turn can increase the fees charged for their training services.

Strategic Relationships

A key component of our strategy is to establish and expand strategic partnerships within the fitness and wellness industry to help accelerate expansion of our business and build our brand recognition. To date, we focused on building strategic relationships in the fitness space, primarily through content collaborations. One relationship that is particularly high value, is our distribution relationship with Woodway USA. They are currently the exclusive commercial distributor of CLMBR and also sell the FORME products to their commercial partners around the world.

We have developed, and intend to continue to develop and expand, collaborations with companies across the hospitality, fashion, sports, and design industries. Our current and potential partners include international hotel chains, celebrity trainers, interior designers, celebrity stylists and boutique fitness clubs. These strategic relationships tend to be focused on generating awareness of our brand by accessing audiences and followings and educating them regarding our products and services.

Product Design and Technology Development

We view our product design and technology as a competitive advantage and devote substantial resources to the design, research and development of new products and features to complement and improve upon our platform. We believe that our future success depends on our ability to both improve our existing products and to develop new products for both existing and new markets. We invest substantial resources in research and development to enhance our platform, develop new products and features, and improve our platform infrastructure. We believe our content delivery and interactive software platform are critical to our member experience. We plan to continue to commit significant resources to technology and product design, innovation, and development.

Our product design, engineering, and research and development organization consists of strong engineering, product, and design teams which collaborate across software, firmware, hardware, quality assurance, program management, product design and product management. Our teams are comprised of individuals with a diverse set of skills and industry experience, including expertise in complex mechanical and electrical/firmware design (with motor systems), scalable distributed systems, video and audio machine learning, artificial intelligence, and user-centric application engineering. Our engineering, product, and design teams work together to bring our products to fruition, from conception and validation to implementation. We improve our existing products through frequent software updates, which are downloaded automatically approximately every month, to deploy new and innovative interactive features. We generally provide a 12-month limited warranty for the FORME Studio and FORME Studio Lift. See “Risk Factors – Risks Related to Our Business and Industry – We may be subject to warranty claims that could result in significant direct or indirect costs, or we could experience greater returns than expected, either of which could have an adverse effect on our business, financial condition, and results of operations.” We are committed to leveraging data to continuously improve our member experience by studying and understanding points of interaction and how our members use our software features. As of February 10, 2025, we had 14 employees across our engineering functions, including 1 employee in our product design and product management functions. Our engineering and product teams are located in the United States.

Video streaming and storage are provided by third-party cloud providers. By leveraging these third parties, we are able to focus our resources on enhancing our products and developing new software features. In addition, our technology platform is designed with redundancy and high utilization capacity in order to minimize member service disruption.

Sales and Marketing and Member Support

Our goal is to increase brand awareness and purchase intent for our products and services as a means of driving purchases of our products. We have historically marketed our products through various paid channels including Facebook and Google, as well as through unpaid channels driven by referrals and public relations initiatives. We use a combination of brand and product-specific performance marketing to build brand awareness and generate sales of our products and services. Our marketing strategies have focused on product education and broadening our demographic reach. Our target demographic segments include members making greater than $100,000 in annual household income.

Recently we have been leveraging relationships with third party distributors as a means of generating sales to commercial clients. These relationships allow us to leverage our partners relationships and expertise through a variable, commission-based cost structure.

In support of our direct to consumer business, we have historically promoted our products and brand through various means, including digital marketing and online advertising, press releases, contributed articles, speaking opportunities, trade events, customer events, public relations, and industry analyst relations. We believe video has been the most effective medium to communicate the features of our offering. We market through advertisements on social media to reach our target audience, focusing on incremental return on investment. This model allows us to conduct frequent tests in our sales channels, including testing our brand creative and messages, allowing us to further optimize marketing spend. We also selectively test alternative marketing channels, such as podcasts, connected TV, and direct mailing.

Multi-Channel Sales Model

We sell our products to customers through a multi-channel sales platform that includes e-commerce, inside sales and third party distribution relationships.

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E-Commerce and Inside Sales: Our desktop- and mobile-compatible website provides an elevated brand experience where visitors can learn about our products and services and access product reviews. Our inside sales team engages with customers by phone, email, and online chat on our websites, and offers one-on-one sales consultations seven days a week.
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Commercial: We believe that the commercial and corporate wellness channels are important to our ability to scale unit sales and drive hands-on product experiences and brand awareness amongst large and relevant audiences. We believe our products provide unique value to property owners and their patrons in wide variety of settings and that by providing access to our platform commercial settings we are able to keep our members engaged will at home (eg, multifamily housing), during travel (eg, hospitality) or at work (eg, corporate office), creating further member engagement, loyalty, and convenience. Additionally, placements in the commercial channel provide us with a valuable opportunity to facilitate physical, on-product experiences outside of a store or showroom, which can be an high value source of lead generation for at-home customers.

Member Support Services

Our member support team encompasses our member support and engagement staff and our field operations team. Our member support and engagement staff identifies, evaluates, and implements new ways to promote engagement with our members and to help members reengage with our platform when activity has lapsed, such as monitoring member activity and reaching out via email in the absence of recent activity generally within the preceding three months. The member support and engagement staff also assists members from initial onboarding through the entirety of the membership experience, including answering general questions, assisting members with matching and changing personal trainers depending on a member’s preferences, addressing other member questions and concerns regarding their fitness goals and experience, and curating weekly personalized fitness programs free of charge to suit each member’s fitness level, needs, preferences, and goals. We also utilize additional third-party support services in areas such as web chat messaging and customer relationship management tools, and intend to increasingly do so as we grow in order to efficiently scale.

Our field operations team provides support regarding sales, scheduling, delivery, installation, account and billing inquiries, troubleshooting and repair, product education, returns and exchanges, and other member requests. This team primarily works remotely and is distributed across the United States. Our Fitness Concierge team is currently comprised of personnel with training and expertise in hospitality and membership experience, and with our connected fitness hardware products.

Manufacturing

We outsource the manufacturing of our products to multiple manufacturing partners located primarily in Taiwan and mainland China. We believe this outsourced manufacturing approach allows us to focus our resources on the design, development, quality and reliability management, marketing, and sales of our products. In addition, we believe that outsourcing our manufacturing activities provides us with the flexibility needed to respond to new market opportunities, simplifies our operations, reduces risk, and significantly reduces our capital commitments. The components and parts used in our products are sourced either directly by us or on our behalf by our manufacturing partners from a variety of component suppliers. We have strict qualification processes to qualify new suppliers, components, and parts. We have a supply chain team which coordinates the relationships between our manufacturing partners and component suppliers. This team is responsible for cost, quality, and efficiency in the manufacturing processes and for ensuring that timely delivery is made. We regularly audit our existing manufacturing partners, and component suppliers, and evaluate new partners and suppliers, to help ensure that we can scale our manufacturing base as we grow our business.

We do not have long-term supply agreements with most of our third-party manufacturing partners, and we purchase from our primary manufacturers on a purchase order basis. Our product purchase orders outline the delivery terms of our agreement with these manufacturing partners. Our manufacturing partners must follow our product design specifications, quality assurance programs, and manufacturing standards. We have developed preferred relationships with our partners to maintain access to the resources needed to scale seasonally and ensure our manufacturing partners have the requisite experience to produce our products and accessories. We pay for and own certain equipment specifically required to manufacture our products. We have purchase commitments based on our purchase orders for certain amounts of goods, work-in-progress and components.

We depend on these third parties to supply us with products of a requested quantity in a timely manner that meets our standards for cost and manufacturing quality. If our current third-party manufacturing partners cannot perform as agreed, we may be required to replace those manufacturers. We may be unable to establish any agreements with third-party manufacturing partners or to do so on acceptable terms, in particular with respect to the manufacture and supply of our equipment. Although we believe that there are potential alternative suppliers, we may incur added costs and delays in identifying and qualifying any such replacement. In order to mitigate against the risks related to a single source of supply, we qualify alternative suppliers and manufacturers when possible, and develop contingency plans for responding to disruptions, including maintaining adequate inventory of any single source components and products. To date, we have not experienced material delays in obtaining any of our components or products.

We subject our third-party manufacturing partners to our standard qualification requirements to meet our quality and reliability standards. Our Taiwan-based team supports quality control activities in conjunction with each of our manufacturers’ on-site teams. To help ensure consistent quality, we routinely perform product audits on non-core suppliers and staff full-time supplier quality engineers at core product manufacturing sites. We believe our ability to work closely with our third-party partners to optimize the manufacturing and production processes for our products provides us with a meaningful competitive advantage.

In addition to a stringent list of qualification tests that take place prior to releasing our designs to manufacturing, Manufacturing quality testing takes place in two stages: first, before the product leaves Taiwan, and second, at our warehouse facility in the United States, prior to installation at the customer’s location. For example, we conduct in process quality checks at various stages of production and “end of line” final tests which serve as quality controls at the end of the manufacturing line in Taiwan or China and must be completed before the product can be shipped to us in the United States. Once we receive the product, we again inspect units and validate the product again before installation at the user’s home, giving us a secondary degree of quality assurance before a user engages with the product. We provide various physical and user interface safety features to guide users on how to interact with the product safely and obtain all necessary product qualifications.

The technology embedded in our platform incorporates various components, including semiconductors, which are developed from silicon wafers, the most important raw material used in our products. As a result, our manufacturing processes are subject to risks and trends within the semiconductor industry generally, including wafer foundry manufacturing capacity, wafer prices, and production yields, as well as timely wafer delivery from foundries to our manufacturing partners and regulatory and geopolitical developments in various jurisdictions. If the cost of raw materials increases, or our manufacturing partners experience difficulties in obtaining sufficient components of sufficient quality for incorporation in our products, it could impact our ability to deliver products to our customers in a timely manner and adversely impact our business, financial condition, and results of operations, including our gross margins. For example, future global pandemics similar to the COVID-19 pandemic, may cause manufacturing and supply constraints that affect our products and increased tensions between the United States and its trading partners, particularly China, may negatively impact the supply of certain components incorporated in our products. See “Risk Factors – Risks Related to Suppliers, Manufacturers, and Other Ecosystem Partners.”

Logistics and Fulfillment

We have established a nationwide network of logistics and operations centers, leveraging third-party providers to support our internal logistics resources. We currently work with third-party logistics providers to handle warehousing, shipment and delivery, including middle-mile (warehouse to major city hub) and last mile (major city hub to member’s home) delivery of our connected fitness hardware products, including the FORME Studio and FORME Studio Lift. Our third-party logistics partners also provide white glove installation services of our products. Our in-house logistics and field support teams are responsible for training our third-party logistics providers on how to safely and correctly install our products, coordinating shipment and delivery matters, and communicating with our members throughout the entire pre-installation process. Our in-house team is also equipped to perform installations in all of our markets as needed. Our in-house logistics and field support teams offer product education, assistance with account set up, and tips and recommendations for product care. We currently expect to continue to outsource our shipment, delivery, and installation services. We do not have any minimum or long-term binding commitments with our third-party logistics providers and are generally billed upon shipment of the freight. We believe alternative third-party logistics services would be available if needed. As we grow our logistics network, we believe we will be able to efficiently service products and deploy and install replacement parts for our members.

We intend to increase our logistics and field support coverage in locations we identify as cost-effective delivery markets throughout the United States and, in the future, in new international regions. To further scale our distribution system and maintain flexibility, we intend to expand our relationships with third-party providers that deliver our products from multiple locations in the United States. Third-party fulfillment partnerships allow us to reduce order fulfillment time, reduce shipping costs, and expand our geographical reach.

Intellectual Property

Our success depends in part upon our ability to obtain and maintain patent and other intellectual property protection with respect to our products and the technology we develop. We rely on a combination of patents, copyrights, trademarks, trade secrets, confidentiality procedures, and contractual commitments, to protect our intellectual property and proprietary know-how.

Patents

As of February 10, 2025, we owned (i) more than 38 issued patents and/or pending applications in the United States and (ii) more than 108 issued patents and more than 10 pending patent applications in foreign jurisdictions. The inventions covered by our patent and patent application portfolio primarily relate to various hardware and software inventions that may or may not be embodied in our current or future products. The issued United States patents are expected to expire between 2036 and 2040. We periodically review our development efforts to assess the existence and patentability of new intellectual property. We expect to continue to file patent applications in the United States and abroad covering technologies and productions considered to be important to our business. We seek to protect proprietary technology related know-how that is not covered by our patent portfolio as trade secrets through contracts and policies to the extent that we believe it to be beneficial and cost-effective.

Trademarks

As of February 10, 2025, we owned (i) five registered trademarks in the United States; (ii) five registered trademarks in various states; and (iii) two trademark grants of protection covering the United Kingdom and European Union via an International Registration. We expect to continue to file trademark applications in the United States and abroad covering trademarks considered to be important to our business.

Trade Secrets and Other Intellectual Property

In addition to patent protection, we also rely on other proprietary rights and contractual obligations, including protection of trade secrets and other proprietary information that is not patentable or that we elect not to patent (for example, where we may not believe patent protection of a specific product or technology is critical to our business strategy at the time). We rely on contractual protections with our customers, suppliers, employees, consultants, and contractors, and we implement security measures designed to protect our intellectual property, including trade secrets. For example, all employees and consultants are generally required to execute confidentiality and invention assignment agreements in connection with their employment and consulting relationships with us, except with respect to content produced pursuant to specific strategic partnerships. However, we cannot guarantee that we have entered into such agreements with every such party, and we may not have adequate remedies in case of a breach of any such agreements.

Monitoring Unauthorized Use of Intellectual Property

Monitoring unauthorized use of our intellectual property is difficult and costly. Despite our efforts to protect our intellectual property, unauthorized parties may still copy, misappropriate, or otherwise obtain and use our software, technology, or other information that we regard as our proprietary intellectual property.

In the ordinary course of our business, we may become party to disputes involving intellectual property rights. Depending on the situation, we may defend our position, seek to negotiate a license or engage in other acceptable resolution that is appropriate to our business. See “Risk Factors – Risks Related to Our Intellectual Property.”

Competition

The fitness industry, including the smart home gym and connected fitness industry, is highly competitive. We face significant competition from multiple industries and exercise verticals, including at-home fitness equipment and content, fitness clubs, in-studio fitness classes, in-person personal training, and health and wellness apps. We expect the competition in our industry to intensify in the future as new and existing competitors introduce new or enhanced products and services that compete with ours.

Our competitors may develop, or have already developed, products, features, content, services, or technologies that are similar to ours or that achieve greater acceptance, may undertake more successful product development efforts, create more compelling employment opportunities, or marketing campaigns, or may adopt more aggressive pricing policies. Our competitors may also develop or acquire, or have already developed or acquired, intellectual property rights that significantly limit or prevent our ability to compete effectively. In addition, our competitors may have significantly greater resources than us, allowing them to identify and capitalize more efficiently upon opportunities in new markets and consumer preferences and trends, quickly transition and adapt their products and services, devote greater resources to marketing and advertising, or be better positioned to withstand substantial price competition. Current and potential competitors have established or may establish financial and strategic relationships between themselves or with our existing or potential customers, manufacturing partners, or other third parties. Any of the foregoing may enable our current and future competitors to better withstand adverse economic or market conditions, such as those caused by the current COVID-19 pandemic.

We believe that we provide a compelling, cutting-edge and engaging service to our customers, which we believe provides us with a competitive advantage versus traditional fitness and wellness products and services, and future entrants. We believe we are competitive with other industry participants principally as a result of the following factors:

•
Superior and compelling product offerings: We compete with producers of fitness products and strive to ensure that our platform provides innovative and engaging features, content, technologies, and user-friendly features.
•
Member engagement and support: We compete for customers to subscribe to the platform and to retain them through superior member support and engagement.
•
Talent: We compete for talent in technology, media, fitness, design, logistics, music, marketing, finance, legal, and retail. As our platform is highly dependent on technology and software, we require a significant base of engineers to continue innovating.

In addition, other competitive factors in our industry include:

•
total cost;
•
manufacturing efficiency;
•
enhanced products and services;
•
content originality;

•
product quality and safety;
•
competitive pricing policies and practices;
•
product innovation;
•
market vision;
•
sales and marketing strategies;
•
technological advances; and
•
brand awareness and reputation.

We believe we compete favorably among competitors across all of these factors.

Human Capital Resources

General

As of February 10, 2025, we had 19 full-time equivalent employees located in the United States and 7 full-time equivalent employees located in Taiwan across manufacturing and supply chain functions. We consider relations with our employees to be good and have never experienced a work stoppage. None of our employees are either represented by a labor union or subject to a collective bargaining agreement. We also engage fitness instructors and fitness content production personnel on an independent contractor basis. Our utilization of independent contractors fluctuates significantly depending on several factors, including the growth of, and demand for new fitness content by, our member base.

Employee Relations

Our core philosophy is that our employees are our most important resource, dedicating their talents, time, and professional reputations to the Company. Our success has been built on attracting, motivating, and retaining a talented and driven workforce, particularly on our research and development teams, but also our senior management and support personnel. We have a diverse workforce that represents many cultures and we celebrate our diversity by fostering inclusion across our organization. Diversity is both a priority and strength of our company. Our employee base reflects diversity in backgrounds and experiences and each employee contributes different perspectives, ideas, strengths, and abilities to our business. Our training and development program focuses on a harassment-free workplace and diversity topics, as well as ethics and compliance. We consider our global employee relations to be good.

In order to motivate our team to perform to the best of their abilities and achieve both our short- and long-term objectives, we offer a combination of competitive base salary, time-based equity incentives and discretionary bonuses, which have generally been linked to financial performance that are designed to motivate and reward personnel with annual grants of stock-based incentive compensation awards, some of which vest over a period of four years. We offer competitive benefits tailored to local markets and laws and that are designed to support employee health, welfare and retirement; examples of such benefits include paid time off; remote working/work from home flexibility, 401(k), basic and voluntary life, disability and supplemental insurance; medical, dental and vision insurance; and flexible spending accounts.

Our compensation structure is intended to align incentives with the success of our company as a whole. This includes our executives, whose incentives are generally the same as the rest of our employees. We believe that this fosters harmony within the Company, as all teams are working together towards the same goals. For more details regarding our executive compensation, see “Executive Compensation.”

Our ongoing focus on workplace safety and compliance to applicable regulations has enabled us to preserve business continuity while ensuring a safe work environment during the COVID-19 pandemic, including work-from-home arrangements for a substantial portion of our workforce and reduced capacity for those that have returned to the office, adhering to local health authority guidelines. We also comply with applicable laws and regulations regarding workplace safety and are subject to audits by entities such as OSHA in the United States.

We rely on third parties to manufacture our products and require our suppliers to maintain a safe work environment.

Government Regulation

General

We are subject to many varying laws and regulations, including in the United States, the United Kingdom, and the European Union, including those related to privacy, data protection, content regulation, intellectual property, consumer protection, e-commerce, marketing, advertising, messaging, rights of publicity, health and safety, employment and labor, product liability, accessibility, competition, and taxation. These laws often require companies to implement specific information security controls to protect certain types of information, such as personal data, “special categories of personal data” or health data. These laws and regulations are constantly evolving and may be interpreted, applied, created, or amended in a manner that could harm our current or future business and operations. In addition, it is possible that certain governments may seek to block or limit our products and services or otherwise impose other restrictions that may affect the accessibility or usability of any or all of our products and services for an extended period of time or indefinitely. We have implemented compliance programs and processes, including with respect to export regulation, anti-bribery and anti-corruption, privacy, and cybersecurity. To date, our compliance with these regulations has not had a material impact on our results of operations.

Export Regulation and Anti-Corruption Compliance

Our business activities are also subject to various restrictions under U.S. export control and similar laws and regulations, as well as various economic and trade sanctions administered by the U.S. Treasury Department’s Office of Foreign Assets Control, which prohibit or restrict the provision of products and services to embargoed jurisdictions and sanctioned persons. Further, various countries regulate the import of certain technology and have enacted or could enact laws that could limit our ability to provide customers with our products in those countries.

We are also subject to various domestic and international anti-corruption laws, such as the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the U.K. Bribery Act, as well as other similar anti-bribery and anti-kickback laws and regulations. These laws and regulations generally prohibit companies, their employees, and their intermediaries from directly or indirectly authorizing, offering, providing, and/or accepting improper payments or other benefits for improper purposes. Although we take precautions to prevent violations of these laws, our exposure for violating these laws increases as our international presence expands and as we increase sales and expand operations into new jurisdictions. New legislation or regulations, the application of laws from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the fitness industry generally could result in significant additional compliance costs and responsibilities for our business.

Privacy

We are, and could become, subject to a variety of local, state, national and international laws, directives, and regulations that apply to the collection, use, retention, protection, disclosure, transfer, and other processing of personal data in the different jurisdictions, and which sometimes conflict among the various jurisdictions and countries in which we operate. As we expand our business internationally, we expect to become subject to data privacy and security laws in additional jurisdictions. Data privacy laws and regulations, including, but not limited to, the CPRA and the CCPA, as well as the GDPR and its equivalent in the United Kingdom (to which we may become subject if we expand into those jurisdictions), pose increasingly complex compliance challenges, which may increase compliance costs. Any failure to comply with data privacy laws and regulations could result in significant penalties.

The CCPA requires, among other things, that covered companies provide disclosures to California consumers and affords such consumers with certain rights, including the ability to opt out of certain sales of their personal information. The CCPA prohibits discrimination against individuals who exercise their privacy rights and provides for civil penalties for violations, as well as a private right of action in certain circumstances. Additionally, the CPRA, which became effective in most material respects starting on January 1, 2023, further expands the CCPA with additional compliance requirements that may impact our business and establishes a regulatory agency dedicated to enforcing the CCPA and CPRA. In addition, we may be subject to other new data privacy laws, such as the Virginia Consumer Data Protection Act, the Colorado Privacy Act, the Connecticut Data Privacy Act and the Utah Consumer Privacy Act in

the United States (all of which go into effect in 2023) as well as the European Union Regulation on Privacy and Electronic Communications (or ePrivacy Regulation). Further, in the United States, emerging state data privacy laws may encourage other states and the federal government to pass comparable legislation, introducing the possibility of greater penalties and more rigorous compliance requirements.

The GDPR regulates the collection, control, sharing, disclosure, use, and other processing of data that can directly or indirectly identify a living individual that is a resident of the European Union and imposes stringent data protection requirements with significant penalties and the risk of civil litigation, for noncompliance. Moreover, following the UK’s exit from the European Union, the GDPR was transposed into the UK GDPR. However, a risk of divergent parallel regimes (and related uncertainty) exist. We cannot predict how the GDPR, the UK GDPR, or other UK or international data protection laws or regulations may develop or impact our business if and when we become subject to such laws and regulations, nor can we predict the effects of divergent laws and related guidance.

We strive to comply with all applicable laws and regulations relating to privacy, data security, and data protection. However, governments are continuing to focus on privacy and data security, and it is possible that new privacy or data security laws will be passed, or existing laws will be amended in a way that is material to our business. Any significant change to applicable laws, regulations, or industry practices could cause us to incur substantial costs or require us to change our business practices and compliance procedures in a manner adverse to our business. Any inability to adequately address data privacy or data protection, or other information security-related concerns, even if unfounded, or to successfully negotiate privacy, data protection or information security-related contractual terms with customers, or to comply with applicable laws, regulations and policies relating to privacy, data protection and information security, could result in additional cost and liability to us, harm our reputation and brand, and could negatively impact our business, financial condition, and results of operations.

Product Safety

We are or may become subject to a variety of laws and regulations in the United States and abroad regarding the safety of our products. These laws and regulations are continuously evolving and developing. In particular, fitness equipment sold for home use is regulated in the United States by the Consumer Product Safety Commission. Safety-related information that we learn about our products from any source may trigger federal reporting obligations that could lead to product safety investigations, corrective actions, enforcement actions, and civil or criminal penalties. To protect the health and safety of our users and mitigate these risks, we obtain relevant safety testing on our products and maintain all necessary product qualifications.

Cybersecurity

We are in the process of designing and implementing a security program consisting of policies, procedures, and technology intended to maintain the security and integrity of our information, systems and networks. Among other things, the program includes controls designed to limit access to systems, networks, and data, prevent unauthorized access or modification, and monitor for threats.

Environmental, Health, and Safety

We and our third-party manufacturers and suppliers are, and could become, subject to a wide range of international, federal, state, provincial, and local governmental regulations directed at preventing or mitigating environmental harm, as well as to the storage, discharge, handling, generation, disposal and labeling of toxic or other hazardous substances. Although we outsource our manufacturing, the manufacturing of our products by our third-party manufacturers and suppliers require the use of hazardous materials that similarly subject these third parties, and therefore our business, to such environmental laws and regulations. Our failure or the failure of these third parties to comply with these laws or regulations can result in regulatory, civil, or criminal penalties, fines, and legal liabilities, suspension of production, alteration of manufacturing processes, including for our products, reputational damage, and negative impact on our operations or sales of our products and services. Increased compliance costs by our third-party manufacturing partners may also result in increased costs to our business. Our business and operations are also subject to health and safety laws and regulations adopted by government agencies such as OSHA. Although we believe we are in material compliance with applicable law concerning matters relating to health, safety, and the environment, the risk of liability relating to these matters cannot be eliminated completely. To date, we have not incurred significant expenditures relating to environmental compliance nor have we experienced any material issues relating to employee health and safety.

See “Risk Factors – Risks Related to Privacy, Cybersecurity, and Infrastructure” and “Risks Related to Regulatory Matters – Our business is subject to a wide range of laws and regulations, many of which are evolving, and failure to comply with such laws and regulations could harm our business, financial condition, and results of operations” and “– We and our third-party manufacturers and suppliers are, or could become, subject to environmental, health, and safety laws, which could increase our costs, restrict our operations and require expenditures that could have a material adverse effect on our business, financial condition, and results of operations.”

Facilities

Our corporate headquarters are located in Austin, Texas, where we hold a lease that has a monthly fee of $99 and variable cost based on usage. We have a small office in Taiwan that is primarily used for supply chain and manufacturing purposes and CLMBR studio in Denver, CO that is primarily used to facilitate live classes on a weekly basis.

We believe that our existing facilities are sufficient for our current needs. We intend to add new facilities and expand our existing facilities as we continue to add employees and grow our business. We believe that new spaces will be available at reasonable terms in the future in order to meet our needs.

Legal Proceedings

From time to time, we may become involved in additional regulatory investigations or legal proceedings arising in the ordinary course of our business. We are not currently a party to any regulatory investigations or other legal proceedings the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition, and results of operations. The results of any current or future litigation cannot be predicted with certainty, and regardless of the outcome, litigation could have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our current directors, executive officer, non-executive and other officers:

Name	Age	Position
Executive Officer
Trent A. Ward	44	Co-Founder, Chief Executive Officer, Chairperson and Director
Non-Executive Officer
Deepak M. Mulchandani	53	Chief Technology Officer and Director
Additional Officer
Michael J. Madigan	47	Chief Financial Officer
Non-Employee Directors
Aaron N. D. Weaver(1)(2)(3)	44	Director
Kirsten Bartok Touw(1)(2)(3)	52	Director
David P. Leis(1)	49	Director

(1)	Member of the audit committee.

(2)	Member of the compensation committee.

(3)	Member of the nominating and corporate governance committee.

Executive Officer

Trent A. Ward is our co-founder and has served as our Chief Executive Officer and as a member of our board of directors since our inception in May 2017. Prior to founding Interactive Strength Inc., Mr. Ward served as an associate, analyst, and portfolio manager at Citadel LLC, a financial services company, from July 2006 to February 2014. From February 2014 to May 2017, Mr. Ward left Citadel LLC to begin investing in start-ups and pursuing various entrepreneurial endeavors, including starting the research and development for the precursor entity to us in October 2015. Mr. Ward holds a Bachelor of Science degree in Economics and a Bachelor of Applied Science degree in Engineering from the University of Pennsylvania. We believe Mr. Ward’s position as one of our founders and as our Chief Executive Officer, and his industry and financial expertise, qualify him to serve on our board of directors.

Non-Executive Officer

Deepak M. Mulchandani has served as our Chief Technology Officer and as a member of our board of directors since December 2021. Prior to joining Interactive Strength Inc., Mr. Mulchandani served as the Chief Product Officer and Executive Vice President of Engineering at Emerge Now Inc. (“Emerge”), a computer and electronic manufacturing company, from January 2020 to December 2021. Prior to joining Emerge, Mr. Mulchandani served as the Senior Vice President of Product Engineering at Peloton Interactive, Inc. (Nasdaq: PTON) from June 2017 to July 2019. Mr. Mulchandani holds a Bachelor of Science degree in Computer Science from Purdue University. We believe Mr. Mulchandani’s extensive background in the technology and product engineering space and his experience in the smart home gym industry qualify him to serve on our board of directors.

Additional Officer

Michael J. Madigan has served as our Chief Financial Officer since February 2023, and previously served as our Senior Director of Finance from September 2022 to February 2023. Prior to joining Interactive Strength Inc., Mr. Madigan served in various roles at XPO Last Mile, Inc. (“XPO Last Mile”), a third party logistics company, including (i) Senior Director of Financial Planning and Analysis from October 2019 to September 2022, (ii) Senior Vice President of Finance from November 2016 to October 2019, and (iii) Vice President of Finance from 2013 to 2016.

Prior to joining XPO Last Mile, Mr. Madigan served as Vice President of Finance at 3PD, Inc. and held various roles at PricewaterhouseCoopers. Mr. Madigan holds a Bachelor of Science degree in Accounting from Le Moyne College.

Non-Employee Directors

Aaron N. D. Weaver has served as a member of our board of directors since March 2022. Mr. Weaver served as a Portfolio Manager at Apeiron from May 2020 to April 2023 with a focus on the life sciences and technology sectors. From May 2019 to May 2020, Mr. Weaver served as legal counsel and in a lead fundraising role at Atai Life Sciences, a pharmaceutical company. From October 2018 to March 2019, Mr. Weaver served as a legal contractor at Lloyds Banking Group, a financial services company. From August 2015 to July 2017, Mr. Weaver was an investment banker at Credit Suisse Group AG in London within the Capital Markets Solutions team, advising on capital structuring and issuances for a full spectrum of corporate issuers from pre-revenue companies to public listed companies. Mr. Weaver was a capital markets solicitor at Allen & Overy LLP (London) from 2007 to 2013. Mr. Weaver currently serves on the boards of Bionomics Limited (Nasdaq: BNOX), MagForce AG, Endogena Therapeutics, Inc., and Rejuveron Life Sciences AG. Mr. Weaver holds a Masters in Law from the Queensland University of Technology, a Bachelor of Law from University of Queensland and a Bachelor of Business Management from University of Queensland. Mr. Weaver is a Chartered Financial Analyst and a registered solicitor in the United Kingdom.

Kirsten Bartok Touw has served as a member of our board of directors since April 2023. Ms. Bartok Touw has been the Co-President and Chief Operating Officer and a member of the board of directors of New Vista Acquisition Corp., a special purpose acquisition company since December 2020. Ms. Bartok Touw is the co-founder and managing partner of AirFinance, which has financed more than $1.2 billion across a variety of structured products to aerospace companies, their suppliers, and their customers globally since 2008. Ms. Bartok Touw is also an active early-stage investor in emerging technologies. Prior to AirFinance, from 2009 to 2012, Ms. Bartok Touw was Vice President, Structured Finance & Corporate Development at Hawker Beechcraft Corporation, where she helped lead the company’s expansion into Asia, joint ventures, mergers and acquisitions, and sales financing. Prior to Hawker, from 2005 to 2008, Ms. Bartok Touw co-founded XOJET, Inc., serving on its board of directors and as Chief Financial Officer. Before co-founding XOJET, Inc., Ms. Bartok Touw spent over 12 years in private equity and venture capital at Alpine Investors and JPMorgan Partners/Chase Capital Partners technology team. Ms. Bartok Touw began her career as an investment banker at Goldman Sachs. She received a bachelor’s degree from the University of Pennsylvania and a Masters in Business Administration from Stanford University’s Graduate School of Business. She also serves on the board of the French American Foundation and on the National Business Aviation Association’s Advisory Council.

David Leis has served as a member of our board of directors since April 26, 2024. Mr. Leis has been the co-founder of Pluperfect and one of the firm’s Managing Partners since April 2013. Prior to Pluperfect, from 2007 to 2013, Mr. Leis was a Senior Partner at Lippincott in New York where he co-led the firm’s experience innovation offering and served as the relationship and brand strategy lead for a number of Lippincott’s marquee clients. Prior to Lippincott, from 2003 to 2006, he was a Partner at Oliver Wyman, where he helped clients navigate strategic reinvention, customer alignment and positioning. Prior to Oliver Wyman, from 2000 to 2003, Mr. Leis was an Associate at Stone Point Capital, a $40 billion private equity fund where he invested in venture stage companies in the media and technology sectors. Mr. Leis began his career as a strategy consultant at Mercer Management Consulting. He received a bachelor’s degree from the Wharton School at the University of Pennsylvania.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Director Independence

Our board of directors consists of five (5) members. Our board of directors determined that Ms. Bartok Touw and Mr. Leis qualify as an independent director under applicable SEC and Nasdaq rules. In addition, after the resignation of Mr. Weaver from Apeiron and based on a review of the applicable SEC and Nasdaq rules, our board of directors determined that Mr. Weaver qualifies as an independent director. Specifically, our board of directors undertook a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our board of directors determined that each of Ms. Bartok Touw, Mr.

Weaver and Mr. Leis does not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that Ms. Bartok Touw, Mr. Weaver, and Mr. Leis are “independent” as that term is defined under applicable SEC and Nasdaq rules. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our shares by each non-employee director and the transactions described in “Certain Relationships and Related Party Transactions.” In making this determination with respect to Mr. Weaver, our board of directors also considered the nature of Apeiron’s investment in the Company, the prior advisory services rendered by Apeiron, the nature of Mr. Weaver’s employment position with Apeiron as a portfolio manager and not a director, partner, or executive or senior officer, his direct and indirect ownership of less than 10% in Apeiron, and his resignation from Apeiron.

Board Structure

Our directors are divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until our annual meetings of stockholders in 2025, 2026, and 2027, respectively. At each annual meeting of stockholders, directors will be appointed to succeed the class of directors whose terms have expired. This classification of our board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of our board of directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of our board of directors. Our current directors are divided among the three classes as follows:

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the Class I directors are Messrs. Mulchandani and Leis, and their term will expire at the annual meeting of stockholders to be held in 2027;
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the Class II director is Mr. Weaver, and his term will expire at the annual meeting of stockholders to be held in 2025; and
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the Class III directors are Mr. Ward and Ms. Bartok Touw, and their terms will expire at the annual meeting of stockholders to be held in 2026.

Lead Independent Director

Our board of directors adopted corporate governance guidelines that provide that the board of directors shall appoint an independent director to serve as our lead independent director for so long as we have a non-independent Chairperson. Our board of directors appointed Ms. Bartok Touw to serve as our lead independent director. As lead independent director, Ms. Bartok Touw has primary responsibilities to preside over all meetings at which the Chairperson is not present and serve as a liaison between the Chairperson and the independent directors.

Director Compensation

Directors who are also full-time officers or employees of our company receive no additional compensation for serving as directors. All non-employee directors receive compensation in accordance with our non-employee director compensation policy, described below.

No compensation of any kind (whether cash, stock, or options) was paid to our directors, who are not full-time officers or employees, who served during the year ended December 31, 2024. Accordingly, Messrs. Weaver and Leis and Ms. Bartok Touw received no compensation for serving as directors.

Non-Employee Director Compensation Policy

We have not historically paid cash retainers or other compensation with respect to service on our board of directors. We have reimbursed and will continue to reimburse all of our non-employee directors for their reasonable expenses incurred in attending meetings of our board of directors and committees of our board of directors.

Although we have adopted a non-employee director compensation policy, this policy was not utilized in 2024. This policy provides for the annual grant of stock options under the Interactive Strength Inc. 2023 Stock Incentive Plan

(the “2023 Plan”) following the conclusion of each regular annual meeting of our stockholders, to each non-employee director who will continue serving as a member of our board of directors. The annual option award will be with respect to a number of shares of common stock with an aggregate fair market value as determined under the 2023 Plan equal to $120,000 calculated on the date of grant. This number of shares underlying each such award will be equal to $120,000 divided by the estimated Black-Scholes value of such stock options as of the date of grant, rounded down to the nearest whole share. Each annual option award will be granted with an exercise price per share equal to the fair market value on the date of grant and will become fully vested, subject to continued service as a director, on the earliest of the 12-month anniversary of the date of grant, the next annual meeting of stockholders following the date of grant, or the consummation of a change in control (as defined in the 2023 Plan).

If a non-employee director is elected to our board of directors other than at an annual meeting of our stockholders, such non-employee director will receive an award of stock options upon election to our board of directors that is consistent with the foregoing, provided that such grant will be prorated based on the number of calendar days remaining before (i) the next annual meeting of stockholders, if scheduled, or (ii) the date of the first anniversary of the last annual meeting of stockholders, if the next annual meeting is not yet scheduled.

Each non-employee director who joins the board of directors as a non-employee member will receive a stock option award under the 2023 Plan with an aggregate fair value determined under the 2023 Plan with a grant date fair value as determined under the 2023 Plan equal to $240,000 calculated on the date of grant. The number of shares underlying each such award will be equal to $240,000 divided by the estimated Black-Scholes value of such stock options as of the date of grant, rounded down to the nearest whole share. This option award will be granted with an exercise price per share equal to the fair market value on the date of grant and will vest, subject to continued service as a director, in equal annual installments over three years or, if earlier, the consummation of a change in control (as defined in the 2023 Plan).

The aggregate value of all compensation granted or paid, as applicable, to any non-employee director for service as a non-employee director during any 12-month period, including awards granted and cash fees we pay to such non-employee director, will not exceed $500,000 in total value, and with respect to the 12-month period in which a non-employee director is first appointed or elected to the board of directors, will not exceed $750,000 in total value, in each case calculating the value of any awards based on the grant date fair value of such awards as determined for financial reporting purposes.

Non-Employee Director Share Ownership Policy

Our board of directors adopted a share ownership policy for its non-employee directors to further align the personal interests of such directors with the interests of our stockholders. Under such policy, each non-employee director is expected to acquire, and continue to hold during the term of his or her service on our board of directors, ownership of shares of our common stock having a specified minimum value as determined by our board of directors. Such policy requires non-employee directors to hold a specified minimum percentage of the shares acquired through any of our equity incentive plans (net of the number applied to pay applicable taxes) until the share ownership policy is satisfied. This policy was not implemented in 2024.

Board Committees

Our board of directors established an audit committee, a compensation committee, and a nominating and corporate governance committee. Our board of directors adopted a charter for each of these committees, which complies with the applicable requirements of current Nasdaq rules. We intend to comply with future requirements to the extent they are applicable to us. Copies of the charters for each committee are available on the investor relations page of our website (www.interactivestrength.com). The inclusion of our website address in this prospectus statement is an inactive textual reference only.

Audit Committee

Our audit committee consists of Ms. Bartok Touw, Mr. Weaver, and Mr. Leis. Ms. Bartok Touw is the chairperson of our audit committee. The composition of our audit committee meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, our board of directors examined each audit committee member’s scope of experience and the nature of their prior and/or current employment. In addition, our board of directors determined that each member of the audit committee is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. This designation does not impose any duties, obligations or liabilities that are greater than are generally imposed on members of our audit committee and our board of directors. Our audit committee is directly responsible for, among other things:

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selecting a firm to serve as the independent registered public accounting firm to audit our financial statements and determining its compensation;
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ensuring the independence of the independent registered public accounting firm;
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discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;
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establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;
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considering the adequacy of our internal controls and internal audit function;
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discussing our major financial risk exposures and the steps we have taken to monitor and control such exposures, including our policies with respect to risk assessment and risk management;
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reviewing material related party transactions or those that require disclosure; and
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approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

Our compensation committee consists of Ms. Bartok Touw and Mr. Weaver. Ms. Bartok Touw is the chairperson of our compensation committee. Each member of this committee is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Our compensation committee is directly responsible for, among other things:

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determining and approving, or recommending that our board of directors approve, the compensation of our executive officers;
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reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections, indemnification agreements and any other material agreements;
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reviewing and approving performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;
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reviewing and approving the compensation of our non-employee directors;
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administering our equity incentive plans;
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overseeing the development and implementation of the Company’s human capital management strategies and policies;
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reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans; and
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reviewing our overall compensation philosophy.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Ms. Bartok Touw and Mr. Weaver. Ms. Bartok Touw is the chairperson of our nominating and corporate governance committee. Ms. Bartok Touw and Mr. Weaver meet the requirements for independence under the current Nasdaq listing standards. Our nominating and corporate governance committee is directly responsible for, among other things:

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identifying and recommending candidates for membership on our board of directors;
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reviewing and recommending our corporate governance guidelines and policies;
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reviewing and making recommendations to our board of directors regarding the type and amount of compensation to be paid or awarded to our non-employee board members;
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reviewing proposed waivers of the code of conduct for directors and executive officers;
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evaluating the independence of directors and director nominees against the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations;
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overseeing the process of evaluating the performance of our board of directors; and
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assisting our board of directors on corporate governance matters.

Code of Ethics

Our board of directors adopted a code of ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer and other executive and senior financial officers. The full text of our codes of business conduct and ethics is posted on the investor relations page of our website (www.interactivestrength.com). The inclusion of our website address in this prospectus is an inactive textual reference only. We intend to disclose future amendments to our codes of business conduct and ethics, or any waivers of such code, on our website or in public filings. Information contained on, or that can be accessed through, our website is not incorporated by reference in this prospectus and does not form a part of this prospectus.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has ever been an executive officer or employee of ours. None of our executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Indemnification and Insurance

Our amended and restated certification of incorporation and our amended and restated bylaws provide that we shall indemnify our directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer, other than such liability (if any) that he or she may incur by reason of his or her own actual fraud or willful default, in connection with the execution or discharge of his or her duties, powers, authorities or discretions as a director or officer of the Company.

We have also entered into indemnification agreements with our directors, executive officers, and certain other employees under which we have agreed to indemnify each such person and hold them harmless against expenses, judgments, penalties, fines, and amounts payable under settlement agreements in connection with any threatened, pending or completed action, suit or proceeding to which they have been made a party or in which they became involved by reason of the fact that they are, or were, our director, officer, or employee. Except with respect to expenses to be reimbursed by us in the event that the indemnified person has been successful on the merits or otherwise in defense of the action, suit or proceeding, our obligations under the indemnification agreements are subject to certain customary restrictions and exceptions. The indemnification agreements are governed under Delaware law.

In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

EXECUTIVE COMPENSATION

Named Executive Officers

Our named executive officers for the years ended December 31, 2024 and 2023 were Trent A. Ward, our Chief Executive Officer, and Michael J. Madigan, our Chief Financial Officer.

The following table presents the compensation awarded to, earned by or paid to our named executive officers for the years ended December 31, 2024 and December 31, 2023.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards(1) ($)	Nonequity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Trent A. Ward	2024	300,000	-	-	-		-		300,000
Chief Executive Officer	2023	295,000	-	19,755,877	-		-		20,050,877
Michael J. Madigan	2024	250,000	-	-	-		-		250,000
Chief Financial Officer	2023	235,675	-	621,813		-		-	857,488

(1)

The amounts in this column represent the aggregate grant-date fair value of awards granted to the named executive officer, computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. See Note 16 to the notes to our audited consolidated financial statements included elsewhere in this prospectus for a discussion of the assumptions we made in determining the grant-date fair value of our equity awards. Each of the stock option awards granted to Mr. Ward in 2021 was cancelled on August 31, 2022. In connection with the cancellation of these awards, Mr. Ward received two new stock option grants. The first grant, which was fully vested upon grant, was an option to purchase 20 shares of our common stock. The second grant was also an option to purchase 20 shares of our common stock, 10 of which vested on December 1, 2022, 5 of which will vest of December 1, 2023, and the remainder of which will vest ratably over the 12-month period between December 1, 2023 and December 1, 2024. On January 24, 2023, our board of directors approved a common stock repricing whereby previously granted and unexercised options held by certain current employees, including Mr. Ward, with exercise prices above $2,051.40 per share were repriced on a one-for-one-basis to $2,051.40 per share. There was no modification to the other terms, including the vesting schedules, of the previously issued options. We will treat the repricing as a modification of the original awards and calculate additional compensation costs for the difference between the fair value of the modified award and the fair value of the original award on the modification date.

Narrative to Summary Compensation Table

We review compensation annually for all employees, including our executives. In setting executive base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders, and a long-term commitment to our company. We do not target a specific competitive position or a specific mix of compensation among base salary, bonus or equity incentives.

In evaluating the roles, responsibilities, authority, titles, and functions of our management team, our board of directors has determined that Trent A. Ward, our co-founder and Chief Executive Officer, was one of our executive officers in 2023 and 2024. We based this determination on an analysis of several factors, including those articulated in the applicable rules and regulations of the SEC. Specifically, since our inception in 2017, Mr. Ward has held, and is expected to continue to hold for the foreseeable future, primary and ultimate responsibility, authority, and operational decision-making functions over the principal operations, business units, and functions of the Company, including all significant policymaking authority. In addition, we believe this determination is appropriate in light of the current size and scope of our business and operations and the relatively early growth stage of the Company. For 2023 and 2024, Michael J. Madigan, our Chief Financial Officer and principal financial officer and principal accounting officer, was also deemed to be an executive officer. We intend to continue to evaluate the roles and responsibilities of our management team as our business and operations evolve, and to reassess the designation and composition of our executive officers as appropriate and in consideration of applicable rules and regulations.

Base Salaries

In 2023 and 2024, base salaries were set at a level that was commensurate with Mr. Ward’s and Mr. Madigan’s respective duties and authorities, contributions, prior experience, and sustained performance.

Executive Annual Incentive Plan

We have adopted the Executive Annual Incentive Plan (the “Annual Incentive Plan”). The Annual Incentive Plan is administered by the compensation committee. Only key employees designated by the compensation committee as participants are eligible to participate in the Annual Incentive Plan. The Annual Incentive Plan was not utilized in 2024.

During the first quarter of each fiscal year, the compensation committee will establish an individual target award opportunity for employees who participate in the Annual Incentive Plan (including any threshold or maximum award opportunities), the performance goals, the target performance goals (including any threshold or maximum), and the percentage weighting of each performance goal and/or formulas which will be utilized to measure the performance of the participants during the fiscal year.

The amount available to allocate for payment of bonuses under the Annual Incentive Plan in respect of a given fiscal year of the Company (the “Bonus Pool”) will be determined by the compensation committee. During the first quarter of a fiscal year, the compensation committee will establish target funding levels (including any threshold or maximum) for the Bonus Pool. No later than 30 days after the end of each fiscal year, the compensation committee will determine the actual achievement of the performance goals and the overall percentage of achievement based on the achievement of the various performance goals and certify the final Bonus Pool for the year based on the pre-established funding levels and the level of achievement relative to the pre-established performance goals after taking into account any adjustment of the individual target award opportunity (including any threshold or maximum award opportunities), the performance metrics, formulas and the targeted achievement levels (including any threshold or maximum achievement levels) relating to such performance goals and the formulas used in determining the Bonus Pool as deemed necessary or appropriate by the compensation committee in recognition of unusual or nonrecurring events affecting us or our consolidated financial statements or changes in applicable laws, regulations or accounting principles.

Individual bonus payouts are determined by applying the participant’s individual target award opportunity by the overall percentage of achievement of the performance goals, provided that the calculated payment may not exceed the maximum award opportunity (to the extent applicable) and no bonus payment will be made if the amount calculated falls below any applicable threshold. Bonuses are not guaranteed and are awarded and payable at our compensation committee’s discretion. Bonuses will be payable in cash or shares of our common stock issued under the 2023 Plan, in either case less applicable deductions and tax withholdings. An employee must be employed on the date of payment to earn any bonus under the Annual Incentive Plan.

Either our board of directors or the compensation committee may amend, suspend or terminate the Annual Incentive Plan in writing at any time, for any and no reason.

To the extent permitted by applicable law, any bonus payments under the Annual Incentive Plan will be subject to any clawback or recoupment policies we have in place from time to time.

Equity Incentive Awards

Our equity incentive awards are designed to align our interests with those of our employees, including Mr. Ward and Mr. Madigan.

We have historically granted stock options to our employees, including Mr. Ward and Mr. Madigan, under the 2020 Plan.

Options are granted at a price not less than the fair market value on the date of grant and generally become exercisable within four years after the date of grant, subject to continued service with us. Options generally expire ten years from the date of grant. The 2020 Plan provides for the grant of incentive stock options, which qualify for favorable tax treatment to recipients under Section 422 of the Code and non-qualified stock options. Such awards may be granted to our employees, directors and consultants.

Following the completion of our initial public offering in 2023, equity awards were granted to our employees, including Mr. Ward and Mr. Madigan, under the Interactive Strength Inc. 2023 Stock Incentive Plan (as described below). No awards were granted in 2024.

Health and Welfare Benefits and Perquisites

Mr. Ward and Mr. Madigan are eligible to participate in our employee benefit plans, including our medical, dental, vision, life and disability insurance plans, on the same basis as all of our other employees. Except for the provision of life insurance policies to certain executives, including Mr. Ward and Mr. Madigan, we do not maintain any executive-specific benefit or perquisite programs.

Retirement Benefits

We sponsor a tax-qualified Section 401(k) plan for our United States employees, including Mr. Ward and Mr. Madigan. Participants may make pre-tax and certain after-tax (Roth) salary deferral contributions to the plan from their eligible earnings up to the statutorily prescribed annual limit under the Code. An employee’s interest in his or her salary deferral contributions is 100% vested when contributed.

We do not provide employees, including Mr. Ward and Mr. Madigan, any other retirement benefits, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans or nonqualified defined contribution plans.

Offer Letter with Our Named Executive Officers

Below is a description of the material terms of our offer letter with Trent A. Ward, our Chief Executive Officer (principal executive officer) and Michael J. Madigan, our Chief Financial Officer (principal financial officer and principal accounting officer), our executives. The offer letters provide for at-will employment and set forth the individual’s base salary and eligibility for employee benefits.

Employment Letter Agreement with Trent A. Ward

On June 30, 2021, we entered into an employment letter agreement with Mr. Ward to memorialize the terms of his continued employment with us. On October 27, 2022, we entered into a new offer letter with Mr. Ward which replaced and superseded his initial offer letter. The new offer letter provides for an annual base salary of $240,000 for the remainder of the 2022 calendar year and, effective January 1, 2023, an annual base salary of $300,000. The new offer letter also provides that, beginning with the 2024 calendar year, Mr. Ward will have an annual bonus target of 75% of base salary. Lastly, the new offer letter provides that Mr. Ward is eligible to receive severance benefits under our Executive Severance Plan, as described in more detail under “- Potential Payments upon Termination or Change in Control.”

Proprietary Information and Inventions Assignment Agreement and Agreement to Arbitrate

Mr. Ward, who is based in Texas, has executed our standard Proprietary Information and Inventions Assignment Agreement for employees based in Texas, which contains customary restrictions on the disclosure of confidential information and provisions regarding the assignment of intellectual property. Mr. Ward also executed our standard Agreement to Arbitrate for employees based in California, which provides that all employment-related disputes will be subject to arbitration.

Mr. Ward is not subject to restrictions on competition under his respective agreements.

Employment Letter Agreement with Michael J. Madigan

On September 27, 2022, we entered into an employment letter agreement with Mr. Madigan to memorialize the terms of his continued employment with us. The employment letter agreement provides for a starting annual base salary of $227,000, and that Mr. Madigan would be eligible to receive a retention bonus of $25,000, to be payable on or around the anniversary of his start date. Lastly, pursuant to the employment letter agreement, Mr. Madigan received a stock option grant to purchase 55 shares of our common stock, subject to vesting requirements as described in more detail under “- Outstanding Equity Awards at 2023 Year End.” Effective June 16, 2023, the retention bonus was cancelled, and Mr. Madigan’s annual base salary increased to $250,000.

Proprietary Information and Inventions Assignment Agreement and Agreement to Arbitrate

Mr. Madigan, who is based in New York, has executed our standard Confidentiality, Invention Assignment, and Arbitration Agreement for employees based in New York, which contains customary restrictions on the disclosure of confidential information, provisions regarding the assignment of intellectual property, and provisions providing that all employment-related disputes will be subject to arbitration.

Mr. Madigan is not subject to restrictions on competition under his employment letter agreement.

Outstanding Equity Awards at 2024 Year End

The following table presents information regarding outstanding equity awards held by Mr. Ward and Mr. Madigan, our named executive officers, as of December 31, 2024. All of the option awards were granted under the 2020 Plan and the 2023 Plan. The terms of the 2020 Plan and 2023 Plan are described below under “Equity Incentive Plans.” All of the option awards were granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant.

Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Trent A. Ward	8/31/2022 (1)	12/1/2022	10	10	$2,051.40	8/30/2032
	1/31/2023 (2)	1/31/2023	68	117	$2,051.40	1/30/2033
	6/7/2023 (3)	6/7/2023	-	125	$19,440.00	6/6/2033
	12/20/2023 (4)	12/20/2023	8	8	$3,680.00	12/19/2033
Michael J. Madigan	10/27/2022 (5)	9/29/2022	1	1	$6,000.00	10/26/2032
	1/31/2023 (6)	2/28/2023	5	7	$2,051.40	1/30/2033
	6/7/2023 (3)	6/7/2023	-	9	$19,440.00	6/6/2033
	12/20/2023 (4)	12/20/2023	15	15	$3,680.00	12/19/2033

(1) This option is subject to vesting over a 24-month period, with 50% vesting on December 1, 2022, 25% vesting on December 1, 2023, and the remaining 25% vesting in twelve (12) equal monthly installments thereafter. This option is subject to an early exercise provision and was immediately exercisable upon its grant date. On January 24, 2023, our board of directors approved a common stock repricing whereby previously granted and unexercised options held by certain current employees, including Mr. Ward, with exercise prices above $2,051.40 per share were repriced on a one-for-one-basis to $2,051.40 per share. There was no modification to the other terms, including the vesting schedules, of the previously issued options. We treat the repricing as a modification of the original awards and calculate additional compensation costs for the difference between the fair value of the modified award and the fair value of the original award on the modification date.

(2) This option is subject to vesting over a 3 year period, with 33.33% vesting on January 31, 2023, 33.33% vesting on January 1, 2024, and 33.34% vesting on January 1, 2025.

(3) This option vesting is contingent on the Company's share price meeting certain targets. 1/3 of the Shares subject to the Option shall vest if and when the per Share price is at least $48,000 per Share calculated based on the 30-Day VWAP; 1/3 of the Shares subject to the Option shall vest if and when the per Share price is at least $64,000 per Share calculated based on the 30-Day VWAP; and 1/3 of the Shares subject to the Option shall vest if and when the per Share price is at least $80,000 per Share calculated based on the 30-Day VWAP.

(4) This option is subject to vesting over a 12-month period.

(5) This option vesting was accelerated and is fully vested as of January 1, 2023. This option is subject to an early exercise provision and was immediately exercisable upon its grant date.

(6) This option is subject to vesting over a 26-month period, with 15% vesting on February 28, 2023, 2.5% vesting in twenty four (24) equal monthly installments, and the remaining 25% vesting on March 31, 2025.

Potential Payments upon Termination or Change in Control

Executive Severance Plan

In October 2022, we adopted an Executive Severance Plan (the “Executive Severance Plan”) applicable to our Chief Executive Officer and certain other key employees that became effective upon the completion of our initial public offering. Under the Executive Severance Plan, if a participant’s employment is terminated (i) by the participant with “good reason” (as defined in the Executive Severance Plan), (ii) by us without “cause” (as defined in the Executive Severance Plan) or (iii) due to the named executive officer’s death or the named executive officer becoming “disabled” (as defined in the Executive Severance Plan”), and provided the named executive officer (or his or her estate or representative, as applicable) signs and does not revoke our standard release of claims and complies with all applicable restrictive covenants and contractual obligations, the participant will be entitled to receive:

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salary continuation payments for 18 months (for our Chief Executive Officer) or 12 months (for participants other than our Chief Executive Officer) (such period, the “Severance Period”) following the participant’s termination of employment; and
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subsidized continued health insurance coverage under the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”), for the participant and his or her eligible dependents during the Severance Period.

If any participant’s employment is terminated (i)(A) by the participant with good reason, (B) by us without cause or (C) due to the participant’s death or the participant becoming disabled, and (ii) such termination occurs within 12 months after a “change in control” (as defined in the Executive Severance Plan), and provided the participant (or his or her estate or representative, as applicable) signs and does not revoke our standard release of claims and complies with all applicable restrictive covenants and contractual obligations, the participant will be entitled to receive:

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continued payments of an amount equal to the sum of (A) the participant’s then current base salary plus (B) the participant’s then current target annual bonus, in equal installments during the Severance Period;
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full vesting acceleration with respect to all outstanding equity compensation awards, with post-termination exercisability as specified in the applicable equity award agreement; and
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subsidized continued health insurance coverage under COBRA for the participant and his or her eligible dependents during the Severance Period.

In addition, in the event any of the payments or benefits provided for under the Executive Severance Plan or otherwise payable to a participant would constitute a “parachute payment” within the meaning of Section 280G of the Code and could be subject to the related excise tax, the participant would be entitled to receive either full payment of such payments and benefits or such lesser amount which would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the participant.

The Executive Severance Plan supersedes all prior or contemporaneous agreements or understandings, written or oral, relating to the participants’ entitlement to receive severance pay or benefits from the Company (including, without limitation, the participants’ offer letters). Accordingly, none of the participants is eligible to receive severance payments or benefits under any other plan or agreement with us.

Current and Potential Equity Grants

We granted options to purchase shares of our common stock under the 2023 Plan to certain of our executive officers and other employees and to non-employee directors. Such option grants were approved and granted immediately prior to the completion of our initial public offering. The grant of options was, and any future grant of RSUs that may be made to directors and executive officers would be, subject to approval by the compensation committee or, in the case of director equity grants, issued pursuant to our non-employee director compensation policy approved by the compensation committee and our board of directors. However, we have not made any final determinations as to any future RSU awards or the timing thereof, and there can be no assurance that we will grant any RSU awards in the future, if at all, or as to the number of shares which may be subject to any such future equity awards.

Equity Incentive Plans

2020 Equity Incentive Plan

The following is a description of the material terms of our 2020 Equity Incentive Plan (the “2020 Plan”). The summary below does not contain a complete description of all provisions of the 2020 Plan and is qualified in its entirety by reference to the 2020 Plan, a copy of which is included as an exhibit to the Company's Registration Statement on Form S-1, filed with the SEC on January 11, 2024.

General. The 2020 Plan was adopted by our board of directors on December 15, 2020 and subsequently approved by our stockholders.

As of December 31, 2022, options to purchase a total of 112 shares of our common stock were outstanding under the 2020 Plan. The weighted-average exercise price of the options outstanding under the 2020 Plan is $9,200.00 per share.

Following the completion of our initial public offering, no additional awards and no additional shares of our common stock will remain available for future issuance under the 2020 Plan. However, the 2020 Plan will continue to govern the terms and conditions of the outstanding awards previously granted thereunder. Shares originally reserved for issuance under the 2020 Plan, but which are not subject to outstanding options on the effective date of the 2023 Plan (as defined below), and shares subject to outstanding options under the 2020 Plan on the effective date of the 2023 Plan that are subsequently forfeited or terminated for any reason before being exercised or becoming vested, not issued because an option is settled in cash, or withheld or reacquired to satisfy the applicable exercise, or a tax withholding obligation will again become available for issuance under our 2023 Plan.

The 2020 Plan provides for the grant of incentive stock options, or ISOs, to employees and the grant of nonstatutory stock options, NSOs, to employees, non-employee directors, advisors, and consultants. The 2020 Plan also provides for the grant of restricted stock awards, restricted stock unit awards, and stock appreciation rights to employees, non-employee directors, advisors and consultants. While we have granted ISOs and NSOs, we have not granted any restricted stock awards, restricted stock unit awards, or stock appreciation rights.

Administration. The 2020 Plan has been administered by our board of directors, and may be amended, suspended, or terminated by our board of directors. To the extent required by applicable law or deemed necessary or advisable by our board of directors, any amendment to the 2020 Plan is subject to stockholder approval.

Authorized Shares. We previously reserved 620 shares of our common stock for issuance under the 2020 Plan. In the event of a stock split, reverse stock split, stock dividend, recapitalization, subdivision, combination, reclassification of the shares, or other change in our capital structure affecting shares without consideration, the administrator of the

2020 Plan will proportionately adjust (i) the number and class of shares (or other securities) that thereafter may be made the subject of awards, (ii) the number, and class of shares (or other securities or property) subject to any outstanding awards, and/or (iii) the purchase or exercise price of any outstanding awards, in each case to the extent necessary to prevent diminution or enlargement of the level of incentives intended by the 2020 Plan and the then-outstanding awards.

Stock Options. The administrator of the 2020 Plan determines the exercise price for each stock option, provided that the exercise price of an option must equal at least 100% of the fair market value of our common stock subject to the option on the date of grant and the term of an option may not exceed ten years, provided further, that no ISO may be granted to any stockholder holding more than 10% of our voting shares unless the option exercise price is at least 110% of the fair market value of the common stock subject to the option on the date of grant, and the term of the ISO does not exceed five years from the date of grant. No option may be transferred by the option holder other than by will, or by the laws of descent or distribution and, in case of NSOs, to a trust or by gift to a “family member” as that term is defined in Rule 701 of the Securities Act. Each option may be exercised during the option holder’s lifetime solely by the option holder or his or her legal representative. Options granted under the 2020 Plan are early exercisable and generally vest over a 48-month period, with 25% vesting on the first anniversary of the vesting commencement date and the remaining portion vesting in 36 equal monthly installments thereafter. Unless otherwise provided in an applicable award agreement, upon the termination of an option holder’s service as an employee, non-employee director, or consultant due to death or disability (or death within three months after a termination other than for cause) or for any reason other than for cause, such option holder may exercise his or her vested options no later than seven years after the date service terminates. If the option holder’s service is terminated for cause, the shares that are vested under the option will be exercisable only on the option holder’s termination date unless otherwise determined by the administrator. Notwithstanding the foregoing, no option may be exercised after the expiration of its term.

Corporate Transactions. The 2020 Plan provides that, in the event of a merger, consolidation, sale of more than 50% of our voting stock to a third party, or sale of all substantially all of our assets (each, a “Change in Control Event”), the outstanding options will be subject to the agreement evidencing the Change in Control Event which may provide for continuation, assumption, substitution, acceleration, settlement in cash, cash equivalents, or securities of the successor entity, or termination without any consideration of such outstanding options.

2023 Stock Incentive Plan

On January 24, 2023, our board of directors approved and adopted, subject to stockholder approval, the Interactive Strength Inc. 2023 Stock Incentive Plan (the “2023 Plan”), and our stockholders approved the 2023 Plan on January 26, 2023. The 2023 Plan became effective upon the completion of our initial public offering. Once the 2023 Plan became effective, no further grants were made under our 2020 Plan. This summary is not a complete description of all provisions of the 2023 Plan and is qualified in its entirety by reference to the 2023 Plan, which is filed as an exhibit to the Company's Registration Statement on Form S-1, filed with the SEC on January 11, 2024.

Stock Awards. The 2023 Plan provides for incentive stock options, or ISOs, non-qualified stock options, or NSOs, restricted share awards, stock unit awards, stock appreciation rights, other stock-based awards, performance-based stock awards, (collectively, “stock awards”) and cash-based awards (stock awards and cash-based awards are collectively referred to as “awards”). ISOs may be granted only to our employees, including officers, and the employees of our parent or subsidiaries. All other awards may be granted to our employees, officers, our non-employee directors, and consultants and the employees and consultants of our subsidiaries and affiliates.

Share Reserve. The aggregate number of shares of our common stock that may be issued pursuant to stock awards under the 2023 Plan will be 401 shares (as adjusted for stock splits, stock dividends, combinations, and the like), plus (x) any shares underlying outstanding awards under the 2020 Plan that are subsequently forfeited or terminated for any reason before being exercised or becoming vested, not issued because an award is settled in cash, or withheld or reacquired to satisfy the applicable exercise, or purchase price, or a tax withholding obligation, plus (y) the number of shares which, but for the termination of the 2020 Plan immediately prior to the completion of our initial public offering, were reserved under the 2020 Plan but not at such time issued or subject to outstanding awards under the 2020 Plan, plus (z) an annual increase on the first day of each calendar year, for a period of not more than ten years, beginning on January 1, 2024 and ending on (and including) January 1, 2032, in an amount equal to the lesser of (i) 5% of our outstanding shares on the last day of the immediately preceding calendar year or (ii) such lesser amount

(including zero) that the compensation committee (as defined below) determines for purposes of the annual increase for that calendar year.

If restricted shares or shares issued upon the exercise of options are forfeited, then such shares will again become available for awards under the 2023 Plan. If stock units, options, or stock appreciation rights are forfeited or terminate for any reason before being exercised or settled, or an award is settled in cash without the delivery of shares to the holder, then the corresponding shares will again become available for awards under the 2023 Plan. Any shares withheld to satisfy the exercise price or tax withholding obligation pursuant to any award of options or stock appreciation rights will again become available for awards under the 2023 Plan. If stock units or stock appreciation rights are settled, then only the number of shares (if any) actually issued in settlement of such stock units or stock appreciation rights will reduce the number of shares available under the 2023 Plan, and the balance (including any shares withheld to cover taxes) will again become available for awards under the 2023 Plan.

Shares issued under the 2023 Plan are, and will be, authorized but unissued shares, treasury shares, or previously issued shares. As of December 31, 2023, we have granted awards and issued 431 shares of common stock, in each case under the 2023 Plan.

Incentive Stock Option Limit. The maximum number of shares that may be issued upon the exercise of ISOs under the 2023 Plan is equal to five (5) times the number of shares specified in subpart (w) of the 2023 Plan’s share reserve formula as described above under the heading “Share Reserve”, plus, to the extent allowable under Section 422 of the Code, any shares of common stock that become available for issuance under the 2023 Plan on account of (i) an award being forfeited before all underlying shares have been issued or settled, or (ii) a portion of the shares underlying an award being withheld to satisfy the exercise price or tax withholding of such award.

Grants to Outside Directors. The sum of (i) the grant date fair value for financial reporting purposes of any awards granted during any calendar year under the 2023 Plan to an outside director as compensation for services as an outside director and (ii) any cash fees paid by us to such outside director during such calendar year for service on our board of directors, may not exceed five hundred thousand dollars ($500,000), or, in the calendar year in which the outside director is first appointed or elect to our board of directors, seven hundred and fifty thousand dollars ($750,000).

Administration. The 2023 Plan is administered by the compensation committee appointed by our board of directors, or the compensation committee, or by the board of directors acting as the compensation committee. Subject to the limitations set forth in the 2023 Plan, the compensation committee has the authority to determine, among other things, to whom awards will be granted, the number of shares subject to awards, the term during which an option or stock appreciation right may be exercised and the rate at which the awards may vest or be earned, including any performance criteria to which they may be subject. The compensation committee also has the authority to determine the consideration and methodology of payment for awards. To the extent permitted by applicable law, the board of directors or compensation committee may also authorize one or more of our officers to designate employees, other than officers under Section 16 of the Exchange Act, to receive awards and/or to determine the number of such awards to be received by such persons subject to a maximum total number of awards.

Repricing; Cancellation and Re-Grant of Stock Awards. The compensation committee has the authority to modify outstanding awards under the 2023 Plan. Subject to the terms of the 2023 Plan, the compensation committee has the authority to cancel any outstanding stock award in exchange for new stock awards, including awards having the same or a different exercise price cash, or other consideration, without stockholder approval but with the consent of any adversely affected participant.

Stock Options. A stock option is the right to purchase a certain number of shares of stock, at a certain exercise price, in the future. Under the 2023 Plan, ISOs and NSOs are granted pursuant to stock option agreements adopted by the compensation committee. The compensation committee determines the exercise price for a stock option, within the terms and conditions of the 2023 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2023 Plan vest at the rate specified by the compensation committee.

Stock options granted under the 2023 Plan generally must be exercised by the optionee before the earlier of the expiration of such option or the expiration of a specified period following the optionee’s termination of employment.

The compensation committee determines the term of the stock options up to a maximum of ten years. Each stock option agreement will also set forth the extent to which the option recipient will have the right to exercise the option following the termination of the recipient’s service with us, and the right to exercise the option of any executors or administrators of the award recipient’s estate or any person who has acquired such options directly from the award recipient by bequest or inheritance.

Payment of the exercise price may be made in cash or, if provided for in the stock option agreement evidencing the award, (1) by surrendering, or attesting to the ownership of, shares which have already been owned by the optionee, (2) future services or services rendered to the company or its affiliates prior to the award, (3) by delivery of an irrevocable direction to a securities broker to sell shares and to deliver all or part of the sale proceeds to us in payment of the aggregate exercise price, (4) by delivery of an irrevocable direction to a securities broker or lender to pledge shares and to deliver all or part of the loan proceeds to us in payment of the aggregate exercise price, (5) by a “net exercise” arrangement, (6) by delivering a full-recourse promissory note, or (7) by any other form that is consistent with applicable laws, regulations, and rules.

Tax Limitations on Incentive Stock Options. The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an option holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (1) the option exercise price is at least one 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Share Awards. The terms of any awards of restricted shares under the 2023 Plan will be set forth in a restricted share agreement to be entered into between us and the recipient. The compensation committee will determine the terms and conditions of such restricted share agreements, which need not be identical. A restricted share award may be subject to vesting requirements or transfer restrictions or both. Restricted shares may be issued for such consideration as the compensation committee may determine, including cash, cash equivalents, full recourse promissory notes, past services and future services. Award recipients who are granted restricted shares generally have all of the rights of a stockholder with respect to those shares, provided that dividends and other distributions will not be paid in respect of unvested shares unless otherwise determined by the compensation committee and, in such case, only once such unvested shares vest.

Stock Unit Awards. Stock unit awards give recipients the right to acquire a specified number of shares of stock (or cash amount) at a future date upon the satisfaction of certain conditions, including any vesting arrangement, established by the compensation committee and as set forth in a stock unit award agreement. A stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the compensation committee. Recipients of stock unit awards generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied and the award is settled. At the compensation committee’s discretion and as set forth in the stock unit award agreement, stock units may provide for the right to dividend equivalents. Dividend equivalents may not be distributed prior to settlement of the stock unit to which the dividend equivalents pertain and the value of any dividend equivalents payable or distributable with respect to any unvested stock units that do not vest will be forfeited.

Stock Appreciation Rights. Stock appreciation rights generally provide for payments to the recipient based upon increases in the price of our common stock over the exercise price of the stock appreciation right. The compensation committee determines the exercise price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. A stock appreciation right granted under the 2023 Plan vests at the rate specified in the stock appreciation right agreement as determined by the compensation committee. The compensation committee determines the term of stock appreciation rights granted under the 2023 Plan, up to a maximum of ten years. Upon the exercise of a stock appreciation right, we will pay the participant an amount in stock, cash, or a combination of stock and cash as determined by the compensation committee, equal to the product of (1) the excess of the per share fair market value of our common stock on the date of exercise over the exercise price, multiplied by (2) the number of shares of common stock with respect to which the stock appreciation right is exercised.

Other Stock Awards. The compensation committee may grant other awards based in whole or in part by reference to our common stock. The compensation committee will set the number of shares under the stock award and all other terms and conditions of such awards.

Cash-Based Awards. A cash-based award is denominated in cash. The compensation committee may grant cash-based awards in such number and upon such terms as it will determine. Payment, if any, will be made in accordance with the terms of the award, and may be made in cash or in shares of common stock, as determined by the compensation committee.

Performance-Based Awards. The number of shares or other benefits granted, issued, retainable and/or vested under a stock or stock unit award may be made subject to the attainment of performance goals. The compensation committee may utilize any performance criteria selected by it in its sole discretion to establish performance goals.

Changes to Capital Structure. In the event of a recapitalization, stock split, or similar capital transaction, the compensation committee will make appropriate and equitable adjustments to the number of shares reserved for issuance under the 2023 Plan, the number of shares that can be issued as incentive stock options, the number of shares subject to outstanding awards and the exercise price under each outstanding option or stock appreciation right.

Transactions. If we are involved in a merger or other reorganization, outstanding awards will be subject to the agreement or merger or reorganization. Subject to compliance with applicable tax laws, such agreement may provide, without limitation, for (1) the continuation of the outstanding awards by us, if we are a surviving corporation, (2) the assumption or substitution of the outstanding awards by the surviving corporation or its parent or subsidiary, (3) the immediate vesting, exercisability, and settlement of the outstanding awards followed by their cancellation, (4) cancellation of the award, to the extent not vested or not exercised prior to the effective time of the merger or reorganization, in exchange for such cash or equity consideration (including no consideration) as the compensation committee, in its sole discretion, may consider appropriate, or (5) the settlement of the intrinsic value of the outstanding awards (whether or not vested or exercisable) in cash, cash equivalents, or equity (including cash or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such award or the underlying shares) followed by cancellation of such awards, provided that any such amount may be delayed to the same extent that payment of consideration to the holders of shares in connection with the merger or reorganization is delayed as a result of escrows, earnouts, holdbacks or other contingencies.

Change of Control. The compensation committee may provide, in an individual award agreement or in any other written agreement between a participant and us, that the stock award will be subject to acceleration of vesting and exercisability in the event of a change of control.

Transferability. Unless the compensation committee provides otherwise, no award granted under the 2023 Plan may be transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to shares issued under such award), except by will, the laws of descent and distribution, or pursuant to a domestic relations order, provided that all ISOs may only be transferred or assigned only to the extent consistent with Section 422 of the Code.

Amendment and Termination. Our board of directors has the authority to amend, suspend, or terminate the 2023 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent.

No ISOs may be granted more than ten years after years after the later of (i) the approval of the 2023 Plan by the board of directors (or if earlier, the stockholders) and (ii) the approval by the board of directors (or if earlier, the stockholders) of any amendment to the 2023 Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code.

Recoupment. To the extent permitted by applicable law, the compensation committee will have the authority to require that, in the event that we are required to prepare restated financial results owing to an executive officer’s intentional misconduct or grossly negligent conduct, such executive officer will reimburse or forfeit to us the amount of any bonus or incentive compensation (whether cash-based or equity-based) such executive officer received during a fixed period, as determined by the compensation committee, preceding the year the restatement is determined to be required.

That executive officer will forfeit or reimburse to us any bonus or incentive compensation to the extent that such bonus or incentive compensation exceeds what the officer would have received in that period based on an applicable restated performance measure or target. We will recoup incentive-based compensation from executive officers to the extent required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules, regulations and listing standards that may be issued under that act.

2023 Employee Stock Purchase Plan

On January 24, 2023, our board of directors approved and adopted, subject to stockholder approval, the Interactive Strength Inc. 2023 Employee Stock Purchase Plan (the “ESPP”), and our stockholders approved the ESPP on January 26, 2023. The ESPP became effective upon the completion of our initial public offering. This summary is not a complete description of all provisions of the ESPP and is qualified in its entirety by reference to the ESPP, which is filed as an exhibit to the Company's Registration Statement on Form S-1, filed with the SEC on January 11, 2024.

General. The ESPP is intended to qualify as an “employee stock purchase plan” under Code Section 423, except as explained below under the heading “International Participation.” During regularly scheduled “offerings” under the ESPP, participants will be able to request payroll deductions and then expend the accumulated deduction to purchase a number of shares of our common stock at a discount and in an amount determined in accordance with the ESPP’s terms.

Shares Available for Issuance. The ESPP has 81 authorized but unissued shares of our common stock (as adjusted for stock splits, stock dividends, combinations, and the like) reserved for issuance upon becoming effective, plus an additional number of shares of our common stock to be reserved annually on the first day of each calendar year for a period of not more than ten years, beginning on January 1, 2024, in an amount equal to the least of (i) 1% of the outstanding shares of our common stock on such date, (ii) 9 shares (as adjusted for stock splits, stock dividends, combinations, and the like), or (iii) a lesser amount (including zero) that the compensation committee determines for purposes of the annual increase for that calendar year.

Administration. The ESPP is administered by the compensation committee, or by our board of directors acting as the compensation committee. The compensation committee has the authority to construe, interpret and apply the terms of the ESPP, to determine eligibility, to establish such limitations and procedures as it determines are consistent with the ESPP and to adjudicate any disputed claims under the ESPP.

Eligibility. Each full-time and part-time employee, including officers, employee directors, and employees of participating subsidiaries, who is employed by us on the day preceding the start of any offering period will be eligible to participate in the ESPP. The ESPP requires that an employee customarily work more than twenty (20) hours per week and more than five months per calendar year in order to be eligible to participate in the ESPP. The ESPP permits an eligible employee to purchase our common stock through payroll deductions, which may not be less than 1% nor more than 15% of the employee’s compensation, or such lower limit as may be determined by the compensation committee from time to time. However, no employee is eligible to participate in the ESPP if, immediately after electing to participate, the employee would own stock (including stock such employee may purchase under this plan or other outstanding options) representing 5% or more of the total combined voting power or value of all classes of our common stock. Unless provided otherwise by the compensation committee prior to the commencement of an offering, in no event will a participant be eligible to purchase during any offering period that number of whole shares of our common stock determined by dividing $25,000 by the fair market value of a share of our common stock on the first date of such offering period (subject to any adjustment pursuant to the terms of the ESPP). In addition, under applicable tax rules, no employee is permitted to accrue, under the ESPP and all of our or our subsidiaries’ similar purchase plans, a right to purchase stock having a fair market value in excess of twenty-five thousand dollars ($25,000) (determined at the time the right is granted) for each calendar year. Employees will be able to withdraw their accumulated payroll deductions prior to the end of the offering period in accordance with the terms of the offering. Participation in the ESPP will end automatically on termination of employment.

Offering Periods and Purchase Price. The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, the compensation committee may specify offerings with a duration of not more than 27 months and may specify shorter purchase periods within each offering. During each purchase period, payroll deductions will accumulate, without interest. On the last day of the purchase period, accumulated payroll deductions will be used to purchase our common stock for employees participating in the offering.

The purchase price will be specified pursuant to the offering, but cannot, under the terms of the ESPP, be less than 85% of the fair market value per share of our common stock on either the offering date or on the purchase date, whichever is less. The fair market value of our common stock for this purpose will generally be the closing price on the Nasdaq Stock Market (or such other exchange as our common stock may be traded at the relevant time) for the date in question, or if such date is not a trading day, for the last trading day before the date in question.

Reset Feature. The compensation committee may specify that, if the fair market value of a share of our common stock on any purchase date within a particular offering period is less than or equal to the fair market value on the start date of that offering period, then the offering period will automatically terminate and the employee in that offering period will automatically be transferred and enrolled in a new offering period which will begin on the next day following such purchase date.

Changes to Capital Structure. In the event that there is a specified type of change in our capital structure, such as a stock split, appropriate adjustments will be made to (1) the number of shares reserved under the ESPP, (2) the individual and aggregate participant share limitations described in the plan and (3) the price of shares that any participant has elected to purchase.

International Participation. To provide us with greater flexibility in structuring our equity compensation programs for our non-U.S. employees, the ESPP also permits us to grant employees of our non-U.S. subsidiary entities rights to purchase shares of our common stock pursuant to other offering rules or sub-plans adopted by the compensation committee in order to achieve tax, securities law or other compliance objectives. While the ESPP is intended to be a qualified “employee stock purchase plan” within the meaning of Code Section 423, any such international sub-plans or offerings are not required to satisfy those U.S. tax code requirements and therefore may have terms that differ from the ESPP terms applicable in the U.S. However, the international sub-plans or offerings are subject to the ESPP terms limiting the overall shares available for issuance, the maximum payroll deduction rate, maximum purchase price discount and maximum offering period length.

Corporate Reorganization. Immediately before a corporate reorganization, the offering period and purchase period then in progress will terminate and either our common stock will be purchased with the accumulated payroll deductions or the accumulated payroll deductions will be refunded without occurrence of any common stock purchase, unless the surviving corporation (or its parent corporation) assumes the ESPP under the plan of merger or consolidation.

Amendment and Termination. Our board of directors and the compensation committee each have the right to amend, suspend or terminate the ESPP at any time. Any increase in the aggregate number of shares of stock to be issued under the ESPP is subject to stockholder approval. Any other amendment is subject to stockholder approval only to the extent required under applicable law or regulation, including Section 423 of the Code.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below transactions and series of similar transactions, since January 1, 2023 to which we were a party or will be a party, in which:

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the amounts involved exceeded or will exceed the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years; and
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any of our directors, executive officers or beneficial holders of more than 5% of any class of our voting securities had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting these criteria to which we have been or will be a party other than compensation arrangements, which are described where required under “Management - Director Compensation” and “Executive Compensation.”

Offer Letter

We have entered into an offer letter with our Chief Executive Officer, Trent A. Ward. Mr. Ward is also a director and a 5% or greater stockholder. See “Executive Compensation - Narrative to Summary Compensation Table - Offer Letter with Our Named Executive Officer.”

Other Agreements with Related Parties

Senior Secured Notes

In March 2023, the Company issued $0.5 million of senior secured notes to a related party, with associated warrants, in lieu of future cash interest payments under the senior secured notes issued to such investor. In May 2023, the Company repaid the $0.5 million in senior secured notes to a related party.

November Bridge Loans

In November 2023, the Company issued secured promissory notes of approximately $0.8 million with a related party. In connection with the issued secured promissory notes the Company entered into warrant agreements whereby the holders are eligible to receive warrants based on the occurrence of future events as defined in the agreement.

CLMBR Acquisition

The Company assumed secured promissory notes in connection with the acquisition of CLMBR, Inc. in February 2024 of approximately $0.5 million with a related party. The secured promissory notes were converted to Series A Preferred Stock in February 2024.

Promissory Notes

In April and May 2024. the Company issued promissory notes of approximately $0.4 million with a related party. In May 2024, the Company converted $0.2 million into Series A Preferred Stock. In June 2024, the Company repaid the $0.2 million in promissory notes to a related party.

In August 2024, the Company borrowed $0.2 million from a related party.

Indemnification Agreements

We have also entered into customary indemnification agreements with our directors, executive officers, and certain other employees under which we have agreed to indemnify each such person and hold them harmless against expenses, judgments, penalties, fines and amounts payable under settlement agreements in connection with any threatened, pending or completed action, suit or proceeding to which they have been made a party or in which they became involved by reason of the fact that they are, or were, our director or officer or employee. Except with respect to expenses to be reimbursed by us in the event that the indemnified person has been successful on the merits or otherwise in defense of the action, suit or proceeding, our obligations under the indemnification agreements are subject to certain customary restrictions and exceptions. The indemnification agreements are governed under Delaware law.

Policies and Procedures for Related Party Transactions

Our board of directors approved a policy, effective immediately prior to the completion of our initial public offering, that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our voting securities (including our common stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons (collectively, “related persons”) are not permitted to enter into a related person transaction with us without the prior consent of our audit committee. Transactions involving compensation for services provided to us as an employee, consultant, or director are not considered related person transactions under this policy. Any request for us to enter into a transaction with any related person in which the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years (to extent we are deemed a smaller reporting company), and such person would have a direct or indirect interest must first be presented to our audit committee for review, consideration and approval. To identify related person transactions in advance, we rely on information supplied by our executive officers, directors, and certain significant stockholders. In considering related person transactions, our audit committee takes into account the relevant available facts and circumstances, which may include, but are not limited to:

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the risks, costs, and benefits to us;
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the extent of the related person’s interest in the transaction;
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the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
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the terms of the transaction;
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the availability of other sources for comparable services or products; and
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the terms available whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances.

We did not have a formal review and approval policy for related party transactions at the time of any of the transactions described above. However, all of the transactions described above were entered into after presentation, consideration and approval by our board of directors.

SELLING STOCKHOLDER

We are registering the shares of Common Stock in order to permit the Selling Stockholder to offer these shares for resale from time to time. Except for the investment in the Common Stock being registered hereunder, the Selling Stockholder has not had any material relationship with us within the past three years.

On January 28, 2025, Interactive Strength Inc. (the “Company”) entered into that certain securities purchase agreement (the “Purchase Agreement”) with an accredited investor (the “Investor”). Pursuant to the Purchase Agreement, the Company has agreed to sell, and the Investor has agreed to purchase, for approximately $2,925,000, (a) a senior secured convertible note issued by the Company (the “Note”) in the aggregate principal amount of $3,250,000, which is convertible into shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), (b) warrants (the “Warrants”) to purchase up to an aggregate of 8,973,030 shares of Common Stock, (c) Class A incremental warrants (the “Class A Incremental Warrants”) to purchase senior secured convertible notes (the “Class A Incremental Notes”) in the aggregate principal amount of $13,000,000 and warrants to purchase an aggregate of 2,697,097 shares of Common Stock (the “Class A Incremental Common Warrants”) and (d) Class B incremental warrants (the “Class B Incremental Warrants”) to purchase senior secured convertible notes (the “Class B Incremental Notes”) in the aggregate principal amount of $20,000,000 and warrants to purchase an aggregate of 4,149,380 shares of Common Stock (the “Class B Incremental Common Warrants”) (the “Convertible Note Financing”).

Description of the Note

The Note has an original issue discount of 10.0% and accrues interest at a rate of 12% per annum, subject to adjustment from time to time as set forth in the Note (the “Interest Rate”). The maturity date of the Note is January 24, 2028 (the “Maturity Date”).

The Note is convertible (in whole or in part) at any time prior to the Maturity Date into the number of shares of Common Stock equal to (x) 110% of the sum of (i) the portion of the principal amount of the Note to be converted or redeemed, (ii) accrued and unpaid Interest with respect to such principal amount of the Note, (iii) the Make-Whole Amount (as defined in the Note), (iv) accrued and unpaid Late Charges (as defined in the Note) with respect to such principal amount of the Note, Make-Whole Amount and Interest, and (v) any other unpaid amounts pursuant to the Transaction Documents, if any, divided by (y) a conversion price of $3.133 per share, subject to adjustment as provided in the Note (such shares, the “Note Conversion Shares”).

The Note sets forth certain standard events of default (each such event, an “Event of Default”), upon the occurrence of which the Company is required to deliver written notice to the Investor within one business day (an “Event of Default Notice”). At any time after the earlier of (a) the Investor’s receipt of an Event of Default Notice, and (b) the Investor becoming aware of an Event of Default, the Investor may require the Company to redeem all or any portion of the Note. Upon an Event of Default, the Note shall bear interest at a rate of the sum of (x) the applicable Interest Rate in effect for such determination and (y) 8.0% per annum.

Description of the Warrants

The Warrants are exercisable for shares of Common Stock (the “Warrant Shares,”) at a price of $4.82 per share (the “Warrant Exercise Price”). The Warrants may be exercised during the period commencing January 28, 2025 and ending January 28, 2032. The Warrant Exercise Price is subject to customary adjustments for stock dividends, stock splits, issuances of additional shares of Common Stock and the like.

Pursuant to the terms of the Note and the Warrants, the Company shall not effect the conversion of any portion of the Note or exercise of the Warrants, to the extent that after giving effect to such conversion or exercise, as applicable, the Investor would beneficially own in excess of 4.99% (or, at the option of the Investor, 9.99%) of the shares of Common Stock outstanding immediately after giving effect to such conversion. Additionally, pursuant to the terms of the transaction documents, the Company is prohibited from issuing or selling shares of Common Stock to the Investor in excess of the 19.99% Exchange Cap (as defined in the Purchase Agreement), unless the Company obtains stockholder approval to do so, or unless sales of Common Stock are made at a price equal to or greater than the minimum price required by The Nasdaq Stock Market, such that the Exchange Cap limitation would not apply under applicable rules of The Nasdaq Stock Market.

This prospectus covers the possible resale by the Selling Stockholder identified in the table below of up to 3,778,008 shares of Common Stock consisting of: (a) 3,103,734 shares of Common Stock issuable pursuant to the Note in the aggregate principal amount of $3,250,000 (based on two times the quotient of the conversion amount of $4,862,000, which includes interest and conversion premium, and the conversion price of $3.13) and (b) 674,274 Warrant Shares (out of a total 8,973,030 Warrant Shares). For additional information regarding the issuances of those shares of Common Stock, see “Convertible Note Financing” under “Prospectus Summary” above.

The table below lists the Selling Stockholder and other information regarding the beneficial ownership of the shares of Common Stock by the Selling Stockholder. The second column lists the number of shares of Common Stock beneficially owned by the Selling Stockholder, based on its ownership of the shares of Common Stock, as of the date hereof. The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholder. The fourth column assumes the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus.

The Selling Stockholder may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After the Offering (1)
TR Opportunities I LLC (2)	0	3,778,008	0
Total	0	3,778,008	0

(1)
Assumes that the Selling Stockholder sells all of the common stock underlying the Notes offered pursuant to this prospectus.

(2)
TR Opportunities I LLC is wholly-owned by TR SPV XXIII LLC. Kerry Propper and Antonio Ruiz-Gimenez, each a managing member of ATW Partners Opportunities Fund II GP LLC, as the manager of TR Opportunities I LLC, has voting and investment power over the securities held by the Selling Stockholder, and each disclaim any beneficial ownership of the Company’s securities reported herein. The address of the TR Opportunities I LLC is 1 Pennsylvania Plaza, Suite 4810 New York, NY 10119.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock, as of February 10, 2025 by:

•
each person or group of affiliated persons known by us to beneficially own more than 5% of our common stock;

•
each of our named executive officers;

•
each of our directors; and

•
all of our executive officers and directors as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the individuals and entities named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, subject to any applicable community property laws.

Percentage ownership of our common stock is based on 1,500,212 shares of our common stock outstanding on February 10, 2025. Unless noted otherwise, the address of all listed stockholders is 1005 Congress Avenue, Suite 925, Austin, Texas 78701. Our executive officers and directors, collectively, own less than one tenth of one percent (0.1%) of our shares outstanding.

Number of Shares Beneficially Owned (#)
Name of Beneficial Owner
Directors and Executive Officers
Trent Ward (1)	303
Deepak M. Mulchandani (2)	110
Aaron N. D. Weaver(3)	9
Kirsten Bartok Touw(4)	13
Michael J. Madigan (5)	22
David P. Leis	—
All executive officers and directors as a group (6 individuals)(6)	457

(1) Consists of (i) 163 shares of common stock held by Mr. Ward individually; (ii) 140 shares of common stock subject to stock options exercisable within 60 days of February 10, 2025; and (iii) 5 shares of common stock held of record by Trent Ward Investments LLC, for which Mr. Ward serves as manager and is deemed to hold voting and dispositive power.

(2) Consists of 1 share of common stock and 109 shares of common stock subject to stock options exercisable within 60 days of February 10, 2025.

(3) Consists of 9 shares of common stock subject to stock options exercisable within 60 days of February 10, 2025.

(4) Consists of 4 shares of common stock and 9 shares of common stock subject to stock options exercisable within 60 days of February 10, 2025.

(5) Consists of 22 shares of common stock subject to stock options exercisable within 60 days of February 10, 2025.

(6) Includes 289 shares of common stock subject to stock options exercisable within 60 days of February 10, 2025.

DESCRIPTION OF CAPITAL STOCK

Common Stock

The Company’s authorized common stock consisted of 900,000,000 shares at $0.0001 par value, as of September 30, 2024 and December 31, 2023. The issued and outstanding common stock was 171,705 shares and 3,548 shares as of September 30, 2024 and December 31, 2023, respectively.

In February 2023, the Company completed a rights offering involving the sale of Class A common stock to all existing accredited investors as of December 19, 2022, at a price equal to approximately $2,040.00 per share. In connection with the rights offering, the Company issued a total of 2,437 shares of Class A common stock, of which 268 was issued in December 2022, and 2,169 was issued in January and February 2023.

In January 2024 through May 2024, the Company issued 41 shares of common stock, par value $0.0001, from equity line of credit.

In May 2024, the Company entered into a securities purchase agreement with certain institutional investors, pursuant to which the Company agreed to issue and sell, in a registered direct offering priced at-the-market under the rules of The Nasdaq Stock Market an aggregate of 1,420 shares of common stock, par value $0.0001, of the Company, at an offering price of $704.00 per share.

In July 2024, the Company commenced a best efforts public offering of an aggregate of 2,100 shares of common stock, par value $0.0001 per share, of the Company, at an offering price of $141.00 and issued 26,269 shares of common stock from exercise of pre-funded warrants of common stock, par value $0.0001, of the Company, at an offering price of $140.90 per share.

In June 2024 through September 2024, the Company issued 120,361 shares of common stock, par value $0.0001, from At the Market offering.

Preferred Stock

In January 2024, our board authorized the proposed issuance of shares of non-voting Series A and Series B convertible preferred stock. The Company's authorized preferred stock consists of 200,000,000 shares at $0.0001 par value as of September 30, 2024. The Series A Certificate designated 5,000,000 shares of the Company’s preferred stock as Series A Preferred Stock. The Series B Certificate designated 1,500,000 shares of the Company’s preferred stock as Series B Preferred Stock. In September 2024, our board authorized the proposed issuance of shares of non-voting Series C convertible preferred stock. The Series C Certificate designated 5,000,000 shares of the Company’s preferred stock as Series C Preferred Stock. The remaining unissued shares of our authorized preferred stock are undesignated. On April 18, 2024, the Series A Certificate was amended increasing designated shares from 5,000,000 to 7,000,000. On June 28, 2024 the Series A Certificate was amended increasing designated shares from 7,000,000 to 10,000,000.

The Series A convertible preferred stock is subject to certain rights, preferences, privileges, and obligations, including voluntary and mandatory conversion provisions, as well as beneficial ownership restrictions and share issuance caps, as described below and as set forth in the Series A Certificate. The Series A convertible preferred stock can be issued at any time and any subsequent mandatory or voluntary conversion into common stock shall be at a conversion price at least equal to or above the closing price per share of the Common Stock as reported on Nasdaq on the last trading day immediately preceding the date that the Series A Certificate was approved by our board of directors, subject to customary adjustments for stock splits and combinations.

The Series A convertible preferred stock includes the following:

•
Subject to certain restrictions specified in the Series A Certificate, and applicable legal and regulatory requirements, including without limitation, the listing requirements of the Nasdaq Stock Market, (i) each share of Series A convertible preferred stock is convertible, at the option of the holder, at any time, provided that such conversion occurs at least 12 months following the Original Issuance Date (as defined in the Series A Certificate), into such whole number of fully paid and non-assessable shares of common stock as is determined by dividing the Original Issue Price (as defined in the Series A Certificate) by the Conversion Price (as defined in the Series A Certificate) in effect at the time of conversion, and (ii) upon the earliest Mandatory Conversion Time (as defined in the Series A Certificate) all outstanding shares of Series A convertible preferred stock shall automatically be converted into shares of common stock;
•
In no event shall any share of Series A convertible preferred stock convert into shares of common stock if the total number of shares of common stock issued would exceed 19.99% of the total number of our shares of common stock outstanding as of immediately prior to the adoption of the Series A Certificate;
•
Dividends accrue on each share of Series A convertible preferred stock at the rate per annum of 8% of the Original Issue Price of such share, plus the amount of previously accrued dividends, compounded annually, subject to certain restrictions and provisions as set forth in the Series A Certificate; and
•
The Series A convertible preferred stock does not have any voting rights, other than any vote required by law or our certificate of incorporation (which does not currently provide for any such voting rights).

Pursuant to the Certificate of Designations of Series A Preferred Stock, on September 30, 2024, the Board of Directors of the Company declared a dividend on the shares of Series A Preferred Stock issued and outstanding as of the record date for such dividend, as a dividend in kind, in the form of 269,334 shares of Series A Preferred Stock. The Company issued 59,668 Dividend Shares on September 30, 2024 and 209,666 Dividend Shares on October 1, 2024.

The Series B convertible preferred stock includes the following:

•
Subject to certain restrictions specified in the Series B Certificate, and applicable legal and regulatory requirements, including without limitation, the listing requirements of the Nasdaq Stock Market, (i) each share of Series B convertible preferred stock is convertible, at the option of the holder, at any time, into such whole number of fully paid and non-assessable shares of common stock as is determined by dividing the Original Issue Price (as defined in the Series B Certificate) by the Conversion Price (as defined in the Series B Certificate) in effect at the time of conversion.
•
In the event that stockholder approval is not obtained, the holders of the Series B Preferred Stock may voluntarily convert the Series B Preferred Stock into Common Stock, provided that in no event shall the number of shares of Common Stock issued upon such voluntary conversion exceed 19.99% of the total number of shares of Common Stock outstanding as of immediately prior to the execution of the Asset Purchase Agreement.
•
The Series B Preferred Stock does not have any voting rights, other than any vote required by law or the Company’s certificate of incorporation (which does not currently provide for any such voting rights) and is not entitled to any dividends.

The Company classifies Series B Preferred Stock in accordance with ASC 480, Distinguishing Liabilities from Equity, as there are conversion features that are subject to shareholder approval which is outside of the Company and therefore the securities should be classified outside of permanent stockholders’ deficit. Upon shareholder approval on May 31, 2024, the Company classified the Series B Preferred Stock as permanent equity as of September 30, 2024.

The Series C convertible preferred stock includes the following:

•
Subject to certain restrictions specified in the Series A Certificate, and applicable legal and regulatory requirements, including without limitation, the listing requirements of the Nasdaq Stock Market, (i) each share of Series C convertible preferred stock is convertible, at the option of the holder, at any time, provided that such conversion occurs at least 18 months following the Original Issuance Date (as defined in the Series C Certificate), into such whole number of fully paid and non-assessable shares of common stock as is determined by dividing the Original Issue Price (as defined in the Series C Certificate) by the Conversion Price (as defined in the Series C Certificate) in effect at the time of conversion, and (ii) upon the earliest Mandatory Conversion Time (as defined in the Series C Certificate) all outstanding shares of Series C convertible preferred stock shall automatically be converted into shares of common stock;
•
In the event that stockholder approval is not obtained, the holders of the Series C convertible preferred stock may voluntarily convert the Series C convertible preferred stock, provided that in no event shall the number of shares of Common Stock issued upon such voluntary conversion exceed 19.99% of the total number of shares of Common Stock outstanding as of immediately prior to the Effective Date (as defined in the Series C Certificate);
•
Dividends accrue on each share of Series C convertible preferred stock at the rate per annum of 15% of the Original Issue Price of such share, plus the amount of previously accrued dividends, compounded annually, subject to certain restrictions and provisions as set forth in the Series C Certificate; and
•
The Series C convertible preferred stock does not have any voting rights, other than any vote required by law or our certificate of incorporation (which does not currently provide for any such voting rights).

The Company has not declared or paid any dividends on our Series C Preferred Stock as of September 30, 2024.

PLAN OF DISTRIBUTION

The Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

● ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

● block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

● purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

● an exchange distribution in accordance with the rules of the applicable exchange;

● privately negotiated transactions;

● settlement of short sales that are not in violation of Regulation SHO;

● in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such securities at a stipulated price per security;

● through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

● a combination of any such methods of sale; or

● any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM- 2440.

In connection with the sale of the securities or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income tax considerations relating to the acquisition, ownership, and disposition of our common stock by non-U.S. holders (as defined below). This summary deals only with common stock held as a capital asset (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)) and does not discuss all of the U.S. federal income tax considerations applicable to a non-U.S. holder that is subject to special treatment under U.S. federal income tax laws, including, but not limited to: a dealer in securities or currencies; a broker-dealer; a financial institution; a qualified retirement plan, individual retirement plan, or other tax-deferred account; a regulated investment company; a real estate investment trust; a tax-exempt organization; an insurance company; a person holding common stock as part of a hedging, integrated, conversion, or straddle transaction or a person deemed to sell common stock under the constructive sale provisions of the Code; a trader in securities that has elected the mark-to-market method of tax accounting; an accrual method taxpayer subject to special tax accounting rules under Section 451(b) of the Code; an entity that is treated as a partnership for U.S. federal income tax purposes (or an investor therein); a person that received such common stock in connection with services provided, including upon the exercise of an option; a corporation that accumulates earnings to avoid U.S. federal income tax; a corporation organized outside the United States, any state thereof or the District of Columbia that is nonetheless treated as a U.S. corporation for U.S. federal income tax purposes; a person that is not a non-U.S. holder; a “controlled foreign corporation;” a “passive foreign investment company;” or a U.S. expatriate.

This summary is based upon provisions of the Code, its legislative history, applicable U.S. Treasury regulations promulgated thereunder, published rulings, and judicial decisions, all as in effect as of the date hereof. We have not sought, and will not seek, any ruling from the Internal Revenue Service (the “IRS”) with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained. Those authorities may be repealed, revoked, or modified, perhaps retroactively, or may be subject to differing interpretations, which could result in U.S. federal income tax consequences different from those discussed below. This summary does not address all aspects of U.S. federal income tax, does not deal with all tax considerations that may be relevant to stockholders in light of their personal circumstances, and does not address the Medicare tax imposed on certain investment income or any state, local, foreign, gift, estate, or alternative minimum tax considerations.

For purposes of this discussion, a “U.S. holder” is a beneficial holder of common stock that is for U.S. federal income tax purposes: an individual citizen or resident of the United States; a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; an estate the income of which is subject to U.S. federal income taxation regardless of its source; or a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) was in existence on August 20, 1996 and has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of common stock that is neither a U.S. holder nor a partnership (or any other entity or arrangement that is treated as a partnership) for U.S. federal income tax purposes regardless of its place of organization or formation. If a partnership (or an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) holds common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding common stock is urged to consult its tax advisors.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME, ESTATE, AND OTHER TAX CONSEQUENCES OF ACQUIRING, OWNING, AND DISPOSING OF OUR COMMON STOCK IN LIGHT OF THEIR SPECIFIC SITUATIONS, AS WELL AS THE TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, OR NON-U.S. TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS (INCLUDING THE U.S. FEDERAL ESTATE AND GIFT TAX LAWS).

Distributions on Our Common Stock

Distributions with respect to common stock, if any, generally will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Any portion of a distribution in excess of current or accumulated earnings and profits will be treated as a return of capital and will first be applied to reduce the holder’s tax basis in its common stock, but not below zero. Any remaining amount will then be treated as gain from the sale or exchange of the common stock and will be treated as described under “-Disposition of Our Common Stock” below.

Distributions treated as dividends that are paid to a non-U.S. holder, if any, with respect to shares of our common stock will be subject to U.S. federal withholding tax at a rate of 30% (or such lower rate as may be specified in an applicable income tax treaty) of the gross amount of the dividends unless the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, subject to the discussion below regarding foreign accounts. If a non-U.S. holder is engaged in a trade or business in the United States and dividends with respect to the common stock are effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment, then although the non-U.S. holder will generally be exempt from the 30% U.S. federal withholding tax, provided certain certification requirements are satisfied, the non-U.S. holder will be subject to U.S. federal income tax on those dividends on a net income basis at regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax equal to 30% (or lower applicable income tax treaty rate) of its effectively connected earnings and profits for the taxable year, as adjusted under the Code. To claim the exemption from withholding with respect to any such effectively connected income, the non-U.S. holder must generally furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form). In the case of a non-U.S. holder that is an entity, Treasury Regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a non-U.S. holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. Such holder’s agent will then be required to provide certification to us or our paying agent.

A non-U.S. holder of shares of common stock who wishes to claim the benefit of a reduced rate of withholding tax under an applicable treaty must furnish to us or our paying agent a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) certifying such holder’s qualification for the exemption or reduced rate. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty and does not timely file the required certification, it may obtain a refund or credit of any excess amounts withheld by timely filing a U.S. tax return with the IRS. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain from a sale, exchange or other disposition of our stock unless: (a) that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder); (b) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or (c) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period for our common stock, and certain other requirements are met. Although there can be no assurance, we believe that we are not, and we do not anticipate becoming, a United States real property holding corporation for U.S. federal income tax purposes. Even if we are treated as a United States real property holding corporation, gain realized by a non-U.S. holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as: (1) the non-U.S. holder owned, directly, indirectly and constructively, no more than five percent of our common stock at all times within the shorter of (x) the five-year period preceding the disposition, or (y) the holder’s holding period, and (2) our common stock is regularly traded on an established securities market. Although Nasdaq qualifies as an established securities market, there can be no assurance that our common stock will continue to qualify as regularly traded on an established securities market. If any gain on your disposition is taxable because we are a United States real property holding corporation and your ownership of our common stock exceeds five percent, you will be taxed on such disposition generally in the manner applicable to U.S. persons and in addition, a purchaser of your common stock may be required to withhold tax with respect to that obligation.

If a non-U.S. holder is described in clause (a) of the preceding paragraph, the non-U.S. holder will generally be subject to tax on the net gain derived from the disposition at the regular U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person, unless an applicable income tax treaty provides otherwise. In addition, a non-U.S. holder that is a corporation may be subject to the branch profits tax at a rate equal to 30% (or lower applicable income tax treaty rate) of its effectively connected earnings and profits for the taxable year, as adjusted under the Code. If the non-U.S. holder is an individual described in clause (b) of the preceding paragraph, the non-U.S. holder will generally be subject to a flat 30% tax on the gain derived from the disposition, which may be offset by U.S. source capital losses even though the non-U.S. holder is not considered a resident of the United States, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding Tax

We report to our non-U.S. holders and the IRS certain information with respect to any dividends we pay on our common stock, including the amount of dividends paid during each fiscal year, the name and address of the recipient, and the amount, if any, of tax withheld. All distributions to holders of common stock are subject to any applicable withholding. Information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business or withholding was reduced by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Under U.S. federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then applicable rate (currently, 24%). Backup withholding, however, generally will not apply to distributions on our common stock to a non-U.S. holder, provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Backup withholding is not an additional tax but merely an advance payment, which may be credited against the tax liability of persons subject to backup withholding or refunded to the extent it results in an overpayment of tax and the appropriate information is timely supplied to the IRS.

Foreign Accounts

Certain withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined under these rules) and certain other non-U.S. entities if certification, information reporting and other specified requirements are not met. A 30% withholding tax may apply to “withholdable payments” if they are paid to a foreign financial institution or to a non-financial foreign entity, unless (a) the foreign financial institution undertakes certain diligence and reporting obligations and other specified requirements are satisfied, or (b) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and other specified requirements are satisfied. “Withholdable payment” generally means any payment of interest, dividends, rents, and certain other types of generally passive income if such payment is from sources within the United States. Treasury regulations proposed in December 2018 (and upon which taxpayers and withholding agents are entitled to rely) eliminate possible withholding under these rules on the gross proceeds from any sale or other disposition of our common stock, previously scheduled to apply beginning January 1, 2022. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements, or comply with comparable requirements under an applicable inter-governmental agreement between the United States and the foreign financial institution’s home jurisdiction. If an investor does not provide the information necessary to comply with these rules, it is possible that distributions to such investor that are attributable to withholdable payments, such as dividends, will be subject to the 30% withholding tax. Holders should consult their own tax advisers regarding the implications of these rules for their investment in our common stock.

LEGAL MATTERS

Lucosky Brookman LLP serves as our legal counsel in connection with this offering.

EXPERTS

The financial statements of Interactive Strength Inc. as of December 31, 2023 and 2022, and for each of the two years in the period ended December 31, 2023, included in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statements of CLMBR, Inc. as of December 31, 2023 and 2022 and for the two years ended December 31, 2023, included in this prospectus, have been audited by Weinberg & Company, P.A., independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of CLMBR, Inc. to continue as a going concern as described in Note 1 to the financial statements) included in this prospectus, and are included in reliance on the report of such firm given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov.

We file annual, quarterly and current reports, proxy statements and other information with the Commission. Our Commission filings are available to the public at the Commission’s website at www.sec.gov and on our website at www.Forme.com/investors. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. You may inspect a copy of the registration statement through the Commission’s website, as provided herein.

3,778,008 Shares of Common Stock

Interactive Strength Inc.

PROSPECTUS

_____________, 2025

INTERACTIVE STRENGTH INC. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CLMBR, INC. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of Interactive Strength Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Interactive Strength Inc. and subsidiaries (the "Company") as of December 31, 2023 and 2022, the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows, for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the "financial statements").

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is experiencing difficulty in generating sufficient cash flow to meet its obligations and sustain its operations and does not have sufficient liquidity to repay certain outstanding loans currently due, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Morristown, New Jersey

April 1, 2024 (February 7, 2025 as to the effects of the 1-for-40 and 1-for-100 reverse stock splits as described in Note 1.)

We have served as the Company's auditor since 2022.

INTERACTIVE STRENGTH INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$—	$226
Accounts receivable, net of allowances	1	—
Inventories, net	2,607	4,567
Vendor deposits	1,815	3,603
Prepaid expenses and other current assets	933	1,426
Total current assets	5,356	9,822
Property and equipment, net	444	1,326
Right-of-use-assets	283	110
Intangible assets, net	2,254	3,834
Long-term inventories, net	2,908	—
Vendor deposits long term	309	—
Deferred offering costs	—	2,337
Other assets	5,248	7,018
Total Assets	$16,802	$24,447
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$10,562	$7,743
Accrued expenses and other current liabilities	906	5,304
Operating lease liability, current portion	54	106
Deferred revenue	77	29
Loan payable	5,806	6,708
Senior secured notes	3,096	—
Income tax payable	7	7
Embedded derivatives	122	—
Convertible note payable	904	4,270
Total current liabilities	21,534	24,167
Operating lease liability, net of current portion	229	9
Warrant liabilities	591	3,004
Total liabilities	$22,354	$27,180
Commitments and contingencies (Note 14)
Stockholders' equity
Common stock, par value $0.0001; 900,000,000 and 369,950,000 shares authorized as of December 31, 2023 and December 31, 2022, respectively; 3,548 and 613 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively.	7	4
Additional paid-in capital	161,252	112,436
Accumulated other comprehensive income	100	365
Accumulated deficit	(166,911)	(115,538)
Total stockholders' (deficit)	(5,552)	(2,733)
Total liabilities and stockholders' (deficit)	$16,802	$24,447

The accompanying notes are an integral part of these consolidated financial statements.

INTERACTIVE STRENGTH INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

	Year Ended December 31,
	2023	2022
Revenue:
Fitness product revenue	$574	$530
Membership revenue	142	74
Training revenue	246	77
Total revenue	962	681
Cost of revenue:
Cost of fitness product revenue	(2,287)	(2,402)
Cost of membership	(3,807)	(5,693)
Cost of training	(396)	(1,454)
Total cost of revenue	(6,490)	(9,549)
Gross loss	(5,528)	(8,868)
Operating expenses:
Research and development	10,044	19,960
Sales and marketing	1,631	6,219
General and administrative	37,277	19,298
Total operating expenses	48,952	45,477
Loss from operations	(54,480)	(54,345)
Other income (expense), net:
Other income (expense), net	1	(4,036)
Interest (expense)	(1,588)	(952)
Gain upon debt forgiveness	2,595	523
Change in fair value of convertible notes and bridge notes	(306)	107
Change in fair value of warrants	2,405	478
Total other income (expense), net	3,107	(3,880)
Loss before provision for income taxes	(51,373)	(58,225)
Income tax expense	—	—
Net loss attributable to common stockholders	$(51,373)	$(58,225)
Net loss per share - basic and diluted	(16,614.85)	(477,963.21)
Weighted average common stock outstanding—basic and diluted	3,092	122

	Year Ended December 31,
	2023	2022
Net loss	$(51,373)	$(58,225)
Other comprehensive loss:
Foreign currency translation (loss) gain	(265)	524
Total comprehensive loss	$(51,638)	$(57,701)

The accompanying notes are an integral part of these consolidated financial statements.

INTERACTIVE STRENGTH INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ (DEFICIT)

(In thousands, except share amounts)

	Series Seed 0 - 10		Convertible Preferred Stock Series A		Series A-1		Series A-2		Common Stock		Class A Common Stock		Class B Common Stock		Additional Paid-In	Accumulated Other Comprehensive	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	(Income) Loss	Deficit	(Deficit)
Balances at December 31, 2021	11	$7,594	86,703	$19,535	10,208	$2,604	—	$—	—	$—	45	$3	8	$—	$37,806	$(159)	$(57,313)	$(19,663)
Issuance of Class A common stock	—	—	—	—	—	—	—	—	—	—	334	1	—	—	2,625	—	—	2,626
Issuance of Series A-2 preferred stock upon conversion of convertible notes	—	—	—	—	—	—	124,313	5,926	—	—	—	—	—	—	—	—	—	—
Issuance of Series A-2 preferred stock, net of issuance costs of $97	—	—	—	—	—	—	631,292	29,996	—	—	—	—	—	—	—	—	—	—
Issuance of Class A upon Conversion of Series A preferred stock	—	—	(86,703)	(19,535)	—	—	—	—	—	—	22	—	—	—	19,535	—	—	19,535
Issuance of Class A upon Conversion of Series A-1 preferred stock					(10,208)	(2,604)			—	—	3	—	—	—	2,604	—	—	2,604
Issuance of Class A upon Conversion of Series A-2 preferred stock	—	—	—	—	—	—	(755,605)	(35,922)	—	—	189	—	—	—	35,922	—	—	35,922
Issuance of Class A upon Conversion of Series Seed preferred stock	(2)	(2,267)	—	—	—	—	—	—	—	—	2	—	—	—	2,267	—	—	2,267
Issuance of Class A upon Conversion of Series Seed-1 preferred stock	(1)	(719)	—	—	—	—	—	—	—	—	1	—	—	—	719	—	—	719
Issuance of Class A upon Conversion of Series Seed-2 preferred stock	(0)	(160)	—	—	—	—	—	—	—	—	0	—	—	—	160	—	—	160
Issuance of Class A upon Conversion of Series Seed-3 preferred stock	(0)	(25)	—	—	—	—	—	—	—	—	0	—	—	—	25	—	—	25
Issuance of Class A upon Conversion of Series Seed-4 preferred stock	(0)	(15)	—	—	—	—	—	—	—	—	0	—	—	—	15	—	—	15
Issuance of Class A upon Conversion of Series Seed-5 preferred stock	(1)	(425)	—	—	—	—	—	—	—	—	1	—	—	—	425	—	—	425
Issuance of Class A upon Conversion of Series Seed-6 preferred stock	(0)	(104)	—	—	—	—	—	—	—	—	0	—	—	—	104	—	—	104
Issuance of Class A upon Conversion of Series Seed-7 preferred stock	(0)	(235)	—	—	—	—	—	—	—	—	0	—	—	—	235	—	—	235
Issuance of Class A upon Conversion of Series Seed-8 preferred stock	(1)	(659)	—	—	—	—	—	—	—	—	1	—	—	—	659	—	—	659
Issuance of Class A upon Conversion of Series Seed-9 preferred stock	(5)	(2,664)	—	—	—	—	—	—	—	—	5	—	—	—	2,664	—	—	2,664
Issuance of Class A upon Conversion of Series Seed-10 preferred stock	(1)	(321)	—	—	—	—	—	—	—	—	1	—	—	—	321	—	—	321
Issuance of Class B common stock upon exercise of stock options	—	—	—	—	—	—	—	—	—	—	—	—	1	—	3	—	—	3
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	6,347	—	—	6,347
Foreign currency translation gain	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	524	—	524
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(58,225)	(58,225)
Balances at December 31, 2022	—	—	—	—	—	—	—	—	—	—	604	4	9	—	112,436	365	(115,538)	(2,733)
Issuance of Common stock	—	—	—	—	—	—	—	—	2,169	3	—	—	—	—	4,449	—	—	4,452
Issuance of Common stock upon exercise of stock options	—	—	—	—	—	—	—	—	2	—	—	—	—	—	—	—	—	—
Issuance of Common stock upon conversion of Class A Common Stock	—	—	—	—	—	—	—	—	604	4	(604)	(4)	—	—	—	—	—	—
Issuance of Class B common stock upon exercise of stock options	—	—	—	—	—	—	—	—	—	—	—	—	162	—	14	—	—	14
Issuance of Common stock upon conversion of Class B Common Stock	—	—	—	—	—	—	—	—	171	—	—	—	(171)	—	—	—	—	—
Initial public offering, net of issuance cost of $1.2 million	—	—	—	—	—	—	—	—	375	—	—	—	—	—	10,820	—	—	10,820
Initial public offering costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(4,607)	—	—	(4,607)
Issuance of Common stock upon conversion of convertible notes	—	—	—	—	—	—	—	—	142	—	—	—	—	—	4,521	—	—	4,521
Exercise of stock warrants	—	—	—	—	—	—	—	—	85	—	—	—	—	—	2,468	—	—	2,468
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	30,828	—	—	30,828
Net exercise of options	—	—	—	—	—	—	—	—	—	—	—	—	—	—	323	—	—	323
Foreign currency translation loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(265)	—	(265)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(51,373)	(51,373)
Balances at December 31, 2023	—	$—	—	$—	—	$—	—	$—	3,548	$7	—	$—	—	$—	$161,252	$100	$(166,911)	$(5,552)
The accompanying notes are an integral part of these consolidated financial statements.

INTERACTIVE STRENGTH INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2023	2022
Cash Flows From Operating Activities:
Net loss	$(51,373)	$(58,225)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign currency	265	422
Depreciation	882	1,143
Amortization	5,644	4,999
Non-cash lease expense	79	590
Inventory valuation loss	825	904
Stock-based compensation	29,943	6,347
Fair value of warrants issued with bridge and convertible notes	270	3,482
Gain upon debt forgiveness	(2,595)	(523)
Loss on property and equipment disposal	—	181
Interest expense	194	952
Impairment write-off	—	2,275
Amortization of debt discount	1,394	—
Change in fair value of convertible notes	306	(107)
Warrants issued to service providers and warrant issuance expense	497	—
Change in fair value of derivatives	(52)	—
Change in fair value of warrants	(2,405)	(478)
Changes in operating assets and liabilities
Accounts receivable	(1)	—
Inventories	(1,791)	(2,435)
Prepaid expenses and other current assets	493	(261)
Vendor deposits	1,479	341
Other assets	(9)	3
Accounts payable	2,084	3,926
Accrued expenses and other current liabilities	(1,521)	1,490
Deferred revenue	48	14
Operating lease liabilities	(83)	(585)
Net cash used in operating activities	(15,427)	(35,545)
Cash Flows From Investing Activities:
Purchase of property and equipment	—	(577)
Acquisition of internal use software	(272)	(2,743)
Acquisition of software and content	(1,149)	(4,287)
Net cash used in investing activities	(1,421)	(7,607)
Cash Flows From Financing Activities:
Proceeds from issuance of related party loans	465	425
Payments of related party loans	(942)	(1,324)
Proceeds from issuance of common stock upon initial public offering, net of offering costs	10,820	—
Payments of offering costs and issuance of convertible notes	(2,378)	—
Proceeds from senior secured notes	4,863	—
Payments of senior secured notes	(2,000)	—
Proceeds from issuance of Preferred Stock - Series A, net of issuance costs	—	29,996
Proceeds from issuance of convertible notes	2,000	10,106
Proceeds from the issuance of common stock A	4,247	2,626
Proceeds from the exercise of common stock options	30	12
Repayment Bounce Back Loan	—	(69)
Net cash provided by financing activities	17,105	41,772
Effect of exchange rate on cash	(483)	(91)
Net Change In Cash and Cash Equivalents	(226)	(1,471)
Cash and restricted cash at beginning of year	226	1,697
Cash and restricted cash at end of year	$—	$226
Supplemental Disclosure Of Cash Flow Information:
Property & equipment in Accounts Payable	18	18
Inventories in Accounts Payable and accrued expenses	815	1,007
Capitalized software and content in Accounts Payable	—	75
Issuance of Series A preferred stock in connection with convertible notes payable	—	5,926
Deferred offering costs	—	2,337
Offering costs and debt issuance costs in Accounts Payable and accrued expenses	2,781	—
Exercise of stock warrants	2,468	—
Right-of-use assets obtained in exchange for new operating lease liabilities	313	411
Right-of-use assets obtained in exchange for new operating lease liabilities upon ASC 842 adoption	—	289
Issuance of Class A common stock through conversion of preferred stock	—	65,655
Conversion of convertible notes into common stock	4,521	—
Issuance of convertible note in conversion of outstanding loan payable	—	161
Issuance of convertible note in conversion of Accounts Payable	—	36
Decrease in right-of-use asset and operating lease liabilities due to lease termination	61	—
Issuance of Common Stock from Rights Offering	202	—
Net exercise of options	323	—
Stock-based compensation capitalized in software	883	—

The accompanying notes are an integral part of these consolidated financial statements.

INTERACTIVE STRENGTH INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Description of Business and Basis of Presentation

Description and Organization

Interactive Strength Inc., together with its consolidated subsidiaries doing business as “Forme” (“Forme” or the “Company”), is an interactive home fitness platform that offers an immersive smart home gym with a life-size touchscreen mirror and accessories. Our Members are defined as any individual who has a Forme account through a paid connected fitness membership. The Company’s interactive home fitness platform is known as the Studio, for which the Company continues to develop new accessories and add-ons to further customize a Member’s experience (“Connected Fitness Products”). Through the Studio, Members can stream immersive, instructor-led boutique classes anytime, anywhere. The Company enables Members to get the most out of their wellness journey from their home.

Reverse Stock Splits

On June 13, 2024, the Company filed a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to effect a reverse stock split of the Company’s common stock, $0.0001 par value per share, at a rate of 1-for-40 (the “Reverse Stock Split”), effective as of 9:00 a.m. Eastern Time on June 14, 2024.

The Reverse Stock Split decreased the number of shares of Common Stock issued and outstanding from 26,581,056 shares to 664,526 shares, subject to adjustment for the rounding up of fractional shares. Accordingly, each holder of Common Stock now owns fewer shares of Common Stock as a result of the Reverse Stock Split. However, the Reverse Stock Split affected all holders of Common Stock uniformly and did not affect any stockholder’s percentage ownership interest in the Company, except to the extent that the Reverse Stock Split resulted in an adjustment to a stockholder’s ownership of Common Stock due to the treatment of fractional shares in the Reverse Stock Split. Therefore, voting rights and other rights and preferences of the holders of Common Stock were not affected by the Reverse Stock Split (other than as a result of the treatment of fractional shares). Common stock issued pursuant to the Reverse Stock Split remains fully paid and nonassessable, without any change in the par value per share.

The Common Stock began trading on a Reverse Stock Split-adjusted basis on The Nasdaq Capital Market on June 14, 2024. The trading symbol for the Common Stock remains “TRNR.” The new CUSIP number for the Common Stock following the Reverse Stock Split is 45840Y203.

On November 8, 2024, the Company filed a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to effect a reverse stock split of the Company’s common stock, $0.0001 par value per share, at a rate of 1-for-100 (the “Reverse Stock Split”), effective as of 9:00 a.m. Eastern Time on November 11, 2024.

The Reverse Stock Split decreased the number of shares of Common Stock issued and outstanding from 41,787,040 shares to 417,870 shares, subject to adjustment for the rounding up of fractional shares. Accordingly, each holder of Common Stock now owns fewer shares of Common Stock as a result of the Reverse Stock Split. However, the Reverse Stock Split affected all holders of Common Stock uniformly and did not affect any stockholder’s percentage ownership interest in the Company, except to the extent that the Reverse Stock Split resulted in an adjustment to a stockholder’s ownership of Common Stock due to the treatment of fractional shares in the Reverse Stock Split. Therefore, voting rights and other rights and preferences of the holders of Common Stock were not affected by the Reverse Stock Split (other than as a result of the treatment of fractional shares). Common stock issued pursuant to the Reverse Stock Split remains fully paid and nonassessable, without any change in the par value per share.

The Common Stock began trading on a Reverse Stock Split-adjusted basis on The Nasdaq Capital Market on November 11, 2024. The trading symbol for the Common Stock remains “TRNR.” The new CUSIP number for the Common Stock following the Reverse Stock Split is 45840Y302.

Initial Public Offering

In May 2023, the Company closed its initial public offering ("IPO") in which we issued and sold 375 shares of common stock at a public offering price of $32,000.00 per share and excluding shares sold in the IPO by certain of our existing stockholders. Total proceeds, after deducting underwriting commissions of $1.2 million and other offering expenses of $4.6 million, was $6.2 million.

Basis of Presentation and Consolidation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts of Interactive Strength Inc. and its subsidiaries in which the Company has a controlling financial interest. All intercompany balances and transactions have been eliminated.

Liquidity and Going Concern

In accordance with Accounting Standards Update ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Subtopic 205-40), or ASU 205-40, management evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the accompanying consolidated financial statements were issued.

As an emerging growth company, the Company is subject to certain inherent risks and uncertainties associated with the development of an enterprise. In this regard, since the Company’s inception, substantially all of management’s efforts have been devoted to making investments in research and development including the development of revenue generating products and services and the development of a commercial organization, all at the expense of short-term profitability.

As of the date the accompanying consolidated financial statements were issued (the “issuance date”), management evaluated the following adverse conditions and events present at the Company in accordance with ASU 205-40:

•
Since its inception, the Company has incurred significant operating losses and used net cashflows in its operations. For the year ended December 31, 2023, the Company incurred a net operating loss of $54.5 million and used net cash in its operations of $15.4 million. As of December 31, 2023, the Company had an accumulated deficit of $166.9 million. Management expects the Company will continue to incur significant operating losses and use net cash in its operations for the foreseeable future.
•
As of the issuance date, the Company had approximately $0 million of unrestricted cash and cash equivalents available to fund its operations and no available sources of financing or capital to sustain its operations for a period of 12 months beyond the issuance date.
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The Company expects to incur substantial expenditures to invest in its operations and growth for the foreseeable future. In order to fund these investments, the Company will need to secure additional sources of credit from lenders or capital investment from public and private investors (collectively “outside capital”). While the Company is actively seeking to secure additional outside capital (and has historically been able to successfully secure such capital) to fund its operations, no additional outside capital has been secured or was deemed probable of being secured as of the issuance date. In addition, management can provide no assurance the Company will be able to secure additional outside capital or on acceptable terms. Absent an ability to secure additional outside capital in the very near term, the Company will be unable to meet fund its operations over the next 12 months beyond the issuance date.
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As of December 31, 2023, the Company had total outstanding debt of approximately $10.0 million, all of which was classified as current in the accompanying consolidated balance sheet. Approximately $5.8 million of this debt pertains to personal loans from certain individual related parties disclosed in Note 21. Several of these loans matured prior to December 31, 2023, but their repayment has been temporarily waived, and the remaining loans are scheduled to mature over the next 12 months beyond the issuance date. Further as disclosed in Note 22, the Company entered into a credit agreement with Vertical for an $8 million term loan with a maturity date of June 2024, a $6 million senior secured promissory note due in December 2024 and assumed $1.5 million of subordinated debt in conjunction with its acquisition of CLIMBR on February 7, 2024. However, as disclosed in Note 22, $4.3 million of these loans were converted into 2,377,258 shares of the Company’s Series A Convertible Preferred Stock on February 15,

2024 and $3.8 million of these loans were converted into 2,038,039 shares of the Company's Series A Convertible Preferred Stock on March 29, 2024, and the maturity date on the term loan with Vertical was extended to December 2024. Accordingly, as of the issuance date, the Company’s total outstanding debt was approximately $18.0 million, plus accrued, but unpaid interest and penalties on delayed interest payments, all of which is currently due or scheduled to mature over the next 12 twelve months beyond the issuance date. While the Company is actively seeking to secure additional outside capital (and has historically been able to successfully secure such capital) to repay these outstanding borrowings, no additional outside capital has been secured or was deemed probable of being secured as of the issuance date. In addition, management can provide no assurance the Company will be able to secure additional outside capital or on acceptable terms. In the event the Company is unable to secure additional outside capital and/or secure amendments or waivers from its lenders to defer or modify the repayment terms of the Company’s outstanding indebtedness, management will be required to seek other strategic alternatives, which may include, among others, a significant curtailment of the Company’s operations, a sale of certain of the Company’s assets, a sale of the entire Company to strategic or financial investors, and/or allowing the Company to become insolvent by filing for bankruptcy protection under the provisions of the U.S. Bankruptcy Code.
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The Company received a deficiency letter from the Nasdaq Stock Market (“Nasdaq”) on January 26, 2024 notifying the Company that, for the last 30 consecutive business days, the closing bid price for the Company’s common stock, par value $0.0001 per share (the “Common Stock”) has been below the minimum $1.00 per share required for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (“Rule 5550(a)(2)”). The Nasdaq deficiency letter has no immediate effect on the listing of the Common Stock, and the Common Stock will continue to trade on The Nasdaq Capital Market under the symbol “TRNR” at this time. The Company has 180 calendar days, or until July 24, 2024, to regain compliance. To regain compliance, the closing bid price of the Company’s securities must be at least $1.00 per share for a minimum of ten consecutive business days. If compliance is not regained by July 24, 2024, the Company may be eligible for additional time to regain compliance or if otherwise not eligible, the Company may request a hearing before a hearings panel. In the Company fails regain compliance and/or secure an extension, the Company will be subject to being delisted from the Nasdaq market. If a delisting occurs, the Company will be faced with a number of material adverse consequences, including limited availability of market quotations for its common stock; limited news and analyst coverage; decreased ability to obtain additional financing or failure to comply with the covenants required by the Company’s borrowing arrangement; limited liquidity for the Company’s stockholders due to thin trading; and a potential loss of confidence by investors, employees and other third parties who do business with the Company.

These uncertainties raise substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements have been prepared on the basis that the Company will continue to operate as a going concern, which contemplates that the Company will be able to realize assets and settle liabilities and commitments in the normal course of business for the foreseeable future. Accordingly, the accompanying consolidated financial statements do not include any adjustments that may result from the outcome of these uncertainties.

Trademarks

We, and in certain cases through our subsidiaries, have obtained trademarks for FORME LIFE, which trademarks are our property. This prospectus also contains references to our trademarks and trademarks belonging to other entities, which trademarks remain the property of such other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply relationships with, or endorsement or sponsorship of us by, any other companies.

Note 2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue, expenses, and related disclosures. On an ongoing basis, the Company evaluates its estimates, including, among others, those related to revenue related reserves, the realizability of inventory, fair value measurements, useful lives of long lived assets, including property and equipment and finite lived intangible assets, product warranty, stock-based compensation expense, valuation of the debt component of convertible notes, warrant liabilities, and commitments and contingencies. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable. Actual results may differ from these estimates.

Segment Information

Operating segments are defined as components of an enterprise for which separate and discrete information is available for evaluation by the chief operating decision-maker (“CODM”) in deciding how to allocate resources and assess performance. The Company has one operating segment, the development and sale of its at-home fitness technology platform. The Company’s chief operating decision maker, its chief executive officer, manages the Company’s operations on a consolidated basis for the purpose of allocating resources. As the Company has one reportable segment, all required segment financial information is presented in the consolidated financial statements. The Company currently operates in the United States, the United Kingdom, and Taiwan. As of December 31, 2023 and 2022, substantially all of the Company’s long-lived assets are held in the United States.

Cash

Cash consists of cash on deposit in banks.

Deferred Offering Costs

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the IPO. As of December 31, 2023, the Company incurred offering costs amounting to $4.6 million through the IPO and subsequently classified the costs to additional paid in capital.

Property and Equipment

Property and equipment purchased by the Company are stated at cost less accumulated depreciation. Major updates and improvements are capitalized, while charges for repairs and maintenance which do not improve or extend the lives of the respective asset, are expensed as incurred. The Company capitalizes the cost of pre-production tooling which it owns under a supply arrangement. Pre-production tooling, including the related engineering costs the Company will not own or will not use in producing products under long-term supply arrangements, are expensed as incurred.

Depreciation and amortization is computed on a straight-line basis over the following estimated useful lives:

Pre-production tooling	2 – 5 years
Machinery and equipment	2 – 10 years
Furniture and fixtures	3 – 5 years
Leasehold improvements	Lesser of lease term or estimated useful life

Inventories, net

Inventories, which are comprised of finished goods, are stated at the lower of cost or net realizable value, with cost determined using actual costs. The Company maintains inventory in a third-party warehouse. Reserves are established to reduce the cost of inventories to their estimated net realizable value and are reflected in cost of revenues in the consolidated statement of operations. The Company assessed the obsolescence reserve by evaluating factors such as inventory levels, historical sales, and the remaining life of its products. Inventory losses are written-off against the reserve. Inventory not expected to be sold in the next twelve months is classified as long-term in the accompanying consolidated balance sheets.

Vendor Deposits

Vendor deposits represent prepayments made to the third-party manufacturers of the Company’s inventory. In general, the Company’s manufacturers require that the Company pay a portion of the costs for a manufacturing purchase order in advance, with the remaining cost being invoiced upon delivery of the products. Prior to receipt of the goods, any costs associated with the prepayments made by the Company are reflected as vendor deposits on the Company’s consolidated balance sheet.

Capitalized Studio Content

Capitalized Studio content costs include certain expenditures to develop video and live content for the Company’s customers. The Company capitalizes production costs for recorded content in accordance with ASC 926-20, Entertainment-Films - Other Assets - Film Costs. The Company recognizes capitalized content, net of accumulated amortization, within other non-current assets in the consolidated balance sheets and recognizes the related amortization expense as a component of cost of revenue in the consolidated statements of operations and comprehensive loss. Costs which qualify for capitalization include production costs, development costs, direct costs, labor costs, and production overhead. Expenditures for capitalized content are included within operating activities in the consolidated statements of cash flows. Based on certain factors, including historical and estimated user viewing patterns, the Company amortizes individual titles within the Studio content library on a straight-line basis over a three-year useful life. The Company reviews factors impacting the amortization of the capitalized Studio content on an ongoing basis. Estimates related to these factors require considerable management judgment.

The Company considered certain factors in determining the useful life of the content, including expected periods over which the content will be made available through the platform and related viewership, the lack of “obsolescence” of such content over such period given the nature of its videos (i.e., exercise classes which are not significantly impacted by changes in markets or customer preferences, and/or for which the content is expected to significantly change or evolve over time), and the expected significant growth of its subscriber base which will contribute to substantial increases in viewership over time given the recent launch of its product and membership offerings. Based on these factors, the Company has determined that a three-year (3-year) amortization period is reasonable for the content. The Company will continue to review factors impacting the amortization of the capitalized content on an ongoing basis.

The Company’s business model is membership based as opposed to generating revenues at a specific title level. Therefore, all content assets are monetized as part of a single asset group. The content is assessed at the group level when an event or change in circumstances indicates a change in the expected usefulness of the content or that fair value may be less than unamortized cost. Unamortized costs are assessed for impairment regardless of whether the produced content is completed. To date, the Company has recognized one impairment with regards to the carrying value of its content portfolio. If circumstances in the future suggest that an impairment may exist, these aggregated content assets will be stated at the lower of unamortized cost or fair value. In addition, unamortized costs for assets that have been, or are expected to be, abandoned are written off. The unamortized cost of content is approximately $2.4 million and $4.4 million as of December 31, 2023 and December 31, 2022, respectively.

Capitalized Software Costs

The Company capitalizes certain eligible software development costs incurred in connection with its internal use software in accordance with ASC 350-40, Internal-use Software and ASC 985, Software. These capitalized costs also relate to the Company’s Studio software that is accessed by its customers on a membership basis as well as certain costs associated with its information systems. Capitalized software costs are amortized over the estimated useful life of three years. Capitalization begins once the application development stage begins, management has authorized and committed to funding the project, it is probable the project will be completed, and the software will be used to perform the function intended. Internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use. The Company expenses all costs incurred that relate to planning and post-implementation phases of development. Intangible assets are assessed for impairment when events or circumstances indicate the existence of a possible impairment, and none were identified in the year ended December 31, 2023.

During the year ended December 31, 2023 and December 31, 2022, the Company capitalized $0.4 million and $2.7 million, respectively, under ASC 350 included in intangible assets.

During the year ended December 31, 2023 and December 31, 2022, the Company capitalized $1.9 million and $1.4 million, respectively, under ASC 985 included in other assets.

Amortization is computed on a straight-line basis over the following estimated useful lives:

Capitalized software and internal-use software	3 years

Music Royalty Fees

The Company recognizes music royalty fees as these fees are incurred in accordance with the terms of the relevant license agreement with the music rights holder. The incurrence of such royalties is primarily driven by the number of paid subscribers each month and it is classified as cost of membership and training within the Company’s statement of operations. The Company’s license agreements with music rights holders generally include provisions for advance royalties as well as minimum guarantees. When a minimum guarantee is paid in advance, the guarantee is recorded as a prepaid asset and amortized over the shorter of the period consumed or the term of the agreement. As of December 31, 2023 and December 31, 2022, there were no music guarantee-related prepaids, respectively.

Fair Value Measurements

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Subsequent changes in fair value of these financial assets and liabilities are recognized in earnings when they occur. When determining the fair value measurements for assets and liabilities which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact and the market-based risk measurement or assumptions that market participants would use in pricing the assets or liabilities, such as inherent risk, transfer restrictions, and credit risk.

The Company applies the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

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Level 1 inputs are based on quoted prices in active markets for identical assets or liabilities.
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Level 2 inputs are based on observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets with insufficient volume or infrequent transactions (less active markets), or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.
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Level 3 inputs are based on unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities, and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability.

The Company’s material financial instruments consist primarily of cash and cash equivalents, accounts payable, accrued expenses, bridge notes, convertible notes, embedded derivatives and warrants. The carrying amounts of current financial instruments, which include cash, accounts receivable, accounts payable and accrued expenses, approximate their fair values due to the short-term nature of these instruments.

Impairment of Long-Lived Assets

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset (or asset group) to the future undiscounted cash flows expected to be generated by the assets (or asset group). If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds their fair value. There was a $2.3 million impairment loss related to the impairment of the Content Provider’s content for the year ended December 31, 2022. There was no charge to impairment for the year ended December 31, 2023.

Leases

The Company adopted the Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842) (“ASU 2016-02” or “ASC 842”) as of January 1, 2022, using the modified retrospective method and utilized the effective date as its date of initial application, with prior periods presented in accordance with previous guidance under Accounting Standards Codification (“ASC”) 840, Leases. At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the unique facts and circumstances present in the arrangement. Leases with a term greater than one year are recognized on the balance sheet as right-of-use assets and current and non-current lease liabilities, as applicable.

As a result of the adoption of ASC 842, the Company recognized right-of-use assets and lease liabilities of $0.3 million as of the January 1, 2022, effective date. There was no impact to opening retained earnings from the adoption of ASC 842. The Company recorded an immaterial amount of general and administrative expense in its consolidated statement of operations related to lease expense, including short-term lease expense during the year ended December 31, 2022.

Bridge Notes

As permitted under ASC Topic 825, Financial Instruments, we have elected the fair value option to account for our November 2023 Bridge Notes. In accordance with ASC Topic 825, we record these bridge notes at fair value with changes in fair value recorded as a component of other expense, net in the consolidated statement of operations and comprehensive loss. As a result of applying the fair value option, direct costs and fees related to the bridge notes were expensed as incurred and were not deferred. In addition, the bridge notes meet other applicable criteria for electing fair value option under ASC Topic 825. As of December 31, 2023, there are $0.2 million of notes outstanding measured at fair value related to the November 2023 Bridge Notes.

Convertible Notes

As permitted under ASC Topic 825, Financial Instruments, the Company has elected the fair value option to account for its November 2022 convertible notes. In accordance with ASC Topic 825, the Company records these convertible notes at fair value with changes in fair value recorded as a component of other income (expense), net in the consolidated statement of operations and comprehensive loss. As a result of applying the fair value option, direct costs and fees related to the convertible notes were expensed as incurred and were not deferred. In addition, the convertible notes meet other applicable criteria for electing fair value option under ASC Topic 825.

In May 2023, upon closing of the Company's IPO, the November 2022 convertible notes were converted into an aggregate of 141 shares of common stock.

In connection with the Company’s issuance of the December 2023 Convertible Notes (the “December 2023 Notes”), the Company bifurcated the embedded conversion option and redemption rights and recorded embedded conversion option and redemption rights as a short term derivative liability in the Company’s balance sheet in accordance with FASB ASC 815, Derivatives and Hedging. The convertible debt and the derivative liability associated with the December 2023 Notes is presented in on the consolidated balance sheet as convertible note payable and the embedded derivatives. The convertible debt is carried at amortized cost. The derivative liability will be remeasured at each reporting period using the lattice model with changes in fair value recorded in the consolidated statements of operations in other expense (income). See Note 10 for further details.

Warrants

The Company account for common stock warrants as either equity-classified instruments or liability-classified instruments based on an assessment of the warrant terms. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all the requirements for equity classification under ASC 815, including whether the warrants are indexed to our Common Stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance, and, for liability-classified warrants, at each reporting period end date while the warrants are outstanding. The warrants are revalued on each subsequent balance sheet date until such instruments are exercised or expire, with any changes in the fair value between reporting periods recorded in the consolidated statements of operations and comprehensive loss.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. If a loss is reasonably possible and the loss or range of loss can be reasonably estimated, the Company discloses the possible loss or states that such an estimate cannot be made.

Revenue Recognition

On January 1, 2020, the Company adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASC 606”) and all subsequent amendments. As the Company had not recognized any revenue prior to the adoption of the new standard, there was no impact on the measurement or timing of revenue recognition as a result of the adoption. Revenue is recognized when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. Refer to Note 3 for additional information.

Cost of Fitness Product Revenue

Cost of fitness product revenue relates to the Fitness Product costs, including manufacturing costs, duties and other applicable importing costs, shipping and handling costs, packaging, warranty replacement costs, fulfillment costs, warehousing costs, and certain allocated costs related to management, facilities, and personnel-related expenses associated with supply chain logistics. Cost of fitness product revenue also contains valuation losses related to the Company’s inventory lower of cost or market reserve.

Cost of Membership and Training

Membership costs include costs associated with the creation of content and training, including associated payroll, filming and production costs, other content specific costs, hosting fees, music royalties, amortization of capitalized software development costs, and warranty replacement and servicing costs associated with extended warranty contracts.

Advertising Costs

Advertising and other promotional costs to market the Company’s products are expensed as incurred. Advertising expenses were $0.7 million and $2.5 million for the year ended December 31, 2023 and 2022, respectively, and are included within sales and marketing expenses in the consolidated statements of operations and comprehensive loss.

Research and Development Costs

Research and development expenses consist primarily of personnel- and facilities-related expenses, consulting and contractor expenses, tooling and prototype materials software platform expenses, and depreciation of property and equipment. Substantially all of the Company’s research and development expenses are related to developing new products and services and improving existing products and services. Research and development expenses are expensed as incurred.

Stock-Based Compensation

In December 2020, the Board of Directors adopted the 2020 Equity Incentive Plan (“the 2020 Plan”) and in April 2023, our board of directors adopted the 2023 Equity Incentive Plan (the “2023 Plan”). Stock-based awards are measured at the grant date based on the fair value of the award and are recognized as expense, net of actual forfeitures, on a straight-line basis over the requisite service period, which is generally the vesting period of the respective award. The Company estimates the fair value of stock options using the Black-Scholes option pricing model. The determination of the grant date fair value of stock awards issued is affected by a number of variables, including the fair value of the Company’s common stock, the expected common stock price volatility over the expected life of the awards, the expected term of the stock option, risk-free interest rates, and the expected dividend yield of the Company’s common stock. The Company derives its volatility from the average historical stock volatilities of several peer public companies over a period equivalent to the expected term of the awards. The Company estimates the expected term based on the simplified method for employee stock options considered to be “plain vanilla” options, as the Company’s historical share option exercise experience does not provide a reasonable basis upon which to estimate the expected term. The risk-free interest rate is based on the United States Treasury yield curve in effect at the time of grant. Expected dividend yield is 0.0% as the Company has not paid and does not currently anticipate paying dividends on its common stock.

Stock-based compensation expense is classified in the accompanying consolidated statement of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

Foreign Currency Transactions

The functional currency for the Company’s wholly-owned foreign subsidiaries, Interactive Strength UK and Interactive Strength Taiwan, is the United States dollar. All foreign currency transaction gains and losses are recognized in the consolidated statements of operations and comprehensive loss through other income (expense). The Company recognized material currency transaction gains or losses during the year ended December 31, 2023 and 2022.

Comprehensive Loss

Comprehensive loss includes net loss as well as other changes in stockholders’ deficit that result from transactions and economic events other than those with stockholders. For the year ended December 31, 2023 and 2022, comprehensive loss included $0.3 million of foreign currency transaction losses and $0.5 million of foreign currency transaction gains, respectively.

Loss Per Share

The Company computes loss per share using the two-class method required for participating securities. The two-class method requires income available to common stockholders for the period to be allocated between common stock and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company’s redeemable convertible preferred stock and common stock issued upon early exercise of stock options are participating securities. The Company considers any shares issued upon early exercise of stock options, subject to repurchase, to be participating securities because holders of such shares have non-forfeitable dividend rights in the event a cash dividend is declared on common stock. These participating securities do not contractually require the holders of such shares to participate in the Company’s losses. As such, net losses for the periods presented were not allocated to the Company’s participating securities.

Basic loss per share is computed using the weighted-average number of outstanding shares of common stock during the period. Diluted earnings (loss) per share is computed using the weighted-average number of outstanding shares of common stock and, when dilutive, potential shares of common stock outstanding during the period. Potential shares of common stock consist of incremental shares issuable upon the assumed exercise of stock options, employee stock purchase plan (“ESPP”) shares to be issued, and vesting of restricted stock awards.

Income Taxes

The Company utilizes the asset and liability method for computing its income tax provision. Deferred tax assets and liabilities reflect the expected future consequences of temporary differences between the financial reporting and tax bases of assets and liabilities as well as operating loss, capital loss, and tax credit carryforwards, using enacted tax rates. Management makes estimates, assumptions, and judgments to determine the Company’s provision for income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against deferred tax assets. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent the Company believes recovery is not likely, establishes a valuation allowance.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. Interest and penalties related to unrecognized tax benefits, which to date have not been material, are recognized within income tax expense.

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”), or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the impact of recently issued standards that are not yet effective will not have a material impact on the Company’s consolidated financial statements upon adoption. The Company qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and has elected not to “opt out” of the extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company will adopt the new or revised standard at the time public companies adopt the new or revised standard and will do so until such time that the Company either (i) irrevocably elects to “opt out” of such extended transition period or (ii) no longer qualifies as an emerging growth company. As noted below, certain new or revised accounting standards were early adopted.

Accounting Pronouncements Recently Adopted

ASU 2016-02

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-02, Leases (“Topic 842”), and issued subsequent amendments to the initial guidance thereafter. This ASU requires an entity to recognize a right-of-use asset and lease liability for all leases with terms of more than 12 months. Recognition, measurement and presentation of expenses will depend on classification of the underlying lease as either finance or operating. The amendments also require certain quantitative and qualitative disclosures about leasing arrangements. Leases are classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement. The Company adopted this accounting standard as of January 1, 2022. Financial positions for reporting periods beginning on or after January 1, 2022 are presented under the new guidance, while prior periods are not adjusted and continue to be reported in accordance with previous guidance.

ASU 2016-13

In June 2016, the FASB issued ASU 2016-03, Measurement of Credit Losses on Financial Instruments (“CECL”), which amends ASC 326 “Financial Instruments - Credit Losses” which introduces a new methodology for accounting for credit losses on financial instruments. The guidance establishes a new forward looking “expected loss model” that requires entities to estimate current expected credit losses on accounts receivable and financial instruments by using all practical and relevant information. The Company adopted the new standard effective January 1, 2022 and the guidance did not have a material impact on our consolidated financial statements.

ASU 2019-12

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which amends ASC Topic 740, Income Taxes. This ASU simplifies the accounting for income taxes by modifying the treatment of intraperiod tax allocation in certain circumstances, eliminating an exception to recognizing deferred tax liabilities for outside basis differences for foreign equity method investments and foreign subsidiaries when ownership or control changes, and modifying interim period tax calculations when a loss is forecasted. In addition, this ASU also requires that enacted changes in tax laws or rates be included in the annual effective rate determination in the period that includes the enactment date and clarifies the tax accounting of a step up in tax basis of goodwill. The Company adopted ASU 2019-12 effective January 1, 2022, using the modified retrospective method. The adoption did not have a material impact on the Company’s consolidated financial statements.

Accounting Pronouncements Not Yet Adopted

ASU 2020-04 and ASU 2022-06

In March 2020, the FASB issued ASU 2020-04, “Reference rate reform (Topic 848): Facilitation of the effects of reference rate reform on financial reporting.” The ASU provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other transactions affected by reference rate reform. The amendments apply only to contracts and hedging relationships that reference London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued due to reference rate reform. The amendments are elective and are effective upon issuance. In December 2022, the FASB issued ASU 2022-06, “Reference rate reform (Topic 848): Deferral of the sunset date of Topic 848” which defers the expiration date for Topic 848 from December 31, 2022 until December 31, 2024. The Company is currently evaluating the potential impact of adopting this new accounting guidance, but does not expect the adoption of the standard to have a material impact on its consolidated financial statements.

ASU 2023-09

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures.” The ASU modifies income tax disclosures by requiring (i) consistent categories and greater disaggregation of information in the rate reconciliations and (ii) the disclosure of income taxes paid disaggregated by jurisdiction, among other requirements. This ASU is effective for fiscal years beginning after December 31, 2024 and should be applied on a prospective basis, with the option to apply the standard retrospectively. Early adoption is permitted. We are currently evaluating the impact of the new standard, which is limited to financial statement disclosures.

ASU 2023-07

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” The amendments in the ASU improve reportable segment disclosure requirements primarily through enhanced disclosures about significant segment expenses. In addition, the amendments enhance interim disclosure requirements, clarify circumstances in which an entity can disclose multiple segment measures of profit and loss, and provide new segment disclosure requirements for entities with a single reportable segment, among other disclosure requirements. This ASU is effective for fiscal years beginning after December 15, 2023 and interim periods within fiscal years after December 15, 2024 and should be applied retrospectively to all prior periods presented in the financial statements. Early adoption is permitted. We are currently evaluating the impact of the new standard, which is limited to financial statement disclosures.

Note 3. Revenue Recognition

The Company’s primary source of revenue is solely derived from the United States from sales of its Connected Fitness Products and related accessories and associated recurring Membership revenue, as well as from sales of personal training services recorded within Training revenue.

The Company determines revenue recognition through the following steps:

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Identification of the contract, or contracts, with a customer;
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Identification of the performance obligations in the contract;
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Determination of the transaction price;
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Allocation of the transaction price to the performance obligations in the contract; and
•
Recognition of revenue when, or as, the Company satisfies a performance obligation.

Revenue is recognized when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company’s revenue is reported net of sales returns, discounts and incentives as a reduction of the transaction price. The Company estimates its liability for product returns and concessions based on historical trends by product category, impact of seasonality, and an evaluation of current economic and market conditions and records the expected customer refund liability as a reduction to revenue, and the expected inventory right of recovery as a reduction of cost of revenue. If actual return costs differ from previous estimates, the amount of the liability and corresponding revenue are adjusted in the period in which such costs occur.

The Company applies the practical expedient as per ASC 606-10-50-14 and does not disclose information related to remaining performance obligations due to their original expected terms being one year or less.

The Company expenses sales commissions on its Connected Fitness Products when incurred because the amortization period would have been less than one year. These costs are recorded in Sales and marketing in the Company’s consolidated statements of operations and comprehensive loss.

Connected Fitness Products

Connected Fitness Products include the Company’s portfolio of Connected Fitness Products and related accessories, delivery and installation services, and extended warranty agreements. The Company recognizes Connected Fitness Product revenue net of sales returns and discounts when the product has been delivered to the customer, except for extended warranty revenue which is recognized over the warranty period. The Company allows customers to return products within thirty days of purchase, as stated in its return policy.

Amounts paid for payment processing fees for credit card sales for Connected Fitness Products are included as a reduction to fitness product revenue in the Company’s consolidated statements of operations and comprehensive loss.

Membership

The Company’s memberships provide unlimited access to content in its library of on-demand fitness classes. The Company’s memberships are offered on a month-to-month basis.

Amounts paid for membership fees are included within deferred revenue on the Company’s consolidated balance sheets and recognized ratably over the membership term. The Company records payment processing fees for its monthly membership charges within cost of membership in the Company’s consolidated statements of operations and comprehensive loss.

Training

The Company’s training services are personal training services delivered through the Connected Fitness Products and third-party mobile devices. Training revenue is recognized at the time of delivery.

Standard Product Warranty

The Company offers a standard product warranty that its Connected Fitness Products and related accessories will operate under normal, non-commercial use for a period of one year which covers the touchscreen, frame and all incorporated elements, and related accessories from the date of original delivery. The Company has the obligation, at its option, to either repair or replace the defective product. At the time revenue is recognized, an estimate of future warranty costs are recorded as a component of cost of revenue. Factors that affect the warranty obligation include historical as well as current product failure rates, service delivery costs incurred in correcting product failures, and warranty policies and business practices.

The Company also offers the option for customers in some markets to purchase a third-party extended warranty and service contract that extends or enhances the technical support, parts, and labor coverage offered as part of the base warranty included with the Connected Fitness Product for an additional period of 24 to 48 months.

For third-party extended warranty service sold along with the Company’s Connected Fitness Products, the Company does not obtain control of the warranty before transferring it to the customers. Therefore, the Company accounts for revenue related to the fees paid to the third-party extended warranty provider on a net basis, by recognizing only the net commission it retains. The Company considers multiple factors when determining whether it obtains control of third-party products including, but not limited to, evaluating if it can establish the price of the product, retains inventory risk for tangible products or has the responsibility for ensuring acceptability of the product.

Note 4. Inventories, net

Inventories, net consisted of the following:

	December 31,	December 31,
(in thousands)	2023	2022
Finished products	$2,607	$4,567
Finished products - Long Term	$2,376	$—
Raw materials - Long Term	$532	$—
Total inventories, net	$5,515	$4,567

Finished products - Long Term represents inventory not expected to be sold in the next twelve months. Raw materials - Long Term represents the components and parts currently being stored in our Taiwan facility that will be shipped to our manufacturing partners.

Note 5. Property and Equipment, net

Property and equipment, net consisted of the following:

	December 31,	December 31,
(in thousands)	2023	2022
Pre-production tooling	$3,094	$3,094
Machinery and equipment	125	125
Leasehold improvements	113	113
Furniture and fixtures	25	25
Software and technology development asset	13	13
Total	3,370	3,370
Less: Accumulated depreciation	(2,926)	(2,044)
Total property and equipment, net	$444	$1,326

Depreciation expense amounted to $0.9 million and $1.2 million for the year ended December 31, 2023 and 2022, respectively.

Note 6. Intangible Assets, net

Identifiable intangible assets, net consisted of the following:

	As of December 31,			As of December 31,
	2023			2022
(in thousands)	Cost	Accumulated Amortization	Net Book Value	Cost	Accumulated Amortization	Net Book Value
Internal-Use Software	$6,248	$(3,994)	$2,254	$5,827	$(1,993)	$3,834
Total identifiable intangible assets	$6,248	$(3,994)	$2,254	$5,827	$(1,993)	$3,834

Amortization expense amounted to $2.0 million and $1.6 million for the year ended December 31, 2023 and 2022, respectively. Intangible assets are assessed for impairment when events or circumstances indicate the existence of a possible impairment.

As of December 31, 2023, estimated annual amortization expense for each of the next five fiscal years is as follows:

Fiscal Years Ending December 31,
(in thousands)
2024	1,656
2025	521
2026	77
2027	—
Total	$2,254

Note 7. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

	December 31,	December 31,
(in thousands)	2023	2022
Security deposit	66	146
Prepaid licenses	20	45
Research and development tax credit	516	750
Other receivables	20	178
Insurance	246	14
Other prepaid	65	293
Total prepaid expenses and other current assets	$933	$1,426

Note 8. Other Assets, net

Other assets, net consisted of the following:

	As of December 31,			As of December 31,
	2023			2022
(in thousands)	Cost	Accumulated Amortization	Net Book Value	Cost	Accumulated Amortization	Net Book Value
Capitalized content costs	$6,589	$(4,237)	$2,352	$6,589	$(2,185)	$4,404
Capitalized software	$5,879	$(2,983)	$2,896	$3,996	$(1,391)	$2,605
Other	$—	$—	$—	$9	$—	$9
Total other assets	$12,468	$(7,220)	$5,248	$10,594	$(3,576)	$7,018

Amortization expense amounted to $3.6 million and $3.4 million for the year ended December 31, 2023 and 2022, respectively. In the year ended December 31, 2022, the Company also recognized a $2.3 million impairment of capitalized content related to the third-party Content Provider.

Note 9. Accrued Expenses and Other Current Liabilities

Accrued expenses consisted of the following:

	December 31,	December 31,
(in thousands)	2023	2022
Accrued bonus	$25	$145
Accrued payroll	26	193
Accrued PTO	21	188
Accrued offering costs	—	1,490
Accrued licenses	—	2,250
Accrued royalties	208	195
Accrued professional fees	235	—
Customer deposits	46	517
Other accrued expenses and current liabilities	345	326
Total accrued expenses and other current liabilities	$906	$5,304

Note 10. Debt

2022 Convertible Notes

From January through March 2022, the Company issued convertible notes (the “2022 Convertible Notes”) with an aggregate principal amount of $5.9 million, pursuant to a private placement offering. The 2022 Convertible Notes bore interest at 6% per annum and had a scheduled maturity date of 24 months from issuance, at which time the principal and accrued interest would be due and payable. The Company elected the fair value option for the 2022 Convertible Notes under ASC Topic 825, Financial Instruments, with changes in fair value recorded in earnings each reporting period.

The 2022 Convertible Notes did not include any financial covenants and are subject to acceleration upon the occurrence of specified events of default. The 2022 Convertible Notes were subject to the following conversion features:

•
In the event the Company completed a qualified financing, which is defined as the sale of preferred stock for gross proceeds of at least $10.0 million prior to the maturity date of the related notes, all principal and accrued interest will automatically convert into preferred stock.
•
In the event the Company did not complete a qualified financing prior to the maturity date of the related notes, at the election of the note holder, all principal and accrued interest can be converted into common stock.

The conversion price with respect to an automatic conversion upon the occurrence of a qualified financing is equal to the lesser of i) 80% of the price per unit paid in cash by the other investors for preferred stock sold in a qualified financing, or ii) the “Cap Price”. The conversion price with respect to an elective conversion at the time of maturity is equal to the Cap Price.

In March 2022, the Company completed a qualified financing, and as a result the 2022 Convertible Notes were automatically converted into 124,313 shares of Series A-2.

November 2022 Convertible Notes

In November 2022, the Company issued convertible notes (the “November 2022 Convertible Notes”) with an aggregate principal amount of $4.4 million, pursuant to a private placement offering. The November 2022 Convertible Notes bore interest at 6% per annum and had a schedule maturing date of 12 months from issuance, at which time the principal and accrued interest would be due and payable. The Company elected the fair value option for the November 2022 Convertible Notes under ASC Topic 825, Financial Instruments, with changes in fair value recorded in earnings each reporting period.

The November 2022 Convertible Notes did not include any financial covenants and are subject to acceleration upon the occurrence of specified events of default. The November 2022 Convertible Notes were subject to the following conversion features:

•
In the event the Company completed a qualified financing, which is defined as the sale of preferred stock for gross proceeds of at least $10.0 million prior to the maturity date of the related notes, all principal and accrued interest will automatically convert into preferred stock.
•
In the event the Company did not complete a qualified financing prior to the maturity date of the related notes, at the election of the note holder, all principal and accrued interest can be converted into common stock.

The conversion price with respect to an automatic conversion upon the occurrence of a qualified financing is equal to the lesser of i) the price per share in the Next Financing round, or ii) the Original Issue Price of the Company’s Series A-2 Preferred Stock, which is $47.67. The conversion price with respect to an elective conversion at the time of maturity is equal to the Cap Price.

The Company recognized losses equal to $0.3 million for the year ended December 31, 2023 and gains of $0.1 million for the year ended December 31, 2022 related to changes in fair value for the November 2022 Convertible Notes..

In May 2023, upon closing of the Company's IPO, the November 2022 Convertible notes were converted into an aggregate of 141 shares of common stock.

Senior Secured Notes

In March 2023, the Company issued an aggregate of $2.0 million of senior secured notes to three investors, including one related party, with associated warrants to purchase the Company’s common stock at an exercise price of $0.0001, in lieu of future cash interest payments under the senior secured notes issued to such investors. In May 2023, the Company repaid the $2.0 million in senior secured notes.

Note Purchase Agreement

In June 2023, the Company entered into a note purchase agreement with THLWY, LLC (the "June 2023 Notes") pursuant to which the Company agreed to issue up to $15.8 million in aggregate principal amount of 10% senior secured notes due June 25, 2025 at their sole discretion. The June 2023 Notes are the senior secured obligations of the Company, bear interest at a rate of 10.0% per annum, and contain customary events of default. The June 2023 Notes will mature on June 25, 2025, subject to earlier repurchase by the Company. The Company may redeem the June 2023 Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the June 2023 Notes to be redeemed, plus any accrued and unpaid interest to (including any additional interest), but excluding, the redemption date. As of December 31, 2023, $1.3 million of the senior secured notes have been issued and are outstanding. Additional senior secured notes may become available at the sole discretion of THLWY, LLC. As of December 31, 2023, the Company defaulted on the payment of interest due on the June 2023 Notes. On November 3, 2023, THLWY, LLC waived their rights to seek remedies resulting from an event of default. Interest expense, including default interest, recorded in the consolidated statement of operations was $0.1 million for the year ended December 31, 2023.

November Bridge Loans

On November 10, 2023, the Company issued secured promissory notes (the "November Bridge Notes") in the aggregate principal amount of approximately $1.9 million, of which approximately $0.8 million was with a related party, with an original issuance discount of 15%, due November 10, 2024. Interest on the outstanding principal of the notes accrues initially at a rate of 3% per annum, with a step-up interest rate of 8% per annum after January 31, 2024 until maturity. The Company elected the fair value option for the notes under ASC Topic 825, Financial Instruments, with changes in fair value recorded in earnings each reporting period.

The Company recognized losses equal to $0.1 million for the year ended December 31, 2023 related to changes in fair value for the November 2023 Bridge Notes.

December 2023 Convertible Note

On December 7, 2023, the Company issued the December 2023 Note with an aggregate principal amount of $2.2 million. The December 2023 Note carries an original issue discount of 8.0% and accrues interest at a rate of 7.0% per annum. The maturity date of the December 2023 Note is December 7, 2024 (the “Maturity Date”). Interest payments are guaranteed through the Maturity Date regardless of whether the December 2023 Note is earlier converted or redeemed.

The December 2023 Note is convertible (in whole or in part) at any time prior to the Maturity Date into the number of shares of Common Stock equal to (x) the sum of (i) the portion of the principal amount to be converted or redeemed, (ii) all accrued and unpaid interest with respect to such principal amount, and (iii) all accrued and unpaid Late Charges (as defined in the Purchase Agreement) with respect to such principal and interest amounts, if any, divided by (y) a conversion price of $1.25 per share (such shares, the “Note Conversion Shares”). In addition, the Note Investor may, at any time and at its option, convert the Note (in whole or in part) into shares of Common Stock pursuant to the formula included in the preceding sentence at an alternate conversion price equal to 92% of the lowest dollar volume-weighted average price (“VWAP”) during the ten trading days immediately preceding the date of conversion, subject to a conversion price floor, or, any time following an Event of Default (as defined below), equal to 80% of the lowest VWAP during the ten trading days immediately preceding the date of conversion, in each case subject to the additional terms and conditions set forth in the Note.

The Note sets forth certain standard events of default (each such event, an “Event of Default”), upon the occurrence of which the Company is required to deliver written notice to the Note Investor within one business day (an “Event of Default Notice”). At any time after the earlier of (a) the Note Investor’s receipt of an Event of Default Notice, and (b) the Note Investor becoming aware of an Event of Default, the Note Investor may require the Company to redeem all or any portion of the Note. Upon an Event of Default, the Note shall bear interest at a rate of 14.0% per annum.

In connection with the Company’s issuance of its December 2023 Note, the Company bifurcated the embedded conversion option and redemption rights and recorded embedded conversion option and redemption rights as a short term derivative liability in the Company’s balance sheet in accordance with FASB ASC 815, Derivatives and Hedging. The convertible debt and the derivative liability associated with the December 2023 Notes is presented on the consolidated balance sheet as the convertible debt and derivative liability. The convertible debt is carried at amortized cost. The derivative liability will be remeasured at each reporting period using the lattice model with changes in fair value recorded in the consolidated statements of operations in other expense (income).

The Company recognized gains equal to $0.1 million for the year ended December 31, 2023 related to changes in fair value of the embedded derivative for the December 2023 Note.

The carrying value of the December 2023 Note is as follows:

	December 31,	December 31,
(in thousands)	2023	2022
Principal and interest	$2,169	$—
Unamortized debt discount	(801)	—
Unamortized issuance costs	(464)	—
Embedded derivative liability	122	—
Aggregate carrying value	1,026	—

Interest expense recognized on the December 2023 Note is as follows:

	December 31,	December 31,
(in thousands)	2023	2022
Contractual interest expense	$9	$—
Amortization of debt discount	56	—
Amortization of debt issuance costs	33	—
Total	98	—

Paycheck Protection Program Loan

On April 2, 2021, the Company received loan proceeds of approximately $0.5 million under the Paycheck Protection Program (“PPP”). The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), provides for loans to qualifying businesses to help sustain its employee payroll costs, rent, and utilities due to the impact of the recent COVID-19 pandemic. Loans obtained through the PPP are eligible to be forgiven as long as the proceeds are used for qualifying purposes, which include the payment of payroll costs, interest on covered mortgage obligations, rent obligations and utility payments. The receipt of these funds, and the forgiveness of the loan is dependent on the Company having initially qualified for the loan and qualifying for the forgiveness of such loan based on its adherence to the forgiveness criteria. In June 2020, Congress passed the Payroll Protection Program Flexibility Act that made several significant changes to PPP loan provisions, including providing greater flexibility for loan forgiveness. The Company used the proceeds from the PPP loan to fund payroll costs in accordance with the relevant terms and conditions of the CARES Act. The Company followed the government guidelines and tracking costs to ensure full forgiveness of the loan. To the extent it was not forgiven, the Company would have been required to repay that portion at an interest rate of 1% over a period of 5 years, beginning May 2022 with a final installment in April 2027. The balance outstanding for the PPP loan was $0.5 million at December 31, 2021 and was forgiven in 2022, which resulted in a $0.5 million gain upon debt forgiveness.

Note 11. Warrants

Class A Common Stock Warrants

On November 13, 2022, the Company issued an aggregate 23 warrants to purchase Class A Common Stock to various third-party investors in conjunction with the issuance of its November 2022 Convertible Notes. Each warrant has a strike price of $40.00 per share and has a contractual term of ten years. The warrants are classified as other long-term liabilities within the consolidated balance sheets and are carried at fair value, with changes in fair value recorded in earnings. The Company recognized a gain equal to $2.3 million and $0.5 million for the years ended December 31, 2023 and 2022, respectively, related to changes in fair value for the warrants issued in November 2022. In May 2023, upon closing of the Company's IPO, the warrants were exercised and converted into shares of common stock.

The following is a schedule of changes in warrants issued and outstanding from December 31, 2021 to December 31, 2023:

Class A Common Stock Warrants
Outstanding as of December 31, 2021	—
Warrants issued	23
Warrants exercised	—
Outstanding as of December 31, 2022	23
Warrants issued	—
Warrants exercised	(23)
Outstanding as of December 31, 2023	—

Class B Common Stock Warrants

The Company issued warrants in 2021 to purchase Class B Common Stock to various employees and non-employees. Each warrant has a strike price of $40.00 and has a contractual term of seven years. The warrants are classified as permanent equity within the consolidated balance sheets. In May 2023, upon closing of the Company's IPO, the warrants were exercised and converted into shares of common stock.

The following is a schedule of changes in warrants issued and outstanding from December 31, 2021 to December 31, 2023:

Class B Common Stock Warrants
Outstanding as of December 31, 2021	-
Warrants issued	2
Warrants exercised	(1)
Outstanding as of December 31, 2022	1
Warrants issued	—
Warrants exercised	(1)
Outstanding as of December 31, 2023	—

Service Providers Stock Warrants

In November 2022, the Company issued a warrant to an unrelated third party in consideration for the Company’s hiring of certain employees from the third party that is exercisable for a number of shares of common stock that is determined by dividing $225,000 by (x) the price per share of the next equity financing with total proceeds of at least $10.0 million or (y) the initial public offering price per share of a future initial public offering, whichever event occurs first, for an exercise price of $0.0001 per share, in whole or in part. The warrant may also be net exercised upon election. The warrant vests associated with the services of certain employees and as such contains a substantive future requisite service condition. In May 2023, upon closing of the Company's IPO, the warrants were exercised and converted into an aggregate of 7 shares of common stock.

In March 2023, we issued warrants to unrelated third-party service providers in consideration for certain marketing communications services, which warrants are exercisable for a total number of shares of our common stock that is determined by dividing $400,000 by (x) the price per share of our next bona fide equity financing with total proceeds of at least $10,000,000 or (y) the initial public offering price per share in our initial public offering, whichever event occurs first, for an exercise price of $0.0001 per share, in whole or in part. The warrants may also be net exercised upon election. The warrant vests associated with the services of certain employees and as such contains a substantive future requisite service condition. In May 2023, upon closing of the Company's IPO, the warrants were exercised and converted into an aggregate of 13 shares of common stock.

The following is a schedule of changes in warrants issued and outstanding from December 31, 2022 to December 31, 2023:

Service Providers Stock Warrants
Outstanding as of December 31, 2022	—
Warrants issued	20
Warrants exercised	(20)
Outstanding as of December 31, 2023	—

Senior Secured Notes Stock Warrants

In March 2023, we issued warrants to certain existing affiliate and non-affiliate stockholders in lieu of future cash interest payments under our senior secured notes issued to such stockholders in connection with a note financing. The fair value of the warrants of $1.3 million was recorded as debt discount on the senior secured notes of $2.0 million. The debt discount was amortized into interest expense over life of the senior secured notes. In May 2023, upon closing of the Company's IPO, the warrants were exercised and converted into an aggregate of 41 shares of common stock.

The following is a schedule of changes in warrants issued and outstanding from December 31, 2022 to December 31, 2023:

Senior Secured Notes Stock Warrants
Outstanding as of December 31, 2022	—
Warrants issued	41
Warrants exercised	(41)
Outstanding as of December 31, 2023	—

November Bridge Warrants

In connection with the November Bridge Notes discussed further in Note 10, the Company entered into warrants agreements whereby the holders are eligible to receive warrants based on the occurrence of future events as defined in the agreement, calculated based on the then fair value of the common stock as defined on the agreement. The company recorded these warrants at fair value based on the valuation as discussed in Note 12 in the amount of $0.2 million and included in the warrant liability in the consolidated balance sheet under ASC Topic 825, Financial Instruments, with changes in fair value recorded in earnings each reporting period.

The Company recognized gains equal to $0.04 million for the year ended December 31, 2023 related to changes in fair value of the warrants.

Common Stock Warrants

On December 7, 2023, the Company issued an aggregate 231 warrants to purchase shares of common stock to an accredited investor in conjunction with the issuance of its December 2023 Note. Each warrant has a strike price of $5,000.00 per share. The warrant may be exercised during the period commencing December 7, 2023 and ending June 7, 2029. The warrants are classified as other long-term liabilities within the consolidated balance sheets and are carried at fair value, with changes in fair value recorded in earnings. The Company recognized a gain equal to $0.1 million for the year ended December 31, 2023, related to the change in fair value of the warrants issued in December 2023.

The following is a schedule of changes in warrants issued and outstanding from December 31, 2022 to December 31, 2023:

Common Stock Warrants
Outstanding as of December 31, 2022	—
Warrants issued	231
Warrants exercised	—
Outstanding as of December 31, 2023	231

Note 12. Fair Value Measurements

The Company’s financial instruments consist of its convertible notes and warrants.

There were no assets measured at fair value on a recurring basis as of December 31, 2022 or December 31, 2023. Liabilities measured at fair value on a recurring basis as of December 31, 2023 and 2022 were as follows:

	Fair value measurements as of December 31, 2023
	Level 1	Level 2	Level 3	Total
	(in thousands)
Liabilities
Embedded derivatives	$—	$—	$122	$122
Bridge Notes	—	—	1,717	1,717
Warrants	—	—	591	591
Total	$—	$—	$2,430	$2,430

	Fair value measurements as of December 31, 2022
	Level 1	Level 2	Level 3	Total
	(in thousands)
Liabilities
Convertible notes	—	—	4,270	4,270
Warrants	—	—	3,004	3,004
Total	$—	$—	$7,274	$7,274

During the year ended December 31, 2023, there were no transfers between Level 1 and Level 2, nor into and out of Level 3.

The following tables summarize the activity for the Company Level 3 liabilities measured at fair value on a recurring basis for the year ended December 31, 2023:

Convertible Notes

The Company entered into several convertible note arrangements with certain investors during 2020, 2021, and 2022. The Company recorded the liability related to the convertible notes at fair value and subsequently remeasured the instruments to fair value using level 3 fair value measurements.The Company recorded a change in fair value adjustment of $0.3 million for the year ended December 31, 2023.

In May 2023, upon closing of the Company's IPO, the November 2022 Convertible notes were converted into an aggregate of 141 shares of common stock.

(in thousands)	Convertible Notes
Fair value at December 31, 2022	$4,270
Issuance of convertible notes	—
Change in estimated fair value of financial instruments	251
Conversion of convertible notes into common stock	(4,521)
Fair value at December 31, 2023	$—

Warrant Transactions

On November 13, 2022, the Company issued 23 common stock warrants in connection with the issuance of the November 2022 Convertible Notes. The fair value of the warrants was determined using a PWERM, in which the probability and timing of potential future events (such as a qualified equity financing prior to maturity) is considered in order to estimate the fair value of the warrants as of each valuation date. For the outstanding warrants as of December 31, 2022, management determined the fair value of the warrants using the following significant unobservable inputs: (1) probability and timing of events, (2) expected future equity value of the underlying shares at the time of conversion, and (3) a discount rate of 21.7%. The fair value of the warrants of $3.5 million was recorded as a long-term liability upon issuance. In May 2023, upon closing of the Company's IPO, the warrants were exercised and converted into shares of common stock. The Company recorded a change in the fair value of warrants of $2.3 million for the year ended December 31, 2023.

On November 10, 2023, the Company issued warrants to two accredited investors to purchase shares of common stock of the Company. The fair value of the warrants was determined using the Monte Carlo Simulation, given the variable number of shares issuable upon exercise of the warrant. For the outstanding warrants as of December 31, 2023, management determined the fair value of the warrants using the following significant unobservable inputs: (1) probability and timing of events, (2) expected future equity value of the underlying shares at the time of conversion, and (3) and risk free rate of 3.8%. The fair value of the warrants of $0.2 million was recorded as a long-term liability upon issuance. A change in the fair value of warrants of $0.04 million resulted in a long-term liability of $0.2 million as of December 31, 2023.

On December 7, 2023, the Company issued warrants in connection with the issuance of the December 2023 Convertible Notes. The fair value of the warrants was determined using a Black-Scholes-Merton model, in which the probability and timing of potential future events is considered in order to estimate the fair value of the warrants as of each valuation date. For the outstanding warrants as of December 31, 2023, management determined the fair value of the warrants using the following significant unobservable inputs: (1) probability and timing of events, (2) expected future equity value of the underlying shares at the time of conversion, and (3) a risk free rate of 3.8%. The fair value of the warrants of $0.5 million was recorded as a long-term liability upon issuance. A change in the fair value of warrants of $0.1 million resulted in a long-term liability of $0.4 million as of December 31, 2023.

	November 13, 2022	November 10, 2023	December 7, 2023	Total
(in thousands)	Warrants	Warrants	Warrants	Warrants
Fair value at December 31, 2022	$3,004	$—	$—	$3,004
Issuance of warrants	—	207	523	730
Change in estimated fair value of financial instruments	(2,266)	(42)	(97)	(2,405)
Exercise of stock warrants	(738)	—	—	(738)
Fair value at December 31, 2023	$—	$165	$426	$591

November 2023 Bridge Notes

On November 10, 2023, the Company issued the November Bridge Notes. The fair value of the bridge notes were determined using a discounted cash flow analysis at a discount rate of 21.0%. The fair value of the bridge notes of $1.7 million was recorded as a current liability upon issuance.

The Company recognized loss equal to $0.1 million for the year ended December 31, 2023 related to changes in fair value for the November Bridge Notes.

(in thousands)	Bridge Notes
Fair value at December 31, 2022	$—
Issuance of notes	1,663
Change in estimated fair value of financial instruments	54
Fair value at December 31, 2023	$1,717

In connection with the Company’s issuance of its December 2023 Note, the Company bifurcated the embedded conversion option and redemption rights and recorded embedded conversion option and redemption rights as a short term derivative liability in the Company’s balance sheet in accordance with FASB ASC 815, Derivatives and Hedging. The fair value of the embedded derivative was determined using a lattice model. The derivative liability will be remeasured at each reporting period using the lattice model with changes in fair value recorded in the consolidated statements of operations in other expense (income).

The Company recognized gains equal to $0.1 million for the year ended December 31, 2023 related to changes in fair value of the embedded derivative for the December 2023 Note

(in thousands)	Derivatives
Fair value at December 31, 2022	$—
Issuance of derivatives	174
Change in estimated fair value of financial instruments	(52)
Fair value at December 31, 2023	$122

The following tables summarize the activity for the Company Level 3 liabilities measured at fair value on a recurring basis for the year ended December 31, 2022:

(in thousands)	Convertible Notes
Fair value at December 31, 2021	—
Issuance of convertible notes	10,303
Change in estimated fair value of financial instruments	107
Conversion of convertible notes into Series A preferred stock	(5,926)
Fair value at December 31, 2022	$4,270

(in thousands)	Warrants
Fair value at December 31, 2021	$—
Issuance of warrants	3,482
Change in estimated fair value of financial instruments	(478)
Fair value at December 31, 2022	$3,004

Convertible Notes

As further described in Note 10, the Company entered into several convertible note arrangements with certain investors during 2023 and 2022. The Company recorded the liability related to the convertible notes at fair value and subsequently remeasured the instruments to fair value using level 3 fair value measurements.

The Company recorded a change in fair value adjustment of $0.3 million and $0.1 million in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2023 and 2022, respectively.

Warrants

As further described in Note 11, the Company issued warrants to various third-party investors in 2023 and 2022. The Company recorded the liability related to the warrants at fair value and subsequently remeasured the instruments to fair value using level 3 fair value measurements.

The Company recorded a change in fair value adjustment of $2.4 million and $0.5 million in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2023 and 2022, respectively.

Note 13. Leases

The Company adopted ASC 842 on January 1, 2022, using the effective date transition method, which requires a cumulative-effect adjustment to the opening balance of retained earnings on the effective date. As a result of the adoption of ASC 842, the Company recognized right-of-use assets and lease liabilities of $0.3 million and $0.3 million, respectively, as of the January 1, 2022, effective date. There was no impact to opening retained earnings from the adoption of ASC 842.

The Company has made certain assumptions and judgements when applying ASC 842 including the adoption of the package of practical expedients available for transition. The practical expedients allowed the Company to not reassess (i) whether expired or existing contracts contained leases, (ii) lease classification for expired or existing leases and (iii) previously capitalized initial direct costs. The Company also elected not to recognize right-of-use assets and lease liabilities for short-term leases (leases with a term of twelve months or less).

Operating lease arrangements primarily consist of office and warehouse leases expiring at various years through 2024. The facility leases have original lease terms of two to seven years and contain options to extend the lease up to 5 years or terminate the lease. Options to extend are included in leased right-of-use assets and lease liabilities in the consolidated balance sheet when the Company is reasonably certain it will renew the underlying leases. Since the implicit rate of such leases is unknown and the Company is not reasonably certain to renew its leases, the Company has elected to apply a collateralized incremental borrowing rate to facility leases on the original lease term in calculating the present value of future lease payments. As of December 31, 2023, the weighted average discount rate for operating leases was 9.49% and the weighted average remaining lease term for operating leases was 4.42 years, respectively. As of December 31, 2022, the weighted average discount rate for operating leases was 7.98% and the weighted average remaining lease term for operating leases was 0.8 years, respectively. The Company has entered into various short-term operating leases for office and warehouse space, with an initial term of twelve months or less. These short-term leases are not recorded on the Company’s consolidated balance sheet and the related lease expense for these short-term leases was $0.1 million and $0.1 million for the year ended December 31, 2023 and 2022, respectively. Operating lease cost was $0.1 million and $0.6 million for the year ended December 31, 2023 and 2022, respectively. Total operating lease cost was $0.2 million and $0.7 million for the year ended December 31, 2023 and 2022, respectively.

Right-of-use assets of $0.3 million and $0.4 million were obtained in exchange for lease liabilities during the years ended December 31, 2023 and 2022, respectively.

Lease Obligations

The following represents the Company’s maturities of operating lease liabilities under operating leases for each of the next five years and thereafter:

Fiscal Year Ending December 31,	Operating
(in thousands)
2024	78
2025	78
2026	78
2027	78
Thereafter	33
Total future minimum lease payments	345
Less: imputed interest	(62)
Present value of operating lease liability	$283

Less: current portion of lease liability	54
Non-current portion of lease liability	229
Present value of operating lease liability	$283

Note 14. Commitments and Contingencies

Royalty Agreement

In 2017, the Company entered into a royalty agreement with Fuseproject and agreed to pay 3% of cumulative net sales up to $5.0 million and 1% of cumulative net sales above $5.0 million, up to a maximum total royalty of $1.0 million. Regardless of the level of cumulative net sales, a guaranteed minimum payment of $0.2 million shall be paid in the first 12 months after the products initial retail release as an advance towards the royalty payments which was accrued as of December 31, 2023.

Legal Proceedings

On March 7, 2024, a petition was filed by Tung Keng Enterprise Co., Ltd. d/b/a DK City Co., Ltd. (“DK City”) against CLMBR and the Company in the United States District Court for the District of Colorado to enforce a monetary arbitration award of approximately $2.25 million against CLMBR (the “Petition”). The Company was not involved in that prior arbitration, which involved alleged breaches of an equipment manufacturing agreement between CLMBR and DK City and was resolved prior to the Company’s purchase of CLMBR. We dispute that we are liable for the amount claimed by DK City in our Petition. We plan to vigorously defend the Petition if and when called to answer or respond to the Petition. The final outcome of this matter, however, cannot be predicted with complete certainty, and our failure to successfully defend against these allegations could have a material adverse effect on our business, financial condition and results of operation.

The Company is also involved in legal proceedings in the normal course of business. The Company currently believes that any ultimate liability arising out of such proceedings will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Note 15. Stockholders’ Deficit

Common Stock

The Company’s authorized common stock consisted of 900,000,000 and 369,950,000 shares at $0.0001 par value, as of December 31, 2023 and December 31, 2022, respectively. The issued and outstanding common stock was 3,548 shares and 613 shares as of December 31, 2023 and December 31, 2022, respectively.

In February 2023, the Company completed a rights offering involving the sale of Class A common stock to all existing accredited investors as of December 19, 2022, at a price equal to approximately $2,051.40 per share. In connection with the rights offering, the Company issued a total of 2,437 shares of Class A common stock, of which 268 was issued in December 2022, and 2,169 was issued in January and February 2023.

Preferred Stock

On December 23, 2022, all outstanding shares of redeemable convertible preferred stock were converted into shares of common stock on a one-to-one basis. Accordingly, no shares of preferred stock were outstanding as of December 31, 2022. On December 23, 2022 the Company amended and restated its certificate of incorporation to provide for, among other things, the Company’s authorized capital stock to consist of 369,950,000 shares of common stock, par value $0.0001 per share and 200,000,000 share of preferred stock, par value $0.0001 per share.

Dividends

The holders of common stock are entitled to receive dividends upon declaration by the Board of Directors. Such dividends are non-cumulative. As of December 31, 2023 and 2022, no dividends have been declared or distributed to any stockholders.

Liquidation Preferences

In the event of any voluntary or involuntary liquidation event, dissolution or winding up of the Company or deemed liquidation event, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to the stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Rights and Preferences

There are no preemptive, redemption or sinking fund provisions applicable to our common stock. The rights, preferences, and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Voting

The holder of each share of preferred stock is entitled to one vote for each share of common stock into which such preferred stock is convertible at the time of the vote.

With respect to such vote, such holder has full voting rights and powers equal to the voting rights of the holders of common stock.

Redemption

The Company has classified the preferred stock as temporary equity as the shares have certain redemption features that are not solely in the control of the Company. The preferred stock is not currently redeemable because the deemed liquidation provision is considered a substantive condition that is contingent on the event and it is not currently probable that it will become redeemable.

The Company classifies preferred stock in accordance with ASC 480, Distinguishing Liabilities from Equity, which requires that contingently redeemable securities be classified outside of permanent stockholders’ equity.

Accordingly, the Company has classified all shares and classes of preferred stock as mezzanine equity in the accompanying financial statements as of December 31, 2021. In 2022, the Company’s preferred stock was converted to common stock on a one-to-one share basis. As a result, there is no mezzanine equity as of December 31, 2023.

Note 16. Equity-Based Compensation

2023 and 2020 Equity Incentive Plan

Presented below is a summary of the compensation cost recognized in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2023 and 2022.

	Year Ended December 31,
	2023	2022
	(in thousands)
Research and development	$6,505	$1,765
Sales and marketing	507	286
General and administrative	22,932	4,297
Total stock-based compensation expense	$29,943	$6,348

For the year ended December 31, 2023 and 2022, $0.9 million and $0.0 million of stock-based compensation was capitalized as software costs, respectively.

During the year ended December 31, 2023, the Company granted options to purchase 938 shares under the 2023 and 2020 Plan. The Company has not granted any restricted stock or stock appreciation rights.

In December 2022, the Company enacted a restructuring cost savings initiative which resulted in employee terminations in both December 2022 and January 2023. In association with January 2023 terminations, the Company accelerated the vesting of a number of individual option awards, resulting in the accelerated vesting of 2 shares on the date of modification. Also in January 2023, the Company repriced 75 option awards. Both the accelerated vesting and repricing were accounted for as an equity award modification under ASC Topic 718 which resulted in adjustment of the award value to reflect the fair value at the modification date and acceleration of the recognition schedule in the case of awards which were modified to have accelerated vesting. The adjustment resulted in additional expense of $0.5 million.

In June 2023, the Company granted 324 options to non-employee directors, selected executives and other key employees where vesting is contingent on the Company's share price meeting certain targets. The fair value of each option granted was estimated on the date of grant using the Monte Carlo valuation model and assumes that share price targets are achieved.

The following summary sets forth the stock option activity under the 2023 and 2020 Plan:

	Number of options	Weighted average exercise price	Weighted average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding as of December 31, 2022	112	$9,200.00	9.6	$11,706
Granted	938	9,040.00
Exercised	(169)	2,120.00		12,690
Cancelled or forfeited	(25)	5,200.00
Outstanding as of December 31, 2023	856	10,120.00	9.3	$547
Options exercisable as of December 31, 2023	231	$6,880.00	9.0	$264
Options unvested as of December 31, 2023	640	$12,400.00	9.4	$299

The aggregate intrinsic value of options outstanding, exercisable and unvested were calculated as the difference between the exercise price of the options and the estimated fair market value of the Company’s common stock, as of December 31, 2023.

A summary of unvested common stock from early option exercises that are subject to repurchase by the Company under the 2020 Plan is as follows:

	Early Option Exercises
	Number of options	Weighted average exercise price	Repurchase liability (in thousands)
Unvested common stock as of December 31, 2022	1	$—	$306
Issued	6	4,160.00	—
Vested	(3)	—	—
Repurchased	(1)	—	—
Unvested common stock as of December 31, 2023	3		$8

For the year ended December 31, 2023 and 2022, the weighted-average grant date fair value per option was $46,520.00 and $108,680.00 respectively. The fair value of each option was estimated at the grant date using the Black-Scholes method with the following assumptions:

	December 31,	December 31,
	2023	2022
Weighted-average risk-free interest rate (1)	3.7%	3.3%
Weighted-average expected term (in years)	5.87	5.35
Weighted-average expected volatility (2)	62.29%	54.6%
Expected dividend yield	—%	—%

(1)
Based on U.S. Treasury seven-year constant maturity interest rate whose term is consistent with the expected term of the option.
(2)
Expected volatility is based on an analysis of comparable public company volatilities and adjusted for the Company’s stage of development.

With respect to the 2023 and 2020 Plan, the Company recognized stock compensation expense of $29.9 million and $6.3 million for the year ended December 31, 2023 and 2022, respectively, of which $0.9 million and $0.0 million was capitalized as software costs for the year ended December 31, 2023 and 2022, respectively. As of December 31, 2023 and December 31, 2022, the Company had $17.1 million and $5.9 million of unrecognized stock-based compensation expense that is expected to be recognized over a weighted-average period of 1.7 years and 1.6 years, respectively.

For financial reporting purposes for the awards granted in January 2023, we applied a straight-line calculation between the $120,000.00 per share determined in the contemporaneous third-party valuation as of December 31, 2022 and the $24,320.00 per share determined in the contemporaneous third-party valuation as of March 31, 2023 to determine the fair value of our common stock on the grant date. Using the benefit of hindsight, we determined that the straight-line calculation would provide the most appropriate conclusion for the valuation of our common stock on the interim dates between valuations because we did not identify any single event or series of events that occurred during this interim period that would have caused a material change in fair value. Based on this calculation, we assessed the fair value of our common stock for awards granted in January 2023 to be $77,080.00 per share.
Note 17. Concentration of Credit Risk and Major Customers and Vendors

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents. The Company’s cash and cash equivalents are maintained with high-quality financial institutions, the compositions and maturities of which are regularly monitored by management.

For the year ended December 31, 2023 and 2022, there were no customers representing greater than 10% of the Company’s total revenue.

The Company had three vendors representing greater than 10% of total finished goods purchases for the year ended December 31, 2023 and year ended December 31, 2022, respectively.

Note 18. Benefit Plans

The Company established a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. This plan covers all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Matching contributions to the plan may be made at the discretion of the Company’s board of directors. During the year ended December 31, 2023 and 2022, the Company did not make any contributions to the plan.

Note 19. Income Taxes

The components of loss before income taxes are as follows:

	Year ended December 31,
	2023	2022
	(in thousands)
United States	$(51,919)	$(56,817)
Foreign	546	(1,408)
Loss from operations before income taxes	$(51,373)	$(58,225)

The components of income tax (benefit) expense are as follows:

	Year ended December 31,
	2023	2022
.	(in thousands)
Current:
Federal	—	—
State	11	8
Foreign	—	—
Total current expense:	11	8
Deferred expense :
Federal	—	—
State	—	—
Foreign	—	—
Total deferred expense:	—	—
Total	$11	$8

	Year ended December 31,
	2023		2022
	(in thousands)
Federal statutory rate	$(10,788)	21.00%	$(12,228)	21.00%
Effect of:
Nondeductible expenses	5	-0.01%	(78)	0.13%
Nontaxable changes in fair value of convertible notes and SAFEs	64	-0.12%	(123)	0.21%
Research and development tax credits	(1,820)	3.54%	(2,670)	4.59%
State taxes, net of federal benefit	(2,165)	4.21%	(1,865)	3.20%
Foreign tax rate differential	(11)	0.02%	28	-0.05%
Changes in federal tax rates	648	-1.26%	—	0.00%
Other	—	0.00%	(190)	0.33%
Change in valuation allowance	10,776	-20.98%	15,567	-26.73%
Disqualified debt	(505)	0.98%	731	-1.26%
Return to provision adjustments	-	0.00%	(1,060)	1.82%
Intangibles	—	0.00%	1,281	-2.20%
Stock based compensation	3,807	-7.41%	615	-1.06%
Total	$11	-0.03%	$8	-0.01%

The primary differences from the U.S. statutory rate and the Company’s effective tax rate for the year ended December 31, 2023 are due to the change in valuation allowance, federal net operating loss true ups, and State taxes, net of Federal benefit. The primary differences from the U.S. statutory rate and the Company’s effective tax rate for the year ended December 31, 2022 were due to the change in valuation allowance, share based compensation including excess tax benefits, state and international taxes.

On August 16, 2022, the Inflation Reduction Act was signed into law in the United States. Among other provisions, the Inflation Reduction Act includes a 15% minimum tax rate applied to corporations with profits in excess of $1 billion and also includes an excise tax on the repurchase of corporate stock. The Company has reviewed the provisions of the law and does not believe that any of the provisions will have a material impact on the business.

On March 11, 2021, the American Rescue Plan was enacted, which extends the period companies can claim an Employee Retention Credit, expands the IRC Section 162(m) limit on deductions for publicly traded companies, and repeals the election that allows US affiliate groups to allocate interest expense on a worldwide basis, among other provisions. The Company reviewed the provisions of the law and determined it had no material impact for the year ended December 31, 2021.

On December 21, 2020, Congress passed the Consolidated Appropriations Act, 2021. The act includes the Taxpayer Certainty and Disaster Tax Relief Act of 2020 and the COVID-related Tax Relief Act of 2020, both of which extend many credits and other COVID-19 relief, among other extensions. The Company evaluated the provisions of the Consolidated Appropriations Act, including but not limited to the Employee Retention Credit extension, the extension for the IRC Section 45S credit for paid family and medical leave, and the provision allowing a full deduction for certain business meals, and determined that there was no material impact for the year ended December 31, 2023.

As of December 31, 2023 and December 31, 2022, the Company’s deferred tax assets were primarily the result of U.S. federal and state net operating losses (“NOLs”). A valuation allowance was maintained and/or established in substantially all jurisdictions on the Company’s gross deferred tax asset balances as of December 31, 2023 and 2022. As of each reporting date, the Company’s management considers new evidence, both positive and negative, that could impact management’s view with regard to future realization of deferred tax assets. The realization of deferred tax assets was based on the evaluation of current and estimated future profitability of the operations, reversal of deferred tax liabilities and the likelihood of utilizing tax credit and/or loss carryforwards. As of December 31, 2023 and December 31, 2022, the Company continued to maintain that it is not at the more likely than not standard, wherein deferred taxes will be realized due to the recent history of losses and management’s expectation of continued tax losses.

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets (liabilities) are as follows:

.	Year ended December 31,
	2023	2022
.	(in thousands)
Deferred tax assets:
Net operating loss carryforwards - Federal	$21,544	$16,776
Capitalized research and development	3,517	3,768
Research and development tax credits	5,627	3,593
Net operating loss carryforwards - State	4,708	3,752
Net operating loss carryforwards - Foreign	2,760	1,894
Stock-based compensation	3,677	—
Fixed assets and intangibles	725	—
Other	85	1,219
Total deferred tax assets, gross:	$42,643	$31,002
Valuation allowance	(42,529)	(30,134)
Total deferred tax assets, net:	$114	$868

Deferred tax liabilities:
Fixed assets and intangibles	—	(868)
Right of Use Asset	(108)	—
Unrealized Gain or Loss	(6)	—
Total deferred tax liabilities:	$(114)	$(868)
Deferred income tax assets, net:	$—	$—

As of December 31, 2023 and 2022, the Company had federal NOLs of approximately $102.6 million and $79.9 million, respectively, substantially all of which will be carried forward indefinitely. As of December 31, 2023 and 2022, the Company had state NOLs of approximately $92.4 million and $75.8 million, respectively, which will begin to expire in 2029. As of December 31, 2023 and 2022, the Company had foreign NOLs of approximately $11.0 million and $10.0 million, respectively, generated primarily from its operations in the United Kingdom, which will be carried forward indefinitely.

As of December 31, 2023, the Company also has federal and state tax credits of $2.4 million and $4.1 million, respectively, which being to expire in 2040 for the federal tax credit and 2035 for the state tax credits.

As of December 31, 2023, the Company did not have material undistributed foreign earnings.

The Tax Cuts and Jobs Act (TCJA) resulted in significant changes to the treatment of research and developmental (R&D) expenditures under Section 174. For tax years beginning after December 31, 2021, taxpayers are required to capitalize and amortize all R&D expenditures that are paid or incurred in connection with their trade or business. Specifically, costs for U.S.-based R&D activities must be amortized over five years and costs for foreign R&D activities must be amortized over 15 years— both using a midyear convention. During the year ended December 31, 2023, the Company capitalized $3.7 million of domestic R&D expenses.

Section 382 of the Internal Revenue Code and similar provisions under state law limit the utilization of federal NOL carryforwards, state NOL carryforwards, and Research and Development (R&D) credits following certain cumulative changes in the ownership interest of significant stockholders over a three-year period in excess of 50%. Based on the Company’s analysis under Section 382, the Company believes that its federal NOL carryforwards, its state NOL carryforwards, and R&D credits are limited by Section 382 and similar provisions under state law as of December 31, 2023. The portion of federal NOL carryforwards, state NOL carryforwards, and R&D credits that were determined to be limited have been written off as of December 31, 2023. The remaining unused carryforwards and credits remain available for future periods. Due the Company’s full valuation allowance the write off of NOL carryforwards and R&D did not have any impact to the statements of operation and comprehensive loss.

The Company is subject to taxation in the United States, various state and local jurisdictions, as well as foreign jurisdictions where the Company conducts business. Accordingly, on a continuing basis, the Company cooperates with taxing authorities for the various jurisdictions in which it conducts business to comply with audits and inquiries for tax periods that are open to examination. The tax years ended from December 31, 2019 and 2018 and later remain open to examination by tax authorities in the United States and United Kingdom, respectively.

Note 20. Loss Per Share

The computation of loss per share is as follows:

	Year ended December 31,
	2023	2022
(in thousands, except share and per share amounts)	(in thousands, except share and per share amounts)
Numerator:
Net loss	$(51,373)	$(58,225)
Net loss attributable to common stockholders	$(51,373)	$(58,225)
Denominator:
Weighted average common stock outstanding - basic and diluted	3,092	122
Net loss per share attributable to common stockholders - basic and diluted	$(16,614.85)	$(477,963.21)

The following potentially dilutive shares were not included in the calculation of diluted shares outstanding as the effect would have been anti-dilutive:

	December 31,
	2023	2022
Series Seed 10 convertible preferred stock (as converted to common stock)	—	23
Warrants to purchase series Class B common stock (as converted to common stock)	—	1
Warrants to purchase common stock issued with December 2023 Note	231	—
Stock options to purchase common stock	855	112
Total	1,086	136

Note 21. Related Party

In the ordinary course of business, we may enter into transactions with directors, principal officers, their immediate families, and affiliated companies in which they are principal stockholders (commonly referred to as “related parties”).

Founder Notes

The Company had non-interest bearing promissory notes, of which $0.0 million and $0.08 million was outstanding as of December 31, 2023 and December 31, 2022, respectively.

Principal Stockholder Promissory Notes

During 2019, 2020, and 2021 the Company entered into the following promissory notes with a then-principal stockholder (the ”former principal stockholder”) of the Company:

•
On May 17, 2019, a $2.0 million note with interest at the rate of 2.5% per annum and maturity date of May 17, 2021. The note includes additional interest and fees associated with it upon the occurrence of default for late payment. Upon default, the Company shall pay a fee of 5% of the outstanding principal balance and accrued interest and from that point further interest shall accrue at an additional rate of 7.5%. This note is secured by a lien on and security interest in all right, title and interest of the Company’s assets. The security interest will continue until all obligations under the note are satisfied. The total outstanding principal balance including accrued interest as of December 31, 2023 and 2022 was $2.7 million and $2.7 million, respectively.
•
On August 28, 2019, a $1.0 million note with interest at the rate of 5.0% per annum and a maturity date of August 28, 2021. The note includes additional interest and fees associated with it upon the occurrence of default for late payment. Upon default, the Company shall pay a fee of 5.0% of the outstanding principal balance and accrued interest and from that point further interest shall accrue at an additional rate of 10.0%. This note is secured by a lien on and security interest in all right, title and interest of the Company’s assets. The security interest will continue until all obligations under the note are satisfied. The total outstanding principal balance including accrued interest as of December 31, 2023 and 2022 was $1.4 million and $1.4 million, respectively.
•
On November 28, 2019, a $0.3 million note with interest at the rate of 5.0% per annum and a maturity date of August 28, 2021. The note includes additional interest and fees associated with it upon the occurrence of default for late payment. Upon default, the Company shall pay a fee of 5% of the outstanding principal balance and accrued interest and from that point further interest shall accrue at an additional rate of 10.0%. This note is secured by a lien on and security interest in all right, title and interest of the Company’s assets. The security interest will continue until all obligations under the note are satisfied. The total outstanding principal balance including accrued interest as of December 31, 2023 and 2022 was $0.4 million and $0.4 million, respectively.
•
On March 20, 2020, a $0.3 million note with interest at the rate of 5.0% per annum and a maturity date of March 20, 2022. The note includes additional interest and fees associated with it upon the occurrence of default for late payment. Upon default, the Company shall pay a fee of 5% of the outstanding principal balance and accrued interest and from that point further interest shall accrue at an additional rate of 10.0%. This note is secured by a lien on and security interest in all right, title and interest of the Company’s assets. The security interest will continue until all obligations under the note are satisfied. The total outstanding principal balance including accrued interest as of December 31, 2023 and 2022 was $0.2 million and $0.3 million, respectively.
•
On February 12, 2021, a $0.6 million note with interest at the rate of 5.0% per annum and a maturity date of June 12, 2022. The note includes additional interest and fees associated with it upon the occurrence of default for late payment. Upon default, the Company shall pay a fee of 5% of the outstanding principal balance and accrued interest and from that point further interest shall accrue at an additional rate of 10.0%. This note is secured by a lien on and security interest in all right, title and interest of the Company’s assets. The security interest will continue until all obligations under the note are satisfied. The total outstanding principal balance including accrued interest as of December 31, 2023 and 2022 was $0.4 million and $0.7 million, respectively.

As of December 31, 2023, all outstanding promissory notes with respect to the former principal stockholder are included within the loan payable on the consolidated balance sheet for a total of $5.1 million, including accrued interest and default interest of $1.4 million. As the 2019, 2020 and 2021 notes were not paid upon maturity, these loans were in default as of December 31, 2023, and on August 4, 2023, the Company received a notice of default from the principal stockholder. The Company accrued for the default fee on the date of default and the additional default interest following that date. Interest expense, including default interest, recorded in the consolidated statement of operations was $0.03 million for the year ended December 31, 2023 and $0.8 million for the year ended December 31, 2022. As of December 31, 2022, the former principal stockholder and certain related parties waived their rights to seek remedies resulting from an event of default due to a failure to make payments of principal or interest at the stated maturity or due date, respectively. On October 30, 2023, the Company entered into an agreement with the former principal stockholder regarding a mutually agreed upon repayment schedule with respect to the outstanding promissory notes issued to such former principal stockholder.

Other Related Party Promissory Notes

During 2019, 2020, 2021, and 2022, the Company entered into the following promissory notes with other related parties:

•
On September 30, 2019, a $0.2 million note with interest at the rate of 12.0% per annum and a maturity date of September 30, 2021. The note includes additional interest and fees associated with it upon the occurrence of default for late payment. This loan was made from a company owned by the current CEO. Total payments made to this loan equate to $0.2 million. Upon default, on the December 31, 2019, loan the Company shall pay a fee of 5% of the outstanding principal balance and accrued interest and from that point further interest shall accrue at an additional rate of 17.0%. The holder of this note waived their rights to remedy in the event of default, which in effect releases the lender from their lien on and security interest in the Company’s assets. The total outstanding principal balance including accrued interest as of December 31, 2023 and 2022 was $0.05 million and $0.1 million, respectively.
•
On October 21, 2019, a $0.2 million note with interest at the rate of 12.0% per annum and maturity date of October 21, 2021. The note includes additional interest and fees associated with it upon the occurrence of default for late payment. Upon default, the Company shall pay a fee of 5% of the outstanding principal balance and accrued interest and from that point further interest shall accrue at an additional rate of 17.0%. This note is secured by a lien on and security interest in all right, title and interest of the Company’s assets. The security interest will continue until all obligations under the note are satisfied. The total outstanding principal balance including accrued interest as of December 31, 2023 and 2022 was $0.0 million and $0.2 million, respectively. The principal and interest of this loan has been paid as of December 31, 2023.
•
On February 18, 2020, a $0.1 million note with interest at the rate of 12.0% per annum and a maturity date of February 18, 2021. The note includes additional interest and fees associated with it upon the occurrence of default for late payment. Upon default, the Company shall pay a fee of 5% of the outstanding principal balance and accrued interest and from that point further interest shall accrue at an additional rate of 17.0%. This note is secured by a lien on and security interest in all right, title and interest of the Company’s assets. The security interest will continue until all obligations under the note are satisfied. The total outstanding principal balance including accrued interest as of December 31, 2023 and 2022 was $0.2 million and $0.2 million, respectively.
•
On June 9, 2020, a $75,000 note was entered into by the Company from the president and co-founder of the Company. This note has interest at the rate of 5.0% per annum and a maturity date of June 9, 2022. The note includes additional interest and fees associated with it upon the occurrence of default for late payment. Upon default, the Company shall pay a fee of 5% of the outstanding principal balance and accrued interest and from that point further interest shall accrue at an additional rate of 10.0%. The total outstanding principal balance including accrued interest as of December 31, 2023 and 2022 was $0.0 million and $0.01 million, respectively. The principal and interest of this loan has been paid as of December 31, 2023.
•
On June 15, 2020, a $0.1 million note with interest at the rate of 7.5% per annum and a maturity date of June 15, 2021. The note includes additional interest and fees associated with it upon the occurrence of default for late payment. This loan was made from a company owned by the current CEO. Upon default, the Company shall pay a fee of 5% of the outstanding principal balance and accrued interest and from that point further interest shall accrue at an additional rate of 12.5%. The holder of this note waived their rights to remedy in the event of default, which in effect releases the lender from their lien on and security interest in the Company’s assets. The total outstanding principal balance including accrued interest as of December 31, 2023 and 2022 was $0.0 million and $0.01 million, respectively. The principal and interest of this loan has been paid as of December 31, 2023.
•
On November 2, 2020, a $50,000 note was entered into by the Company from to the president and co-founder of the Company. This note has interest at the rate of 5.0% per annum and a maturity date of June 2, 2022. The note includes additional interest and fees associated with it upon the occurrence of default for late payment. Upon default, the Company shall pay a fee of 5% of the outstanding principal balance and accrued interest and from that point further interest shall accrue at an additional rate of 10.0%. The total outstanding principal balance including accrued interest as of December 31, 2023 and 2022 was $0.0 million and $0.01 million, respectively. The principal and interest of this loan has been paid as of December 31, 2023.
•
On January 12, 2021, a $0.3 million note with interest at the rate of 12.0% per annum and a maturity date of June 12, 2022. The note includes additional interest and fees associated with it upon the occurrence of default for late payment. Upon default, the Company shall pay a fee of 5% of the outstanding principal balance and accrued interest and from that point further interest shall accrue at an additional rate of 17.0%. This note is secured by a lien on and security interest in all right, title and interest of the Company’s assets. The security interest will continue until all obligations under the note are satisfied. The total outstanding principal balance including accrued interest as of December 31, 2023 and 2022 was $0.4 million and $0.4 million, respectively.
•
On February 22, 2021, a $40,000 note with interest at the rate of 12.0% per annum and a maturity date of June 22, 2022. The note includes additional interest and fees associated with it upon the occurrence of default for late payment. Upon default, the Company shall pay a fee of 5% of the outstanding principal balance and accrued interest and from that point further interest shall accrue at an additional rate of 17.0%. This note is secured by a lien on and security interest in all right, title and interest of the Company’s assets. The security interest will continue until all obligations under the note are satisfied. The total outstanding principal balance including accrued interest as of December 31, 2023 and 2022 was $0.06 million and $0.05 million, respectively.
•
On October 27, 2022, a $0.4 million note with interest at the rate of 12.0% per annum and a maturity date of January 27, 2023. The note includes additional interest and fees associated with it upon the occurrence of default for late payment. Upon default, the Company shall pay a fee of 5% of the outstanding principal balance and accrued interest and from that point further interest shall accrue at an additional rate of 17.0%. The holder of this note waived their rights to remedy in the event of default, which in effect releases the lender from their lien on and security interest in the Company’s assets. The total outstanding principal balance including accrued interest as of December 31, 2023 and 2022 was $0.01 million and $0.09 million, respectively.
•
The Company borrowed $0.3 million in April 2023 and repaid $0.3 million in May 2023 upon closing of the Company’s IPO.
•
In August 2023, the Company borrowed $0.2 million in a non-interest bearing note and repaid $0.2 million. The principal of this loan has been paid as of December 31, 2023.

As of December 31, 2023, all other related party promissory notes were outstanding and included within the loan payable on the consolidated balance sheet for a total of $0.7 million, including accrued interest and default interest of $0.4 million. All notes were not paid upon maturity. These loans were in default as of period end due to outstanding interest. The Company accrued for the default fee on the date of default and the additional default interest following that date. Interest expense, including default interest, recorded in the consolidated statement of operations was $0.04 million for the year ended December 31, 2023.

During 2022, multiple of the loans above with maturity dates in 2022 remained unpaid as of the maturity date. On September 30, 2022, those lenders waived their rights to remedy in the event of default, which in effect releases the lender from their lien on and security interest in the Company’s assets.

Loan payable consisted of the following as of December 31, 2023 and December 31, 2022:

	December 31,	December 31,
(in thousands)	2023	2022
Founder Notes	$—	$79
Principal stockholder promissory notes	5,085	5,503
Other related party promissory notes	721	1,126
Total Loan Payable	$5,806	$6,708

Other Related Party Transactions

In 2016, the Company entered into an agreement with Fuseproject, a design firm that designed the Company’s main product, its fitness mirror. As of December 31, 2023 and 2022, the Company had incurred $0.01 million and $0.2 million, respectively, of expenses for design services provided by Fuseproject.

In 2017, the Company entered into a royalty agreement with Fuseproject and agreed to pay 3% of cumulative net sales up to $5.0 million and 1% of cumulative net sales above $5.0 million, up to a maximum total royalty of $1.0 million. Regardless of the level of cumulative net sales, a guaranteed minimum payment of $0.2 million shall be paid in the first 12 months after the products initial retail release as an advance towards the royalty payments which was accrued as of December 31, 2023. As of December 31, 2023 the Company has accrued $0.2 million in royalty payments.

In 2022, the Company entered into an agreement with Apeiron Advisory Ltd for promotion of the Company, participation in industry conferences, and ongoing structural advice and consulting. The agreement was terminated in 2023 and the Company is no longer receiving any advisory services from Apeiron Advisory Ltd. As of the year ended December 31, 2023 and 2022, the Company has incurred $0.0 million and $0.9 million, respectively, of expenses for such services provided by Apeiron Advisory Ltd.

As discussed further in Note 10, in March 2023, the Company issued $0.5 million of senior secured notes to a related party, with associated warrants, in lieu of future cash interest payments under the senior secured notes issued to such investor. In May 2023, the Company repaid the $0.5 million in senior secured notes to a related party.

As discussed further in Note 10, in November 2023, the Company issued secured promissory notes of approximately $0.8 million with a related party. As discussed further in Note 11, in connected with issued secured promissory notes the Company entered into warrant agreements whereby the holders are eligible to receive warrants based on the occurrence of future events as defined in the agreement.

Note 22. Subsequent Events

The Company has evaluated subsequent events through the financial statement issuance date.

Equity Line of Credit

On December 12, 2023, the Company entered into that certain common stock purchase agreement (the “Equity Line Purchase Agreement”) with an accredited investor (the “Equity Line Investor”) which was declared effective by the SEC on January 19, 2024. Under the terms and subject to the conditions of the Equity Line Purchase Agreement, the Company has the right, but not the obligation, to sell to the Equity Line Investor, and the Equity Line Investor is obligated to purchase, up to the lesser of (a) $20,000,000 in aggregate gross purchase price of newly issued Common Stock (the “Equity Line Securities”) and (b) the Exchange Cap (as defined in the Equity Line Purchase Agreement) (the “Equity Line Financing”).

Series A Preferred Stock Certificate

On January 6, 2024, the Board of Directors of the Company approved the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”). The Series A Preferred Stock is subject to certain rights, preferences, privileges, and obligations, including voluntary and mandatory conversion provisions, as well as beneficial ownership restrictions and share cap limitations, as set forth in the Certificate of Designation of Series A Convertible Preferred Stock (the “Series A Certificate”). Certain outstanding promissory notes were amended by the Company and existing investors of the Company on January 8, 2024 to allow for the conversion into shares of the Series A Preferred Stock. The Series A Preferred Stock can be issued at any time and, subject to certain exceptions as set forth in the Series A Certificate, any subsequent mandatory or voluntary conversion into common stock of the Company, par value $0.0001 per share (“Common Stock”) shall be at a conversion price at least equal to or above the closing price per share of our common stock as reported on the Nasdaq Stock Market on the last trading day immediately preceding the date that the Series A Certificate was approved by the Company’s board of directors, subject to customary adjustments for stock splits and combinations.

The Series A Certificate designated 5,000,000 shares of the Company’s preferred stock as Series A Preferred Stock. Subject to certain restrictions as specified in the Series A Certificate, and applicable legal and regulatory requirements, including without limitation, the listing requirements of the Nasdaq Stock Market, (i) each share of Series A Preferred

Stock is convertible, at the option of the holder, at any time, provided that such conversion occurs at least 12 months following the Original Issuance Date (as defined in the Series A Certificate), into such whole number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Original Issue Price (as defined in the Series A Certificate) by the Conversion Price (as defined in the Series A Certificate) in effect at the time of conversion, and (ii) upon the earliest Mandatory Conversion Time (as defined in the Series A Certificate) all outstanding shares of Series A Preferred Stock will automatically be converted into shares of Common Stock. Dividends will accrue on each share of Series A Preferred Stock at the rate per annum of 8% of the Original Issue Price of such share, plus the amount of previously accrued dividends, compounded annually, subject to certain restrictions and provisions as set forth in the Series A Certificate. The Series A Preferred Stock will not have any voting rights, other than any vote required by law or the Company’s certificate of incorporation (which does not currently provide for any such voting rights). The Series A Certificate became effective January 8, 2024.

Series B Preferred Stock Certificate

On January 21, 2024, the Board of Directors of the Company approved the Series B Certificate. The Series B Certificate designated 1,500,000 shares of the Company’s preferred stock as Series B Preferred Stock. Subject to certain conversion restrictions as specified in the Series B Certificate, and applicable legal and regulatory requirements, including without limitation, the listing requirements of the Nasdaq Stock Market, subject to and upon the receipt of the approval of the stockholders of the Company, and provided that such conversion occurs at least 24 months following the Original Issuance Date (as defined in the Series B Certificate), each share of Series B Preferred Stock shall be automatically converted into such whole number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Original Issue Price (as defined in the Series B Certificate) by the Conversion Price (as defined in the Series B Certificate) in effect at the time of conversion. In the event that stockholder approval is not obtained, the holders of the Series B Preferred Stock may voluntarily convert the Series B Preferred Stock into common stock, provided that in no event shall the number of shares of common stock issued upon such voluntary conversion exceed 19.99% of the total number of shares of common stock outstanding as of immediately prior to the execution of the Asset Purchase Agreement. The Series B Preferred Stock will not have any voting rights, other than any vote required by law or the Company’s certificate of incorporation (which does not currently provide for any such voting rights) and will not be entitled to any dividends. The Series B Certificate became effective February 2, 2024.

Senior Secured Promissory Note

On February 1, 2024, the Company entered into a Senior Secured Convertible Promissory Note (the "Note") with Treadway Holdings LLC, a lender, in the aggregate principal amount of $6,000,000, which is convertible into shares of the Company’s common stock, par value $0.0001 per share. The Note accrues interest at a rate of 2.0% per month. The maturity date of the Note is December 15, 2024.

Credit Agreement

On February 1, 2024, the Company, entered into a Credit Agreement with Vertical Investors LLC, (the “Lender”) pursuant to which the Company agreed to borrow from the Lender a term loan in the aggregate principal amount of $7,968,978 with a maturity date of June 28, 2024.. On March 28, 2024, the Company and Lender agreed to modify the Credit Agreement and extended the maturity date to December 31, 2024.

CLMBR Acquisition and Series B Preferred Stock Issuance

In October 2023, we entered into an asset purchase agreement (as amended and restated on January 22, 2024, the “Asset Purchase Agreement") with CLMBR, Inc. and CLMBR1, LLC (the "Sellers"). On February 2, 2024, pursuant to the Asset Purchase Agreement, the Company completed the Acquisition for a total purchase price enterprise value of approximately $15.4 million, consisting of the issuance at closing of shares of Common Stock with a value of $1.45 million, 357 shares and shares of non-voting Series B preferred stock with a value of $3.0 million, 1,500,000 shares to the equity holders of the Sellers (each of whom is an “accredited investor” as defined in Rule 501 under the Securities Act), the assumption by the Company of $1.5 million of subordinated debt, and the retirement of $9.4 million of senior debt.

Series A Preferred Stock Issuance

On February 15, 2024, the Company issued 2,377,258 shares of the Company’s Series A Convertible Preferred Stock to four accredited investors, each of whom was an existing investor of the Company, upon the conversion of certain outstanding promissory notes with a then-outstanding aggregate amount of approximately $4.3 million.

On March 29, 2024, the Company issued 1,500,000 shares of the Company’s Series A Convertible Preferred Stock to the Lender, upon the conversion of certain portion of outstanding debt of $3.0 million.

On March 29, 2024, the Company issued 538,039 shares of the Company’s Series A Convertible Preferred Stock to one accredited investor, who is an existing investor of the Company, upon the conversion of certain outstanding promissory notes with a then-outstanding aggregate amount of approximately $0.8 million.

On March 29, 2024, the Company issued 515,598 shares of the Company’s Series A Convertible Preferred Stock to seven accredited investors, upon the conversion of certain portion of outstanding accounts payable in the aggregate amount of approximately $0.9 million.

Woodway Distribution Agreement

On February 20, 2024, the Company entered into an Exclusive Distribution Agreement with WOODWAY USA, INC., pursuant to which the Company granted to the Distributor the exclusive right to sell and distribute the Company’s CLMBR product anywhere in the world in the commercial market. The Distribution Agreement has a five year term and is automatically renewable for further five year terms unless the Distributor cancels at least 90 days prior to the expiration of the term. Pursuant to the Distributor Agreement, the Distributor will place an order for 2,150 units of the Company’s CLMBR product.

INTERACTIVE STRENGTH INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(In thousands, except share and per share amounts)

	September 30,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$2,269	$—
Accounts receivable, net of allowances	519	1
Inventories, net	4,773	2,607
Derivatives	19	—
Vendor deposits	1,976	1,815
Prepaid expenses and other current assets	684	933
Total current assets	10,240	5,356
Property and equipment, net	164	444
Right-of-use-assets	492	283
Intangible assets, net	7,184	2,254
Long-term inventories, net	3,198	2,908
Vendor deposits long term	310	309
Goodwill	13,519	—
Other assets	2,646	5,248
Total Assets	$37,753	$16,802
Liabilities, preferred stock and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$12,880	$10,562
Accrued expenses and other current liabilities	3,174	906
Operating lease liability, current portion	302	54
Deferred revenue	104	77
Loan payable current portion	5,298	5,806
Senior secured notes	—	3,096
Income tax payable	7	7
Derivatives	—	122
Convertible note payable	4,784	904
Total current liabilities	26,549	21,534
Operating lease liability, net of current portion	210	229
Other long term liabilities	1,050	—
Warrant liabilities	156	591
Loan payable noncurrent	3,996	—
Total liabilities	$31,961	$22,354
Commitments and contingencies (Note 14)
Stockholders' equity (deficit)
Series A preferred stock, par value $0.0001; 10,000,000 and 0 shares authorized as of September 30, 2024 and December 31, 2023, respectively; 5,368,865 and 0 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively.	1	—
Series B preferred stock, par value $0.0001; 1,500,000 and 0 shares authorized as of September 30, 2024 and December 31, 2023, respectively; 1,500,000 and 0 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively.	—	—
Series C preferred stock, par value $0.0001; 5,000,000 and 0 shares authorized as of September 30, 2024 and December 31, 2023, respectively; 2,861,128 and 0 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively.	—	—
Common stock, par value $0.0001; 900,000,000 shares authorized as of September 30, 2024 and December 31, 2023, respectively; 171,705 and 3,548 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively.	8	7
Additional paid-in capital	202,509	161,252
Accumulated other comprehensive (loss) income	(105)	100
Accumulated deficit	(196,621)	(166,911)
Total stockholders' equity (deficit)	5,792	(5,552)
Total liabilities, preferred stock and stockholders' equity (deficit)	$37,753	$16,802

INTERACTIVE STRENGTH INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue:
Fitness product revenue	$1,617	$206	$1,927	$502
Membership revenue	224	38	586	94
Training revenue	173	62	484	183
Total revenue	2,014	306	2,997	779
Cost of revenue:
Cost of fitness product revenue	(1,349)	(360)	(2,075)	(1,529)
Cost of membership	(768)	(960)	(2,768)	(2,861)
Cost of training	(185)	(109)	(522)	(300)
Total cost of revenue	(2,302)	(1,429)	(5,365)	(4,690)
Gross loss	(288)	(1,123)	(2,368)	(3,911)
Operating expenses:
Research and development	2,212	2,357	6,708	7,796
Sales and marketing	194	282	562	1,473
General and administrative	5,060	6,313	15,438	30,043
Total operating expenses	7,466	8,952	22,708	39,312
Loss from operations	(7,754)	(10,075)	(25,076)	(43,223)
Other income (expense), net:
Other income (expense), net	256	(179)	(506)	25
Interest expense	(1,831)	(154)	(6,750)	(1,382)
Gain upon debt forgiveness	—	—	—	2,595
Loss on issuance of warrants	(4,780)	—	(5,551)	—
Gain (loss) upon extinguishment of debt and accounts payable	110	—	(1,622)	—
Change in fair value of convertible notes	—	—	(316)	(252)
Change in fair value of earnout	—	—	1,300	—
Change in fair value of derivatives	956	—	201	—
Change in fair value of warrants	5,902	—	9,148	2,266
Total other income (expense), net	613	(333)	(4,096)	3,252
Loss before provision for income taxes	(7,141)	(10,408)	(29,172)	(39,971)
Income tax expense	—	—	—	—
Net loss attributable to common stockholders	$(7,141)	$(10,408)	$(29,172)	$(39,971)
Net loss per share - basic and diluted	$(153.50)	$(2,934.70)	$(1,522.20)	$(13,606.10)
Weighted average common stock outstanding—basic and diluted	46,535	3,547	19,164	2,938

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net loss	$(7,141)	$(10,408)	$(29,172)	$(39,971)
Other comprehensive (loss) gain:
Foreign currency translation (loss) gain	(242)	172	(205)	(79)
Total comprehensive loss	$(7,383)	$(10,236)	$(29,377)	$(40,050)

INTERACTIVE STRENGTH INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)

(unaudited)

(In thousands, except share amounts)

	Convertible Preferred Stock Series B		Convertible Preferred Stock Series A		Convertible Preferred Stock Series B		Convertible Preferred Stock Series C		Common Stock		Class A Common Stock		Class B Common Stock		Subscription Receivable Preferred Stock Series A	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders' (Deficit) Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances at December 31, 2022	—	$—	—	$—	—	$—	—	$—	—	$—	604	4	9	$—	—	112,436	365	(115,538)	(2,733)
Issuance of Common stock	—	—	—	—	—	—	—	—	2,169	3	—	—	—	—	—	4,449	—	—	4,452
Issuance of Common stock upon conversion of Class A Common Stock	—	—	—	—	—	—	—	—	605	4	(604)	(4)	—	—	—	—	—	—	—
Issuance of Class B common stock upon exercise of stock options	—	—	—	—	—	—	—	—	—	—	—	—	162	—	—	14	—	—	14
Issuance of Common stock upon conversion of Class B Common Stock	—	—	—	—	—	—	—	—	171	—	—	—	(171)	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	15,057	—	—	15,057
Net exercise of options	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	323	—	—	323
Foreign currency translation gain (loss)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(115)	—	(115)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(15,961)	(15,961)
Balances at March 31, 2023	—	$—	—	$—	—	$—	—	$—	2,945	$7	—	$—	—	$—	$—	$132,279	$250	$(131,499)	$1,037
Initial public offering, net of issuance cost of $1.2 million	—	—	—	—	—	—	—	—	375	—	—	—	—	—	—	10,820	—	—	10,820
Initial public offering costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(4,607)	—	—	(4,607)
Issuance of Common stock upon conversion of convertible notes	—	—	—	—	—	—	—	—	142	—	—	—	—	—	—	4,521	—	—	4,521
Exercise of stock warrants	—	—	—	—	—	—	—	—	85	—	—	—	—	—	—	2,468	—	—	2,468
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	4,510	—	—	4,510
Foreign currency translation gain (loss)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(136)	—	(136)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(13,602)	(13,602)
Balances at June 30, 2023	—	$—	—	$—	—	$—	—	$—	3,547	$7	—	$—	—	$—	$—	$149,991	$114	$(145,101)	$5,011
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	4,951	—	—	4,951
Foreign currency translation gain (loss)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	172	—	172
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(10,408)	(10,408)
Balances at September 30, 2023	—	$—	—	$—	—	$—	—	$—	3,547	$7	—	$—	—	$—	$—	$154,942	$286	$(155,509)	$(274)

INTERACTIVE STRENGTH INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)

(unaudited)

(In thousands, except share amounts)

	Convertible Preferred Stock Series B		Convertible Preferred Stock Series A		Convertible Preferred Stock Series B		Convertible Preferred Stock Series C		Common Stock		Class A Common Stock		Class B Common Stock		Subscription Receivable Preferred Stock Series A	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders' (Deficit) Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances at December 31, 2023	—	$—	—	—	—	—	—	—	3,548	7	—	—	—	—	—	161,252	100	(166,911)	(5,552)
Issuance of preferred stock Series A upon conversion of debt	—	—	3,430,895	1	—	—	—	—	—	—	—	—	—	—	—	10,082	—	—	10,082
Subscription receivable for issuance of Series A preferred stock	—	—	1,500,000	—	—	—	—	—	—	—	—	—	—	—	(3,000)	—	—	—	(3,000)
Issuance of preferred stock series B upon acquisition of CLMBR, Inc.	1,500,000	2,688	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of common stock upon acquisition of CLMBR, Inc.	—	—	—	—	—	—	—	—	357	0	—	—	—	—	—	1,014	—	—	1,014
Issuance of Common stock upon waiver to enter into Note Agreement	—	—	—	—	—	—	—	—	63	0	—	—	—	—	—	177	—	—	177
Issuance of shares upon issuance of convertible notes	—	—	—	—	—	—	—	—	188	0	—	—	—	—	—	547	—	—	547
Issuance of Common stock from equity line of credit	—	—	—	—	—	—	—	—	328	0	—	—	—	—	—	692	—	—	692
Issuance of Common stock upon conversion of convertible notes	—	—	—	—	—	—	—	—	371	0	—	—	—	—	—	866	—	—	866
Issuance of Common stock upon exercise of stock options	—	—	—	—	—	—	—	—	4	—	—	—	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	3,586	—	—	3,586
Foreign currency translation gain (loss)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	39	—	39
Net loss			—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(11,394)	(11,394)
Balances at March 31, 2024	1,500,000	$2,688	4,930,895	$1	—	$—	—	$—	4,858	$7	—	$—	—	$—	$(3,000)	$178,216	$139	$(178,305)	$(2,942)
Issuance of preferred stock Series A upon conversion of debt	—	—	1,562,970	0	—	—	—	—	—	—	—	—	—	—	—	2,368	—	—	2,368
Subscription receivable for issuance of Series A preferred stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—	3,000	—	—	—	3,000
Reclassification of series B preferred stock to permanent equity	(1,500,000)	(2,688)	—	—	1,500,000	0	—	—	—	—	—	—	—	—	—	2,955	—	—	2,955
1 for 40 reverse stock split share round up	—	—	—	—	—	—	—	—	1,003	—	—	—	—	—	—	—	—	—	—
Registered direct offering, net of issuance costs of $0.2 million	—	—	—	—	—	—	—	—	1,420	0	—	—	—	—	—	809	—	—	809
Registered direct offering costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(74)	—	—	(74)
Issuance of Common stock from At the Market offering, net of issuance costs of $0.1 million	—	—	—	—	—	—	—	—	1,624	0	—	—	—	—	—	405	—	—	405
At the Market offering costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(50)	—	—	(50)
Issuance of Common stock from equity line of credit	—	—	—	—	—	—	—	—	79	0	—	—	—	—	—	65	—	—	65
Issuance of Common stock upon conversion of convertible notes	—	—	—	—	—	—	—	—	2,511	0	—	—	—	—	—	1,084	—	—	1,084
Issuance of shares upon conversion of warrants	—	—	375,000	0	—	—	—	—	—	—	—	—	—	—	—	480	—	—	480
Issuance of Common stock upon exercise of warrants	—	—	—	—	—	—	—	—	231	0	—	—	—	—	—	92	—	—	92
Issuance of Common stock upon exercise of stock options	—	—	—	—	—	—	—	—	1	—	—	—	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	2,860	—	—	2,860
Foreign currency translation gain (loss)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(2)	—	(2)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(10,637)	(10,637)
Balances at June 30, 2024	—	$—	6,868,865	$1	1,500,000	$0	—	$—	11,728	$7	—	$—	—	$—	$—	$189,210	$137	$(188,942)	$413
Issuance of Common stock from Best Efforts Offering	—	—	—	—	—	—	—	—	2,100	0	—	—	—	—	—	296	—	—	296
Best Efforts offering costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(16)	—	—	(16)
Series A Preferred dividends declared and paid in kind	—	—	59,668	—	—	—	—	—	—	—	—	—	—	—	—	538	—	(538)	—
Issuance of preferred stock series C upon conversion of preferred series A and conversion of debt	—	—	(1,559,668)	—	—	—	2,861,128	0	—	—	—	—	—	—	—	2,720	—	—	2,720
Issuance of Common stock from At the Market offering	—	—	—	—	—	—	—	—	118,738	1	—	—	—	—	—	3,668	—	—	3,669
Issuance of Common stock upon exercise of warrants	—	—	—	—	—	—	—	—	26,269	0	—	—	—	—	—	2,563	—	—	2,563
Issuance of Common stock upon extinguishment of debt	—	—	—	—	—	—	—	—	12,870	0	—	—	—	—	—	373	—	—	373
Issuance of Common stock upon exercise of stock options	—	—	—	—	—	—	—	—	1	—	—	—	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	3,157	—	—	3,157
Foreign currency translation gain (loss)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(242)	—	(242)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(7,141)	(7,141)
Balances at September 30, 2024	—	$—	5,368,865	$1	1,500,000	$0	2,861,128	$0	171,705	$8	—	$—	—	$—	$—	$202,509	$(105)	$(196,621)	5,792

INTERACTIVE STRENGTH INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

(In thousands)

	Nine Months Ended September 30,
	2024	2023
Cash Flows From Operating Activities:
Net loss	$(29,172)	$(39,971)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign currency	218	64
Depreciation	418	743
Amortization	4,687	4,188
Non-cash lease expense	203	66
Inventory valuation loss and inventory step up amortization	141	261
Stock-based compensation	9,448	23,773
Loss on extinguishment of debt and accounts payable	1,622	—
Gain upon debt forgiveness	—	(2,595)
Fair value of common stock issued with Best Efforts Offering	299	—
Interest expense	2,147	77
Amortization of debt discount	4,603	1,305
Common stock issued to lender in connection with entering Equity Line of Credit Agreement	368	—
Change in fair value of convertible notes	316	252
Loss on issuance of warrants	5,894	442
Loss on exchange of warrants for equity	358	—
Change in fair value of earnout	(1,300)	—
Change in fair value of derivatives	(201)	—
Change in fair value of warrants	(9,148)	(2,266)
Changes in operating assets and liabilities
Accounts receivable	(1,134)	(7)
Inventories	684	(442)
Prepaid expenses and other current assets	342	464
Vendor deposits	(101)	323
Warrant liabilities	—	—
Other assets	(13)	(10)
Accounts payable	(3)	585
Accrued expenses and other current liabilities	862	(780)
Deferred revenue	(234)	37
Operating lease liabilities	(213)	(70)
Net cash used in operating activities	(8,909)	(13,561)
Cash Flows From Investing Activities:
Acquisition of internal use software	—	(349)
Acquisition of business, cash paid, net of cash acquired	(1,447)	—
Acquisition of software and content	40	(797)
Net cash used in investing activities	(1,407)	(1,146)
Cash Flows From Financing Activities:
Payments of loans	(831)	—
Proceeds from loans	1,280	—
Proceeds from related party loans	650	465
Payments of related party loans	(527)	(483)
Proceeds from issuance of common stock and pre-funded warrants upon offering, net of offering costs	4,510	10,820
Payments of offering costs	(90)	(1,453)
Proceeds from senior secured notes	—	3,030
Payments of senior secured notes	—	(2,000)
Redemption on convertible notes	(212)	—
Proceeds from issuance of convertible notes, net of issuance costs	4,756	—
Proceeds from the issuance of Class A common stock	—	4,247
Proceeds from issuance of common stock from At the Market Offering, net of issuance costs	4,023	—
Interest paid on loans and convertible notes	(1,093)	—
Proceeds from the exercise of common stock options and warrants	92	30
Proceeds from the issuance of common stock from equity line of credit	389	—
Net cash provided by financing activities	12,947	14,656
Effect of exchange rate on cash	(362)	(145)
Net Change In Cash and Cash Equivalents	2,269	(196)
Cash and restricted cash at beginning of the period	-	226
Cash and restricted cash at end of period	$2,269	$30
Supplemental Disclosure Of Cash Flow Information:
Interest expense due but not paid	1,054	—
Non-Cash Investing and Financing Information:
Property & equipment in accounts payable	18	18
Issuance of common stock and series B preferred stock for the acquisition of business	3,969	—
Offering costs in accounts payable and accrued expenses	69	3,155
Issuance of preferred stock through conversion of debt	15,170	—
Exercise and exchange of stock warrants	480	2,468
Conversion of convertible notes into common stock	1,949	4,521
Right-of-use assets obtained in exchange for new operating lease liabilities	—	313
Decrease in right-of-use asset and operating lease liabilities due to lease termination	—	61
Issuance of common stock from convertible notes and conversion of debt	920	—
Issuance of common stock from rights offering	—	202
Net exercise of options	—	323
Non cash settlement of accounts receivable and debt	750	—
Stock-based compensation capitalized in intangible asset and other assets	155	745

INTERACTIVE STRENGTH INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.
Description of Business and Basis of Presentation

Description and Organization

Interactive Strength Inc. (the "Company") is the parent company of two leading brands serving the commercial and at-home markets with specialty fitness equipment and virtual training: CLMBR and FORME. CLMBR manufactures vertical climbing equipment and provides a unique digital and on-demand training platform. FORME is a hardware manufacturer and digital fitness service provider that combines award-winning smart gyms with live 1:1 personal training (from real humans) to deliver an immersive experience ("Connected Fitness Products"). The combination of technology with expert training leads to better outcomes for both consumers and trainers alike. CLMBR and FORME offer unique fitness solutions for both the commercial and at-home markets. Our Members are defined as any individual who has a FORME or CLMBR account through a paid connected fitness membership.

Reverse Stock Splits

On June 13, 2024, the Company filed a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to effect a reverse stock split of the Company’s common stock, $0.0001 par value per share, at a rate of 1-for-40 (the “Reverse Stock Split”), effective as of 9:00 a.m. Eastern Time on June 14, 2024.

The Reverse Stock Split decreased the number of shares of Common Stock issued and outstanding from 265,811 shares to 6,645 shares, subject to adjustment for the rounding up of fractional shares. Accordingly, each holder of Common Stock now owns fewer shares of Common Stock as a result of the Reverse Stock Split. However, the Reverse Stock Split affected all holders of Common Stock uniformly and did not affect any stockholder’s percentage ownership interest in the Company, except to the extent that the Reverse Stock Split resulted in an adjustment to a stockholder’s ownership of Common Stock due to the treatment of fractional shares in the Reverse Stock Split. Therefore, voting rights and other rights and preferences of the holders of Common Stock were not affected by the Reverse Stock Split (other than as a result of the treatment of fractional shares). Common stock issued pursuant to the Reverse Stock Split remains fully paid and nonassessable, without any change in the par value per share.

The Common Stock began trading on a Reverse Stock Split-adjusted basis on The Nasdaq Capital Market on June 14, 2024. The trading symbol for the Common Stock remains “TRNR.” The new CUSIP number for the Common Stock following the Reverse Stock Split is 45840Y203.

On November 8, 2024, the Company filed a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to effect a reverse stock split of the Company’s common stock, $0.0001 par value per share, at a rate of 1-for-100 (the “Reverse Stock Split”), effective as of 9:00 a.m. Eastern Time on November 11, 2024.

The Reverse Stock Split decreased the number of shares of Common Stock issued and outstanding from 41,787,040 shares to 417,870 shares, subject to adjustment for the rounding up of fractional shares. Accordingly, each holder of Common Stock now owns fewer shares of Common Stock as a result of the Reverse Stock Split. However, the Reverse Stock Split affected all holders of Common Stock uniformly and did not affect any stockholder’s percentage ownership interest in the Company, except to the extent that the Reverse Stock Split resulted in an adjustment to a stockholder’s ownership of Common Stock due to the treatment of fractional shares in the Reverse Stock Split. Therefore, voting rights and other rights and preferences of the holders of Common Stock were not affected by the Reverse Stock Split (other than as a result of the treatment of fractional shares). Common stock issued pursuant to the Reverse Stock Split remains fully paid and nonassessable, without any change in the par value per share.

The Common Stock began trading on a Reverse Stock Split-adjusted basis on The Nasdaq Capital Market on November 11, 2024. The trading symbol for the Common Stock remains “TRNR.” The new CUSIP number for the Common Stock following the Reverse Stock Split is 45840Y302.

Initial Public Offering

In May 2023, the Company closed its initial public offering ("IPO") in which we issued and sold 37,500 shares of common stock at a public offering price of $32,000.00 per share and excluding shares sold in the IPO by certain of our existing stockholders. Total proceeds, after deducting underwriting commissions of $1.2 million and other offering expenses of $4.6 million, was $6.2 million.

Acquisition of CLMBR, Inc.

On October 6, 2023, the Company entered into an asset purchase agreement (the “Asset Purchase Agreement”) with CLMBR and CLMBR1, LLC (collectively, the “Sellers”) to purchase and acquire substantially all of the assets and assume certain liabilities of the Sellers. On January 22, 2024, the Company and the Sellers entered into an amended and restated Asset Purchase Agreement (the “Amended Agreement”). On February 2, 2024, pursuant to the Amended Agreement, the Company completed the acquisition for a total purchase price of approximately $16.1 million, consisting of (i) cash of $30,000, (ii) 357 shares of the Company’s common stock with a fair value in the aggregate of $1.0 million, (iii) 1,500,000 shares of the Company’s non-voting Series B preferred stock with a fair value in the aggregate of $3.0 million, (iv) contingent consideration with a fair value of $1.3 million, and (v) the retirement of $9.4 million of senior debt and $1.4 million in related fees, such retirement to be in the form of a $1.4 million cash payment to the lender of the senior debt and the issuance of an $8.0 million promissory note to such lender (the “Acquisition”).

The Acquisition was accounted for under the acquisition method of accounting under ASC 805, Business Combinations. Assets acquired and liabilities assumed were recorded in the condensed consolidated balance sheet at their estimated fair values as of February 2, 2024, with the remaining unallocated purchase price recorded as goodwill. See Note 21. that outlines the Company’s consideration transferred and the identifiable net assets acquired at their estimated fair value as of February 2, 2024.

Basis of Presentation and Consolidation

The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). The condensed consolidated financial statements include the accounts of Interactive Strength Inc. and its subsidiaries in which the Company has a controlling financial interest. All intercompany balances and transactions have been eliminated.

In the opinion of management, the accompanying unaudited interim condensed consolidated financial statements reflect all normal recurring adjustments necessary to present fairly the financial position, results of operations, cash flows, and the changes in equity for the interim period.

Liquidity and Capital Resources

In accordance with Accounting Standards Update ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Subtopic 205-40), or ASU 205-40, management evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the accompanying condensed consolidated financial statements were issued.

As an emerging growth company, the Company is subject to certain inherent risks and uncertainties associated with the development of an enterprise. In this regard, since the Company’s inception, substantially all of management’s efforts have been devoted to making investments in research and development including the development of revenue generating products and services and the development of a commercial organization, all at the expense of short-term profitability.

As of the date the accompanying condensed consolidated financial statements were issued (the “issuance date”), management evaluated the following adverse conditions and events present at the Company in accordance with ASU 205-40:

•
Since its inception, the Company has incurred significant operating losses and used net cashflows in its operations. For the nine months ended September 30, 2024, the Company incurred a net operating loss of $25.1 million and used net cash in its operations of $8.9 million. As of September 30, 2024, the Company had an accumulated deficit of $196.6 million. Management expects the Company will continue to incur significant operating losses and use net cash in its operations for the foreseeable future.
•
As of the issuance date, the Company had approximately $1.0 million of cash or cash equivalents available to fund its operations and no available sources of financing or capital to sustain its operations for a period of 12 months beyond the issuance date.
•
The Company expects to incur substantial expenditures to invest in its operations and growth for the foreseeable future. In order to fund these investments, the Company will need to secure additional sources of credit from lenders or capital investment from public and private investors (collectively “outside capital”). While the Company is actively seeking to secure additional outside capital (and has historically been able to successfully secure such capital) to fund its operations, no additional outside capital has been secured or was deemed probable of being secured as of the issuance date. In addition, management can provide no assurance the Company will be able to secure additional outside capital or on acceptable terms. Absent an ability to secure additional outside capital in the very near term, the Company will be unable to meet fund its operations over the next 12 months beyond the issuance date.

•
As of September 30, 2024, the Company had total outstanding debt of approximately $14.1 million, all of which was classified as current in the accompanying condensed consolidated balance sheet. Approximately $5.2 million of this debt pertains to personal loans from certain individual related parties disclosed in Note 20. Several of these loans matured prior to September 30, 2024, but their repayment has been temporarily waived. While the Company is actively seeking to secure additional outside capital (and has historically been able to successfully secure such capital) to repay these outstanding borrowings, no additional outside capital has been secured or was deemed probable of being secured as of the issuance date. In addition, management can provide no assurance the Company will be able to secure additional outside capital or on acceptable terms. In the event the Company is unable to secure additional outside capital and/or secure amendments or waivers from its lenders to defer or modify the repayment terms of the Company’s outstanding indebtedness, management will be required to seek other strategic alternatives, which may include, among others, a significant curtailment of the Company’s operations, a sale of certain of the Company’s assets, a sale of the entire Company to strategic or financial investors, and/or allowing the Company to become insolvent by filing for bankruptcy protection under the provisions of the U.S. Bankruptcy Code.
•
As previously disclosed, on August 22, 2023, the Listing Qualifications staff (the “Staff”) of Nasdaq had notified the Company that it did not comply with the minimum $2.5 million stockholders’ equity requirement for continued listing set forth in Nasdaq Listing Rule 5550(b)(1) (the “Rule”). On February 16, 2024, the Company filed a Form 8-K stating that as of February 15, 2024, as a result of the Company’s debt conversion and acquisition, the Company believed it had regained compliance with the Rule. Based on this representation, the Staff notified the Company that it regained compliance with the Rule; however, the Staff noted that if the Company failed to evidence compliance upon filing its periodic report for the period ended March 31, 2024, it may be subject to delisting. On May 22, 2024, the Company received a delist determination letter from the Staff advising the Company that the Staff had determined that the Company no longer complies with the Rule. Specifically, the Staff noted that the Company’s stockholders’ equity reported in its Form 10-Q for the period ended March 31, 2024 did not satisfy the minimum $2.5 million stockholders’ equity requirement for continued listing. The Company appeared before a Hearings Panel (the “Panel”) on July 16, 2024. At the hearing, the Company presented a plan to regain compliance with the Rule. On August 6, 2024, the Company received a letter from the Panel stating that the Panel has determined to grant the request of the Company to continue its listing on the Nasdaq Stock Market until November 14, 2024. The Company’s continued listing is subject to the condition that on or before November 14, 2024, i) the Company files a Form 10-Q for the period ending September 30, 2024, describing the transactions undertaken by the Company to achieve compliance and demonstrate long-term compliance with the Rule and provide an indication of its equity following those transactions; and ii) the Company provides the Panel with income projections for the next 12 months. While the Company believes it is now compliant with the Rule, there can be no assurance that the Panel will stay the suspension of the Company’s securities. If the Company’s securities are delisted from Nasdaq, it could be more difficult to buy or sell the Company’s common stock or to obtain accurate quotations, and the price of the Company’s common stock could suffer a material decline. Delisting could also impair the Company’s ability to raise capital and/or trigger defaults and penalties under outstanding agreements or securities of the Company.
•
The Company’s stockholders’ equity as of September 30, 2024 was approximately $5.8 million, exceeding the minimum required by the Rule by over $3 million. Despite the Company’s net loss for the quarter ended September 30, 2024, the Company achieved this compliance via (A) the issuance of shares of common stock pursuant to (i) a registered direct offering; (ii) the At The Market offering; and (iii) the extinguishment of debt; and (B) the issuance of preferred stock shares upon the extinguishment of debt.

The Company believes that it will stay compliant with the Rule through the end of the fiscal year and beyond because, since September 30, 2024, the Company has issued more shares of common stock pursuant to the At The Market offering and the extinguishment of debt.

•
The Company received a deficiency letter from the Nasdaq Stock Market (“Nasdaq”) on August 20, 2024 notifying the Company that, for the last 30 consecutive business days, the closing bid price for the Company’s common stock, par value $0.0001 per share (the “Common Stock”) has been below the minimum $1.00 per share required for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (“Rule 5550(a)(2)”). The Nasdaq deficiency letter has no immediate effect on the listing of the Common Stock, and the Common Stock will continue to trade on The Nasdaq Capital Market under the symbol “TRNR” at this time. The Company has 180 calendar days, or until February 18, 2024, to regain compliance. To regain compliance, the closing bid price of the Company’s securities must be at least $1.00 per share for a minimum of ten consecutive business days. If compliance is not regained by February 18, 2024, the Company may be eligible for additional time to regain compliance or if otherwise not eligible, the Company may request a hearing before a hearings panel. If the Company fails to regain compliance and/or secure an extension, the Company will be subject to being delisted from the Nasdaq market. If a delisting occurs, the Company will be faced with a number of material adverse consequences, including limited availability of market quotations for its common stock; limited news and analyst coverage; decreased ability to obtain additional financing or failure to comply with the covenants required by the

Company’s borrowing arrangement; limited liquidity for the Company’s stockholders due to thin trading; and a potential loss of confidence by investors, employees and other third parties who do business with the Company.
•
The Company received a deficiency letter from the Nasdaq Stock Market (“Nasdaq”) on November 13, 2024 notifying the Company that, since at November 12, 2024, the Company had 417,705 publicly held shares, it no longer meets the minimum 500,000 publicly held shares requirement for The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(4) (“Rule 5550(a)(4)”). The Nasdaq deficiency letter has no immediate effect on the listing of the Common Stock, and the Common Stock will continue to trade on The Nasdaq Capital Market under the symbol “TRNR” at this time. The Company has until November 20, 2024 to present its views with respect to this additional deficiency to the Panel in writing. As of November 13, 2024, the Company has 625,067 publicly held shares and believes this deficiency has been cured. However, if the Company fails regain compliance and/or secure an extension, the Company will be subject to being delisted from the Nasdaq market. If a delisting occurs, the Company will be faced with a number of material adverse consequences, including limited availability of market quotations for its common stock; limited news and analyst coverage; decreased ability to obtain additional financing or failure to comply with the covenants required by the Company’s borrowing arrangement; limited liquidity for the Company’s stockholders due to thin trading; and a potential loss of confidence by investors, employees and other third parties who do business with the Company.

These uncertainties raise substantial doubt about our ability to continue as a going concern. The accompanying condensed consolidated financial statements have been prepared on the basis that the Company will continue to operate as a going concern, which contemplates that the Company will be able to realize assets and settle liabilities and commitments in the normal course of business for the foreseeable future. Accordingly, the accompanying condensed consolidated financial statements do not include any adjustments that may result from the outcome of these uncertainties.

1.
Summary of Significant Accounting Policies

Unaudited Interim Financial Information

The accompanying unaudited interim condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, or GAAP, for interim financial reporting and as required by Regulation S-X, Rule 10-01. Accordingly, these unaudited condensed consolidated financial statements do not include all of the information and disclosures required by U.S. GAAP for complete financial statements as certain footnotes or other financial information that are normally required by U.S. GAAP can be condensed or omitted. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on April 1, 2024.

The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited consolidated annual financial statements for the years ended December 31, 2023 and 2022 and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for a fair statement of the Company’s condensed consolidated balance sheet as of September 30, 2024 the condensed consolidated statements of operations and comprehensive loss for the three and nine months ended September 30, 2024 and 2023, the condensed consolidated statement of convertible preferred stock and stockholders' equity (deficit) as of September 30, 2024 and condensed consolidated statements of cash flows for the nine months ended September 30, 2024 and 2023. The financial data and other information disclosed in these notes related to the three and nine months ended September 30, 2024 and 2023 are unaudited. The results for the three and nine months ended September 30, 2024, are not necessarily indicative of results to be expected for the year ending December 31, 2024, any other interim periods, or any future year or period.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with U.S. GAAP requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue, expenses, and related disclosures. On an ongoing basis, the Company evaluates its estimates, including, among others, those related to revenue related reserves, the realizability of inventory, fair value measurements, useful lives of long lived assets, including property and equipment and finite lived intangible assets, product warranty, stock-based compensation expense, warrant liabilities, accrual of acquisition earn-outs, estimated legal accruals, valuation of deferred taxes, valuation of derivatives, fair value of goodwill and other intangible assets, and commitments and contingencies. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable. Actual results may differ from these estimates.

Segment Information

Operating segments are defined as components of an enterprise for which separate and discrete information is available for evaluation by the chief operating decision-maker (“CODM”) in deciding how to allocate resources and assess performance. The Company has one operating segment, the development and sale of its at-home fitness technology platform. The Company’s chief operating decision maker, its chief executive officer, manages the Company’s operations on a consolidated basis for the purpose of allocating resources. As the Company has one reportable segment, all required segment financial information is presented in the condensed consolidated financial statements. The Company currently operates in the United States, the United Kingdom, and Taiwan. As of September 30, 2024 and 2023, substantially all of the Company’s long-lived assets are held in the United States.

Significant Accounting Policies

During the nine months ended September 30, 2024, there were no significant changes to the Company’s significant accounting policies as described in the Company’s audited consolidated financial statements as of and for the year ended December 31, 2023 except as described below:

Goodwill

Goodwill consists of the excess of cost over the fair value of net assets acquired in business combinations. The Company follows the provisions of ASC Topic 350, “Intangibles —Goodwill and Other”, which requires an annual impairment test for goodwill. The Company may first choose to perform a qualitative evaluation of the likelihood of goodwill and intangible assets impairment. For the goodwill that was the result of current year acquisitions, the Company chose to perform a qualitative evaluation. If the Company determined a quantitative evaluation was necessary, the goodwill at the reporting unit was subject to a two-step impairment test. The first step compares the book value of a reporting unit, including goodwill, with its fair value. If the book value of a reporting unit exceeds its fair value, the Company completes the second step in order to determine the amount of goodwill impairment loss that should be recorded. In the second step, the Company determines an implied fair value of the reporting unit’s goodwill by allocating the fair value of the reporting unit to all of the assets and liabilities other than goodwill. As of September 30, 2024 there was no goodwill impairment. For additional information refer to Note 6.—Goodwill and Intangible Assets.

Identifiable Intangible Assets

The Company follows the provisions of ASC Topic 360, “Property, Plant and Equipment”, which establishes accounting standards for the impairment of long-lived assets such as property, plant and equipment and intangible assets subject to amortization. The Company reviews long-lived assets to be held and-used for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If the sum of the undiscounted expected future cash flows over the remaining useful life of a long-lived asset group is less than its carrying amount, the asset is considered to be impaired. Impairment losses are measured as the amount by which the carrying amount of the asset group exceeds the fair value of the asset. The Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risks associated with the recovery of the asset. During the nine months ended September 30, 2024 and 2023, there was no impairment of the identified intangible assets.

The Company’s intangible assets subject to amortization consist of developed technology, customer related intangibles, trademark and tradenames, and content that are amortized on a straight-line basis over the estimated useful lives of the related intangible asset. The estimated useful lives of the respective intangible assets range from 3 years to 13 years.

The Company estimates the fair value of intangible assets based on an income approach using the relief-from-royalty method. This methodology assumes that, in lieu of ownership, a third party would be willing to pay a royalty in order to exploit the related benefits of these types of assets. This approach is dependent on a number of factors, including estimates of future growth and trends, royalty rates for this category of intellectual property, discount rates and other variables. The Company bases its fair value estimates on assumptions it believes to be reasonable, but which are unpredictable and inherently uncertain. Actual future results may differ from those estimates. The Company recognizes an impairment loss when the estimated fair value of the intangible asset is less than the carrying value. For the periods presented, the Company did not recognize any impairment of intangible assets.

Business Combinations

The Company accounts for business combinations under the provisions of ASC 805, Business Combinations, which requires that the acquisition method of accounting be used for all business combinations. Assets acquired and liabilities assumed are recorded at the date of acquisition at their respective fair values. ASC 805 also specifies criteria that intangible assets acquired in a business combination must be recognized and reported apart from goodwill. Goodwill represents the excess purchase price over the fair value of the tangible net assets and intangible assets acquired in a business combination. Acquisition-related expenses are recognized separately from the business combinations and are expensed as incurred. If the business combination provides for contingent consideration, the Company records the contingent consideration at fair value at the acquisition date with changes in the fair value recorded through earnings.

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”), or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the impact of recently issued standards that are not yet effective will not have a material impact on the Company’s condensed consolidated financial statements upon adoption. The Company qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and has elected not to “opt out” of the extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company will adopt the new or revised standard at the time public companies adopt the new or revised standard and will do so until such time that the Company either (i) irrevocably elects to “opt out” of such extended transition period or (ii) no longer qualifies as an emerging growth company. As noted below, certain new or revised accounting standards were early adopted.

Accounting Pronouncements Not Yet Adopted

ASU 2020-04 and ASU 2022-06

In March 2020, the FASB issued ASU 2020-04, “Reference rate reform (Topic 848): Facilitation of the effects of reference rate reform on financial reporting.” The ASU provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other transactions affected by reference rate reform. The amendments apply only to contracts and hedging relationships that reference London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued due to reference rate reform. The amendments are elective and are effective upon issuance. In December 2022, the FASB issued ASU 2022-06, “Reference rate reform (Topic 848): Deferral of the sunset date of Topic 848” which defers the expiration date for Topic 848 from December 31, 2022 until December 31, 2024. The Company is currently evaluating the potential impact of adopting this new accounting guidance, but does not expect the adoption of the standard to have a material impact on its consolidated financial statements.

ASU 2023-09

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures.” The ASU modifies income tax disclosures by requiring (i) consistent categories and greater disaggregation of information in the rate reconciliations and (ii) the disclosure of income taxes paid disaggregated by jurisdiction, among other requirements. This ASU is effective for fiscal years beginning after December 31, 2024 and should be applied on a prospective basis, with the option to apply the standard retrospectively. Early adoption is permitted. We are currently evaluating the impact of the new standard, which is limited to financial statement disclosures.

ASU 2023-07

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” The amendments in the ASU improve reportable segment disclosure requirements primarily through enhanced disclosures about significant segment expenses. In addition, the amendments enhance interim disclosure requirements, clarify circumstances in which an entity can disclose multiple segment measures of profit and loss, and provide new segment disclosure requirements for entities with a single reportable segment, among other disclosure requirements. This ASU is effective for fiscal years beginning after December 15, 2023 and interim periods within fiscal years after December 15, 2024 and should be applied retrospectively to all prior periods presented in the financial statements. Early adoption is permitted. We are currently evaluating the impact of the new standard, which is limited to financial statement disclosures.

ASU 2024-03

In November 2024, the FASB issued ASU 2024-03, "Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses". The amendments in ASU 2024-03 address investor requests for more detailed expense information and require additional disaggregated disclosures in the notes to financial statements for certain categories of expenses that are included on the face of the income statement. This guidance is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating this guidance to determine the impact it may have on its consolidated financial statements.

3.
Revenue Recognition

The Company’s primary source of revenue is solely derived from the United States from sales of its Connected Fitness Products and related accessories and associated recurring Membership revenue, as well as from sales of personal training services recorded within Training revenue.

The Company determines revenue recognition through the following steps:

•
Identification of the contract, or contracts, with a customer;
•
Identification of the performance obligations in the contract;
•
Determination of the transaction price;
•
Allocation of the transaction price to the performance obligations in the contract; and
•
Recognition of revenue when, or as, the Company satisfies a performance obligation.

Revenue is recognized when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company’s revenue is reported net of sales returns, discounts and incentives as a reduction of the transaction price. The Company estimates its liability for product returns and concessions based on historical trends by product category, impact of seasonality, and an evaluation of current economic and market conditions and records the expected customer refund liability as a reduction to revenue, and the expected inventory right of recovery as a reduction of cost of revenue. If actual return costs differ from previous estimates, the amount of the liability and corresponding revenue are adjusted in the period in which such costs occur.

The Company applies the practical expedient as per ASC 606-10-50-14 and does not disclose information related to remaining performance obligations due to their original expected terms being one year or less.

The Company expenses sales commissions on its Connected Fitness Products when incurred because the amortization period would have been less than one year. These costs are recorded in Sales and marketing in the Company’s condensed consolidated statements of operations and comprehensive loss.

Connected Fitness Products

Connected Fitness Products include the Company’s portfolio of Connected Fitness Products and related accessories, delivery and installation services, and extended warranty agreements. The Company recognizes Connected Fitness Product revenue net of sales returns and discounts when the product has been delivered to the customer, except for extended warranty revenue which is recognized over the warranty period. The Company allows customers to return products within thirty days of purchase, as stated in its return policy.

Amounts paid for payment processing fees for credit card sales for Connected Fitness Products are included as a reduction to fitness product revenue in the Company’s condensed consolidated statements of operations and comprehensive loss.

Membership

The Company’s memberships provide unlimited access to content in its library of on-demand fitness classes. The Company’s memberships are offered on a month-to-month basis.

Amounts paid for membership fees are included within deferred revenue on the Company’s condensed consolidated balance sheets and recognized ratably over the membership term. The Company records payment processing fees for its monthly membership charges within cost of membership in the Company’s condensed consolidated statements of operations and comprehensive loss.

Training

The Company’s training services are personal training services delivered through the Connected Fitness Products, third-party mobile devices and in-studio classes. Training revenue is recognized at the time the services are delivered.

Standard Product Warranty

The Company offers a standard product warranty that its Connected Fitness Products and related accessories will operate under normal, non-commercial use for a period of one year which covers the touchscreen, frame and all incorporated elements, and related accessories from the date of original delivery. The Company has the obligation, at its option, to either repair or replace the defective product. At the time revenue is recognized, an estimate of future warranty costs are recorded as a component of cost of revenue. Factors that affect the warranty obligation include historical as well as current product failure rates, service delivery costs incurred in correcting product failures, and warranty policies and business practices.

The Company also offers the option for customers in some markets to purchase a third-party extended warranty and service contract that extends or enhances the technical support, parts, and labor coverage offered as part of the base warranty included with the Connected Fitness Product for an additional period of 24 to 48 months.

For third-party extended warranty service sold along with the Company’s Connected Fitness Products, the Company does not obtain control of the warranty before transferring it to the customers. Therefore, the Company accounts for revenue related to the fees paid to the third-party extended warranty provider on a net basis, by recognizing only the net commission it retains. The Company considers multiple factors when determining whether it obtains control of third-party products including, but not limited to, evaluating if it can establish the price of the product, retains inventory risk for tangible products or has the responsibility for ensuring acceptability of the product.

4.
Inventories, net

Inventories consist of the following:

	September 30,	December 31,
(in thousands)	2024	2023
Finished products	$4,773	$2,607
Finished products - Long Term	2,620	2,376
Raw materials - Long Term	578	532
Total inventories, net	$7,971	$5,515

Finished products - Long Term represents inventory not expected to be sold in the next twelve months. Raw materials - Long Term represents the components and parts currently being stored in our Taiwan facility that will be shipped to our manufacturing partners and will not be used within one year.

Total inventory of $3.5 million was acquired in the Acquisition and recorded at fair value on the acquisition date. Refer to Note 21 Acquisitions for more information.

5.
Property and Equipment, net

Property and equipment consisted of the following:

	September 30,	December 31,
(in thousands)	2024	2023
Pre-production tooling	$3,094	$3,094
Machinery and equipment	191	125
Leasehold improvements	186	113
Furniture and fixtures	25	25
Exercise equipment	13	13
Total	3,509	3,370
Less: Accumulated depreciation	(3,345)	(2,926)
Total property and equipment, net	$164	$444

Depreciation expense amounted to $0.1 million and $0.2 million for each of the three months ended September 30, 2024 and 2023, respectively. Depreciation expense amounted to $0.4 million and $0.7 million for each of the nine months ended September 30, 2024 and 2023, respectively.

6.
Goodwill and Intangible Assets, net

Identifiable intangible assets, net consist of the following:

	As of September 30,			As of December 31,
	2024			2023
(in thousands)	Cost	Accumulated Amortization	Net Book Value	Cost	Accumulated Amortization	Net Book Value
Internal-use software	$6,248	$(5,386)	$862	$6,248	$(3,994)	$2,254
Developed technology	1,500	(164)	1,336	—	—	—
Customer related	4,400	(310)	4,090	—	—	—
Trademark and trade name	800	(60)	740	—	—	—
Content	200	(44)	156	—	—	—
Total identifiable intangible assets	$13,148	$(5,964)	$7,184	$6,248	$(3,994)	$2,254

Amortization expense amounted to $0.6 million and $0.5 million for each of the three months ended September 30, 2024 and 2023, respectively. Amortization expense amounted to $2.0 million and $1.5 million for each of the nine months ended September 30, 2024 and 2023, respectively. As of September 30, 2024 and 2023, there was no intangible asset impairment.

As of September 30, 2024, estimated annual amortization expense for each of the next five fiscal years is as follows:

2024 (remaining)	481
2025	1,389
2026	815
2027	648
2028	582
Thereafter	3,269
Total	$7,184

Total goodwill of $13.5 million and intangible assets of $6.9 million were acquired in the Acquisition and were recorded at fair value on the acquisition date. As of September 30, 2024, there was no goodwill impairment. Refer to Note 21. Acquisitions for more information.

Changes in goodwill for the nine months ended September 30, 2024 are as follows:

(in thousands)	CLMBR, Inc.
Balance as of December 31, 2023	$—
Goodwill acquired	13,165
Purchase accounting adjustments to goodwill	354
Balance as of September 30, 2024	$13,519

7.
Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

	September 30,	December 31,
(in thousands)	2024	2023
Security deposit	96	66
Prepaid licenses	—	20
Research and development tax credit	444	516
Other receivables	20	20
Insurance	18	246
Other prepaid	106	65
Total prepaid expenses and other current assets	$684	$933

8.
Other Assets, net

Other assets, net consisted of the following:

	As of September 30,			As of December 31,
	2024			2023
(in thousands)	Cost	Accumulated Amortization	Net Book Value	Cost	Accumulated Amortization	Net Book Value
Capitalized content costs	$6,589	$(5,667)	$922	$6,589	$(4,237)	$2,352
Capitalized software	$5,994	$(4,270)	$1,724	$5,879	$(2,983)	$2,896
Total other assets	$12,583	$(9,937)	$2,646	$12,468	$(7,220)	$5,248

Amortization expense amounted to $0.8 million and $0.9 million and $2.7 million and $2.7 million for the three and nine months ended September 30, 2024 and 2023, respectively.

9.
Accrued Expenses and Other Current Liabilities

Accrued expenses consisted of the following:

	September 30,	December 31,
(in thousands)	2024	2023
Accrued bonus	$188	$25
Accrued payroll	396	26
Accrued PTO	21	21
Accrued legal settlement	1,150	—
Accrued royalties	221	208
Accrued professional fees	339	235
Customer deposits	286	46
Other accrued expenses and current liabilities	573	345
Total accrued expenses and other current liabilities	$3,174	$906

Accrued legal settlement of $1.1 million represents the current portion of payment due following settlement of a lawsuit which was an assumed liability as part of the Acquisition and is further discussed in Note 14. Commitments and Contingencies.

10.
Debt

Debt consisted of the following:

	September 30,	December 31,
(in thousands)	2024	2023
Principal stockholder promissory notes	$5,146	$5,085
Other related party promissory notes	152	721
Total Loan Payable	5,298	5,806
June 2023 notes	—	1,379
November 2023 bridge notes	—	$1,717
Total Senior secured notes	$—	$3,096
Derivatives	$—	$122
December 2023 convertible note	—	904
Other related party convertible notes	188	—
Other convertible notes	745	—
February 2024 convertible note	3,851	—
Total Convertible note payable	$4,784	$904
Total debt current	$10,082	$9,928
Term Loan	3,996	$—
Total debt long term	$3,996	$—
Total debt	$14,078	$9,928

Principal Stockholder Promissory Notes

During 2019, 2020, and 2021, the Company entered into promissory notes with a then-principal stockholder (the "former principal stockholder”) of the Company. See Note 20. Related Party Transactions.

Other Related Party Promissory Notes

During 2019, 2020, 2021, 2022, and 2023, the Company entered into promissory notes with other related parties. See Note 20. Related Party Transactions.

Term Loan

On February 1, 2024, the Company entered into a Credit Agreement (the "Term Loan") with Vertical Investors LLC, (the “Lender”) pursuant to which the Company agreed to borrow from the Lender a term loan in the aggregate principal amount of approximately $8.0 million. The term loan bears interest at Daily Simple Secured Overnight Financing Rate ("SOFR-Based Rate"), and the Company shall pay a guarantee fee of $2.3 million due on the maturity date. The guarantee fee was treated as a debt discount and accreted through interest expense through maturity date. The maturity date of the Term Loan was originally June 28, 2024. On March 29, 2024, the Company issued 1,500,000 shares of the Company’s Series A Convertible Preferred Stock to the Lender in exchange for reduction of outstanding debt of $3.0 million.

On April 24, 2024, (the “Effective Date”) the Company entered into a Loan Modification Agreement (the “Modification Agreement”) with the Lender reducing the outstanding debt by $3.0 million and extending the maturity date to December 31, 2024. The maturity date was further extended to December 31, 2025 on September 30, 2024.

Pursuant to the Modification Agreement, the Company agreed to make monthly payments of interest in the amount of $60,000 to the Lender. In addition, the Company agreed to make mandatory principal payments simultaneously with the closing of all future capital raises by the Company or any affiliate of the Company. The first principal payment will be the greater of (i) $3.0 million (the “Minimum Payment”) or (ii) 20% of the net amount raised from any source of debt, equity, synthetic equity instruments or otherwise less any reasonable expenses paid to third parties (the “Net Capital Raise”). At each capital raise thereafter, the Company shall make a mandatory principal payment to the Lender of 20% of the Net Capital Raise. As of the Effective Date, the outstanding principal amount of the Loan was approximately $5.0 million.

On April 24, 2024, the Company entered into a Loan Restoration Agreement with the Lender (the “Restoration Agreement”). Pursuant to the Restoration Agreement, in the event the aggregate amount of funds received by the Lender (net of all commissions, transfer fees or other transaction fees of any kind and taxes paid or payable as a result thereof) arising out of the disposition of the Preferred Stock, shares of the Company’s Common Stock issuable upon conversion of the Preferred Stock, if converted by the Lender, or any other securities of the Company issued to the Lender as a result of its holding the Preferred Stock (the aggregate amount of funds, the “Net Trade Value”) received by the Lender on or before December 31, 2024 is less than $3.0 million within ten (10) business days of written demand therefor, the Company shall pay the Lender the amount that is equal to $3.0 million less the Net Trade Value. In the event the Net Trade Value is greater than $3.1 million, any amount in excess of $3.1 million being the “Excess Amount”, the Excess Amount shall be applied by the Lender as follows:

a)
Fifty percent (50%) of the Excess Amount shall be distributed to the Lender as additional gain on the sale of the Preferred Stock;
b)
The remaining fifty percent (50%) of the Excess Amount shall be applied by Lender as a partial payment by the Company of the guarantee fee, which is the Origination Fee of $1.6 million and the Enhancement Fee of $0.7 million;
c)
After the application of the funds as set forth above and provided that the Minimum Payment in the Modification Agreement has not yet been received, such Minimum Payment shall be reduced by a percentage of the “Base Trade Value”, which is the Net Trade Value less the Excess Amount, in accordance with the formulas and schedule as set forth in the Restoration Agreement. By way of example, if the Lender realizes a Base Trade Value of $2.4 million prior to receipt of the Minimum Payment, then a Discount Percentage of 40% would apply, resulting in a reduction of the Minimum Payment to $1.8 million, calculated as follows:

($2,400,000 / $3,000,000) x 50% = 40% (being the Discount Percentage)

$3,000,000 x 60% (being 1 – 0.40) = $1,800,000 (being the Minimum Payment)

The Company bifurcated the Restoration Agreement and recorded the Restoration Agreement as a short term derivative in the Company’s condensed consolidated balance sheet in accordance with FASB ASC 815, Derivatives and Hedging. The derivative liability or asset will be remeasured at each reporting period using a Monte Carlo simulation with changes in fair value recorded in the condensed consolidated statements of operations in change in fair value of derivatives. See Note 12. for further details.

The Company entered into a number of exchange agreements with the Lender. In total, the Company and Lender agreed to reduce the Loan Amount by $0.6 million in exchange for the issuance of 12,870 shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”). On September 30, 2024, the Lender was issued 59,668 shares of Series A Preferred Stock as a dividend in kind on the shares of Series A Preferred Stock owned by the Lender (the 59,668 shares of Series A Preferred Stock combined with the 1,500,000 shares of Series A Preferred Stock already owned by the Lender is referred to herein as the “Series A Preferred Shares”). As of September 30, 2024, the outstanding principal amount of the Loan was $4,309,186 (the “Loan Amount”). On September 30, 2024, the Company and the Lender entered into an Exchange and Settlement Agreement (the “Exchange Agreement”). Pursuant to the Exchange Agreement, the Company and Lender agreed to exchange (a) the Series A Preferred Shares and (b) the Loan Amount (minus $2 million) for a total of 2,861,128 shares of the Company’s Series C Preferred Stock (“Series C Preferred Shares”).In connection with the Exchange Agreement, on September 30, 2024, the Company and the Lender reduced the principal amount of the Note Purchase Agreement previously entered into by the Company and the Lender to $2.0 million.

On September 30, 2024, the Company and the Lender entered into an amendment (the “Amendment”) to the previously disclosed Loss Restoration Agreement, dated as of April 24, 2024. The Amendment revised the definition of Preferred Stock to “2,861,128 shares of Series C Preferred Stock”. Prior to the Amendment, the definition of Preferred Stock read “1,500,000 shares of Series A Preferred Stock”. The definition of Net Trade Value was amended and restated in its entirety to read as follows “means the aggregate amount of funds received by Lender (net of all commissions, transfer fees or other transaction fees of any kind and taxes paid or payable as a result thereof) arising out of the disposition of the Preferred Stock, the disposition of the shares of Common Stock issued pursuant to the exchange agreements entered into by and between the Borrower and the Lender prior to the Amendment Effective

Date, the disposition of the shares of Common Stock issued pursuant to all exchange agreements entered into by and between the Borrower and the Lender after the Amendment Effective Date, the disposition of the shares of Common Stock issuable upon conversion of the Preferred Stock, if such Preferred Stock is converted to Common Stock by Lender, or the disposition of any other securities of the Borrower issued to the Lender as a result of its holding the Preferred Stock. For the avoidance of doubt, the Net Trade Exhibit 10.2 Value shall be determined by Lender.” Furthermore, the Amendment revised the date on which the Net Trade Value received will be calculated from December 31, 2024 to December 31, 2025.

The carrying value of the Term Loan is as follows:

	September 30,	December 31,
(in thousands)	2024	2023
Principal and interest	$1,997	$—
Guarantee fees	2,348	—
Unamortized debt discount	(349)	—
Aggregate carrying value	$3,996	$—

Interest expense recognized on the Term Loan is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023
Contractual interest expense	$166	$—	$450	$—
Amortization of debt discount	129	—	589	—
Total	$295	$—	$1,039	$—

Senior Secured Notes

Bridge Secured Notes

In March 2023, the Company issued an aggregate of $2.0 million of senior secured notes to three investors, including one related party, with associated warrants to purchase the Company’s common stock at an exercise price of $0.0001, in lieu of future cash interest payments under the senior secured notes issued to such investors. In May 2023, the Company repaid the $2.0 million in senior secured notes.

June 2023 Notes

In June 2023, the Company entered into a note purchase agreement (the "June 2023 Notes") pursuant to which the Company agreed to issue up to $15.8 million in aggregate principal amount of 10% senior secured notes due June 25, 2025 at their sole discretion. The June 2023 Notes are the senior secured obligations of the Company, bear interest at a rate of 10.0% per annum, and contain customary events of default. The maturity date was June 25, 2025, subject to earlier repurchase by the Company. The Company may redeem the June 2023 Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the June 2023 Notes to be redeemed, plus any accrued and unpaid interest to (including any additional interest), but excluding, the redemption date. Additional senior secured notes may become available at the sole discretion of the June Lender. As of September 30, 2023, the Company defaulted on the payment of interest due on the June 2023 Notes. On November 3, 2023, the Lender waived their rights to seek remedies resulting from an event of default. The note was amended in January 2024, and subsequently amended in February 2024, to include a conversion provision whereby at any time prior to maturity date the lender has the right to convert any outstanding and unpaid principal and accrued interest of the note into shares of the Company's Series A Preferred Stock at a conversion price of $1.82 per share. In February 2024, the June 2023 Notes were converted into 769,567 shares of Series A Preferred Stock. The Company recognized a loss equal to $0.0 million and $0.4 million on the extinguishment of debt upon conversion to Series A Preferred Stock for three and nine months ended September 30, 2024.

November 2023 Bridge Notes

On November 10, 2023, the Company issued secured promissory notes (the "November 2023 Bridge Notes") in the aggregate principal amount of approximately $1.9 million, of which approximately $0.8 million was with a related party, with an original issuance discount of 15%, due November 10, 2024. Interest on the outstanding principal of the notes accrues initially at a rate of 3% per annum, with a step-up interest rate of 8% per annum after January 31, 2024 until maturity. The Company elected the fair value option for the notes under ASC Topic 825, Financial Instruments, with changes in fair value recorded in earnings each reporting period.

The notes were amended in January 2024, and subsequently amended in February 2024, to include a conversion provision whereby at any time prior to maturity date the lender has the right to convert any outstanding and unpaid principal and accrued interest of the note into shares of the Company's Series A Preferred Stock at a conversion price of $1.82 per share. In February 2024, a portion of the convertible notes were converted into 219,780 shares of Series A Preferred Stock. In March 2024, the notes were amended at a conversion price of $1.50. In March 2024, the remaining portion of the convertible notes were converted into 538,039 shares of Series A Preferred Stock. The Company recognized a loss equal to $0.0 million and $0.3 million on the extinguishment of debt and loss on change in fair value of $0.0 million and $0.3 million upon conversion to Series A Preferred Stock for three and nine months ended September 30, 2024.

Q2 2024 Convertible Notes

In April and May 2024, the Company issued senior secured convertible preferred notes (the "Q2 2024 Convertible Notes"), in the aggregate principal amount of approximately $1.7 million, due April and May 2025. Interest on the outstanding principal of the notes accrued initially at a rate of 12% per annum. The Company paid a portion of the convertible notes of $0.3 million as of September 30, 2024. In April and May 2024, a portion of the Q2 Convertible Notes were converted into 1,407,186 shares of the Company's Series A Preferred Stock at a blended conversion price of $1.03 per share. The Company recognized a loss equal to $0.0 million and $0.9 million on the extinguishment of debt for the three and nine months ended September 30, 2024.

The carrying value of the Senior Secured Notes are as follows:

	September 30,	December 31,
(in thousands)	2024	2023
June 2023	$—	$1,379
November 2023	—	1,717
Aggregate carrying value	$—	$3,096

The change in the balance of the Senior Secured Notes is as follows:

	November 2023	June 2023	Q2 2024
(in thousands)	Bridge Notes	Notes	Convertible Notes	Total
Carrying value at December 31, 2023	$1,717	$1,379	$—	$3,096
Issuance of promissory notes	—	—	1,680	1,680
Loss on extinguishment of debt	275	377	904	1,556
Change in estimated fair value of convertible notes	316	—	—	316
Interest Expense	—	21	89	110
Repayment of promissory notes	—	—	(318)	(318)
Conversion to Series A Preferred Stock	(2,308)	(1,777)	(2,355)	(6,440)
Carrying value at September 30, 2024	$—	$—	$—	$—

Convertible Notes

Other Related Party Convertible Notes

On February 18, 2020, the Company entered into a $0.1 million note with interest at the rate of 12.0% per annum and a maturity date of February 18, 2021. The note was amended in January 2024 to include a conversion provision whereby at any time while outstanding the lender has the right to convert any outstanding and unpaid principal and accrued interest of the note into shares of the Company's Series A Preferred Stock at a conversion price of $2.00 per share. The total outstanding balance at September 30, 2024 and December 2023, including accrued interest, was $0.2 million and $0.2 million, respectively, and is included in convertible note payable on the condensed consolidated balance sheet.

Other Convertible Notes

In connection with the acquisition of CLMBR, Inc., the Company assumed three promissory notes for a total of $1.9 million in principal and accrued interest.

In August 2023, CLMBR, Inc. issued secured promissory notes in the aggregate principal amount and accrued interest of approximately $0.7 million, due August 31, 2026. Interest on the outstanding principal of the notes accrues initially at a rate of 15% per annum. The note was assumed by the Company in January 2024. The note was amended in January 2024, and subsequently amended in February 2024, to include a conversion provision whereby at any time prior to maturity date the lender has the right to convert any outstanding and unpaid principal and accrued interest of the note into shares of the Company's Series A Preferred Stock at a conversion price of $1.82 per share. In February 2024, the convertible note was converted into 398,352 shares of Series A Preferred Stock. The Company recognized a loss equal to $0.0 million and $0.2 million on the extinguishment of debt upon conversion to Series A Preferred Stock for the three and nine months ended September 30, 2024.

In October 2023, CLMBR, Inc. issued secured promissory notes in the aggregate principal amount and accrued interest of approximately $0.5 million, due October 15, 2026. Interest on the outstanding principal of the notes accrues initially at a rate of 15% per annum. The note was assumed by the Company in January 2024. The note was amended in January 2024, and subsequently amended in February 2024, to include a conversion provision whereby at any time prior to maturity date the lender has the right to convert any outstanding and unpaid principal and accrued interest of the note into shares of the Company's Series A Preferred Stock at a conversion price of $1.82 per share. In February 2024, the convertible note was converted into 258,929 shares of Series A Preferred Stock. The Company recognized a loss equal to $0.0 million and $0.2 million on the extinguishment of debt upon conversion to Series A Preferred Stock three and nine months ended September 30, 2024.

In November 2023, CLMBR, Inc. issued secured promissory notes in the aggregate principal amount and accrued interest of approximately $0.7 million, due January 31, 2025. Interest on the outstanding principal of the notes accrues initially at a rate of 12% per annum. The note was assumed by the Company in February 2024 in connection with the acquisition of CLMBR, Inc. The note was amended in February 2024, to include a conversion provision whereby at any time prior to maturity date the lender has the right to convert any outstanding and unpaid principal and accrued interest of the note into shares of the Company's Series A Preferred Stock at a conversion price of $1.80 per share. Total outstanding principal balance including accrued interest as of September 30, 2024 was $0.7 million.

The change in the balance of the Promissory notes as converted to convertible notes is as follows:

	August 2023	October 2023	November 2023
(in thousands)	Promissory Notes	Promissory Notes	Promissory Notes	Total
Carrying value at December 31, 2023	$—	$—	$—	$—
Promissory notes assumed in connection with acquisition of CLMBR, Inc.	725	471	691	1,887
Loss on extinguishment of debt	195	127	—	322
Interest Expense	—	—	54	54
Conversion to Series A Preferred Stock	(920)	(598)	—	(1,518)
Carrying value at September 30, 2024	$—	$—	$745	$745

November 2022 Convertible Notes

In November 2022, the Company issued convertible notes (the “November 2022 Convertible Notes”) with an aggregate principal amount of $4.4 million, pursuant to a private placement offering. The November 2022 Convertible Notes bore interest at 6% per annum and had a schedule maturing date of 12 months from issuance, at which time the principal and accrued interest would be due and payable. The Company elected the fair value option for the November 2022 Convertible Notes under ASC Topic 825, Financial Instruments, with changes in fair value recorded in earnings each reporting period.

The November 2022 Convertible Notes did not include any financial covenants and are subject to acceleration upon the occurrence of specified events of default. The November 2022 Convertible Notes were subject to the following conversion features:

•
In the event the Company completed a qualified financing, which is defined as the sale of preferred stock for gross proceeds of at least $10.0 million prior to the maturity date of the related notes, all principal and accrued interest will automatically convert into preferred stock.
•
In the event the Company did not complete a qualified financing prior to the maturity date of the related notes, at the election of the note holder, all principal and accrued interest can be converted into common stock.

The conversion price with respect to an automatic conversion upon the occurrence of a qualified financing is equal to the lesser of i) the price per share in the Next Financing round, or ii) the Original Issue Price of the Company’s Series A-2 Preferred Stock, which is $47.67. The conversion price with respect to an elective conversion at the time of maturity is equal to the Cap Price.

The Company recognized losses equal to $0.0 million and $0.3 million for the three and nine months ended September 30, 2023, respectively, related to changes in fair value for the November 2022 Convertible Notes.

In May 2023, upon closing of the Company's IPO, the November 2022 Convertible notes were converted into an aggregate of 141 shares of common stock.

December 2023 Convertible Note

On December 7, 2023, the Company issued a convertible note (the "December 2023 Note") to an accredited investor (the "Note Investor") with an aggregate principal amount of $2.2 million. The December 2023 Note carries an original issue discount of 8.0% and accrues interest at a rate of 7.0% per annum. The maturity date of the December 2023 Note is December 7, 2024 (the “Maturity Date”). Interest payments are guaranteed through the Maturity Date regardless of whether the December 2023 Note is earlier converted or redeemed.

The December 2023 Note is convertible (in whole or in part) at any time prior to the Maturity Date into the number of shares of Common Stock equal to (x) the sum of (i) the portion of the principal amount to be converted or redeemed, (ii) all accrued and unpaid interest with respect to such principal amount, and (iii) all accrued and unpaid Late Charges (as defined in the December 2023 Convertible Note Purchase Agreement) with respect to such principal and interest amounts, if any, divided by (y) a conversion price of $1.25 per share (such shares, the “Note Conversion Shares”). In addition, the Note Investor may, at any time and at its option, convert the Note (in whole or in part) into shares of Common Stock pursuant to the formula included in the preceding sentence at an alternate conversion price equal to 92% of the lowest dollar volume-weighted average price (“VWAP”) during the ten trading days immediately preceding the date of conversion, subject to a conversion price floor, or, any time following an Event of Default (as defined below), equal to 80% of the lowest VWAP during the ten trading days immediately preceding the date of conversion, in each case subject to the additional terms and conditions set forth in the Note.

The Note sets forth certain standard events of default (each such event, an “Event of Default”), upon the occurrence of which the Company is required to deliver written notice to the Note Investor within one business day (an “Event of Default Notice”). At any time after the earlier of (a) the Note Investor’s receipt of an Event of Default Notice, and (b) the Note Investor becoming aware of an Event of Default, the Note Investor may require the Company to redeem all or any portion of the Note. Upon an Event of Default, the Note shall bear interest at a rate of 14.0% per annum.

In connection with the Company’s issuance of its December 2023 Note, the Company bifurcated the embedded conversion option and redemption rights and recorded embedded conversion option and redemption rights as a short term derivative liability in the Company’s condensed consolidated balance sheet in accordance with FASB ASC 815, Derivatives and Hedging. The convertible debt and the derivative liability associated with the December 2023 Notes is presented on the condensed consolidated balance sheet as the convertible debt and derivative liability. The convertible debt is carried at amortized cost. The derivative liability will be remeasured at each reporting period using the lattice model with changes in fair value recorded in the condensed consolidated statements of operations in change in fair value of convertible notes.

Total conversions for the nine months ended September 30, 2024 was $1.9 million for a total of 2,882 shares of common stock.

The Company recognized gains equal to $0.0 million and $0.1 million for the three and nine months ended September 30, 2024, respectively, related to changes in fair value of the embedded derivative for the December 2023 Note.

The December Note was paid off in July 2024 for $0.2 million and the outstanding balance is $0 as of September 30, 2024.

The carrying value of the December 2023 Note is as follows:

	September 30,	December 31,
(in thousands)	2024	2023
Principal and interest	$—	$2,169
Unamortized debt discount	—	(801)
Unamortized issuance costs	—	(464)
Aggregate carrying value	$—	$904

Interest expense recognized on the December 2023 Note is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023
Contractual interest expense	$—	$—	$142	$—
Amortization of debt discount	—	—	800	—
Amortization of debt issuance costs	92	—	532	—
Total	$92	$—	$1,474	$—

February 2024 Convertible Notes

On February 1, 2024, the Company entered into a Senior Secured Convertible Promissory Note (the "February 2024 Convertible Note") with Treadway Holdings LLC, a lender, in the aggregate principal amount of $6.0 million, which is convertible into shares of Common Stock. The Note accrues interest at a rate of 2.0% per month.

The maturity date of the February 2024 Convertible Note is December 15, 2024. Interest payments are guaranteed through the Maturity date regardless of whether the February 2024 Convertible Note is earlier converted or redeemed. The February 2024 Convertible Note is convertible (in whole or in part) at any time prior to the Maturity Date into the number of shares of Common Stock equal to the quotient resulting by dividing the outstanding principal balance of the February 2024 Convertible Note to be converted by a conversion price of $2.00 per share. The February 2024 Convertible Note sets forth certain standard events of default upon the occurrence of which the Company is required to deliver written notice to the Treadway Holdings LLC within two (2) business days. At any time after the earlier of (a) Treadway Holdings LLC’s receipt of a notice of default and (b) Treadway Holdings LLC becoming aware of the event of default, the Treadway Holdings LLC may require the Company to redeem all or any portion of the February 2024 Convertible Note. Upon an event of default, the February 2024 Convertible Note shall bear interest at a rate of 4.0% per month.

Total payments for the three and nine months ended September 30, 2024 was $1.5 million and $2.1 million, respectively. The Company entered into a deposit account control agreement (the “DACA”),with Treadway Holdings, LLC whereby cash received from CLMBR sales are automatically transferred to Treadway Holdings, LLC until the February 2024 Convertible Note is paid off.

The carrying value of the February 2024 Convertible Note is as follows:

	September 30,	December 31,
(in thousands)	2024	2023
Principal and interest	$4,708	$—
Unamortized debt discount	(569)	—
Unamortized issuance costs	(288)	—
Aggregate carrying value	$3,851	$—

Interest expense recognized on the February 2024 Convertible Note is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023
Contractual interest expense	$305	$—	$905	$—
Amortization of debt discount	679	—	1,779	—
Amortization of debt issuance costs	344	—	902	—
Total	$1,328	$—	$3,586	$—

11.
Warrants

The following is a schedule of changes in warrants issued and outstanding from December 31, 2023 to September 30, 2024:

	Common Stock Warrants December 2023	Common Stock Warrants February 2024	Common Stock Warrants Woodway	Common Stock Warrants Registered Direct Placement Agent	Common Stock Warrants Registered Direct	Common Stock Warrants Best Efforts Pre-Funded	Common Stock Warrants Best Efforts A-1	Common Stock Warrants Best Efforts A-2	Common Stock Warrants Best Efforts Placement Agent	Total Common Stock Warrants
Outstanding as of December 31, 2023	231	—	—	—	—	—	—	—	—	231
Warrants issued	2,658	750	200	107	1,420	26,269	28,369	28,369	2,128	90,270
Warrants exercised	(231)	—	—	—	—	(26,269)	—	—	—	(26,500)
Warrants canceled	(2,658)	—	—	—	—	—	—	—	—	(2,658)
Outstanding as of September 30, 2024	—	750	200	107	1,420	—	28,369	28,369	2,128	61,343

November 2023 Bridge Warrants

In connection with the November Bridge Notes discussed further in Note 10, the Company entered into a warrant agreement whereby the holders are eligible to receive warrants based on the occurrence of future events as defined in the agreement. No warrants have been issued as of September 30, 2024. The Company recognized gains equal to $0.002 million and $0.2 million for the three and nine months ended September 30, 2024, respectively, related to changes in fair value of the warrants.

December 2023 Warrants

On December 7, 2023, the Company issued an aggregate 231 warrants to purchase shares of common stock to an accredited investor in conjunction with the issuance of its December 2023 Note. Each warrant has a strike price of $5,000.00 per share. The warrant may be exercised during the period commencing December 7, 2023 and ending June 7, 2029. The warrants are classified as other long-term liabilities within the condensed consolidated balance sheets and are carried at fair value, with changes in fair value recorded in earnings. The Company recognized a gain equal to $0.0 million and $0.3 million for the three and nine months ended September 30, 2024, respectively, related to the change in fair value of the warrants issued in December 2023.

Pursuant to the warrant agreement entered into with an accredited investor in December 2023, the number of shares of common stock issuable under the warrants increased to 770 following dilutive issuances in May 2024 whereas the exercise price was reduced to an amount equal to the new issuance price. In June 2024, the exercise price was reduced to $400.00 and the number of shares of common stock issuable increased to 2,889. In June 2024, 3i exercised 231 warrant shares for $0.09 million. The remaining 2,658 warrants were exchanged for 375,000 shares of Series A Preferred Stock in June 2024 and the Company recognized a loss equal to $0.0 million and $0.4 million for three and nine months ended September 30, 2024.

February 2024 Warrants

On February 1, 2024, the Company issued an aggregate 750 warrants to purchase shares of common stock to an accredited investor in conjunction with the issuance of its $6.0 million February 2024 Note. The Warrants are exercisable for 375 shares of Common Stock, at a price of $5,000.00 per share (“Warrant 1”) and $7,000.00 per share (“Warrant 2” and, together with Warrant 1, the “Warrants”) (the “Exercise Prices”). The Warrants may be exercised during the period commencing February 1, 2024 and ending on February 1, 2034. The Exercise Prices are subject to voluntary adjustments and adjustments upon subdivision or combinations of shares of Common Stock. The warrants are classified as other long-term liabilities within the condensed consolidated balance sheets and are carried at fair value, with changes in fair value recorded in earnings. The Company recognized a gain equal to $0.05 million and $1.8 million for the three and nine months ended September 30, 2024, respectively, related to the change in fair value of the warrants issued in February 2024.

Woodway Warrants

On February 20, 2024, the Company issued 200 warrants in connection with an Exclusive Distribution Agreement with WOODWAY USA, INC ("Woodway"). Each warrant has a strike price of $5,000.00 per share. The warrants may be exercised during the period commencing February 20, 2024 and ending February 20, 2034. The warrants are classified as other long-term liabilities within the condensed consolidated balance sheets and are carried at fair value, with changes in fair value recorded in earnings. The Company recognized a gain equal to $0.005 million and $0.3 million for the three and nine months ended September 30, 2024, respectively, related to the change in fair value of the warrants issued in February 2024.

Registered Direct Placement Agent Warrants

On May 8, 2024, the Company entered into an engagement agreement with H.C. Wainwright & Co., LLC (the "Placement Agent"), pursuant to which the Placement Agent agreed to act as the exclusive placement agent in connection with the Registered Offering. The

Company has agreed to issue the Placement Agent or its designees as compensation in connection with the Offering, warrants to purchase up to an aggregate of 107 shares of Common Stock (equal to 7.5% of the aggregate number of Shares sold in the Registered Offering) and will have a term of five years from the commencement of sales in the Registered Offering and an exercise price of $880.00 per share. The warrants are classified as other long-term liabilities within the condensed consolidated balance sheets and are carried at fair value, with changes in fair value recorded in earnings. The Company recognized a gain equal to $0.005 million and $0.05 million for the three and nine months ended September 30, 2024, related to the change in fair value of the warrants issued in May 2024.

Registered Direct Offering Warrants

Pursuant to the securities purchase agreement, in a concurrent private placement (together with the Registered Offering, the “Offering”), the Company has also agreed to issue to the Investors unregistered warrants to purchase up to an aggregate of 1,420 shares of Common Stock, which represent 100% of the shares of Common Stock to be issued and sold in the Registered Offering. The Warrants have an exercise price of $704.00 per share, and will expire five and one-half years from the Stockholder Approval Date on May 31, 2024. The warrants are classified as other long-term liabilities within the condensed consolidated balance sheets and are carried at fair value, with changes in fair value recorded in earnings. The Company recognized a gain equal to $0.1 million and $0.7 million for the three and nine months ended September 30, 2024, related to the change in fair value of the warrants issued in May 2024.

Best Efforts Offering Pre-Funded Warrants

On July 1, 2024, the Company issued pre-funded warrants to purchase up to an aggregate of 26,269 shares of common stock. The public offering price for each Pre-Funded Warrant and was $140.90. The Pre-Funded Warrants have an exercise price of $0.001 per share, are were exercised in full in July 2024. The fair value of the warrants of $3.7 million was recorded as a long-term liability upon issuance. The Company recorded a change in fair value of warrants of $1.1 million and $1.1 million for the three and nine months ended September 30, 2024. The fair value of the warrants was $0.0 million as of September 30, 2024, as the warrants were exercised in full in July 2024.

Best Efforts Offering A-1 and A-2 Warrants

On July 1, 2024, the Company issued Series A-1 warrants to purchase up to an aggregate of 28,369 shares of common stock and Series A-2 warrants to purchase up to an aggregate of 28,369 shares of common stock. The public offering price for each Share and accompanying Warrants was $141.00 (which is the last reported sale price of the Common Stock on The Nasdaq Capital Market on June 28, 2024). Each Warrant has an exercise price of $141.00 per share and is exercisable beginning on the effective date of stockholder approval on August 30, 2024. The Series A-1 Warrant will expire on the five-year anniversary of the initial issuance date. The Series A-2 Warrant will expire on the eighteen-month anniversary of the initial issuance date. The warrants are classified as other long-term liabilities within the condensed consolidated balance sheets and are carried at fair value, with changes in fair value recorded in earnings. The Company recognized a gain equal to $4.4 million and $4.4 million for the three and nine months ended September 30, 2024, related to the change in fair value of the A-1 and A-2 Warrants issued in July 2024.

Best Efforts Placement Agent Warrants

The Company entered into an engagement agreement with H.C. Wainwright & Co., LLC (the "Placement Agent"), pursuant to which the Placement Agent agreed to act as the exclusive placement agent in connection with the Best Efforts Offering. The Company has agreed to issue the Placement Agent or its designees as compensation in connection with the Offering, warrants to purchase up to an aggregate of 2,128 shares of Common Stock (equal to 7.5% of the aggregate number of Shares sold in the Best Efforts Offering) and will have a term of five years from the commencement of sales in the Best Efforts Offering and an exercise price of $176.30 per share. The warrants are classified as other long-term liabilities within the condensed consolidated balance sheets and are carried at fair value, with changes in fair value recorded in earnings. The Company recognized a gain equal to $0.2 million and $0.2 million for the three and nine months ended September 30, 2024, related to the change in fair value of the warrants issued in July 2024.

The following is a schedule of changes in warrants issued and outstanding from December 31, 2022 to September 30, 2023:

	Class A Common Stock Warrants	Class B Common Stock Warrants	Total Warrants
Outstanding as of December 31, 2022	23	1	24
Warrants issued	—	—	—
Warrants exercised	(23)	(1)	(24)
Outstanding as of September 30, 2023	-	—	-

Class A Common Stock Warrants

On November 13, 2022, the Company issued an aggregate 23 warrants to purchase Class A Common Stock to various third-party investors in conjunction with the issuance of its November 2022 Convertible Notes. Each warrant has a strike price of $40.00 per share and has a contractual term of ten years. The fair value of the warrants issued in 2022 was recorded as a liability on the condensed consolidated balance sheet and expensed to other (expense) income, net on the Statement of Operations and Comprehensive Loss, at the time of issuance. The Company recognized a loss equal $0.1 million and a gain of $2.3 million for the three and nine months ended September 30, 2023, respectively related to changes in fair value for the warrants issued in November 2022. In May 2023, upon closing of the Company's IPO, the warrants were exercised and converted into shares of common stock.

Class B Common Stock Warrants

The Company issued warrants in 2021 to purchase Class B Common Stock to various employees and non-employees. Each warrant has a strike price of $40.00 and has a contractual term of seven years. In May 2023, upon closing of the Company's IPO, the warrants were exercised and converted into shares of common stock. The Company recognized a change in fair value equal $0.0 million and $0.0 million for the three and nine months ended September 30, 2023.

12.
Fair Value Measurements

The Company’s financial instruments consist of its notes held at fair value, derivatives, contingent consideration and warrants.

Assets and liabilities measured at fair value on a recurring basis as of September 30, 2024 and December 31, 2023 were as follows:

	Fair value measurements as of September 30, 2024
	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets
Cash and cash equivalents	$2,269	$—	$—	$2,269
Derivatives	—	—	19	19
Total	$2,269	$—	$19	$2,288
Liabilities
Warrants	—	—	156	156

	Fair value measurements as of December 31, 2023
	Level 1	Level 2	Level 3	Total
	(in thousands)
Liabilities
Derivatives	$—	$—	$122	$122
Bridge Notes	—	—	1,717	1,717
Warrants	—	—	591	591
Total	$—	$—	$2,430	$2,430

During the nine months ended September 30, 2024, there were no transfers between Level 1 and Level 2, nor into and out of Level 3. The carrying values of the Company’s prepaid expenses and other current assets, accounts payable and accrued expenses approximate their fair values due to the short-term nature of these assets and liabilities.

The following summarizes the activity for the Company Level 3 assets and liabilities measured at fair value on a recurring basis for the nine months ended September 30, 2024.

December 2023 Derivative

In connection with the Company’s issuance of its December 2023 Convertible Note, the Company bifurcated the embedded conversion option and redemption rights and recorded embedded conversion option and redemption rights as a short term derivative liability ("December 2023 Derivative") in the Company’s condensed consolidated balance sheet in accordance with FASB ASC 815, Derivatives and Hedging. The fair value of the embedded derivative was determined using a lattice model.

The Company recognized a gain equal to $0.0 million and $0.1 million for the three and nine months ended September 30, 2024, respectively, related to change in fair value of the December 2023 Derivative recorded in the condensed consolidated statements of operations in change in fair value of derivatives. The December 2023 Derivative is $0 as of September 30, 2024 as the December 2023 Convertible Note was paid off as of September 30, 2024.

Loss Restoration Derivative

In connection with the Company entering into the Loss Restoration Agreement the Company recorded the Loss Restoration Derivative as a derivative asset or a derivative liability in the Company’s condensed consolidated balance sheet depending on the fair value in accordance with FASB ASC 815, Derivatives and Hedging. The fair value of the Loss Restoration Derivative as of April 24, 2024 was $0.06 million and was determined using a Monte Carlo model. Monte Carlo Simulation valuation models incorporate assumptions as to stock price volatility, discount rate, dividend rate and risk-free interest rate. The assumptions used to estimate the fair value of the Loss Restoration Derivative are as follows:

	September 30,	December 31,
	2024	2023
Weighted-average risk-free interest rate	4.7%	—%
Weighted-average expected term (in years)	1.25	—
Weighted-average expected volatility	116.7%	—%
Expected dividend yield	15.0%	—%

The Company recognized a gain equal to $1.0 million and $0.1 million for the three and nine months ended September 30, 2024, respectively, related to change in fair value of the Loss Restoration Derivative recorded in the condensed consolidated statements of operations in change in fair value of derivatives. The Loss Restoration Derivative as of September 30, 2024 of $0.02 million is included in condensed consolidated balance sheets as Derivatives in current assets.

Accrued Earn Out

As part of the Acquisition of CLMBR, Inc., the Sellers shall be entitled to receive a contingent payment in the form of shares of Common Stock (collectively, the “Earn-Out Shares”) calculated in the manner set forth in the Asset Purchase Agreement based on the 2024 Unit Sales (as defined in the Asset Purchase Agreement) and the volume-weighted average price (“VWAP”) for the Company’s common stock based on the 10 consecutive trading days ending on (and including) December 31, 2024, subject to the VWAP Collar. In addition, there were 2 contingent payments (1) based on total CLMBR sales in 2024 (5,000 units sold in 2024) and (2) based on CLMBR sales through B2B channel in 2024 (2,400 in B2B channel in 2024). Contingent payment (1) was determined at inception to be remote and therefore, $0 was recognized for the earn out as of the acquisition date. Contingent payment (2) was probable and a contingent liability of $1.3 million was recorded based on in the event the 2024 Unit Sales include at least 2,400 Units sold in the business-to-business channel, the Sellers shall be entitled to an additional number of Earn-Out Shares calculated in the manner set forth in the Asset Purchase Agreement subject to total maximum number of 5,666 Earn-Out Shares. The Company assessed the fair value as of September 30, 2024 and it was determined based on current sales that achieving the projection and likelihood of contingent payment (2) was deemed remote and as a result the Company marked the contingent liability to $0. The Company recognized a gain equal to $1.3 million for the nine months ended September 30, 2024 related to change in fair value of the earn out recorded in the condensed consolidated statements of operations in change in fair value of earnout.

November 2023 Bridge Notes

On November 10, 2023, the Company issued the November Bridge Notes. The fair value of the bridge notes was determined using a discounted cash flow analysis at a discount rate of 21.0%. The fair value of the bridge notes of $1.7 million was recorded as a current liability upon issuance.

The Company amended the Bridge notes into convertible notes in January 2024 and subsequently converted the notes into Preferred Stock Series A in February 2024 and March 2024. In February 2024 and March 2024, the Company recognized a loss equal to $0.3 million on the extinguishment of debt and loss on change in fair value of $0.3 million upon conversion to Series A Preferred Stock.

November 2023
(in thousands)	Bridge Notes
Fair value at December 31, 2023	$1,717
Loss on extinguishment of debt	275
Change in estimated fair value of convertible notes	316
Conversion to Series A Preferred Stock	(2,308)
Fair value at September 30, 2024	$—

Warrants

The following table summarizes the activity for the Company Level 3 warrant liabilities measured at fair value on a recurring basis for the nine months ended September 30, 2024:

	November 2023	December 2023	February 2024	Woodway	Registered Direct	Registered Direct Placement Agent	Best Efforts Pre-Funded	Best Efforts A-1	Best Efforts A-2	Best Efforts Placement Agent	Total
(in thousands)	Warrants	Warrants	Warrants	Warrants	Warrants	Warrants	Warrants	Warrants	Warrants	Warrants	Warrants
Fair value at December 31, 2023	$165	$426	$—	$—	$—	$—	$—	$—	$—	$—	$591
Issuance of warrants	—	—	1,800	344	721	50	3,704	2,687	1,903	189	11,398
Change in estimated fair value of warrants	(165)	(304)	(1,797)	(344)	(719)	(50)	(1,141)	(2,577)	(1,869)	(182)	(9,148)
Loss on cancelation of warrants	—	358	—	—	—	—	—	—	—	—	358
Exercise of stock warrants	—	—	—	—	—	—	(2,563)	—	—	—	(2,563)
Conversion to Series A Preferred Stock		(480)	—	—	—	—	—	—	—	—	(480)
Fair value at September 30, 2024	$—	$—	$3	$—	$2	$—	$—	$110	$34	$7	$156

November 2023 Warrants

On November 10, 2023, the Company issued warrants to two accredited investors to purchase shares of Common Stock. The fair value of the warrants was determined using the Monte Carlo Simulation, given the variable number of shares issuable upon exercise of the warrant. For the outstanding warrants as of September 30, 2024 and December 31, 2023, management determined the fair value of the warrants using the following significant unobservable inputs: (1) probability and timing of events, (2) expected future equity value of the underlying shares at the time of conversion, (3) dividend yield and (4) and risk free rate. The fair value of the warrants was $0.0 million and $0.2 million as of September 30, 2024 and December 31, 2023, respectively. The Company recorded a change in fair value of warrants of $0.002 million and $0.2 million for the three and nine months ended September 30, 2024. The assumptions used to estimate the fair value of the November 2023 Warrants are as follows:

	September 30,	December 31,
	2024	2023
Weighted-average risk-free interest rate	4.3%	3.8%
Weighted-average expected term (in years)	4.67	5.35
Weighted-average expected volatility	81.2%	68.20%
Expected dividend yield	—%	—%

December 2023 Warrants

On December 7, 2023, the Company issued warrants in connection with the issuance of the December 2023 Convertible Notes. The fair value of the warrants was determined using a Black-Scholes-Merton model, in which the probability and timing of potential future events is considered in order to estimate the fair value of the warrants as of each valuation date. For the outstanding warrants as of September 30, 2024 and December 31, 2023, management determined the fair value of the warrants using the following significant unobservable inputs: (1) probability and timing of events, (2) expected future equity value of the underlying shares at the time of conversion, (3) dividend yield and (4) a risk free rate. The fair value of the warrants was $0.0 million and $0.4 million as of September 30, 2024 and December 31, 2023, respectively. The warrants were no longer outstanding at September 30, 2024. The Company recorded a change in fair value of warrants of $0.0 million and $0.3 million for the three and nine months ended September 30, 2024. The assumptions used to estimate the fair value of the December 2023 Warrants are as follows:

	September 30,	December 31,
	2024	2023
Weighted-average risk-free interest rate	—%	3.8%
Weighted-average expected term (in years)	—	5.43
Weighted-average expected volatility	—%	67.90%
Expected dividend yield	—%	—%

Pursuant to the warrant agreement entered into with accredited investor in December 2023, the warrant to purchase shares of common stock increased to 770 following dilutive issuances in May 2024 whereas the exercise price was reduced to an amount equal to the new issuance price. In June 2024, the exercise price was reduced to $400.00 and the warrant shares increased to 2,889. In June 2024, 3i exercised 231 warrant shares for $0.09 million. The remaining 2,658 warrants were exchanged for 375,000 shares of Series A Preferred Stock in June 2024 and the Company recognized a loss equal to $0.0 million and $0.4 million for three and nine months ended September 30, 2024.

February 2024 Warrants

On February 1, 2024, the Company issued an aggregate 750 warrants to purchase shares of common stock to an accredited investor in conjunction with the issuance of its $6.0 million February 2024 Note. The fair value of the warrants was determined using a Black-Scholes-Merton model, in which the probability and timing of potential future events is considered in order to estimate the fair value of the warrants as of each valuation date. For the outstanding warrants as of September 30, 2024 and December 31, 2023, management determined the fair value of the warrants using the following significant unobservable inputs: (1) probability and timing of events, (2) expected future equity value of the underlying shares at the time of conversion, (3) dividend yield and (4) a risk free rate. The fair value of the warrants of $1.8 million was recorded as a long-term liability upon issuance. The fair value of the warrants was $0.003 million as of September 30, 2024. The Company recorded a change in fair value of warrants of $0.05 million and $1.8 million for the three and nine months ended September 30, 2024. The assumptions used to estimate the fair value of the February 2024 Warrants are as follows:

	September 30,	December 31,
	2024	2023
Weighted-average risk-free interest rate	4.4%	—%
Weighted-average expected term (in years)	9.48	—
Weighted-average expected volatility	93.3%	—%
Expected dividend yield	—%	—%

Woodway Warrants

On February 20, 2024, the Company issued warrants in connection with an Exclusive Distribution Agreement with WOODWAY USA, INC. The fair value of the warrants was determined using a Black-Scholes-Merton model, in which the probability and timing of potential future events is considered in order to estimate the fair value of the warrants as of each valuation date. For the outstanding warrants as September 30, 2024 and December 31, 2023, management determined the fair value of the warrants using the following significant unobservable inputs: (1) probability and timing of events, (2) expected future equity value of the underlying shares at the time of conversion, (3) dividend yield and (4) a risk free rate. The fair value of the warrants of $0.3 million was recorded as a long-term liability upon issuance. The fair value of the warrants was $0.0 million as of September 30, 2024. The Company recorded a change in fair value of warrants of $0.005 million and $0.3 million for the three and nine months ended September 30, 2024. The assumptions used to estimate the fair value of the Woodway Warrants are as follows:

	September 30,	December 31,
	2024	2023
Weighted-average risk-free interest rate	4.3%	—%
Weighted-average expected term (in years)	9.53	—
Weighted-average expected volatility	66.6%	—%
Expected dividend yield	—%	—%

Registered Direct Placement Agent Warrants

On May 8, 2024, the Company issued warrants in connection with an agreement with the Placement Agent, pursuant to which the Placement Agent agreed to act as the exclusive placement agent in connection with the Registered Offering. The fair value of the warrants was determined using a Black-Scholes-Merton model, in which the probability and timing of potential future events is considered in order to estimate the fair value of the warrants as of each valuation date. For the outstanding warrants as September 30, 2024, management determined the fair value of the warrants using the following significant unobservable inputs: (1) probability and timing of events, (2) expected future equity value of the underlying shares at the time of conversion, and (3) dividend yield and (4) a risk free rate. The fair value of the warrants of $0.05 million was recorded as a long-term liability upon issuance. The fair value of the warrants was $0.0 million as of September 30, 2024. The Company recorded a change in fair value of warrants of $0.005 million and $0.05 million for the three and nine months ended September 30, 2024. The assumptions used to estimate the fair value of the Placement Agent Warrants are as follows:

	September 30,	December 31,
	2024	2023
Weighted-average risk-free interest rate	4.3%	—%
Weighted-average expected term (in years)	4.70	—
Weighted-average expected volatility	81.5%	—%
Expected dividend yield	—%	—%

Registered Direct Offering Warrants

On May 20, 2024, the Company issued warrants in connection with a securities purchase agreement with certain institutional investors. The fair value of the warrants was determined using a Black-Scholes-Merton model, in which the probability and timing of potential future events is considered in order to estimate the fair value of the warrants as of each valuation date. For the outstanding warrants as September 30, 2024 and December 31, 2023, management determined the fair value of the warrants using the following significant unobservable inputs: (1) probability and timing of events, (2) expected future equity value of the underlying shares at the time of conversion, (3) dividend yield and (4) a risk free rate. The fair value of the warrants of $0.7 million was recorded as a long-term liability upon issuance. The fair value of the warrants was $0.002 million as of September 30, 2024. The Company recorded a change in fair value of warrants of $0.1 million and $0.7 million for the three and nine months ended September 30, 2024. The assumptions used to estimate the fair value of the Registered Offering Warrants are as follows:

	September 30,	December 31,
	2024	2023
Weighted-average risk-free interest rate	4.3%	—%
Weighted-average expected term (in years)	5.22	—
Weighted-average expected volatility	77.8%	—%
Expected dividend yield	—%	—%

Best Efforts Offering Pre-Funded Warrants

On July 1, 2024, the Company issued warrants in connection with a securities purchase agreement with certain institutional investors. The fair value of the warrants was determined using a Black-Scholes-Merton model, in which the probability and timing of potential future events is considered in order to estimate the fair value of the warrants as of each valuation date. For the outstanding warrants as September 30, 2024 and December 31, 2023, management determined the fair value of the warrants using the following significant unobservable inputs: (1) probability and timing of events, (2) expected future equity value of the underlying shares at the time of conversion, (3) dividend yield and (4) a risk free rate. The fair value of the warrants of $3.7 million was recorded as a long-term liability upon issuance. The Company recorded a change in fair value of warrants of $1.1 million and $1.1 million for the three and nine months ended September 30, 2024. The fair value of the warrants was $0.0 million as of September 30, 2024, as the warrants were exercised in full in July 2024.

Best Efforts A-1 Warrants

On July 1, 2024, the Company issued warrants in connection with a securities purchase agreement with certain institutional investors. The fair value of the warrants was determined using a Black-Scholes-Merton model, in which the probability and timing of potential future events is considered in order to estimate the fair value of the warrants as of each valuation date. For the outstanding warrants as September 30, 2024 and December 31, 2023, management determined the fair value of the warrants using the following significant unobservable inputs: (1) probability and timing of events, (2) expected future equity value of the underlying shares at the time of conversion, (3) dividend yield and (4) a risk free rate. The fair value of the warrants of $2.7 million was recorded as a long-term liability upon issuance. The fair value of the warrants was $0.1 million as of September 30, 2024. The Company recorded a change in fair value of warrants of $2.6 million and $2.6 million for the three and nine months ended September 30, 2024. The assumptions used to estimate the fair value of the Best Efforts A-1 Warrants are as follows:

	September 30,	December 31,
	2024	2023
Weighted-average risk-free interest rate	3.6%	—%
Weighted-average expected term (in years)	4.82	—
Weighted-average expected volatility	80.0%	—%
Expected dividend yield	—%	—%

Best Efforts A-2 Warrants

On July 1, 2024, the Company issued warrants in connection with a securities purchase agreement with certain institutional investors. The fair value of the warrants was determined using a Black-Scholes-Merton model, in which the probability and timing of potential future events is considered in order to estimate the fair value of the warrants as of each valuation date. For the outstanding warrants as September 30, 2024 and December 31, 2023, management determined the fair value of the warrants using the following significant unobservable inputs: (1) probability and timing of events, (2) expected future equity value of the underlying shares at the time of conversion, (3) dividend yield and (4) a risk free rate. The fair value of the warrants of $1.9 million was recorded as a long-term liability upon issuance. The fair value of the warrants was $0.04 million as of September 30, 2024. The Company recorded a change in fair value of warrants of $1.9 million and $1.9 million for the three and nine months ended September 30, 2024. The assumptions used to estimate the fair value of the Best Efforts A-2 Warrants are as follows:

	September 30,	December 31,
	2024	2023
Weighted-average risk-free interest rate	3.8%	—%
Weighted-average expected term (in years)	1.28	—
Weighted-average expected volatility	116.7%	—%
Expected dividend yield	—%	—%

Best Efforts Placement Agent Warrants

On July 1, 2024, the Company issued warrants in connection with a securities purchase agreement with certain institutional investors. The fair value of the warrants was determined using a Black-Scholes-Merton model, in which the probability and timing of potential future events is considered in order to estimate the fair value of the warrants as of each valuation date. For the outstanding warrants as September 30, 2024 and December 31, 2023, management determined the fair value of the warrants using the following significant unobservable inputs: (1) probability and timing of events, (2) expected future equity value of the underlying shares at the time of conversion, (3) dividend yield and (4) a risk free rate. The fair value of the warrants of $0.2 million was recorded as a long-term liability upon issuance. The fair value of the warrants was $0.007 million as of September 30, 2024. The Company recorded a change in fair value of warrants of $0.2 million and $0.2 million for the three and nine months ended September 30, 2024. The assumptions used to estimate the fair value of the Best Efforts Placement Agent Warrants are as follows:

	September 30,	December 31,
	2024	2023
Weighted-average risk-free interest rate	3.6%	—%
Weighted-average expected term (in years)	4.82	—
Weighted-average expected volatility	80.0%	—%
Expected dividend yield	—%	—%

The following summarizes the activity for the Company Level 3 liabilities measured at fair value on a recurring basis for the nine months ended September 30, 2023:

Convertible Notes

The Company entered into several convertible note arrangements with certain investors during 2022. The Company recorded the liability related to the convertible notes at fair value and subsequently remeasured the instruments to fair value using level 3 fair value measurements. The Company recorded a change in fair value adjustment of $0.0 million and $0.3 million for the three and nine months ended September 30, 2023, respectively.

In May 2023, upon closing of the Company's IPO, the November 2022 Convertible notes were converted into an aggregate of 141 shares of common stock.

(in thousands)	Convertible Notes
Fair value at December 31, 2022	$4,270
Issuance of convertible notes	—
Change in estimated fair value of financial instruments	252
Exercise of stock warrants	(4,521)
Fair value at September 30, 2023	$—

Warrants

On November 13, 2022, the Company issued 23 Class A common stock warrants in connection with the issuance of the November 2022 Convertible Notes. The Company recorded the liability related to the warrants at fair value and subsequently remeasured the instruments to fair value using level 3 fair value measurements. The Company recorded a change in the fair value of warrants of $0.0 million and $2.3 million for the three and nine months ended September 30, 2023, respectively. In May 2023, upon closing of the Company's IPO, the warrants were exercised and converted into shares of common stock.

November 2022
(in thousands)	Warrants
Fair value at December 31, 2022	$3,004
Issuance of warrants	—
Change in estimated fair value of financial instruments	(2,266)
Exercise of stock warrants	(738)
Fair value at September 30, 2023	$—

13.
Leases

Lease Obligations

The Company adopted ASC 842 on January 1, 2022, using the effective date transition method, which requires a cumulative-effect adjustment to the opening balance of retained earnings on the effective date.

The Company has made certain assumptions and judgements when applying ASC 842 including the adoption of the package of practical expedients available for transition. The practical expedients allowed the Company to not reassess (i) whether expired or existing contracts contained leases, (ii) lease classification for expired or existing leases and (iii) previously capitalized initial direct costs. The Company also elected not to recognize right-of-use assets and lease liabilities for short-term leases (leases with a term of twelve months or less).

Operating lease arrangements primarily consist of office and warehouse leases expiring at various years through 2028. The facility leases have original lease terms of two to seven years and contain options to extend the lease up to 5 years or terminate the lease. Options to extend are included in leased right-of-use assets and lease liabilities in the condensed consolidated balance sheet when the Company is reasonably certain it will renew the underlying leases. Since the implicit rate of such leases is unknown and the Company is not reasonably certain to renew its leases, the Company has elected to apply a collateralized incremental borrowing rate to facility leases on the original lease term in calculating the present value of future lease payments.

As of September 30, 2024, the weighted average discount rate for operating leases was 9.49% and the weighted average remaining lease term for operating leases was 2.4 years, respectively. As of December 31, 2023, the weighted average discount rate for operating leases was 9.49% and the weighted average remaining lease term for operating leases was 4.42 years, respectively.

The Company has entered into various short-term operating leases for office and warehouse space, with an initial term of twelve months or less. These short-term leases are not recorded on the Company’s condensed consolidated balance sheet. The components of lease expense and other information for the three and nine months ended September 30, 2024 and 2023 were as follows.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(in thousands)		(in thousands)
Operating lease costs	$122	$25	$282	$67
Short-term lease costs	10	3	31	61
Total lease costs	132	28	313	128
Other information:
Cash paid for amounts included in the measurement of operating lease liability	$122	$25	$282	$67

Right-of-use assets of $0.0 million and $0.3 million were obtained in exchange for lease liabilities during the nine months ended September 30, 2024 and 2023 respectively.

Total right-of-use assets of $0.4 million and operating lease liabilities of $0.4 million were acquired in the Acquisition and recorded at fair value on the acquisition date.

The following represents the Company’s minimum annual rental payments under operating leases for each of the next five years and thereafter:

Fiscal Year Ending December 31,	Operating
(in thousands)
2024 (remaining)	89
2025	282
2026	78
2027	78
2028	33
Thereafter	—
Total future minimum lease payments	560
Less: imputed interest	(48)
Present value of operating lease liability	$512

Less: current portion of lease liability	302
Non-current portion of lease liability	210
Present value of operating lease liability	$512

14.
Commitments and Contingencies

Royalty Agreement

In 2017, the Company entered into a royalty agreement with Fuseproject and agreed to pay 3% of cumulative FORME net sales up to $5.0 million and 1% of cumulative FORME net sales above $5.0 million, up to a maximum total royalty of $1.0 million. Regardless of the level of cumulative net sales, a guaranteed minimum payment of $0.2 million shall be paid in the first 12 months after the product's initial retail release as an advance towards the royalty payments which was accrued as of September 30, 2024. The Company recorded royalty expense of $0.005 million and $0.02 million for the three and nine months ended September 30, 2024.

Legal Proceedings

On March 7, 2024, a petition was filed by Tung Keng Enterprise Co., Ltd. d/b/a DK City Co., Ltd. (“DK City”) against CLMBR. and the Company in the United States District Court for the District of Colorado to enforce a monetary arbitration award of approximately $2.25 million against CLMBR (the “Petition”). The Company was not involved in that prior arbitration, which involved alleged breaches of an equipment manufacturing agreement between CLMBR and DK City. On June 25, 2024, CLMBR and the Company collectively resolved the dispute via a Confidential Settlement Agreement and Mutual Release with DK City. Pursuant to that agreement, the Company is required to make certain payments to DK City, CLMBR and the Company will be released from liability, and the Petition will be voluntarily dismissed without prejudice. Total payments greater than one year from September 30, 2024 of $1.1 million are included in Other long term liabilities in the condensed consolidated balance sheet.

The Company is involved in legal proceedings in the normal course of business. The Company currently believes that any ultimate liability arising out of such proceedings will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

15.
Stockholders’ Equity (Deficit)

Common Stock

The Company’s authorized common stock consisted of 900,000,000 shares at $0.0001 par value, as of September 30, 2024 and December 31, 2023. The issued and outstanding common stock was 171,705 shares and 3,548 shares as of September 30, 2024 and December 31, 2023, respectively.

In February 2023, the Company completed a rights offering involving the sale of Class A common stock to all existing accredited investors as of December 19, 2022, at a price equal to approximately $2,040.00 per share. In connection with the rights offering, the Company issued a total of 2,437 shares of Class A common stock, of which 268 was issued in December 2022, and 2,169 was issued in January and February 2023.

In January 2024 through May 2024, the Company issued 407 shares of common stock, par value $0.0001, from equity line of credit.

In May 2024, the Company entered into a securities purchase agreement with certain institutional investors, pursuant to which the Company agreed to issue and sell, in a registered direct offering priced at-the-market under the rules of The Nasdaq Stock Market an aggregate of 1,420 shares of common stock, par value $0.0001, of the Company, at an offering price of $704.00 per share.

In July 2024, the Company commenced a best efforts public offering of an aggregate of 2,100 shares of common stock, par value $0.0001 per share, of the Company, at an offering price of $141.00 and issued 26,269 shares of common stock from exercise of pre-funded warrants of common stock, par value $0.0001, of the Company, at an offering price of $140.90 per share.

In June 2024 through September 2024, the Company issued 120,361 shares of common stock, par value $0.0001, from At the Market offering.

Preferred Stock

In January 2024, our board authorized the proposed issuance of shares of non-voting Series A and Series B convertible preferred stock. The Company's authorized preferred stock consists of 200,000,000 shares at $0.0001 par value as of September 30, 2024. The Series A Certificate designated 5,000,000 shares of the Company’s preferred stock as Series A Preferred Stock. The Series B Certificate designated 1,500,000 shares of the Company’s preferred stock as Series B Preferred Stock. In September 2024, our board authorized the proposed issuance of shares of non-voting Series C convertible preferred stock. The Series C Certificate designated 5,000,000 shares of the Company’s preferred stock as Series C Preferred Stock. The remaining unissued shares of our authorized preferred stock are undesignated. On April 18, 2024, the Series A Certificate was amended increasing designated shares from 5,000,000 to 7,000,000. On June 28, 2024 the Series A Certificate was amended increasing designated shares from 7,000,000 to 10,000,000.

The Series A convertible preferred stock is subject to certain rights, preferences, privileges, and obligations, including voluntary and mandatory conversion provisions, as well as beneficial ownership restrictions and share issuance caps, as described below and as set forth in the Series A Certificate. The Series A convertible preferred stock can be issued at any time and any subsequent mandatory or voluntary conversion into common stock shall be at a conversion price at least equal to or above the closing price per share of the Common Stock as reported on Nasdaq on the last trading day immediately preceding the date that the Series A Certificate was approved by our board of directors, subject to customary adjustments for stock splits and combinations.

The Series A convertible preferred stock includes the following:

•
Subject to certain restrictions specified in the Series A Certificate, and applicable legal and regulatory requirements, including without limitation, the listing requirements of the Nasdaq Stock Market, (i) each share of Series A convertible preferred stock is convertible, at the option of the holder, at any time, provided that such conversion occurs at least 12 months following the Original Issuance Date (as defined in the Series A Certificate), into such whole number of fully paid and non-assessable shares of common stock as is determined by dividing the Original Issue Price (as defined in the Series A Certificate) by the Conversion Price (as defined in the Series A Certificate) in effect at the time of conversion, and (ii) upon the earliest Mandatory Conversion Time (as defined in the Series A Certificate) all outstanding shares of Series A convertible preferred stock shall automatically be converted into shares of common stock;
•
In no event shall any share of Series A convertible preferred stock convert into shares of common stock if the total number of shares of common stock issued would exceed 19.99% of the total number of our shares of common stock outstanding as of immediately prior to the adoption of the Series A Certificate;
•
Dividends accrue on each share of Series A convertible preferred stock at the rate per annum of 8% of the Original Issue Price of such share, plus the amount of previously accrued dividends, compounded annually, subject to certain restrictions and provisions as set forth in the Series A Certificate; and
•
The Series A convertible preferred stock does not have any voting rights, other than any vote required by law or our certificate of incorporation (which does not currently provide for any such voting rights).

Pursuant to the Certificate of Designations of Series A Preferred Stock, on September 30, 2024, the Board of Directors of the Company declared a dividend on the shares of Series A Preferred Stock issued and outstanding as of the record date for such dividend, as a dividend in kind, in the form of 269,334 shares of Series A Preferred Stock. The Company issued 59,668 Dividend Shares on September 30, 2024 and 209,666 Dividend Shares on October 1, 2024.

The Series B convertible preferred stock includes the following:

•
Subject to certain conversion restrictions as specified in the Series B Certificate, and applicable legal and regulatory requirements, including without limitation, the listing requirements of the Nasdaq Stock Market, subject to and upon the receipt of the approval of the stockholders of the Company, and provided that such conversion occurs at least 24 months following the Original Issuance Date (as defined in the Series B Certificate), each share of Series B Preferred Stock shall be automatically converted into such whole number of fully paid and non-assessable shares of Common Stock as is determined by dividing the $2.00 original issue price (subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization) by the Conversion Price (as defined in the Series B Certificate) in effect at the time of conversion.
•
In the event that stockholder approval is not obtained, the holders of the Series B Preferred Stock may voluntarily convert the Series B Preferred Stock into Common Stock, provided that in no event shall the number of shares of Common Stock issued upon such voluntary conversion exceed 19.99% of the total number of shares of Common Stock outstanding as of immediately prior to the execution of the Asset Purchase Agreement.
•
The Series B Preferred Stock does not have any voting rights, other than any vote required by law or the Company’s certificate of incorporation (which does not currently provide for any such voting rights) and is not entitled to any dividends.

The Company classifies Series B Preferred Stock in accordance with ASC 480, Distinguishing Liabilities from Equity, as there are conversion features that are subject to shareholder approval which is outside of the Company and therefore the securities should be classified outside of permanent stockholders’ deficit. Upon shareholder approval on May 31, 2024, the Company classified the Series B Preferred Stock as permanent equity as of September 30, 2024.

The Series C convertible preferred stock includes the following:

•
Subject to certain restrictions specified in the Series A Certificate, and applicable legal and regulatory requirements, including without limitation, the listing requirements of the Nasdaq Stock Market, (i) each share of Series C convertible preferred stock is convertible, at the option of the holder, at any time, provided that such conversion occurs at least 18 months following the Original Issuance Date (as defined in the Series C Certificate), into such whole number of fully paid and non-assessable shares of common stock as is determined by dividing the Original Issue Price (as defined in the Series C Certificate) by the Conversion Price (as defined in the Series C Certificate) in effect at the time of conversion, and (ii) upon the earliest Mandatory Conversion Time (as defined in the Series C Certificate) all outstanding shares of Series C convertible preferred stock shall automatically be converted into shares of common stock;
•
In the event that stockholder approval is not obtained, the holders of the Series C convertible preferred stock may voluntarily convert the Series C convertible preferred stock, provided that in no event shall the number of shares of Common Stock issued upon such voluntary conversion exceed 19.99% of the total number of shares of Common Stock outstanding as of immediately prior to the Effective Date (as defined in the Series C Certificate);
•
Dividends accrue on each share of Series C convertible preferred stock at the rate per annum of 15% of the Original Issue Price of such share, plus the amount of previously accrued dividends, compounded annually, subject to certain restrictions and provisions as set forth in the Series C Certificate; and
•
The Series C convertible preferred stock does not have any voting rights, other than any vote required by law or our certificate of incorporation (which does not currently provide for any such voting rights).

The Company has not declared or paid any dividends on our Series C Preferred Stock as of September 30, 2024.

16.
Equity-Based Compensation

2023 and 2020 Equity Incentive Plan

Presented below is a summary of the compensation cost recognized in the condensed consolidated statements of operations and comprehensive loss for the three and nine months ended September 30, 2024 and 2023.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023
Research and development	$1,206	$1,347	$3,527	$4,803
Sales and marketing	2	87	(5)	407
General and administrative	1,949	3,402	5,926	18,563
Total	$3,157	$4,836	$9,448	$23,773

For the three and nine months ended September 30, 2024 and 2023, $0.0 million and $0.1 million and $0.2 million and $0.7 million of stock-based compensation was capitalized as software costs, respectively.

During the nine months ended September 30, 2024, the Company did not grant any shares under the 2023 and 2020 Plan. The Company has not granted any restricted stock or stock appreciation rights.

In December 2022, the Company enacted a restructuring cost savings initiative which resulted in employee terminations in both December 2022 and January 2023. In association with January 2023 terminations, the Company accelerated the vesting of a number of individual option awards, resulting in the accelerated vesting of 1 share on the date of modification. Also in January 2023, the Company repriced 75 option awards. Both the accelerated vesting and repricing were accounted for as an equity award modification under ASC Topic 718 which resulted in adjustment of the award value to reflect the fair value at the modification date and acceleration of the recognition schedule in the case of awards which were modified to have accelerated vesting. The adjustment resulted in additional expense of $0.5 million.

In June 2023, the Company granted 324 options to non-employee directors, selected executives and other key employees where vesting is contingent on the Company's share price meeting certain targets. The fair value of each option granted was estimated on the date of grant using the Monte Carlo valuation model and assumes that share price targets are achieved.

The following summary sets forth the stock option activity under the 2023 and 2020 Plan:

	Number of options	Weighted average exercise price	Weighted average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding as of December 31, 2023	854	$10,118.00	9.3	$547
Granted	—	—
Exercised	—	—
Cancelled or forfeited	(46)	8,428.00
Outstanding as of September 30, 2024	808	$10,214.00	8.5	$—
Options exercisable as of September 30, 2024	344	$6,311.00	8.4	$—
Options unvested as of September 30, 2024	491	$14,395.00	8.6	$—

The aggregate intrinsic value of options outstanding, exercisable and unvested were calculated as the difference between the exercise price of the options and the estimated fair market value of the Company’s common stock, as of September 30, 2024.

A summary of unvested common stock from early option exercises that are subject to repurchase by the Company under the 2020 Plan is as follows:

	Early Option Exercises
	Number of options	Weighted average exercise price	Repurchase liability (in thousands)
Unvested common stock as of December 31, 2023	3	$—	$8
Issued	—	—	—
Vested	(2)	—	—
Repurchased	—	—	—
Unvested common stock as of September 30, 2024	1		$3

During the nine months ended September 30, 2024, the Company did not grant any shares under the 2023 and 2020 Plan. For the nine months ended September 30, 2023, the weighted-average grant date fair value per option was $50,680.00. The fair value of each option was estimated at the grant date using the Black-Scholes method with the following assumptions:

	September 30,	September 30,
	2024	2023
Weighted-average risk-free interest rate (1)	—%	3.7%
Weighted-average expected term (in years)	—	5.93
Weighted-average expected volatility (2)	—%	62.3%
Expected dividend yield	—%	—%

(1)
Based on U.S. Treasury seven-year constant maturity interest rate whose term is consistent with the expected term of the option.

(2)
Expected volatility is based on an analysis of comparable public company volatilities and adjusted for the Company’s stage of development.

With respect to the 2023 and 2020 Plan, the Company recognized stock compensation expense of $3.2 million and $5.0 million and $9.6 million and $24.5 million for the three and nine months ended September 30, 2024 and 2023, respectively, of which $0.0 million and $0.1 million and $0.2 million and $0.7 million of stock-based compensation was capitalized as software costs, respectively. As of September 30, 2024 and December 31, 2023, the Company had $7.5 million and $17.1 million of unrecognized stock-based compensation expense that is expected to be recognized over a weighted-average period of 1.0 years and 1.7 years, respectively.

For financial reporting purposes for the awards granted in January 2023, we applied a straight-line calculation between the $120,000.00 per share determined in the contemporaneous third-party valuation as of December 31, 2022 and the $24,320.00 per share determined in the contemporaneous third-party valuation as of March 31, 2023 to determine the fair value of our common stock on the grant date. Using the benefit of hindsight, we determined that the straight-line calculation would provide the most appropriate conclusion for the valuation of our common stock on the interim dates between valuations because we did not identify any single event or series of events that occurred during this interim period that would have caused a material change in fair value. Based on this calculation, we assessed the fair value of our common stock for awards granted in January 2023 to be $77,080.00 per share.

17.
Concentration of Credit Risk and Major Customers and Vendors

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents. The Company’s cash and cash equivalents are maintained with high-quality financial institutions, the compositions and maturities of which are regularly monitored by management.

For the nine months ended September 30, 2024 there was one customer representing greater than 10% of the Company’s total revenue. For the nine months ended September 30, 2023 there were no customer representing greater than 10% of the Company’s total revenue.

The Company had three vendors representing greater than 10% of total finished goods purchases for the nine months ended September 30, 2023. The Company had no vendors representing greater than 10% of total finished goods for the nine months ended September 30, 2024.

18.
Benefit Plans

The Company established a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. This plan covers all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Matching contributions to the plan may be made at the discretion of the Company’s board of directors. During the nine months ended September 30, 2024 and 2023, the Company did not make any contributions to the plan.

19.
Loss Per Share

The computation of loss per share is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
(in thousands, except share and per share amounts)	(in thousands, except share and per share amounts)		(in thousands, except share and per share amounts)
Numerator:
Net loss	$(7,141)	$(10,408)	$(29,172)	$(39,971)
Net loss attributable to common stockholders	$(7,141)	$(10,408)	$(29,172)	$(39,971)
Denominator:
Weighted average common stock outstanding - basic and diluted	46,535	3,547	19,164	2,938
Net loss per share attributable to common stockholders - basic and diluted	$(153.46)	$(2,934.67)	$(1,522.25)	$(13,606.08)

The following potentially dilutive shares were not included in the calculation of diluted shares outstanding as the effect would have been anti-dilutive:

	September 30,
	2024	2023
Warrants to purchase common stock	61,342	—
Series A Preferred Stock conversion to common stock	76,154	—
Series B Preferred Stock conversion to common stock	914	—
Series C Preferred Stock conversion to common stock	57,223	—
Stock options to purchase common stock	809	777
Total	196,442	777

20.
Related Party Transactions

In the ordinary course of business, we may enter into transactions with directors, principal officers, their immediate families, and affiliated companies in which they are principal stockholders (commonly referred to as “related parties”).

Principal Stockholder Promissory Notes

During 2019, 2020, and 2021 the Company entered into the following promissory notes with a then-principal stockholder (the "former principal stockholder”) of the Company:

•
On May 17, 2019, a $2.0 million note with interest at the rate of 2.5% per annum and maturity date of May 17, 2021. The note includes additional interest and fees associated with it upon the occurrence of default for late payment. Upon default, the Company shall pay a fee of 5% of the outstanding principal balance and accrued interest and from that point further interest shall accrue at an additional rate of 7.5%. This note is secured by a lien on and security interest in all right, title and interest of the Company’s assets. The security interest will continue until all obligations under the note are satisfied. The total outstanding principal balance including accrued interest as of September 30, 2024 and December 31, 2023 was $2.7 million and $2.7 million, respectively.
•
On August 28, 2019, a $1.0 million note with interest at the rate of 5.0% per annum and a maturity date of August 28, 2021. The note includes additional interest and fees associated with it upon the occurrence of default for late payment. Upon default, the Company shall pay a fee of 5.0% of the outstanding principal balance and accrued interest and from that point further interest shall accrue at an additional rate of 10.0%. This note is secured by a lien on and security interest in all right, title and interest of the Company’s assets. The security interest will continue until all obligations under the note are satisfied. The total outstanding principal balance including accrued interest as of September 30, 2024 and December 31, 2023 was $1.5 million and $1.4 million, respectively.
•
On November 28, 2019, a $0.3 million note with interest at the rate of 5.0% per annum and a maturity date of August 28, 2021. The note includes additional interest and fees associated with it upon the occurrence of default for late payment. Upon default, the Company shall pay a fee of 5% of the outstanding principal balance and accrued interest and from that point further interest shall accrue at an additional rate of 10.0%. This note is secured by a lien on and security interest in all right, title and interest of the Company’s assets. The security interest will continue until all obligations under the note are satisfied. The total outstanding principal balance including accrued interest as of September 30, 2024 and December 31, 2023 was $0.3 million and $0.4 million, respectively.
•
On March 20, 2020, a $0.3 million note with interest at the rate of 5.0% per annum and a maturity date of March 20, 2022. The note includes additional interest and fees associated with it upon the occurrence of default for late payment. Upon default, the Company shall pay a fee of 5% of the outstanding principal balance and accrued interest and from that point further interest shall accrue at an additional rate of 10.0%. This note is secured by a lien on and security interest in all right, title and interest of the Company’s assets. The security interest will continue until all obligations under the note are satisfied. The total outstanding principal balance including accrued interest as of September 30, 2024 and December 31, 2023 was $0.2 million and $0.2 million, respectively.
•
On February 12, 2021, a $0.6 million note with interest at the rate of 5.0% per annum and a maturity date of June 12, 2022. The note includes additional interest and fees associated with it upon the occurrence of default for late payment. Upon default, the Company shall pay a fee of 5% of the outstanding principal balance and accrued interest and from that point further interest shall accrue at an additional rate of 10.0%. This note is secured by a lien on and security interest in all right, title and interest of the Company’s assets. The security interest will continue until all obligations under the note are satisfied. The total outstanding principal balance including accrued interest as of September 30, 2024 and December 31, 2023 was $0.4 million and $0.4 million, respectively.

As of September 30, 2024, all outstanding promissory notes with respect to the former principal stockholder are included within the loan payable on the condensed consolidated balance sheet for a total of $5.1 million, including accrued interest and default interest of $1.7 million. As the 2019, 2020 and 2021 notes were not paid upon maturity, these loans were in default as of September 30, 2024, and on August 4, 2023, the Company received a notice of default from the principal stockholder. The Company accrued for the default fee on the date of default and the additional default interest following that date. Interest expense, including default interest, recorded in the condensed consolidated statement of operations was $0.1 million and $0.3 million for the three and nine months ended September 30, 2024 and $0.1 million and $0.3 million for the three and nine months ended September 30, 2023, respectively. As of December 31, 2022, the former principal stockholder and certain related parties waived their rights to seek remedies resulting from an event of default due to a failure to make payments of principal or interest at the stated maturity or due date, respectively. On October 30, 2023, the Company entered into an agreement with the former principal stockholder regarding a mutually agreed upon repayment schedule with respect to the outstanding promissory notes issued to such former principal stockholder.

Other Related Party Promissory Notes

During 2019, 2020, 2021, 2022 and 2023, the Company entered into the following promissory notes with other related parties:

•
On September 30, 2019, a $0.2 million note with interest at the rate of 12.0% per annum and a maturity date of September 30, 2021. The note includes additional interest and fees associated with it upon the occurrence of default for late payment. This loan was made from a company owned by the current CEO. Total payments made to this loan equate to $0.2 million. Upon default, on the December 31, 2019, loan the Company shall pay a fee of 5% of the outstanding principal balance and accrued interest and from that point further interest shall accrue at an additional rate of 17.0%. The holder of this note waived their rights to remedy in the event of default, which in effect releases the lender from their lien on and security interest in the Company’s assets. The total outstanding principal balance including accrued interest as of September 30, 2024 and December 31, 2023 was $0.0 million and $0.05 million, respectively. The principal and interest of this loan has been paid as of September 30, 2024.
•
On January 12, 2021, a $0.3 million note with interest at the rate of 12.0% per annum and a maturity date of June 12, 2022. The note includes additional interest and fees associated with it upon the occurrence of default for late payment. Upon default, the Company shall pay a fee of 5% of the outstanding principal balance and accrued interest and from that point further interest shall accrue at an additional rate of 17.0%. This note is secured by a lien on and security interest in all right, title and interest of the Company’s assets. The security interest will continue until all obligations under the note are satisfied. The note was amended in January 2024, and subsequently amended in February 2024, to include a conversion provision whereby at any time prior to maturity date the lender has the right to convert any outstanding and unpaid principal and accrued interest of the note into shares of the Company's Series A Preferred Stock at a conversion price of $1.82 per share. In February 2024, the note of $0.3 million and accrued interest of $0.1 million was converted into 242,602 shares of the Company's Series A Preferred Stock. A loss on extinguishment of debt of $0.1 million was recorded in the condensed consolidated statement of operations in other income (expense). The total outstanding principal balance including accrued interest as of September 30, 2024 and December 31, 2023 was $0.0 million and $0.4 million, respectively.
•
On February 22, 2021, a $0.04 million note with interest at the rate of 12.0% per annum and a maturity date of June 22, 2022. The note includes additional interest and fees associated with it upon the occurrence of default for late payment. Upon default, the Company shall pay a fee of 5% of the outstanding principal balance and accrued interest and from that point further interest shall accrue at an additional rate of 17.0%. This note is secured by a lien on and security interest in all right, title and interest of the Company’s assets. The security interest will continue until all obligations under the note are satisfied. The note was amended in January 2024, and subsequently amended in February 2024, to include a conversion provision whereby at any time prior to maturity date the lender has the right to convert any outstanding and unpaid principal and accrued interest of the note into shares of the Company's Series A Preferred Stock at a conversion price of $1.82 per share. In February 2024, the note of $0.04 million and accrued interest of $0.02 million was converted into 34,246 shares of the Company's Series A Preferred Stock. A loss on extinguishment of debt of $0.02 million was recorded in the condensed consolidated statement of operations in other income (expense). The total outstanding principal balance including accrued interest as of September 30, 2024 and December 31, 2023 was $0.0 million and $0.06 million, respectively.
•
On October 27, 2022, a $0.4 million note with interest at the rate of 12.0% per annum and a maturity date of January 27, 2023. The note includes additional interest and fees associated with it upon the occurrence of default for late payment. Upon default, the Company shall pay a fee of 5% of the outstanding principal balance and accrued interest and from that point further interest shall accrue at an additional rate of 17.0%. The holder of this note waived their rights to remedy in the event of default, which in effect releases the lender from their lien on and security interest in the Company’s assets. The principal and interest of this loan has been paid as of September 30, 2024. The total outstanding principal balance including accrued interest as of September 30, 2024 and December 31, 2023 was $0.0 million and $0.01 million, respectively.
•
The Company borrowed $0.3 million in April 2023 and repaid $0.3 million in May 2023 upon closing of the Company’s IPO.
•
In August 2023, the Company borrowed $0.2 million in a non-interest bearing note and repaid $0.2 million. The principal of this loan was paid as of December 31, 2023.
•
In August 2024, the Company borrowed $0.2 million. The total outstanding principal balance including accrued interest as of September 30, 2024 was $0.2 million.

As of September 30, 2024, $0.2 million of other related party promissory notes were outstanding and included within the loan payable on the condensed consolidated balance sheet.

Loan payable consisted of the following as of September 30, 2024 and December 31, 2023:

	September 30,	December 31,
(in thousands)	2024	2023
Principal stockholder promissory notes	5,146	5,085
Other related party promissory notes	152	721
Total principal stockholder and related party promissory notes	$5,298	$5,806

Other Related Party Transactions

In 2017, the Company entered into a royalty agreement with Fuseproject and agreed to pay 3% of cumulative net FORME fitness product sales up to $5.0 million and 1% of cumulative net FORME fitness product sales above $5.0 million, up to a maximum total royalty of $1.0 million. Regardless of the level of cumulative net sales, a guaranteed minimum payment of $0.2 million shall be paid in the first 12 months after the products initial retail release as an advance towards the royalty payments which was accrued as of September 30, 2024. As of September 30, 2024 the Company has accrued $0.2 million in royalty payments. The Company recorded royalty expense of $0.005 million and $0.02 million for the three and nine months ended September 30, 2024.

In March 2023, the Company issued $0.5 million of senior secured notes to a related party, with associated warrants, in lieu of future cash interest payments under the senior secured notes issued to such investor. In May 2023, the Company repaid the $0.5 million in senior secured notes to a related party.

As discussed further in Note 10, in November 2023, the Company issued secured promissory notes of approximately $0.8 million with a related party. As discussed further in Note 11, in connection with issued secured promissory notes the Company entered into warrant agreements whereby the holders are eligible to receive warrants based on the occurrence of future events as defined in the agreement. No warrants were issued as of December 31, 2023.

The Company assumed secured promissory notes in connection with the acquisition of CLMBR, Inc. of approximately $0.5 million with a related party. The secured promissory notes were converted to Series A Preferred Stock in February 2024.

In April and May 2024. the Company issued promissory notes of approximately $0.4 million with a related party. In May 2024, the Company converted $0.2 million into Series A Preferred Stock. In June 2024, the Company repaid the $0.2 million in promissory notes to a related party.

In August 2024, the Company borrowed $0.2 million from a related party. The total outstanding principal balance including accrued interest as of September 30, 2024 was $0.2 million.

21.
Acquisition

On October 6, 2023, the Company entered into an asset purchase agreement (the “Asset Purchase Agreement”) with CLMBR and CLMBR1, LLC (collectively, the “Sellers”) to purchase and acquire substantially all of the assets and assume certain liabilities of the Sellers. On January 22, 2024, the Company and the Sellers entered into an amended and restated Asset Purchase Agreement (the “Amended Agreement”). On February 2, 2024, pursuant to the Amended Agreement, the Company completed the acquisition for a total purchase price of approximately $16.1 million, consisting of (i) cash of $30,000, (ii) 357 shares of the Company’s common stock with an aggregate fair value of $1.0 million, (iii) 1,500,000 shares of the Company’s non-voting Series B preferred stock with an aggregate fair value of $3.0 million, (iv) contingent consideration with a fair value of $1.3 million (as further described below), and (v) the retirement of $9.4 million of senior debt and $1.4 million in related fees, such retirement to be in the form of a $1.4 million cash payment to the lender of the senior debt and the issuance of an $8.0 million promissory note to such lender (the “Acquisition”).

The CLMBR acquisition was a strategic acquisition that helped accelerate the Company’s commercialization path and help achieve immediate scale, resulting in a high growth, profitable platform that sells connected fitness equipment and digital fitness services across B2B and B2C channels.

The CLMBR acquisition was accounted for as a purchase business combination in accordance with ASC 805 “Business Combinations.” Assets acquired and liabilities assumed were recorded in the accompanying condensed consolidated balance sheet at their estimated fair values as of February 2, 2024, with the remaining unallocated purchase price recorded as goodwill. The following table outlines the Company’s consideration transferred and the identifiable net assets acquired at their estimated fair value as of February 2024.

The purchase price allocation is preliminary and subject to change, including the valuation of intangible assets. The amounts recognized will be finalized as the information necessary to complete the analysis is obtained, but no later than one year after the acquisition date.

Consideration	(in thousands)
Cash Paid to Seller	30
Common stock issued	1,015
Series B preferred stock issued	2,954
Payoff of Vertical debt (plus accrued interest)	1,447
Retirement of Vertical Debt (including fees)	9,379
Fair value of earn-out consideration	1,300
Total	16,125

Acquisition related costs (including in general and administrative in the condensed consolidated statement of operations and comprehensive loss)	1,380

Recognized amounts of identifiable assets acquired and liabilities assumed
Cash	50
Accounts receivable, net of allowances	134
Inventories, net	3,490
Vendor deposits	61
Prepaid expenses and other current assets	93
Property and equipment, net	139
Right-of-use-assets	412
Intangible assets, net	6,900
Accounts payable	(3,692)
Accrued expenses and other current liabilities	(2,437)
Operating lease liability, current portion	(263)
Deferred revenue	(215)
Loan payable	(1,887)
Operating lease liability, net of current portion	(179)
Total identifiable net assets	2,606
Goodwill	13,519
Total	16,125

Acquisition-related costs of $0.9 million and $1.4 million were included in general and administrative expenses in the Company's statement of operations for the three and nine months ended September 30, 2024, respectively.

Compensation Arrangements

In connection with the acquisition CLMBR, Inc. the Company has agreed to pay additional consideration in future periods. Certain employees of CLMBR, Inc. will be paid a total of $0.5 million of which $0.3 million was paid as of September 30, 2024. These payments are accounted for as transactions separate from the business combination as the payments are contingent upon continued

employment and will be recorded as post-combination compensation expense in the Company's financial statements during the service period in general and administrative expenses for the nine months ended September 30, 2024.

Accrued Earn Out

As part of the Acquisition of CLMBR, Inc., the Sellers shall be entitled to receive a contingent payment in the form of shares of Common Stock (collectively, the “Earn-Out Shares”) calculated in the manner set forth in the Asset Purchase Agreement based on the 2024 Unit Sales (as defined in the Asset Purchase Agreement) and the volume-weighted average price (“VWAP”) for the Company’s common stock based on the 10 consecutive trading days ending on (and including) December 31, 2024, subject to the VWAP Collar. In addition, there were 2 contingent payments (1) based on total CLMBR sales in 2024 (5,000 units sold in 2024) and (2) based on CLMBR sales through B2B channel in 2024 (2,400 in B2B channel in 2024). Contingent payment (1) was determined at inception to be remote and therefore, $0 was recognized for the earn out as of the acquisition date. Contingent payment (2) was probable and a contingent liability of $1.3 million was recorded based on in the event the 2024 Unit Sales include at least 2,400 Units sold in the business-to-business channel, the Sellers shall be entitled to an additional number of Earn-Out Shares calculated in the manner set forth in the Asset Purchase Agreement subject to total maximum number of 5,666 Earn-Out Shares. The Company assessed the fair value as of September 30, 2024 and it was determined based on current sales that achieving the projection and likelihood of contingent payment (2) was deemed remote and as a result the Company marked the contingent liability to $0. The Company recognized a gain equal to $1.3 million for the nine months ended September 30, 2024 related to change in fair value of the earn out recorded in the condensed consolidated statements of operations in change in fair value of earnout.

The following unaudited pro forma condensed consolidated results of operations for the three and nine months ended September 30, 2024 and 2023 present condensed consolidated information of the Company as if the CLMBR, Inc. acquisition had occurred as of January 1, 2023 (in thousands):

	Proforma		Proforma
	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(in thousands)		(in thousands)
Revenue	$2,014	$652	$3,107	$2,844
Operating Loss	(7,754)	(11,203)	(25,268)	(46,890)
Net Loss	(7,141)	(11,918)	(29,386)	(44,782)
Net loss per share – basic and diluted	$(153.46)	$(2,913.01)	$(1,533.42)	$(12,859.26)
Weighted average common stock outstanding – basic and diluted	46,535	4,091	19,164	3,482

The unaudited pro forma consolidated results for the three month and nine month periods were prepared using the acquisition method of accounting and are based on the historical financial information of CLMBR, Inc. and the Company. The unaudited pro forma consolidated results incorporate historical financial information for all significant acquisitions pursuant to SEC regulations since January 1, 2023. The historical financial information has been adjusted to give effect to pro forma adjustments that are: (i) directly attributable to the acquisition, (ii) factually supportable and (iii) expected to have a continuing impact on the combined results. The unaudited pro forma consolidated results are not necessarily indicative of what the Company’s consolidated results of operations actually would have been had it completed these acquisitions on January 1, 2023.

The following unaudited condensed consolidated results of operations included in the condensed consolidated statements of loss for the three and nine months ended September 30, 2024.

	Three Months Ended September 30,	Nine Months Ended September 30,

	2024	2024
Revenue	$1,801	$2,494
Operating Loss	24	(788)
Net Loss	(368)	(1,477)

22.
Subsequent Events

The Company has evaluated subsequent events through the financial statement issuance date, pursuant to ASC 855-10 Subsequent Events.

Debt

On October 2, 2024, the Company paid off the assumed secured promissory note in connection with the acquisition of CLMBR, Inc. of $0.7 million.

Debt to Equity

On October 24, 2024, the Company and Lender agreed to reduce the Term Loan by $0.2 million in exchange for the issuance of 15,000 shares of common stock to the Lender at a price per Exchange Share of $16.25 (a price per share equal to the $16.25 Nasdaq Official Closing Price of September 30, 2024).

ATM

In October 2024 and November 2024 through issuance date we issued 224,480 shares of common stock for a total of $2.8 million.

Reverse Stock Split

On November 8, 2024, the Company filed a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to effect a reverse stock split of the Company’s common stock, $0.0001 par value per share, at a rate of 1-for-100 (the “Reverse Stock Split”), effective as of 9:00 a.m. Eastern Time on November 11, 2024.

The Reverse Stock Split decreased the number of shares of Common Stock issued and outstanding from 41,787,040 shares to 417,870 shares, subject to adjustment for the rounding up of fractional shares. Accordingly, each holder of Common Stock now owns fewer shares of Common Stock as a result of the Reverse Stock Split. However, the Reverse Stock Split affected all holders of Common Stock uniformly and did not affect any stockholder’s percentage ownership interest in the Company, except to the extent that the Reverse Stock Split resulted in an adjustment to a stockholder’s ownership of Common Stock due to the treatment of fractional shares in the Reverse Stock Split. Therefore, voting rights and other rights and preferences of the holders of Common Stock were not affected by the Reverse Stock Split (other than as a result of the treatment of fractional shares). Common stock issued pursuant to the Reverse Stock Split remains fully paid and nonassessable, without any change in the par value per share.

The Common Stock began trading on a Reverse Stock Split-adjusted basis on The Nasdaq Capital Market on November 11, 2024. The trading symbol for the Common Stock remains “TRNR.” The new CUSIP number for the Common Stock following the Reverse Stock Split is 45840Y302.

Series A Preferred Stock Certificate of Designation Amendment

On November 8, 2024, the Company filed a Certificate of Amendment (the “CoD Amendment”) to the Company’s Certificate of Designation of Series A Convertible Preferred Stock (“Series A”) with the Secretary of State of the State of Delaware to reduce the conversion price of Series A from $0.7501 to $0.0702. The Certificate of Amendment became effective with the Secretary of State of the State of Delaware upon filing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of

Directors Of CLMBR, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of CLMBR, Inc. and subsidiaries (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern and Emphasis of a Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, during the year ended December 31, 2023, the Company incurred a net loss of $17,397,245 used cash in operations of $10,588,082 and had a stockholders’ deficit of $20,148,599 as of that date. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 17 to the consolidated financial statements, in October 2023, the Company entered into an asset purchase agreement with Interactive Strength Inc. (the “Buyer”) which was subsequently amended and restated, the (“Asset Purchase Agreement”) on January 22, 2024, to purchase and acquire substantially all of the assets and assume certain liabilities of the Company. On February 2, 2024, pursuant to the Asset Purchase Agreement, the Buyer completed the acquisition of the Company.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2024.

/s/Weinberg & Company, P.A.

Los Angeles, California

April 18, 2024

CLMBR, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$199,509	$8,105,002
Accounts receivable, net of allowances	—	69,771
Inventories	2,925,429	789,450
Vendor deposits	61,075	159,166
Prepaid expenses and other current assets	63,131	62,871
Total current assets	3,249,144	9,186,260
Property and equipment, net	152,961	2,645,234
Right-of-use-assets	429,650	12,473,606
Other assets	310,777	909,287
Total Assets	$4,142,532	$25,214,387
Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$3,568,764	$1,691,188
Accrued expenses and other current liabilities	2,969,962	4,173,020
Operating lease liability, current portion	584,203	1,714,175
Loan payable	12,333,018	10,048,941
Preferred stock issuable	1,250,000	—
Convertible note payable	1,420,827	10,523,637
Total current liabilities	22,126,774	28,150,961
Operating lease liability, net of current portion	3,414,357	10,992,236
Total liabilities	25,541,131	39,143,197
Commitments and contingencies (Note 14)

Stockholders' deficit
Series Seed convertible preferred stock, par value $0.0001; 4,100,000 shares authorized as of December 31, 2023 and 2022 and 4,000,000 and 4,100,000 shares issued and outstanding as of December 31, 2023 and 2022, respectively.	410	410
Series A convertible preferred stock, par value $0.0001; 1,295,387 shares authorized as of December 31, 2023 and 2022 and 1,265,385 shares issued and outstanding as of December 31, 2023 and 2022	1,000	1,000
Series A-1 convertible preferred stock, par value $0.0001; 1,005,972 shares authorized as of December 31, 2023 and 2022 and 1,005,972 shares issued and outstanding as of December 31, 2023 and 2022	101	101
Series B convertible preferred stock, par value $0.0001; 70,673,051,037 shares authorized as of December 31, 2023 and 2022 and 30,919,459,830 shares issued and outstanding as of December 31, 2023 and 2022, respectively.	875	875
Series B-1 convertible preferred stock, par value $0.0001; 94,662,660,476 shares authorized, issued and outstanding as of December 31, 2023 and 63,730,931,347 shares authorized, issued and outstanding as of December 31, 2022	2,906	1,922
Series B-2 convertible preferred stock, par value $0.0001; 29,501,580,338 shares authorized as of December 31, 2023 and 2022 and 29,501,850,338 shares issued and outstanding as of December 31, 2023 and 2022	764	764
Common stock, par value $0.0001; 214,587,851,117 and 207,861,840,000 shares authorized as of December 31, 2023 and 2022, respectively; 10,051,250 shares issued and outstanding as of December 31, 2023 and 2022.	1,005	1,005
Additional paid-in capital	68,545,753	58,619,281
Accumulated deficit	(89,951,413)	(72,554,168)
Total stockholders' deficit	(21,398,599)	(13,928,810)
Total liabilities and stockholders' deficit	$4,142,532	$25,214,387

CLMBR, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Twelve Months Ended December 31,	Twelve Months Ended December 31,

	2023	2022
Revenue:
Fitness product revenue	$1,103,334	$5,984,091
Membership revenue	762,653	560,020
Training revenue	562,597	540,431
Total revenue	2,428,584	7,084,542
Cost of fitness product revenue (includes impairment of inventory of $8,590,113 in 2022)	1,250,607	17,230,253
Cost of membership	2,112,531	265,208
Cost of training	530,358	584,982
Total cost of revenue	3,893,496	18,080,443
Gross loss	(1,464,912)	(10,995,901)
Operating expenses:
Research and development	614,475	1,672,289
Sales and marketing	244,376	6,068,147
General and administrative	8,119,784	19,311,118
Loss on property and equipment disposal	1,599,160	78,928
Right of use impairment write-off	3,440,000	—
Total operating expenses	14,017,795	27,130,482
Loss from operations	(15,482,707)	(38,126,383)
Other (expense) income, net:
Other income	340,867	6,525
Interest expense	(2,255,405)	(3,837,182)
Total other (expense) income, net	(1,914,538)	(3,830,657)
Net loss	$(17,397,245)	$(41,957,040)

CLMBR, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Series Seed		Series A		Series A-1		Series B		Series B-1		Series B-2		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances at December 31, 2021	4,100,000	$410	1,265,385	$1,000	1,005,972	$101	—	$-	—	$-	—	$-	10,051,250	$1,005	$22,144,343	$(30,597,128)	$(8,450,269)
Issuance of Series B Preferred Stock	—	-	—	-	—	-	30,919,459,830	875	—	-	—	-	—	-	8,749,125	-	8,750,000
Issuance of Series B-1 upon conversion of convertible notes	—	-	—	-	—	-	—	-	63,730,931,347	1,922	—	-	—	-	19,222,848	-	19,224,770
Issuance of Series B-2 upon conversion of convertible notes	—	-	—	-	—	-	—	-	—	-	29,501,850,338	764	—	-	7,634,636	-	7,635,400
Stock-based compensation	—	-	—	-	—	-	—	-	—	-	—	-	—	-	868,329	-	868,329
Net loss	—	-	—	-	—	-	—	-	—	-	—	-	—	-	-	(41,957,040)	(41,957,040)
Balances at December 31, 2022	4,100,000	$410	1,265,385	$1,000	1,005,972	$101	30,919,459,830	$875	63,730,931,347	$1,922	29,501,850,338	$764	10,051,250	$1,005	$58,619,281	$(72,554,168)	$(13,928,810)
Issuance of Series B-1 upon conversion of convertible notes	—	-	—	-	—	-	—	-	30,931,669,129	984	—	-	—	-	9,841,467	-	9,842,451
Shares canceled	(100,000)	-	—	-	—	-	—	-	—	-	—	-	—	-	-	-	-
Stock-based compensation	—	-	—	-	—	-	—	-	—	-	—	-	—	-	85,005	-	85,005
Net loss	—	-	—	-	—	-	—	-	—	-	—	-	—	-	-	(17,397,245)	(17,397,245)
Balances at December 31, 2023	4,000,000	$410	1,265,385	$1,000	1,005,972	$101	30,919,459,830	$875	94,662,600,476	$2,906	29,501,850,338	$764	10,051,250	$1,005	$68,545,753	$(89,951,413)	$(21,398,599)

CLMBR, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended December 31,	Twelve Months Ended December 31,

	2023	2022
Cash Flows From Operating Activities:
Net loss	$(17,397,245)	$(41,957,040)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	801,113	911,731
Amortization	125,209	50,232
Amortization of operating lease assets	1,524,526	1,671,806
Stock-based compensation	85,005	868,329
Loss on property and equipment disposal	1,599,160	78,928
Interest expense	1,523,718	3,689,263
Inventory impairment write-off	318,000	8,590,113
Right of use asset impairment write-off	3,440,942	—
Changes in operating assets and liabilities
Accounts receivable	69,771	1,478,769
Inventories	(542,147)	4,659,536
Prepaid expenses and other current assets	(260)	578,313
Vendor deposits	98,091	(159,166)
Other assets	632,712	(348,320)
Accounts payable	(34,256)	(303,935)
Accrued expenses and other current liabilities	(1,203,058)	1,055,175
Operating lease liabilities	(1,629,363)	(1,518,612)
Net cash used in operating activities	(10,588,082)	(20,654,878)
Cash Flows From Investing Activities:
Proceeds (acquisition) from sale of property and equipment	92,000	(625,202)
Acquisition of software and content	(159,411)	(296,549)
Net cash used in investing activities	(67,411)	(921,751)
Cash Flows From Financing Activities:
Proceeds from issuance of loans	1,500,000	9,343,941
Proceeds from issuance of Preferred Stock - Series B	1,250,000	8,750,000
Proceeds from issuance of convertible notes	—	8,446,498
Net cash provided by financing activities	2,750,000	26,540,439
Net Decrease In Cash and Cash Equivalents	(7,905,493)	4,963,810
Cash and restricted cash at beginning of year	8,105,002	3,141,192
Cash and restricted cash at end of year	$199,509	$8,105,002

Supplemental Disclosure Of Cash Flow Information:
Cash Paid for Interest	763,602	—
Inventories in AP and accrued	1,911,832	111,884
Right-of-use assets obtained in exchange for new operating lease liabilities	—	10,850,349
Decrease in right-of-use asset and operating lease liabilities due to lease termination	7,078,488	—
Issuance of Preferred Stock upon conversion of convertible notes	9,842,451	26,860,170

CLMBR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.
Significant Accounting Policies

Description and Organization

CLMBR, Inc., together with its consolidated subsidiaries doing business as “CLMBR” (“CLMBR” or the “Company”), is an interactive fitness platform that offers a vertical climbing connected fitness machine. Our Members are defined as any individual who has a CLMBR account through a paid connected fitness membership. Through the connected fitness machine, Members can stream immersive, instructor-led classes anytime, anywhere.

Going Concern

The accompanying consolidated financial statements have been prepared on the basis that the Company will continue to operate as a going concern, which contemplates that the Company will be able to realize assets and settle liabilities and commitments in the normal course of business for the foreseeable future. As reflected in the accompanying consolidated financial statements, during the year ended December 31, 2023, the Company incurred a net loss of $17,397,245, used cash in operations of $10,588,082 and had a stockholders’ deficit of $20,148,599 as of that date. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Accordingly, the accompanying consolidated financial statements do not include any adjustments that may result from the outcome of these uncertainties.

As discussed in Note 17 to the consolidated financial statements, in October 2023, the Company entered into an asset purchase agreement with Interactive Strength Inc. (the “Buyer”) which was subsequently amended and restated, the (“Asset Purchase Agreement”) on January 22, 2024, to purchase and acquire substantially all of the assets and assume certain liabilities of the Company. On February 2, 2024, pursuant to the Asset Purchase Agreement, the Buyer completed the acquisition of the Company.

Basis of Presentation and Consolidation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts of CLMBR, Inc.. and its subsidiaries in which the Company has a controlling financial interest. All intercompany balances and transactions have been eliminated.
Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue, expenses, and related disclosures. On an ongoing basis, the Company evaluates its estimates, including, among others, those related to revenue related reserves, the realizability of inventory, fair value measurements, useful lives of long lived assets, including property and equipment and finite lived intangible assets, product warranty, stock-based compensation expense, valuation of equity instruments issued for compensation or financing, valuation of deferred tax assets, and commitments and contingencies. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable. Actual results may differ from these estimates.

Cash

Cash consists of demand deposits with banks. The Company holds no cash equivalents as of December 31, 2023 and 2022, respectively. The Company maintains its cash with domestic financial institutions. At times, cash balances may exceed federally insured limits of $250,000 per depositor at each financial institution. The Company believes that no significant concentration of credit risk exists with respect to these cash balances because of its assessment of the creditworthiness and financial viability of the financial institutions.

Property and Equipment

Property and equipment purchased by the Company are stated at cost less accumulated depreciation. Major updates and improvements are capitalized, while charges for repairs and maintenance which do not improve or extend the lives of the respective asset, are expensed as incurred. The Company capitalizes the cost of pre-production tooling which it owns under a supply arrangement. Pre-production tooling, including the related engineering costs the Company will not own or will not use in producing products under long-term supply arrangements, are expensed as incurred.

Depreciation and amortization is computed on a straight-line basis over the following estimated useful lives:

Computer equipment and software	3 years
Machinery and equipment	5 years
Furniture and fixtures	7 years
Leasehold improvements	Lesser of lease term or estimated useful life

Inventories, net

Inventories, which are comprised of finished goods, are stated at the lower of cost or net realizable value, with cost determined using actual costs. The Company maintains inventory in a third-party warehouse. The Company assessed the obsolescence reserve by evaluating factors such as inventory levels, historical sales, and the remaining life of its products. Inventory losses are written-off against the reserve. During the years ended December 31, 2023 and 2022, Management determined that inventory with a value of $318,000 and $8,590,113 was no longer sellable and was written off.

Costs of Fitness Product Revenue

Cost of goods sold includes the cost of purchased inventory, which includes, the cost incurred to deliver inventory to the Company’s third-party distribution centers including freight, non-refundable taxes, duty and other landing costs; the service fees of the Company’s third-party fulfillment and distribution centers; and reserves for inventory.

Vendor Deposits

Vendor deposits represent prepayments made to the third-party manufacturers of the Company’s inventory. In general, the Company’s manufacturers require that the Company pay a portion of the costs for a manufacturing purchase order in advance, with the remaining cost being invoiced upon delivery of the products. Prior to receipt of the goods, any costs associated with the prepayments made by the Company are reflected as vendor deposits on the Company’s consolidated balance sheet.

Capitalized Studio Content

Capitalized Studio content costs include certain expenditures to develop video and live content for the Company’s customers. The Company capitalizes production costs for recorded content in accordance with ASC 926-20, Entertainment-Films - Other Assets - Film Costs. The Company recognizes capitalized content, net of accumulated amortization, within other non-current assets in the consolidated balance sheets and recognizes the related amortization expense as a component of cost of revenue in the consolidated statements of operations. Costs which qualify for capitalization include production costs, development costs, direct costs, labor costs, and production overhead. Expenditures for capitalized content are included within operating activities in the consolidated statements of cash flows. Based on certain factors, including historical and estimated user viewing patterns, the Company amortizes individual titles within the Studio content library on a straight-line basis over a three-year useful life. The Company reviews factors impacting the amortization of the capitalized Studio content on an ongoing basis. Estimates related to these factors require considerable management judgment.

The Company considered certain factors in determining the useful life of the content, including expected periods over which the content will be made available through the platform and related viewership, the lack of “obsolescence” of such content over such period given the nature of its videos (i.e., exercise classes which are not significantly impacted by changes in markets or customer preferences, and/or for which the content is expected to significantly change or evolve over time), and the expected significant growth of its subscriber base which will contribute to substantial increases in viewership over time given the recent launch of its product and membership offerings. Based on these factors, the Company has determined that a three-year (3-year) amortization period is reasonable for the content. The Company will continue to review factors impacting the amortization of the capitalized content on an ongoing basis.

The Company’s business model is membership based as opposed to generating revenues at a specific title level. Therefore, all content assets are monetized as part of a single asset group. The content is assessed at the group level when an event or change in circumstances indicates a change in the expected usefulness of the content or that fair value may be less than unamortized cost. Unamortized costs are assessed for impairment regardless of whether the produced content is completed. The unamortized cost of content is approximately $0.3 million and $0.2 million as of December 31, 2023 and December 31, 2022, respectively and is included in other assets.

Fair Value Measurements

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Subsequent changes in fair value of these financial assets and liabilities are recognized in earnings when they occur. When determining the fair value measurements for assets and liabilities which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact and the market-based risk measurement or assumptions that market participants would use in pricing the assets or liabilities, such as inherent risk, transfer restrictions, and credit risk.

The Company applies the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

•
Level 1 inputs are based on quoted prices in active markets for identical assets or liabilities.
•
Level 2 inputs are based on observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets with insufficient volume or infrequent transactions (less active markets), or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.
•
Level 3 inputs are based on unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities, and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability.

The Company’s material financial instruments consist primarily of cash and cash equivalents, accounts payable, accrued expenses, convertible notes, and warrants. The carrying amounts of current financial instruments, which include cash, accounts receivable, accounts payable and accrued expenses, approximate their fair values due to the short-term nature of these instruments. The carrying values of long-term financing obligations approximate their fair values because interest rates on these obligations are based on prevailing market interest rates.

Impairment of Long-Lived Assets

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset (or asset group) to the future undiscounted cash flows expected to be generated by the assets (or asset group). If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds their fair value.

Segment Information

Operating segments are defined as components of an enterprise for which separate and discrete information is available for evaluation by the chief operating decision-maker (“CODM”) in deciding how to allocate resources and assess performance. The Company has one operating segment, the development and sale of its at-home fitness technology platform. The Company’s chief operating decision maker, its chief executive officer, manages the Company’s operations on a consolidated basis for the purpose of allocating resources. As the Company has one reportable segment, all required segment financial information is presented in the consolidated financial statements.

Income Taxes

The Company utilizes the asset and liability method for computing its income tax provision. Deferred tax assets and liabilities reflect the expected future consequences of temporary differences between the financial reporting and tax bases of assets and liabilities as well as operating loss, capital loss, and tax credit carryforwards, using enacted tax rates. Management makes estimates, assumptions, and judgments to determine the Company’s provision for income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against deferred tax assets. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent the Company believes recovery is not likely, establishes a valuation allowance.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. Interest and penalties related to unrecognized tax benefits, which to date have not been material, are recognized within income tax expense.

Stock-based compensation

The Company is authorized to grant options, warrants, and share units to officers and key employees of the Company and its subsidiaries and to non-employees. The equity plans are intended to help the Company attract and retain directors, officers, other key executives and employees and is also intended to provide incentives and rewards relating to the Company’s business plans to encourage such persons to devote themselves to the business of the Company. The Company has historically granted share awards to non-employees in exchange for the provision of services (see Note 18).

The Company accounts for such awards based on ASC 505 and 718, whereby the value of the award is measured on the date of grant and recognized as compensation expense on a straight-line basis over the vesting period. The Company measures fair value as of the grant date for options and warrants using the Black Scholes option pricing model and for common share awards using a weighted average of the Black Scholes method and probability-weighted expected return method (PWERM).

The inputs into the Black Scholes option pricing model are subjective and generally require significant judgment. The fair value of the shares of common and preferred stock has historically been determined by the Company’s management with the assistance of third party specialists as there was no public market for the common stock. The fair value is obtained by considering a number of objective and subjective factors, including the valuation of comparable companies, sales of preferred stock to unrelated third parties, projected operating and financial performance, the lack of liquidity of common and preferred stock and general and industry specific economic outlook, amongst other factors. The expected term represents the period that the Company’s stock options are expected to be outstanding and is determined using the simplified method (based on the mid-point between the vesting date and the end of the contractual term) as the Company’s stock option exercise history does not provide a reasonable basis upon which to estimate expected term. Because the Company is privately held and does not have an active trading market for its common and preferred stock for a sufficient period of time, the expected volatility was estimated based on the average volatility for comparable publicly traded companies, over a period equal to the expected term of the stock option grants. The risk-free rate assumption is based on the U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of the option. The Company has never paid dividends on its common stock and does not anticipate paying dividends on common stock in the foreseeable future. Therefore, the Company uses an expected dividend yield of zero.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the warrants is estimated using a Black-Scholes pricing model.

Recently Issued Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). The amendments included in ASU 2016-13 require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Although the new standard, known as the current expected credit loss (“CECL”) model, has a greater impact on financial institutions, most other organizations with financial instruments or other assets (trade receivables, contract assets, lease receivables, financial guarantees, loans and loan commitments, and held-to-maturity debt securities) are subject to the CECL model and will need to use forward-looking information to better evaluate their credit loss estimates. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. In addition, ASU 2016-13 amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. ASU 2016-13 was originally effective for public companies for fiscal years beginning after December 15, 2019. In November of 2019, the FASB issued ASU 2019-10, which delayed the implementation of ASU 2016-13 to fiscal years beginning after December 15, 2022 for smaller reporting companies. The Company has adopted this guidance beginning January 1, 2023. This guidance did not have a significant impact on the Company’s financial statements.

In September 2022, the FASB issued ASU 2022-04, Liabilities-Supplier Finance Programs (Subtopic 405-50): Disclosure of Supplier Finance Program Obligations. The ASU requires buyers to disclose information about their supplier finance programs. Interim and annual requirements include the disclosure of outstanding amounts under the obligations as of the end of the reporting period, and annual requirements include a roll-forward of those obligations for the annual reporting period, as well as a description of payment and other key terms of the programs. This update is effective for annual periods beginning after December 15, 2022, and interim periods within those fiscal years, except for the requirement to disclose roll-forward information, which is effective for fiscal years beginning after December 15, 2023. The Company adopted ASU 2022-04 on January 1, 2023, and there was no material impact on our financial statements.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosure, which is intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expense categories that are regularly provided to the chief operating decision maker and included in each reported measure of a segment’s profit or loss. The update also requires all annual disclosures about a reportable segment’s profit or loss and assets to be provided in interim periods and for entities with a single reportable segment to provide all the disclosures required by ASC 280, Segment Reporting, including the significant segment expense disclosures. This standard will be effective for the Company on January 1, 2024 and interim periods beginning in fiscal year 2025, with early adoption permitted. The updates required by this standard should be applied retrospectively to all periods presented in the financial statements. The Company does not expect this standard to have a material impact on its results of operations, financial position or cash flows.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

3.
Revenue Recognition

The Company’s primary source of revenue is solely derived from the United States from sales of its Connected Fitness Products and related accessories and associated recurring Membership revenue, as well as from sales of personal training services recorded within Training revenue.

The Company determines revenue recognition through the following steps:

•
Identification of the contract, or contracts, with a customer;
•
Identification of the performance obligations in the contract;
•
Determination of the transaction price;
•
Allocation of the transaction price to the performance obligations in the contract; and
•
Recognition of revenue when, or as, the Company satisfies a performance obligation.

Revenue is recognized when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company’s revenue is reported net of sales returns, discounts and incentives as a reduction of the transaction price. The Company estimates its liability for product returns and concessions based on historical trends by product category, impact of seasonality, and an evaluation of current economic and market conditions and records the expected customer refund liability as a reduction to revenue, and the expected inventory right of recovery as a reduction of cost of revenue. If actual return costs differ from previous estimates, the amount of the liability and corresponding revenue are adjusted in the period in which such costs occur.

The Company applies the practical expedient as per ASC 606-10-50-14 and does not disclose information related to remaining performance obligations due to their original expected terms being one year or less.

The Company expenses sales commissions on its Connected Fitness Products when incurred because the amortization period would have been less than one year. These costs are recorded in Sales and marketing in the Company’s condensed consolidated statements of operations and loss.

Connected Fitness Products

Connected Fitness Products include the Company’s portfolio of Connected Fitness Products and related accessories, delivery and installation services, and extended warranty agreements. The Company recognizes Connected Fitness Product revenue net of sales returns and discounts when the product has been delivered to the customer, except for extended warranty revenue which is recognized over the warranty period. The Company allows customers to return products within thirty days of purchase, as stated in its return policy.

Amounts paid for payment processing fees for credit card sales for Connected Fitness Products are included as a reduction to fitness product revenue in the Company’s consolidated statements of operations.

Membership

The Company’s memberships provide unlimited access to content in its library of on-demand fitness classes. The Company’s memberships are offered on a month-to-month basis.

Amounts paid for membership fees are included within deferred revenue on the Company’s consolidated balance sheets and recognized ratably over the membership term. The Company records payment processing fees for its monthly membership charges within cost of membership and training in the Company’s consolidated statements of operations.

Training

The Company’s training services are personal training services delivered at studio locations. Training revenue is recognized at the time of delivery.

Standard Product Warranty

The Company offers a standard product warranty that its Connected Fitness Products and related accessories will operate under normal, non-commercial use for a period of one year which covers the touchscreen, frame and all incorporated elements, and related accessories from the date of original delivery. The Company has the obligation, at its option, to either repair or replace the defective product. At the time revenue is recognized, an estimate of future warranty costs are recorded as a component of cost of revenue. Factors that affect the warranty obligation include historical as well as current product failure rates, service delivery costs incurred in correcting product failures, and warranty policies and business practice.

4.
Property and Equipment, net

Property and equipment consisted of the following:

	December 31,	December 31,
	2023	2022
Computers	$ —	$ 188,531
Machinery and equipment	—	311,514
Leasehold improvements	429,973	1,939,335
Furniture and fixtures	—	800,600
Vehicles	—	426,179
Studio equipment	145,923	145,923
Total	575,896	3,812,083
Less: Accumulated depreciation	(422,935)	(1,166,849)
Total property and equipment, net	$ 152,961	$ 2,645,234

Depreciation expense amounted to $0.8 million and $0.9 million for the years ended December 31, 2023 and 2022, respectively. For the year ended December 31, 2023 the Company disposed of property and equipment and incurred a loss on disposal of $1.6 million as a result of exiting the majority of its lease arrangements. See Note 9.

5.
Other Assets, net

Other assets consisted of the following:

	December 31,	December 31,
	2023	2022
Capitalized content costs	$ 280,519	$ 246,318
Security deposits	30,258	662,969
Total other non-current assets	$ 310,777	$ 909,287

Amortization expense amounted to $0.1 million and $0.1 million for the years ended December 31, 2023 and 2022, respectively.

As of December 31, 2023, estimated content costs annual amortization expense for each of the next five fiscal years is as follows:

Year Ending December 31,	Content Costs
2024	151,987
2025	101,755
2026	26,777
2027	—
2028	—
Total	$ 280,519

6.
Accrued Expenses and Other Current Liabilities

Accrued expenses consisted of the following:

	December 31,	December 31,
	2023	2022
Customer Deposits	$ 523,879	$ 1,322,504
Estimated legal settlement liability (Note 10)	2,250,000	2,250,000
Accrued payroll	3,867	176,380
Other accrued expenses	192,216	424,136
Total accrued expenses and other current liabilities	$ 2,969,962	$ 4,173,020

7.
Loan Payable

Loan payable consisted of the following:

	December 31,	December 31,
	2023	2022
Senior secured loan	$ 10,765,858	$ 10,753,941
Unamortized debt discount	—	(705,000)
Bridge notes	1,567,160	—
Total Loan Payable	$ 12,333,018	$ 10,048,941

Senior Secured Loan

In June 2022, the Company entered into a senior secured loan with Vertical Investors, LLC (the “Lender”) in the aggregate principal amount of $9.4 million with a maturity date of June 28, 2023 bearing interest at Prime-Based Rate or the Daily Simple SOFR-Based Rate. The Company shall also pay a guaranteed fee of $1.4 million due on the maturity date. The guarantee fee was treated as a debt discount and accreted through interest expense through maturity date. The loan is collateralized by the Company’s assets. In August 2023, the Lender notified the Company they were in default, however, in October 2023 the Lender agreed to allow additional time for the Company to negotiate and close a sale transaction. Total interest expense including accretion of the debt discount for the years ended December 31, 2023 and 2022 was $1.5 million and $0.9 million, respectively. The loan is classified as current liability in the consolidated balance sheet at December 31, 2023 and 2022. See Note 17.

Secured Bridge Notes

In August 2023, the Company issued secured promissory notes (the "Bridge Notes") in the aggregate principal amount of approximately $0.5 million, due August 31, 2026. Interest on the outstanding principal of the notes accrues initially at a rate of 15% per annum. Total outstanding principal balance including accrued interest as of December 31, 2023 was $0.5 million.

In October 2023, the Company issued Bridge Notes in the aggregate principal amount of approximately $0.3 million, due October 15, 2026. Interest on the outstanding principal of the notes accrues initially at a rate of 15% per annum. Total outstanding principal balance including accrued interest as of December 31, 2023 was $0.3 million.

In November 2023, the Company issued Bridge Notes in the aggregate principal amount of approximately $0.7 million, due January 31, 2025. Interest on the outstanding principal of the notes accrues initially at a rate of 12% per annum. Total outstanding principal balance including accrued interest as of December 31, 2023 was $0.7 million.

The bridge notes become payable on a change of control and were classified as current liabilities in the consolidated balance sheet as of December 31, 2023. Total interest expense for the years ended December 31, 2023 and 2022 was $0.05 million and $0.0 million, respectively.

8.
Convertible Notes

Convertible notes consisted of the following:

	December 31,	December 31,
	2023	2022
2021 Convertible notes	$ —	$ 9,202,488
2022 Convertible notes	1,420,827	1,321,149
Total Carrying Value	$ 1,420,827	$ 10,523,637

2021 Convertible Notes

From July through December 2021, the Company issued convertible notes (the “2021 Convertible Notes”) with an aggregate principal amount of $26.0 million, pursuant to a private placement offering. The 2021 Convertible Notes bore interest at 8% per annum and had a scheduled maturity date July 30, 2024, at which time the principal and accrued interest would be due and payable. The Company also granted these note holders warrants to purchase 391,480 shares of the Company’s common stock exercisable at $0.0001 per share. As a result the Company recorded a debt discount of $0.9 million to account for the relative fair value of the warrants and the 2021 Convertible Notes. The debt discount is amortized over the life of the notes or were amortized in full upon conversion of the corresponding notes to preferred stock.

The 2021 Convertible Notes were subject to the following conversion features:

•
In the event the Company completed a qualified financing, which is defined as in respect of the issuance and sale of any Equity Securities by the Company, either (i) in the event that an “Affiliate” have not purchased at least $7,500,000 of such Equity Securities, $65,000,000 or (ii) in the event that Affiliate has purchased at least $7,500,000 of such Equity Securities, $57,500,000, prior to the maturity date of the related notes, all principal and accrued interest will automatically convert into preferred stock.
•
In the event the Company did not complete a qualified financing prior to the maturity date of the related notes, at the election of the note holder, all principal and accrued interest can be converted into preferred stock.

The conversion price with respect to an automatic conversion upon the occurrence of a qualified financing is equal to the outstanding principal and accrued interest, multiplied by 1.2, divided by the price per share (or other unit of denomination) at which the Equity Securities were issued and sold.

In December 2022, the 2021 Convertible Notes in the aggregate amount of $19.2 million were converted into 63,730,931,347 shares of Series B-1 preferred stock. In July 2023, the 2021 Convertible Notes in the aggregate amount of $9.8 million were converted into 30,931,669,129 shares of Series B-1 preferred stock. During 2023 the Company received $1,250,000 in anticipation of issuing preferred shares or some other form of equity instrument. As the shares have not yet been issued, the amount has been reflected on balance sheet as preferred stock issuable at December 31, 2023.

The carrying value for the 2021 Convertible Notes is as follows:

	December 31,	December 31,
	2023	2022
Principal and interest	$ —	$ 9,460,781
Unamortized debt discount	—	(258,293)
Aggregate carrying value	$ —	$ 9,202,488

Interest expense recognized on the 2021 Convertible Notes is as follows:

	December 31,	December 31,
	2023	2022
Contractual interest expense	$ 381,671	$ 1,976,111
Amortization of debt discount	258,293	529,020
Total	$ 639,964	$ 2,505,130

As part of the financing, the Company issued an aggregate 391,480 warrants to purchase Common Stock to various third-party investors in conjunction with the issuance of its 2021 Convertible Notes. Each warrant has an exercise price of $0.0001 per share and has a contractual terms of ten years. The fair value of the warrants was determined to be $916,024 at date of issuance using an option pricing model and recorded as a debt discount to be amortized over the life of the notes. During the years ended December 31, 2023 and 2022, $258,293 and $529,020 of debt discount amortization was included in interest expense. As of December 31, 2023, 391,480 of the warrants remain outstanding.

2022 Convertible Notes

From March through June 2022, the Company issued convertible notes (the “2022 Convertible Notes”) with an aggregate principal amount of $8.5 million, pursuant to a private placement offering. The 2022 Convertible Notes bore interest at 8% per annum and had a scheduled maturity date July 30, 2024, at which time the principal and accrued interest would be due and payable. There were no warrants granted to note holders in connection with the 2022 Convertible Notes.

The 2022 Convertible Notes were subject to the following conversion features:

•
In the event the Company completed a qualified financing, which is defined as in respect of the issuance and sale of any Equity Securities by the Company, either (i) in the event that an “Affiliate” have not purchased at least $7,500,000 of such Equity Securities, $65,000,000 or (ii) in the event that Affiliate has purchased at least $7,500,000 of such Equity Securities, $57,500,000, prior to the maturity date of the related notes, all principal and accrued interest will automatically convert into preferred stock.
•
In the event the Company did not complete a qualified financing prior to the maturity date of the related notes, at the election of the note holder, all principal and accrued interest can be converted into preferred stock.

The conversion price with respect to an automatic conversion upon the occurrence of a qualified financing is equal to the outstanding principal and accrued interest multiplied by 4.0, divided by the price per share (or other unit of denomination) at which the Equity Securities were issued and sold.

In December 2022, approximately $7.6 million of the aggregate amount of the 2022 Convertible Notes were converted into 29,501,850,338 shares of Series B-2 preferred stock.

The aggregate principal amount of the outstanding 2022 Convertible Notes is presented on the consolidated balance sheet as convertible note payable at a carrying value of $1.4 million as of December 31, 2023 and $1.3 million as of December 31, 2022 and total interest expense recognized for the year ended December 31, 2023 and 2022 was $0.1 million and $0.1 million, respectively.

9.
Leases

The Company adopted ASC 842 on January 1, 2022, using the effective date transition method, which requires a cumulative-effect adjustment to the opening balance of retained earnings on the effective date. As a result of the adoption of ASC 842, the Company recognized right-of-use assets and lease liabilities of $3.3 million and $3.3 million, respectively, as of the January 1, 2022, effective date. There was no impact to opening retained earnings from the adoption of ASC 842.

The Company has made certain assumptions and judgements when applying ASC 842 including the adoption of the package of practical expedients available for transition. The practical expedients allowed the Company to not reassess (i) whether expired or existing contracts contained leases, (ii) lease classification for expired or existing leases and (iii) previously capitalized initial direct costs. The Company also elected not to recognize right-of-use assets and lease liabilities for short-term leases (leases with a term of twelve months or less).

Operating lease arrangements primarily consist of office and studio leases expiring at various years through 2025. Since the implicit rate of such leases is unknown and the Company is not reasonably certain to renew its leases, the Company has elected to apply a collateralized incremental borrowing rate to facility leases on the original lease term in calculating the present value of future lease payments. As of December 31, 2023, the weighted average discount rate for operating leases was 3.5% and the weighted average remaining lease term for operating leases was 7.6 years, respectively. As of December 31, 2022, the weighted average discount rate for operating leases was 3.5% and the weighted average remaining lease term for operating leases was 8.1 years, respectively. Operating lease cost was $1.6 million and $2.1 million for the year ended December 31, 2023 and 2022, respectively.

As of December 31, 2022, the Company’s Right of use assets and Operating lease obligations were $12,473,606 and $12,706,411 related to 9 separate operating leases. During 2023, the Company entered into lease termination or sublease agreements with 6 of the landlords that terminated the Company’s obligations under the leases removing $7,078,488 and $7,089,190 of Right of use assets and Lease obligations, respectively. In addition, the Company vacated a lease with an unamortized Right of use asset balance of $3,440,942 and a remaining right of lease obligation payable of $3,534,977. As a result of the termination of the leases, including the impairment of the vacated lease, the Company recognized a loss on the lease settlements of $4,222,000 which included the Right of use asset impairment write-off of $3,440,000, impairment of $632,000 of deposits and $150,000 of other costs. As of December 31, 2023, the Company’s Right of use assets and Operating lease obligations were $429,650 and $3,998,560 related to the remaining operating leases.

Lease Obligations

The following represents the Company’s minimum annual rental payments under operating leases for each of the next five years and thereafter:

Year Ending December 31,	Operating
2024	714,117
2025	658,656
2026	467,957
2027	481,996
Thereafter	2,259,588
Total future minimum lease payments	4,582,314
Less: imputed interest	(583,754)
Present value of operating lease liability	$ 3,998,560

Current portion of lease liability	584,203
Non-current portion of lease liability	3,414,357
Present value of operating lease liability	$ 3,998,560

10.
Commitments and Contingencies

Legal Proceedings

On March 7, 2024, a petition was filed by Tung Keng Enterprise Co., Ltd. d/b/a DK City Co., Ltd. (“DK City”) against the Company in the United States District Court for the District of Colorado to enforce a monetary arbitration award of approximately $2.25 million against CLMBR (the “Petition”). The arbitration involved alleged breaches of an equipment manufacturing agreement between the Company and DK City. We dispute that we are liable for the amount claimed by DK City in our Petition. We plan to vigorously defend the Petition if and when called to answer or respond to the Petition. The final outcome of this matter, however, cannot be predicted with complete certainty, and our failure to successfully defend against these allegations could have a material adverse effect on our business, financial condition and results of operation.

The Company is involved in legal proceedings in the normal course of business. The Company currently believes that any ultimate liability arising out of such proceedings will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

11.
Stockholders’ Deficit

Common Stock

The Company’s authorized common stock consisted of 214,587,851,117 and 207,861,840,000 shares at $0.0001 par value, as of December 31, 2023 and December 31, 2022, respectively. The issued and outstanding common stock was 10,051,250 shares as of December 31, 2023 and December 31, 2022.

Preferred Stock

The Company’s authorized preferred stock consisted of 194,843,903,210 and 194,336,505,527 shares at $0.0001 par value, as of December 31, 2023 and December 31, 2022, respectively. The issued and outstanding preferred stock was 155,090,182,001 shares and 124,158,612,872 shares as of December 31, 2023 and December 31, 2022, respectively.

Series Seed Financing

In December 2020, we filed our Certificate of Incorporation to authorize 4,100,000 shares of Preferred Stock Series Seed. We completed our Series Seed closing in 2020, by issuing a total of 4,100,000 shares at a purchase price of approximately $1.0 per share. The aggregate gross proceeds from the Series Seed Financing were approximately $4.1 million.

Series A and A-1 Financing

In March 2021, we filed an Amended Certificate of Incorporation to authorize 1,295,387 shares of Preferred Stock Series A and 1,005,972 shares of Preferred Stock Series A-1. We completed our Series A-1 closing in 2021, by canceling $3.5 million of principal and interest of convertible notes and issued a total of 1,005,972 shares at a purchase price of approximately $3.48 per share. The aggregate gross proceeds from the Series A-1 Financing were approximately $3.4 million.

Series B, B-1 and B-2 Financing

In December 2022, we filed an Second Amended and Restated Certificate of Incorporation to authorize 70,673,051,037 shares of Preferred Stock Series B, 94,155,202,792 shares of Preferred Stock Series B-1 and 29,501,850,338 shares of Preferred Stock Series B-2. In June 2023, we filed an Second Amended Certificate of Incorporation to authorize 94,662,600,476 shares of Preferred Stock Series B-1 and 29,501,850,338 shares of Preferred Stock Series B-2.

We completed our Series B closing in 2022, by issuing a total of 30,919,459,830 shares at a purchase price of approximately $0.00028 per share. The aggregate gross proceeds from the Series B Financing were approximately $8.8 million.

We completed a portion of our Series B-1 closing in 2022 by converting $19.2 million of principal and interest of convertible notes and issued a total of 63,730,931,347 shares at a purchase price of approximately $0.0003 per share. In 2023 we completed the remaining portion of our Series B-1 closing by converting $9.8 million of principal and interest of convertible notes and issued a total of 30,931,669,129 shares at a purchase price of approximately $0.0003 per share.

We completed our Series B-2 closing in 2022 by converting $7.6 million of principal and interest of convertible notes and issued a total of 29,501,850,338 shares at a purchase price of approximately $0.0003 per share. The aggregate gross proceeds from the Series B-2 Financing were approximately $7.3 million. During 2023 the Company received $1,250,000 in anticipation of issuing preferred shares or some other form of equity instrument. As the shares have not yet been issued, the amount has been reflected on balance sheet as preferred stock issuable at December 31, 2023.

Dividends

The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Second Amended and Restated Certificate of Incorporation) the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the Applicable Original Issue Price (as defined below); provided that, if the Company declares, pays or sets aside, on the same date, a dividend on shares of more than one (1) class or series of capital stock of the Company, the dividend payable to the holders of Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Preferred Stock dividend. The “Applicable Original Issue Price” means (a) $1.00 per share for the Series Seed Preferred Stock; (b) $7.7197 per share for the Series A Preferred Stock; (c) $3.4783 per share for the Series A-1 Preferred Stock; (d) $0.0002829933 per share for the Series B Preferred Stock; (e) 0.0002829933 per share for the Series B-1 Preferred Stock; and (f) $0.0002829933 per share for the Series B-2 Preferred Stock, in each case, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative.

Liquidation

In the event of our liquidation, dissolution, or winding up, holders of our Series B, Series B-1 and Series B-2 ("Series B") have an aggregate liquidation preference of $56,355,301.95. As of the date of this report and in connection with the Asset Purchase Agreement with Interactive Strength Inc., Series B exhausted all presently available and contingent consideration, including any earnout consideration, as applicable. There will be no distributions to holders of the Company’s Series A Preferred Stock, Series Seed Preferred Stock, Convertible Notes or Common Stock.

Voting

On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Preferred Stock shall vote together with the holders of Common Stock as a single class on an as-converted to Common Stock basis (Preferred Stock and Common Stock, collectively “Voting Stock”).

Conversion

Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock.

Redemption

The Preferred Stock is not redeemable at the option of the holder or the Company unless the Company enters into a merger or consolidation in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (b) (i) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or (ii) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

12. Income Taxes

The company did not record ant tax provision for the years ended December 31, 2023 or 2022 due to the availability of net operating losses to offset any potential tax liability.

As of December 31, 2023 and December 31, 2022, the Company’s deferred tax assets were primarily the result of U.S. federal and state net operating losses (“NOLs”). A valuation allowance was maintained and/or established in substantially all jurisdictions on the Company’s gross deferred tax asset balances as of December 31, 2023 and 2022. As of each reporting date, the Company’s management considers new evidence, both positive and negative, that could impact management’s view with regard to future realization of deferred tax assets. The realization of deferred tax assets was based on the evaluation of current and estimated future profitability of the operations, reversal of deferred tax liabilities and the likelihood of utilizing tax credit and/or loss carryforwards. As of December 31, 2023 and December 31, 2022, the Company continued to maintain that it is not at the more likely than not standard, wherein deferred taxes will be realized due to the recent history of losses and management’s expectation of continued tax losses.

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows:

.	Year ended December 31,
	2023	2022
.
Deferred tax assets:
Net operating loss carryforwards	$ 20,349,000	$ 16,925,000
Research and development tax credits	419,000	375,000
Stock compensation costs	267,000	243,000
Total deferred tax assets, gross:	21,035,000	17,543,000
Valuation allowance	(21,035,000)	(17,543,000)
Deferred tax assets, net:	$ —	$ —

As of December 31, 2023 and 2022, the Company had federal and state NOLs of approximately $72.6 million and $60.4 million, respectively, which will begin to expire in 2029.

The Tax Cuts and Jobs Act (TCJA) resulted in significant changes to the treatment of research and developmental (R&D) expenditures under Section 174. For tax years beginning after December 31, 2021, taxpayers are required to capitalize and amortize all R&D expenditures that are paid or incurred in connection with their trade or business. Specifically, costs for U.S.-based R&D activities must be amortized over five years and costs for foreign R&D activities must be amortized over 15 years— both using a midyear convention.

Section 382 of the Internal Revenue Code and similar provisions under state law limit the utilization of federal NOL carryforwards, state NOL carryforwards, and Research and Development (R&D) credits following certain cumulative changes in the ownership interest of significant stockholders over a three-year period in excess of 50%. Based on the Company’s analysis under Section 382, the Company believes that its federal NOL carryforwards, its state NOL carryforwards, and R&D credits may be limited by Section 382 and similar provisions under state law as of December 31, 2023.

The Company is subject to taxation in the United States, and various state and local jurisdictions. Accordingly, on a continuing basis, the Company cooperates with taxing authorities for the various jurisdictions in which it conducts business to comply with audits and inquiries for tax periods that are open to examination.

13. Concentration of Credit Risk and Major Customers and Vendors

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents. The Company’s cash and cash equivalents are maintained with high-quality financial institutions, the compositions, and maturities of which are regularly monitored by management.

For the years ended December 31, 2023 and 2022, there were no customers representing greater than 10% of the Company’s total revenue.

The Company had 2 vendors representing greater than 10% of total finished goods purchases for the years ended December 31, 2023 and year ended December 31, 2022, respectively.

14.
Benefit Plans

The Company established a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. This plan covers all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Matching contributions to the plan may be made at the discretion of the Company’s board of directors. During the years ended December 31, 2023 and 2022, the Company made contributions to the plan of $0.06 million and $0.1 million, respectively. The plan was terminated effective September 30, 2023.

15.
Related Party Transactions

In the ordinary course of business, we may enter into transactions with directors, principal officers, their immediate families, and affiliated companies in which they are principal stockholders (commonly referred to as “related parties”).

16.
Equity-Based Compensation

Presented below is a summary of the compensation cost recognized in the consolidated statements of operations loss for the year ended December 31, 2023 and 2022.

	Year ended December 31,
	2023	2022
General and administrative	$ 85,005	$ 868,329
Total	$ 85,005	$ 868,329

During the year ended December 31, 2023 and 2022, the Company granted options to purchase 0 and 3,023,169 shares under the 2020 Stock Plan. During the year ended December 31, 2023 and 2022, the Company cancelled 0 and 1,354,733 shares under the 2020 Stock Plan. The Company has not granted any restricted stock or stock appreciation rights.

The following summary sets forth the stock option activity under the 2020 Stock Plan:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Options	Price	Term (Years)	Value
Outstanding as of December 31, 2021	1,976,111	$1.45	9.03	-
Granted	3,023,169	1.77
Exercised	(56,250)	1.00		-
Cancelled or forfeited	(1,354,733)	1.60
Outstanding as of December 31, 2022	3,588,297	$1.67	8.56	$-
Granted	-	-
Exercised	-	-		-
Cancelled or forfeited	-	-
Outstanding as of December 31, 2023	3,588,297	$1.67	7.36	$-

Options exercisable as of December 31, 2022	3,068,329	$1.82	8.41	$-
Options exercisable as of December 31, 2023	3,252,967	$1.76	7.36	$-
Options unvested as of December 31, 2022	519,968	$0.46	9.46	$-
Options unvested as of December 31, 2023	335,330	$0.83	8.44	$-

The aggregate intrinsic value of options outstanding, exercisable and unvested were calculated as the difference between the exercise price of the options and the estimated fair market value of the Company’s common stock, as of December 31, 2023.

For the year ended December 31, 2023 and 2022, the weighted-average grant date fair value per option was $0.0 and $0.64 respectively. The fair value of each option was estimated at the grant date using the Black-Scholes method with the following assumptions:

	For the Years Ended December 31,
	2023	2022
Weighted average risk-free interest rate	—	2.22%
Expected term (in years)	—	5.62
Expected volatility	—	56.76%
Expected dividend yield	—	—

(1)
Based on U.S. Treasury seven-year constant maturity interest rate whose term is consistent with the expected term of the option.

(2)
Expected volatility is based on an analysis of comparable public company volatilities and adjusted for the Company’s stage of development.

With respect to the 2020 Stock Plan, the Company recognized stock compensation expense of $0.08 million and $0.9 million for the year ended December 31, 2023 and 2022, respectively. As of December 31, 2023 and December 31, 2022, the Company had $0.2 million and $0.2 million of unrecognized stock-based compensation expense that is expected to be recognized over a weighted-average period of 0.3 years and 0.5 years, respectively.

17.
Subsequent Events

In October 2023, the Company entered into an asset purchase agreement with the Buyer, which was subsequently amended and restated, the (“Asset Purchase Agreement”) on January 22, 2024, to purchase and acquire substantially all of the assets and assume certain liabilities of the Company. On February 2, 2024, pursuant to the Asset Purchase Agreement, the Buyer completed the acquisition for a total purchase price enterprise value of approximately $15.4 million, consisting of the issuance at closing of shares of the Buyer’s common stock with a value of $1.45 million, 1,428,922 shares and shares of the Buyer’s. non-voting Series B preferred stock with a value of $3.0 million, 1,500,000 shares to the equity holders of the Company (the “equity consideration”), the assumption by the Buyer of $1.5 million of subordinated debt, and the retirement of $9.4 million of senior debt.

The Company shall also be entitled to receive a contingent payment in the form of shares of the Buyer’s common stock (collectively, the “Earn-Out Shares” and collectively with the shares of common stock and shares of Series B Preferred Stock issued at closing, the “Shares”) calculated in the manner set forth in the Asset Purchase Agreement based on the 2024 Unit Sales (as defined in the Asset Purchase Agreement) and the VWAP for the Buyer’s common stock based on the 10 consecutive trading days ending on (and including) December 31, 2024, subject to the VWAP Collar. In addition, in the event the 2024 Unit Sales include at least 2,400 Units sold in the business-to-business channel, the Company shall be entitled to an additional number of Earn-Out Shares calculated in the manner set forth in the Asset Purchase Agreement subject to total maximum number of 22,665,681 Earn-Out Shares.

The equity consideration, including potential earnout amounts, shall be distributed in accordance with the Company's existing governing documents and liquidation preferences. Accordingly, payment to the holders of the Company’s Series B, Series B-1, and Series B-2 Preferred Stock, having an aggregate liquidation preference of $56,355,301.95, exhausted all presently available and contingent consideration, including any earnout consideration, as applicable. There will be no distributions to holders of the Company’s Series A Preferred Stock, Seed Series Preferred Stock, or Common Stock.

On February 1, 2024, the Credit Agreement dated June 28, 2022, as amended by that certain First Amendment to Credit Agreement dated July 5, 2022 (together, the "Credit Agreement") by and between the Company and Vertical Investors, LLC was terminated after the Buyer paid $1.4 million and remaining balance was credited to a new loan to be made by Vertical Investors, LLC and the Buyer. The new loan included a fee as an inducement for Vertical Investors, LLC to enter into the loan with the Buyer.

Following the completion of the acquisition the Company has been dissolved and no longer exists.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the Registrant in connection with the issuance and distribution of the securities being registered. All amounts other than the SEC registration fees are estimates.

SEC Filing Fee	$902.32
Accounting Fees and Expenses (*)	$50,000.00
Legal Fees and Expenses (*)	$25,000.00
Miscellaneous (*)	$64,097.68
Total	$140,000.00

* Estimated expenses.

Item 14. Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our amended certificate of incorporation provides that, to the maximum extent permitted by law, no director shall be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as director.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. Our bylaws provide for indemnification by us of our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act may be provided for directors, officers, employees, agents or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

Item 15. Recent Sales of Unregistered Securities

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The following sets forth information regarding all unregistered securities sold by us in transactions that were exempt from the requirements of the Securities Act in the last three years. Except where noted, all of the securities discussed in this Item 15 were all issued in reliance on the exemption under Section 4(a)(2) of the Securities Act. Unless otherwise indicated, all of the share issuances described below were made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

(1) From December 15, 2020 to February 28, 2023, we granted stock options to purchase an aggregate of 631 shares of our Class B common stock at exercise prices ranging from $40.00 to $90,000.00 per share to a total of 218 employees, consultants and directors under the 2020 Plan. Of these options, through February 28, 2023, options to purchase 196 shares of our Class B Common Stock have been exercised for cash consideration in the aggregate amount of $622,041, options to purchase 12 shares have been forfeited, cancelled, or expired without being exercised, and options to purchase 423 shares remain outstanding.

(2) From March 10, 2022 to March 30, 2022, we issued and sold to 41 accredited investors an aggregate of (i) 67 shares of our Class A common stock at a weighted-average purchase price of $27,840.00 per share for aggregate cash consideration of approximately $2.1 million, (ii) 631,293 shares of our Series A-2 redeemable convertible preferred stock at a purchase price of $47.67 per share for aggregate cash consideration of approximately $30.1 million, and (iii) 124,313 shares of our Series A-2 redeemable convertible preferred stock to three accredited investors in connection with the conversion of approximately $5.9 million principal amount of convertible notes at a conversion price of $47.67 per share.

(3) From November 13, 2022 to November 29, 2022, we issued convertible notes to 28 accredited investors in the aggregate principal amount of approximately $4.4 million with a maturity date of November 13, 2023, and warrants exercisable for up to 23 shares of our common stock at an exercise price of $40.00 per share. In connection with the initial public offering and based on the initial public offering price of $32,000.00 per share, the convertible notes were automatically converted into 142 shares of common stock and the warrants were automatically deemed net exercised for 23 shares of common stock.

(4) In November 2022, we issued to one accredited investor in connection with an acqui-hire transaction a warrant that is exercisable for a number of shares of our Class A common stock that is determined by dividing $225,000 by (x) the price per share of our next bona fide equity financing with total proceeds of at least $10,000,000 or (y) the offering price of our initial public offering, whichever event occurs first, for an exercise price of $40.00 per share, in whole or in part. In connection with the initial public offering and based on the initial public offering price of $32,000.00 per share, the warrants were automatically deemed net exercised for 8 shares of common stock.

(5) In December 2022, January 2023 and February 2023, we issued 2,437 shares of Class A common stock (of which 268 were issued in December 2022 and 2,169 were issued in January and February 2023) to accredited investors pursuant to a rights offering involving the sale of Class A common stock to all existing accredited investors as of December 19, 2022 at a price equal to approximately $2,040.00 per share. Each accredited investor received the right to elect to purchase shares of Class A common stock in the rights offering up to their respective pro rata amount, which was equal to the product of (x) $5,000,000, multiplied by (y) the quotient obtained by dividing (a) the number of shares of our capital stock held by the accredited investor as of December 19, 2022 including any common stock issuable on the exercise of warrants or options held by such accredited investor as of December 19, 2022, by (b) our fully-diluted capitalization as of December 19, 2022.

(6) In March 2023, we issued warrants to four accredited investors in consideration for services rendered, which warrants are exercisable for a number of shares of our common stock that is determined by dividing $400,000 by (x) the price per share of our next bona fide equity financing with total proceeds of at least $10,000,000 or (y) the offering price per share in our initial public offering price, whichever event occurs first, for an exercise price of $40.00 per share, in whole or in part. In connection with the initial public offering and based on the initial public offering price of $32,000.00 per share, the warrants were automatically deemed net exercised for 14 shares of common stock.

(7) In March 2023, we issued warrants to purchase a total of 47 shares of our common stock at an exercise price of $0.040 per share to three accredited investors in lieu of future cash interest payments under our senior secured notes issued to such investors. In connection with the initial public offering and based on the initial public offering price of $8.00 per share, the warrants were automatically deemed net exercised for 41 shares of common stock.

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(8) In November 2023, we issued warrants to two accredited investors to purchase shares of common stock, which warrants expire five years from the date of issuance. The warrants were issued in connection with the issuance by the registrant of secured promissory notes to such investors in the aggregate principal amount of approximately $1.9 million with an original issuance discount of 15%, due November 9, 2024. The warrants are not exercisable until May 2024, after which they will become exercisable for such number of shares of common stock equal to the then-outstanding principal amount under the promissory note divided by the Warrant Stock Fair Market Value as defined in the warrant, with the number of shares issuable upon exercise of the Warrant and the Warrant Price are subject to adjustment as set forth in the Warrant.

(9) In December 2023, we issued a senior unsecured convertible note to an accredited investor in the aggregate principal amount of $2,160,000, with an eight percent (8.0%) original issue discount and an interest rate of seven percent (7.0%) per annum, and a warrant to purchase up to 231 shares of common stock. The convertible note is convertible into a maximum of 2,889 shares of common stock. The conversion of the convertible note and the exercise of the warrant are subject to the terms of the Purchase Agreement, including the beneficial ownership limitations and share issuance caps specified therein.

(10) On February 1, 2024, we issued a senior unsecured convertible note to an accredited investor in the aggregate principal amount of $6,000,000, with an interest rate of two percent (2.0%) per month, and to an accredited investor. On February 1, 2024, we issued to the accredited investor, pursuant to a securities purchase agreement, 188 shares of common stock and warrants to purchase up to an aggregate of 750 shares of common stock.

(11) On February 15, 2024, we issued 2,377,258 shares of Series A Preferred Stock, to four accredited investors, each of whom was an existing investor of the Company, upon the conversion of certain outstanding promissory notes with a then-outstanding aggregate amount of approximately $4.3 million.

(12) On February 20, 2024, we issued to Woodway USA, Inc. a warrant to purchase up to an aggregate of 200 shares of common stock, pursuant to an Exclusive Distribution Agreement.

(13) On March 29, 2024, we issued 2,553,637 shares of Series A Preferred Stock to nine accredited investors upon conversion of liabilities of approximately $4.7 million; 1,500,000 shares issued to Vertical Investors LLC upon the conversion of certain portion of outstanding debt of $3.0 million, 538,039 shares issued to one accredited investor which is an existing investor of the Company upon the conversion of certain outstanding promissory notes with then outstanding balance of approximately $0.8 million, and 515,598 shares issued to seven accredited investors, upon the conversion of certain portion of outstanding accounts payable in the aggregate amount of approximately $0.9 million.

(14) On May 20, 2024, we entered into a securities purchase agreement with certain institutional investors, pursuant to which we agreed to issue to the institutional investors unregistered warrants to purchase up to an aggregate of 1,465 shares of common stock, with an exercise price of $704.00 per share. In connection with the private placement, we issued to H.C. Wainwright & Co., LLC, warrants to purchase up to an aggregate of 107 shares of common stock, with an exercise price of $880.00 per share.

(15) On May 17, 2024, we issued a total of 1,309,765 shares of Series A Preferred Stock to four accredited investors upon conversion of liabilities of approximately $1.5 million; 1,153,981 shares issued to three accredited investors upon the conversion of certain outstanding promissory notes entered into in April 2024 and May 2024 in the aggregate amount of approximately $1.2 million and 155,784 shares issued to one accredited investor, upon the conversion of outstanding accounts payable in the aggregate amount of approximately $0.3 million.

(16) On June 17, 2024, pursuant to a warrant we sold in December 2023, we agreed to reduce the exercise price of the Warrant to $16,000.00 which had the effect of increasing the shares of Common Stock issuable pursuant to the Warrant from 6 to 72 shares.

(17) On June 28, 2024, we agreed to exchange 72 shares of Common Stock issuable pursuant to a previously issued Warrant for 375,000 shares of Series A Convertible Preferred Stock.

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(18) On June 28, 2024, we issued 253,205 shares of Series A Preferred Stock to one accredited investor upon the conversion of certain outstanding promissory notes entered into in May 2024 in the aggregate amount of approximately $0.3 million.

(19) On September 4, 2024, we issued 2,000 shares of common stock to one accredited investor in exchange for the reduction of a principal amount of a loan by $100,000.

(20) On September 11, 2024, we issued 2,500 shares of common stock to one accredited investor in exchange for the reduction of a principal amount of a loan by $115,000.

(21) On September 25, 2024, we issued 5,870 shares of common stock to one accredited investor in exchange for the reduction of a principal amount of a loan by $270,000.

(22) On September 30, 2024, we issued 2,861,128 shares of Series C Preferred Stock to one accredited investor in exchange for the reduction of a principal amount of a loan and certain shares of Series A Preferred Stock owned by the investor.

(23) On September 30, 2024 and October 1, 2024, we issued 269,334 shares of Series A Preferred Stock in the aggregate as dividend on the shares of Series A Preferred Stock.

(24) On October 24, 2024, we issued 15,000 shares of common stock to one accredited investor in exchange for the reduction of a principal amount of a loan by $243,750.

(25) From November 11, 2024 to November 13, 2024, we issued 41,754 shares of common stock in exchange for the reduction of a principal amount of a note by $200,000.

(26) From November 11, 2024 to November 13, 2024, the holders of shares of Series A Preferred Stock converted 409,275 shares of Series A Preferred Stock into 116,604 shares of Common Stock.

(27) On November 13, 2024, we issued 31,538 shares of common stock to one accredited investor in exchange for the reduction of a principal amount of a loan by $512,500.

(28) From November 14, 2024 to November 20, 2024, we issued 83,508 shares of common stock in exchange for the reduction of a principal amount of a note by $400,000.

(29) From November 14, 2024 to November 19, 2024, the holders of shares of Series A Preferred Stock converted 288,438 shares of Series A Preferred Stock into 82,176 shares of Common Stock.

(30) From November 21, 2024 to December 13, 2024, we issued 35,491 shares of common stock in exchange for the reduction of a principal amount of a note by $170,000.

(31) From November 21, 2024 to December 13, 2024, the holders of shares of Series A Preferred Stock converted 137,656 shares of Series A Preferred Stock into 39,218 shares of Common Stock.

(32) On January 23, 2025, we issued 112,334 shares of Series A Preferred Stock in the aggregate as dividend on the shares of Series A Preferred Stock.

(33) On January 23, 2025, we issued 496,246 shares of Series C Preferred Stock pursuant to a Loan Restoration Agreement and issued 126,515 shares of Series C Preferred Stock as dividend on the shares of Series C Preferred Stock.

The offers, sales and issuances of the securities described in paragraph (1) above were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were employees, directors or bona fide consultants of the Registrant and received the securities under the Registrant’s equity

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incentive plans. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about the Registrant. The offers, sales and issuances of the securities described in paragraphs (2) through (33) above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act and Rule 506 promulgated under Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited investor or institutional accredited investor within the meaning of Rule 501(a) of Regulation D under the Securities Act and had adequate access, through employment, business or other relationships, to information about the Registrant. No underwriter was involved in these transactions.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

We have filed the exhibits listed on the accompanying Exhibit Index of this registration statement and below in this Item 16:

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Exhibit		Reference		Filed or Furnished
Number	Exhibit Description	Form	Exhibit	Filing Date	Herewith
2.1†	Asset Purchase Agreement, dated October 6, 2023, by and among CLMBR, INC, CLMBR1, LLC and Interactive Strength Inc.	8-K	2.1	10/11/2023
3.1	Amended and Restated Certificate of Incorporation of Interactive Strength Inc.	8-K	3.1	05/02/2023
3.2	Amended and Restated Bylaws of Interactive Strength Inc.	8-K	3.2	05/02/2023
3.3	Certificate of Designation of Series A Preferred Stock	8-K	3.1	01/08/2024
3.4	Certificate of Designation of Series B Convertible Preferred Stock	8-K	3.1	02/07/2024
3.5	Certificate of Amendment to Certificate of Designation of Series A Convertible Preferred Stock	8-K	10-Q	05/20/2024
3.6	Certificate of Amendment to the Certificate of Incorporation of Interactive Strength Inc.	8-K	3.1	06/18/2024
3.7	Certificate of Amendment to the Certificate of Designation of Series A Convertible Preferred Stock of Interactive Strength Inc.	8-K	3.1	07/02/2024
3.8	Bylaws of Interactive Strength Inc., As Amended and Restated by the Board of Directors on July 3, 2024	8-K	3.1	07/10/2024
3.9	Certificate of Designation of Series C Convertible Preferred Stock of Interactive Strength Inc.	8-K	3.1	10/01/2024
3.10	Certificate of Amendment to the Certificate of Incorporation of Interactive Strength Inc.	8-K	3.1	11/14/2024
3.11	Certificate of Amendment to the Certificate of Designation of Series A Convertible Preferred Stock of Interactive Strength Inc.	8-K	3.2	11/14/2024
3.12	Certificate of Amendment to the Certificate of Designation of Series B Convertible Preferred Stock of Interactive Strength Inc.	8-K	3.1	12/13/2024
3.13	Certificate of Amendment to the Certificate of Designation of Series C Convertible Preferred Stock of Interactive Strength Inc.	8-K	3.1	01/21/2025
4.1	Form of Specimen Common Stock Certificate	S-1	4.1	01/17/2023
4.2	Amended and Restated Investors’ Rights Agreement, dated March 10, 2022, by and among the Registrant and the investor signatories thereto, as amended by the Amendment Agreement dated December 19, 2022	S-1	4.2	01/17/2023
4.3	Form of Underwriter Warrant (incorporated by reference from Exhibit 4.3 to the registrant’s Registration Statement on Form S-1 (File No. 333-269246), as declared effective by the SEC on April 27, 2023).	S-1/A	4.3	02/01/2023
4.4	Common Stock Purchase Warrant	8-K	4.1	12/12/2023
4.5	Convertible Note	8-K	4.2	12/12/2023
4.6	Form of Warrant to Purchase Common Stock	S-1	4.6	12/22/2023
4.7	Form of Warrant to Purchase Common Stock	8-K	4.1	02/07/2024
4.8	Form of Warrant to Purchase Common Stock	8-K	4.2	02/07/2024
4.9	Form of Warrant to Purchase Common Stock	8-K	4.1	02/26/2024
4.10	Form of Series A-1 Warrant	S-1	4.10	06/27/2024
4.11	Form of Series A-2 Warrant	S-1	4.11	06/27/2024
4.12	Form of Pre-Funded Warrant	S-1	4.12	06/27/2024
4.13	Form of Placement Agent Warrant	S-1	4.13	06/27/2024
4.14	Amended and Restated Senior Secured Convertible Promissory Note, issued November 11, 2024	8-K	4.1	11/15/2024
4.15	Form of Senior Secured Convertible Note	S-1	4.15	02/07/2025
4.16	Form of Common Warrant	S-1	4.16	02/07/2025
4.17	Form of Class A Incremental Note Purchase Warrant	S-1	4.17	02/07/2025
4.18	Form of Class B Incremental Note Purchase Warrant	S-1	4.18	02/07/2025
4.19	Form of Secured Convertible Note	8-K	4.1	02/05/2025
5.1	Legal Opinion of Lucosky Brookman LLP	S-1	5.1	02/07/2025
10.1*	Form of Indemnification Agreement entered into with each of the Registrant’s officers and directors	S-1	10.1	01/17/2023
10.2*	2020 Equity Incentive Plan and Forms of Stock Option Agreement, Notice of Exercise, and Stock Option Grant Notice thereunder	S-1	10.2	01/17/2023

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10.3*	2023 Stock Incentive Plan and Forms of Notice of Stock Option Grant, Stock Option Agreement, Notice of Restricted Stock Unit Award, Restricted Stock Unit Agreement, Notice of Restricted Stock Award, and Restricted Stock Agreement thereunder	S-1	10.3	01/17/2023
10.4*	2023 Employee Stock Purchase Plan	S-1	10.4	01/17/2023
10.5*	2023 Executive Severance Plan	S-1	10.5	01/17/2023
10.6*	2023 Executive Annual Incentive Plan	S-1	10.6	01/17/2023
10.7*	Non-Employee Director Compensation Policy	S-1	10.7	01/17/2023
10.8*	Offer Letter from the registrant to Trent A. Ward, dated October 27, 2022	S-1	10.8	01/17/2023
10.9*	Offer Letter from the registrant to Michael J. Madigan, dated September 27, 2022	S-1	10.9	12/22/2023
10.10	Note Purchase Agreement and Form of Note, dated June 6, 2023 by and among Interactive Strength Inc, THLWY LLC, a Wyoming limited liability company) and the additional lender parties listed therein	10-Q	10.10	06/09/2023
10.11	Securities Purchase Agreement, dated December 7, 2023, by and between Interactive Strength Inc. and 3i, LP	8-K	10.1	12/13/2023
10.12	Registration Rights Agreement, dated December 7, 2023, by and between Interactive Strength Inc. and 3i, LP	8-K	10.2	12/13/2023
10.13	Form of Equity Line Purchase Agreement	8-K	10.3	12/13/2023
10.14	Form of Equity Line Registration Rights Agreement	8-K	10.4	12/13/2023
10.15	Amended and Restated Asset Purchase Agreement, dated January 22, 2024, by and among CLMBR, INC, CLMBR1, LLC and Interactive Strength Inc.	8-K	10.1	01/23/2024

10.16	Note Purchase Agreement, dated February 1, 2024, by and among Interactive Strength Inc. and CLMBR Holdings LLC as Borrower and Treadway Holdings LLC as Purchaser	8-K	10.1	02/07/2024
10.17	Securities Purchase Agreement, dated February 1, 2024, by and between Interactive Strength Inc. and Treadway Holdings LLC	8-K	10.2	02/07/2024
10.18	Credit Agreement, dated February 1, 2024, by and between Interactive Strength Inc. and Vertical Investors, LLC	8-K	10.3	02/07/2024
10.19*	Exclusive Distribution Agreement, dated February 20, 2024, by and between Woodway USA, Inc. and Interactive Strength Inc.	8-K	10.1	02/26/2024
10.20	Form of Securities Purchase Agreement	S-1/A	10.20	06/27/2024
10.21*	Loan Modification Agreement, by and between Interactive Strength Inc. and Vertical Investors, LLC, dated April 24, 2024 (incorporated by reference from Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed April 26, 2024).	8-K	10.1	04/26/2024

10.22	Loan Restoration Agreement, by and between Interactive Strength Inc. and Vertical Investors, LLC, dated April 24, 2024 (incorporated by reference from Exhibit 10.2to the registrant’s Current Report on Form 8-K filed April 26, 2024).	8-K	10.2	04/26/2024
10.23	Form of Securities Purchase Agreement (incorporated by reference from Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed May 22, 2024.	8-K	10.1	05/22/2024
10.24	Limited Waiver and Exchange Agreement, dated June 28, 2024	8-K	10.1	06/28/2024
10.25	Form of Securities Purchase Agreement, dated July 1, 2024	8-K	10.1	07/02/2024
10.26	Exchange Agreement, by and between Interactive Strength Inc. and Vertical Investors, LLC, dated September 4, 2024	8-K	10.1	09/10/2024
10.27	Exchange and Settlement Agreement, dated September 30, 2024, by and between Interactive Strength Inc. and Vertical Investors LLC.	8-K	10.1	10/04/2024

10.28	Amendment to Loss Restoration Agreement, dated September 30, 2024, by and between Interactive Strength Inc. and Vertical Investors LLC.	8-K	10.2	10/04/2024

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10.29	Letter Agreement, dated January 14, 2025, by and among Interactive Strength Inc. and CLMBR Holdings LLC and Woodway USA, Inc.	8-K	10.1	01/21/2025
10.30	Settlement Agreement, dated January 23, 2025, by and between Interactive Strength Inc. and Vertical Investors, LLC.	8-K	10.1	01/29/2025
10.31	Form of Securities Purchase Agreement	S-1	10.31	02/07/2025
10.32	Form of Registration Rights Agreement	S-1	10.32	02/07/2025
10.33	Form of Guaranty	S-1	10.33	02/07/2025
10.34	Form of Security and Pledge Agreement	S-1	10.34	02/07/2025
10.35	Exchange Agreement, by and between Interactive Strength Inc. and TR Opportunities II LLC, dated as of February 4, 2025	8-K	10.1	02/05/2025
21.1	List of Subsidiaries	10-K	21.1	04/01/2024
23.1	Consent of Independent Registered Public Accounting Firm				X
23.2	Consent of Independent Registered Public Accounting Firm				X
23.3	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)	S-1	23.3	02/07/2025
24	Power of Attorney (included in the signature page of this Registration Statement)	S-1	24	02/07/2025
101.INS	Inline XBRL Instance Document.				X
101.SCH	Inline XBRL Taxonomy Extension Schema Linkbase Document.				X
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.				X
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.				X
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.				X
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.				X
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).				X
107	Filing fee table				X

*	Indicates a management contract or compensatory plan or arrangement.

† The schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished to the SEC upon request.

(b) Financial Statement Schedules.

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

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(2)

That for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(7)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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(8)	The undersigned Registrant hereby undertakes:

(1)

That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Austin, Texas, on February 12, 2025.

Interactive Strength Inc.

By:	/s/ Trent A. Ward
Name: Trent A. Ward Title: Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Trent A. Ward Trent A. Ward	Chief Executive Officer and Chair (Principal Executive Officer)	February 12, 2025

/s/ Michael J. Madigan Michael J. Madigan	Chief Financial Officer (Principal Financial and Accounting Officer)	February 12, 2025

* Kirsten Bartok Touw	Director	February 12, 2025

* Aaron N. D. Weaver	Director	February 12, 2025

*	Director	February 12, 2025
David P. Leis

* Deepak M. Mulchandani	Director	February 12, 2025

*By:	/s/ Trent A. Ward
Trent A. Ward
Attorney-In-Fact

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